                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Wyman-Gordon Company
                (Name of Registrant as Specified In Its Charter)

                            Wallace F. Whitney, Jr.
                   Vice President, General Counsel and Clerk
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: Common Stock, $1 par value

   2) Aggregate number of securities to which transaction applies: 16,500,000

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $4.875, which was the closing sales price per share of the Company's common stock on January 14, 1994, as reported on the NASDAQ National Market System.

   4) Proposed maximum aggregate value of transaction: $85,437,500

   Set forth the amount on which the filing fee is calculated and state how it was determined.

       The filing fee of $17,088 was calculated pursuant to Rule 0-11(c)(1) and equals one-50th of 1% of the proposed maximum value of the transaction. The proposed maximum aggregate value of the transaction equals the sum of $80,437,500 (the value of the 16,500,000 shares of Common Stock to be issued) plus $5,000,000 (the amount of cash to be paid).

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $17,088

   2) Form, Schedule or Registration Statement No.: Schedule 14A

   3) Filing Party: Wyman-Gordon Company

   4) Date Filed: January 20, 1994 and March 8, 1994 and March 25, 1994

- - --------------------------------------------------------------------------------

                         [LETTERHEAD OF JOHN M. NELSON]

                                                                   April 4, 1994

Dear Shareholder:

     You are cordially invited to attend a Special Meeting to be held in lieu of the Annual Meeting of Shareholders of Wyman-Gordon Company. The Special Meeting will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on Tuesday, May 24, 1994 at 10:00 a.m.

     At this important meeting, you will be asked to approve the issuance of 16,500,000 shares of common stock of Wyman-Gordon to Cooper Industries, Inc. in connection with the acquisition by Wyman-Gordon of all of the shares of common stock of Cameron Forged Products Company, a Cooper subsidiary. Included as a part of this proposal are amendments to the Articles of Organization of Wyman-Gordon increasing the number of shares of common stock authorized thereunder and exempting Cooper from the fair price provisions of the Articles of Organization, subject to certain limitations.

     You will also be asked at the meeting to elect four persons to the Board of Directors and to vote upon the selection of independent auditors for Wyman-Gordon. If the proposal to acquire Cameron is approved and the acquisition is consummated, the Company anticipates that the size of the Board of Directors will be expanded by two directors and that representatives of Cooper will be appointed to fill the vacancies created by this expansion.

     The accompanying Proxy Statement provides a description of the proposals to be presented at the meeting and extensive information concerning Wyman-Gordon and Cameron. Please give this information your careful attention.

     THE BOARD OF DIRECTORS OF WYMAN-GORDON HAS UNANIMOUSLY APPROVED THE ACQUISITION AND BELIEVES THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF WYMAN-GORDON AND ITS SHAREHOLDERS. THE BOARD RECOMMENDS A VOTE FOR THE ISSUANCE OF COMMON STOCK OF WYMAN-GORDON IN CONNECTION WITH THE ACQUISITION AND THE PROPOSED AMENDMENTS OF THE ARTICLES OF ORGANIZATION. THE REASONS FOR THE BOARD'S RECOMMENDATION, AND A DESCRIPTION OF CERTAIN FACTORS THAT SHAREHOLDERS SHOULD CONSIDER IN DECIDING HOW TO VOTE AT THE MEETING, ARE SET FORTH IN THE ACCOMPANYING PROXY STATEMENT UNDER THE CAPTIONS, "SUMMARY -- CERTAIN EFFECTS OF THE ACQUISITION ON SHAREHOLDERS" AND "THE ACQUISITION AND RELATED MATTERS."

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                            Sincerely yours,

                                            JOHN M. NELSON
                                            Chairman of the Board

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                          GRAFTON, MASSACHUSETTS 01536

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 24, 1994

To the Holders of Common Stock:

     A Special Meeting in lieu of Annual Meeting of Shareholders (the "Meeting") of Wyman-Gordon Company (the "Company") will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on Tuesday, May 24, 1994 at 10:00 a.m. for the following purposes:

          (1) to consider and vote upon a single, integrated proposal that contains three elements:

             (a) to approve the issuance of 16,500,000 shares of common stock, par value $1.00 per share, of the Company ("Shares") pursuant to a Stock Purchase Agreement, dated as of January 10, 1994, between Cooper Industries, Inc., an Ohio corporation ("Cooper"), and the Company, providing for the purchase by the Company of all of the outstanding shares of common stock, par value $.208 1/3 per share, of Cameron Forged Products Company, a Delaware corporation, and in connection therewith,

             (b) to approve an amendment to the Articles of Organization of the Company increasing the number of authorized Shares from 35,000,000 to 70,000,000, and

             (c) to approve a further amendment to the Articles of Organization of the Company exempting Cooper from the fair price provisions of the Company's Articles of Organization;

          (2) to elect four persons to the Board of Directors, each for a three-year term expiring in 1997 and until his or her successor is elected and qualified;

          (3) to vote upon the selection of independent auditors for the Company for the year 1994; and

          (4) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

     The foregoing items are more fully described in the Proxy Statement accompanying this Notice. March 28, 1994 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Meeting.

     It is important that your stock be represented at the Meeting. You are encouraged to date, sign and return your proxy in the accompanying envelope to State Street Bank & Trust Company, 2 Heritage Drive, North Quincy, Massachusetts 02171, whether or not you expect to be able to attend the Meeting in person. Your proxy is revocable up to the time it is voted, and you may vote in person at the Meeting even though you have previously submitted your proxy.


                                            /s/ WALLACE F. WHITNEY, JR.
                                            WALLACE F. WHITNEY, JR.
                                            Clerk

April 4, 1994

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                          GRAFTON, MASSACHUSETTS 01536

                 PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 1994

     This Proxy Statement is furnished in connection with the special meeting in lieu of annual meeting of shareholders of Wyman-Gordon Company, a Massachusetts corporation (the "Company"), to be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on Tuesday, May 24, 1994, at 10:00 a.m. (the "Meeting"). At the Meeting, shareholders of the Company will be asked:

     (1) to consider and vote upon a single, integrated proposal (the "Acquisition Proposal") that contains three elements:

          (a) to approve the issuance of 16,500,000 shares of common stock, par value $1.00 per share, of the Company ("Shares") pursuant to a Stock Purchase Agreement, dated as of January 10, 1994 (the "Stock Purchase Agreement"), between Cooper Industries, Inc., an Ohio corporation ("Cooper"), and the Company, providing for the acquisition (the "Acquisition") by the Company of all of the outstanding shares of common stock, par value $.208 1/3 per share (the "Cameron Common Stock"), of Cameron Forged Products Company, a Delaware corporation ("Cameron"), and in connection therewith,

          (b) to approve an amendment to the Articles of Organization of the Company increasing the number of authorized Shares from 35,000,000 to 70,000,000 (the "Authorized Shares Amendment"), and

          (c) to approve a further amendment to the Articles of Organization of the Company exempting Cooper from the provisions of Article 6(e)2 of the Company's Articles of Organization (the "Fair Price Provision"), subject to certain limitations (the "Fair Price Amendment");

     (2) to elect four persons to the Board of Directors, each for a three-year term expiring in 1997 and until his or her successor is elected and qualified;

     (3) to vote upon the selection of independent auditors for the Company for the year 1994; and

     (4) to consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ACQUISITION AND BELIEVES THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE ACQUISITION PROPOSAL. SEE "THE ACQUISITION AND RELATED MATTERS -- RECOMMENDATION OF THE BOARD OF DIRECTORS."

     Pursuant to the Stock Purchase Agreement, the Company will pay a purchase price (the "Purchase Price") for the shares of Cameron Common Stock equal to (i) 16,500,000 Shares and (ii) $5,000,000, payable as provided in the Stock Purchase Agreement. The Purchase Price will be subject to a cash adjustment to be paid by either Cooper or the Company based upon certain changes in the balance sheet of Cameron between September 26, 1993 and the date (the "Closing Date") of the closing of the Acquisition (the "Closing"). See "Description of the Stock Purchase Agreement." After giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding Shares. Pursuant to the Investment Agreement, dated as of January 10, 1994, between the Company and Cooper (the "Investment Agreement"), the Shares to be issued to Cooper pursuant to the Stock Purchase Agreement will be subject to certain restrictions on voting and disposition as well as entitled to certain registration rights. In addition, pursuant to the Investment Agreement, if the Acquisition Proposal is approved and the Acquisition is consummated, the size of the Board of Directors will be expanded by two members and two persons designated by Cooper will be appointed by the Board to fill the vacancies created by such expansion. See "Description of Investment Agreement" and "Election of Directors -- Persons Designated by Cooper as Directors."

     FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHAREHOLDERS SHOULD CONSIDER BEFORE VOTING, SEE "SUMMARY -- CERTAIN EFFECTS OF THE ACQUISITION ON SHAREHOLDERS" AND "THE ACQUISITION AND RELATED MATTERS."

     March 28, 1994 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Meeting (the "Record Date"). The outstanding capital stock of the Company, as of the Record Date, consisted of 18,040,150 Shares. Proxies delivered in response to this solicitation may be revoked by persons executing them at any time prior to the exercise of the power they confer. The proxies are solicited by the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company.

This Proxy Statement is first being mailed to shareholders on or about April 8,
                                     1994.
                            ------------------------

               THE DATE OF THIS PROXY STATEMENT IS APRIL 4, 1994.

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Summary...............................................................................       3
Introduction..........................................................................      10
Voting and Proxies....................................................................      10
The Acquisition and Related Matters...................................................      12
Unaudited Pro Forma Combined Financial Data of Wyman-Gordon Company with Cameron
  Forged Products Company.............................................................      21
Selected Combined Financial Data of Cameron Forged Products Company...................      26
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of Cameron..........................................................................      27
Business of Cameron...................................................................      32
Selected Consolidated Financial Data of Wyman-Gordon Company..........................      40
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of the Company......................................................................      42
Business of the Company...............................................................      46
Executive Compensation................................................................      53
Beneficial Ownership of Shares........................................................      61
Market and Dividend Information.......................................................      62
Description of the Company's Capital Stock............................................      63
Description of the Stock Purchase Agreement...........................................      67
Description of the Investment Agreement...............................................      78
Proposed Amendments of the Company's Articles of Organization.........................      82
Election of Directors.................................................................      86
Independent Auditors..................................................................      90
Selection of Auditors.................................................................      90
Amendment of By-Laws..................................................................      91
Stockholder Proposals for 1995 Annual Meeting.........................................      91
Available Information.................................................................      91
Other Business........................................................................      91
Index to Financial Statements.........................................................     F-1
Annex A -- Stock Purchase Agreement
Annex B -- Investment Agreement
Annex C -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto. This summary does not contain a complete statement of all material features of the proposal to be voted on and is qualified in its entirety by reference to the full text of this Proxy Statement and the Annexes hereto. Shareholders are urged to read this Proxy Statement and the Annexes in their entirety.

THE COMPANY AND CAMERON

     The Company, founded in 1883, is a leading producer of highly engineered, technically advanced components, primarily for the aerospace industry. The Company uses forging and investment casting technologies to produce components to exacting customer specifications for demanding applications such as jet turbine engines and airframes and designs and produces prototype products using composites technologies. The Company's principal offices are located at 244 Worcester Street, Grafton, Massachusetts 01536, and its telephone number at that address is (508) 839-4441.

     Cameron, founded in 1920, and acquired by Cooper as part of its acquisition of Cameron Iron Works, Inc. ("CIW") in November 1989, is an important manufacturer and marketer of technically advanced forgings and extrusions for use in critical applications in the aerospace, defense, power generation and oil and gas industries. Cameron manufactures products which can be classified into the following principal product lines: closed die forgings, extrusions and other.

THE ACQUISITION AND THE PURCHASE PRICE

     Pursuant to the Stock Purchase Agreement, the Purchase Price will be equal to (i) 16,500,000 Shares and (ii) $5,000,000, payable as provided in the Stock Purchase Agreement. The Purchase Price will be subject to a cash adjustment to be paid by either Cooper or the Company based upon certain changes in the balance sheet of Cameron between September 26, 1993 and the Closing Date. See "Description of the Stock Purchase Agreement."

     As of the Record Date, there were 18,040,150 Shares outstanding, and, after giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding Shares. Pursuant to the Investment Agreement, the Shares to be issued to Cooper pursuant to the Stock Purchase Agreement will be subject to certain restrictions on voting and disposition as well as certain registration rights. See "Description of Investment Agreement."

     The estimated fees and expenses, other than bank fees, related to the Acquisition are approximately $2,500,000 (including professional fees of approximately $2,000,000).

     It is contemplated that the Closing will occur shortly after the Meeting, if shareholders approve the Acquisition Proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ACQUISITION AND BELIEVES THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE ACQUISITION PROPOSAL. See "The Acquisition and Related Matters -- Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Board of Directors of the Company in connection with the Acquisition, has delivered its opinion to the Board of Directors of the Company that, based on the various considerations set forth in its opinion, the consideration to be paid by the Company in the Acquisition is fair from a financial point of view. The full text of DLJ's opinion is set forth as Annex C to this Proxy Statement. See "The Acquisition and Related Matters -- Opinion of Financial Advisor."

GOVERNMENTAL AND REGULATORY APPROVALS

     The Company and Cooper are not aware of any governmental or regulatory requirements relating to consummation of the Acquisition other than compliance with applicable federal and state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and German cartel statutes. The Company and Cooper filed a notification on October 13, 1993 pursuant to the HSR Act, and the waiting period under the HSR Act expired on November 12, 1993. See "The Acquisition and Related Matters -- HSR Act."

CERTAIN EFFECTS OF THE ACQUISITION ON SHAREHOLDERS

     As part of the Purchase Price to be paid by the Company to Cooper under the Stock Purchase Agreement, Cooper will receive 16,500,000 Shares. As of the Record Date, there were 18,040,150 Shares outstanding. After giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding Shares and will be entitled to certain registration rights with respect to such Shares and current shareholders will own approximately 52% of the outstanding Shares. See "Description of Investment Agreement -- Registration Rights." The sale of a significant amount of Shares by Cooper, or the possibility of such sales, could have an adverse effect on the market price of Shares. The holding by Cooper of such a large block of Shares may discourage potential tender offers or other transactions, which shareholders other than Cooper may believe are beneficial to them, and could result in decreased market prices and liquidity for the Shares.

     The Investment Agreement provides that Cooper is entitled to designate two persons to serve on the Board of Directors of the Company for so long as Cooper owns more than 5% of the outstanding Shares. If the Acquisition Proposal is approved and the Acquisition is consummated, the size of the Board of Directors will be expanded by two members and two persons designated by Cooper will be appointed to fill the vacancies created by such expansion. See "Election of Directors -- Persons Designated by Cooper for Appointment as Directors."

     For a period of ten years after the Closing Date, so long as Cooper owns 5% or more of the outstanding Shares, Cooper will be subject to certain limitations on transfer of its Shares and will be required to vote its Shares either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company, unless the matter being voted on by the shareholders of the Company would, if approved, result in a breach of the Investment Agreement. The limitations on Cooper's transfer of its Shares and the voting restrictions on Cooper's Shares will terminate upon the occurrence of any of certain Trigger Events (as defined in the Investment Agreement). Such Trigger Events include certain issuances of voting securities by the Company, certain changes of control of the Company, certain acquisitions or investments by the Company, a decline of at least 35% in the Consolidated Net Worth of the Company (as defined in the Investment Agreement), subject to certain exceptions, certain defaults by the Company under agreements relating to indebtedness for money borrowed, certain events of bankruptcy and the failure to nominate Cooper's two representatives for election to the Company's Board of Directors. See "Description of the Investment Agreement."

     The Company has agreed to take certain actions to exempt Cooper in certain respects from certain antitakeover provisions, including the Company's rights plan and the Fair Price Provision. See "Description of the Company's Capital Stock -- Rights Agreement" and "Description of the Stock Purchase
Agreement -- Shareholder Meeting" and " -- Conditions." In addition, approval of the Authorized Shares Amendment might have the effect of making an acquisition of the Company less likely. See "Proposed Amendments of the Company's Articles of Organization -- Increase in Authorized Shares -- Potential Antitakeover Effects of Increase in Authorized Capital Stock."

     Holders of Shares will not be entitled to dissenters' rights of appraisal in connection with the Acquisition. See "The Acquisition and Related
Matters -- No Dissenters' Rights of Appraisal."

     Environmental liabilities and other costs are inherent in the nature of Cameron's business, and there can be no assurance that no material environmental costs will arise that will be assumed liabilities in the Acquisition. However, based on the Company's investigations to date, the Company does not anticipate any material adverse effect on its operations or financial condition as a result of any assumed environmental liabilities of Cameron. See "Business of Cameron -- Environmental Regulation."

     The purchase of Cameron by the Company will have no federal income tax effect on the holders of Shares. However, for federal income tax purposes, the issuance of 16,500,000 Shares to Cooper pursuant to the Acquisition may result in the imposition of significant limitations on the Company's ability to offset future taxable income with the Company's net operating loss ("NOL") carryforwards. See "The Acquisition and Related Matters -- Certain Federal Income Tax Consequences."

     On a pro forma basis, the consummation of the Acquisition would have resulted in a decrease of approximately 32% in the Company's net tangible book value per Share as of December 31, 1993 and an increase of 20% in the Company's loss before cumulative effect of changes in accounting principles per Share for the year ended December 31, 1993. See "The Acquisition and Related
Matters -- Dilution."

PURPOSE OF THE MEETING

     At the Meeting, shareholders of the Company will be asked (1) to consider and vote upon the Acquisition Proposal, (2) to elect four persons to the Board of Directors, each for a three-year term expiring in 1997 and until his or her successor is elected and qualified, (3) to vote upon the selection of independent auditors for the Company for the year 1994 and (4) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

RECORD DATE AND MEETING

     The Meeting is scheduled to be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on Tuesday, May 24, 1994 at 10:00 a.m. March 28, 1994 has been fixed as the Record Date for determining shareholders entitled to vote at the Meeting. At the close of business on the Record Date, there were 18,040,150 Shares outstanding, each entitled to one vote. Only holders of the Shares as of the Record Date are entitled to vote at the Meeting. See "Voting and Proxies."

     The Company expects that representatives of Ernst & Young will be present at the Meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the Meeting.

VOTES REQUIRED

     Approval of the Acquisition Proposal requires the affirmative vote of holders of two-thirds of the outstanding Shares. The affirmative vote of a majority of the Shares voting at the Meeting is required for election of directors and for the selection of Ernst & Young as auditors for the year 1994. See "Voting and Proxies -- Votes Required."

                       SUMMARY COMBINED FINANCIAL DATA OF
                        CAMERON FORGED PRODUCTS COMPANY

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                 1989(1)       1990        1991        1992        1993
                                                                 --------    --------    --------    --------    --------
                                                                                     (000'S OMITTED)
INCOME STATEMENT DATA(2):
    Revenues..................................................   $179,520    $214,628    $198,937    $174,334    $149,534
    Costs and expenses:
        Cost of goods sold....................................    156,196     174,440     164,134     149,222     135,686
        Selling, general and administrative expenses..........     12,709      11,618      13,498      12,893      11,904
        Depreciation and amortization.........................        867       3,092       6,247       6,982       8,902
        Loss on long-term contracts and agreements............      --          --          --          --         15,200
        Nonrecurring income...................................      --          --          --         (2,300)      --
        Interest expense......................................      4,832       --          --          --          --
        Other expense, net....................................        874       --          --          --          --
                                                                 --------    --------    --------    --------    --------
                                                                  175,478     189,150     183,879     166,797     171,692
                                                                 --------    --------    --------    --------    --------
    Income (loss) before income taxes and cumulative effect of
      changes in accounting principles........................      4,042      25,478      15,058       7,537     (22,158)
    Income tax (expense) benefit..............................     (1,484)    (10,565)     (6,936)     (2,995)      2,104
                                                                 --------    --------    --------    --------    --------
    Income (loss) before cumulative effect of changes in
      accounting principles...................................      2,558      14,913       8,122       4,542     (20,054)
    Cumulative effect on prior years of changes in accounting
      principles(3)...........................................      --          --          --        (14,097)         --
                                                                 --------    --------    --------    --------    --------
    Net income (loss).........................................   $  2,558    $ 14,913    $  8,122    $ (9,555)   $(20,054)
                                                                 ========    ========    ========    ========    ========
BALANCE SHEET DATA (AT END OF PERIOD)(2):
    Receivables, net..........................................   $ 30,169    $ 38,877    $ 32,838    $ 23,489    $ 25,710
    Inventories, net..........................................     80,056      76,869      63,024      64,584      54,493
    Plant and equipment, net..................................     22,323      27,918      42,415      62,976      60,687
    Total assets..............................................    152,121     161,361     156,505     163,850     151,840
    Total indebtedness(2).....................................      --          --          --          --             --
    Net assets(4).............................................     83,331      85,781      86,258      86,153      64,449
- - ---------------

(1) The income statement data for 1989 includes eleven months of results prior to Cooper's acquisition of CIW and one month subsequent to Cooper's acquisition of CIW. No adjustments have been made to conform accounting policies or presentation of the income statement data.

(2) Subsequent to the acquisition of CIW by Cooper, all cash generated or required by Cameron's operations was regularly remitted to or provided by Cooper pursuant to Cooper's centralized cash management program.

(3) Effective January 1, 1992, Cameron adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for
    Postretirement Benefits Other than Pension" ("SFAS 106"), No. 109, "Accounting for Income Taxes" ("SFAS 109"), and No. 112,
    "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). See Note C of the Notes to Combined Financial Statements
    for further information regarding Cameron's adoption of these accounting standards.

(4) Net assets represent Cooper's net investment in Cameron.

                                        6



          SUMMARY CONSOLIDATED FINANCIAL DATA OF WYMAN-GORDON COMPANY

                                                                                   YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                       1989       1990       1991       1992     1993(1)
                                                                     --------   --------   --------   --------   --------
                                                                            (000'S OMITTED, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
    Revenue(2).....................................................  $372,761   $405,381   $355,390   $298,881   $239,761
    Cost of goods sold.............................................   322,958    331,435    310,456    234,577    210,069
    Selling, general and administrative expenses...................    26,014     26,461     28,311     21,154     20,098
    Depreciation and amortization..................................    24,116     27,474     25,319     15,875     15,569
    Restructuring, disposal and other nonrecurring charges.........     --         --       106,464      --         2,453
                                                                     --------   --------   --------   --------   --------
    Income (loss) from operations..................................      (327)    20,011   (115,160)    27,275     (8,428)
    Interest expense and miscellaneous, net........................     4,721      5,613     10,591      5,480      8,576
                                                                     --------   --------   --------   --------   --------
    Income (loss) before income taxes and cumulative effect of
      changes in accounting principles.............................    (5,048)    14,398   (125,751)    21,795    (17,004)
    Income tax benefit (expense)...................................     1,864     (5,702)    26,070      --         --
                                                                     --------   --------   --------   --------   --------
    Income (loss) before cumulative effect of changes in accounting
      principles...................................................    (3,184)     8,696    (99,681)    21,795    (17,004)
    Cumulative effect of changes in accounting principles(1).......     --         --         --         --       (43,000)
                                                                     --------   --------   --------   --------   --------
    Net income (loss)..............................................  $ (3,184)  $  8,696   $(99,681)  $ 21,795   $(60,004)
                                                                     ========   ========   ========   ========   ========
OTHER DATA:
    Dividends paid.................................................  $ 14,265   $ 14,265   $  5,349   $  --      $     --
    Per share data:
        Income (loss) before cumulative effect of changes in
          accounting principles....................................  $  (0.18)  $   0.49   $  (5.59)  $   1.21   $  (0.95)
        Cumulative effect of changes in accounting principles(1)...     --         --         --         --         (2.39)
                                                                     --------   --------   --------   --------   --------
        Net income (loss)..........................................  $  (0.18)  $   0.49   $  (5.59)  $   1.21   $  (3.34)
                                                                     ========   ========   ========   ========   ========
        Dividends paid.............................................  $   0.80   $   0.80   $   0.30   $  --      $     --
        Book value.................................................     13.49      13.02       7.18       8.37       4.91
BALANCE SHEET DATA (AT END OF PERIOD):
    Accounts receivable, net.......................................  $ 81,045   $106,898   $ 83,966   $ 68,789   $ 51,287
    Inventories(2).................................................    80,079     76,570     70,287     53,688     42,388
    Property, plant and equipment, net.............................   173,595    186,091    110,400    102,680     98,344
    Total assets...................................................   400,251    421,886    339,154    291,878    286,634
    Total indebtedness.............................................    74,941    102,002     92,692     70,615     90,538
    Stockholders' equity...........................................   240,568    232,157    128,088    149,516     88,349
- - ---------------

(1) Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than
    Pensions," and SFAS 109, "Accounting for Income Taxes." SFAS 106 requires postretirement benefits obligations to be accounted for on an accrual basis rather than an expense-as-incurred basis formerly used. The Company elected to recognize the cumulative effect of these accounting changes, resulting in a non-cash reduction in earnings for the year ended
    December 31, 1993 of $43.0 million or $2.39 per share. The adoption of SFAS 109 in the year ended December 31, 1993 has not had a material effect on the earnings or financial position of the Company.

(2) In 1991, the Company divested its automotive crankshaft operations. The following table reflects the pro forma effect on revenues and inventories of the divestiture of the automotive crankshaft operations as of the beginning of each of the periods presented below:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                       1989       1990       1991       1992       1993
                                                                     --------   --------   --------   --------   --------
                                                                                       (000'S OMITTED)
Revenue(a).........................................................  $372,761   $405,381   $355,390   $298,881   $239,761
Elimination of divested operations.................................   (60,937)   (61,364)   (48,771)     --            --
                                                                     --------   --------   --------   --------   --------
Revenue from ongoing operations....................................  $311,824   $344,017   $306,619   $298,881   $239,761
                                                                     ========   ========   ========   ========   ========
Inventories........................................................  $ 80,079   $ 76,570   $ 70,287   $ 53,688   $ 42,388
Elimination of divested operations.................................    (7,438)    (5,244)     --         --            --
                                                                     --------   --------   --------   --------   --------
Inventories of ongoing operations..................................  $ 72,641   $ 71,326   $ 70,287   $ 53,688   $ 42,388
                                                                     ========   ========   ========   ========   ========
- - ---------------

(a) The increase in revenue from 1989 to 1990 was attributed primarily to the Company's acquisition of its composites and casting operations.


             SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
           WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

     The summary unaudited pro forma combined financial data of Wyman-Gordon
Company with Cameron Forged Products Company presented below do not reflect any sales attrition which may result from the combination or the cost savings that the Company expects to achieve from the combination, and should be read in conjunction with the unaudited pro forma combined financial data of Wyman-Gordon
Company with Cameron Forged Products Company and the accompanying notes appearing elsewhere in this Proxy Statement.

                                                                                 YEAR ENDED
                                                                             DECEMBER 31, 1993
                                                                             ------------------
                                                                              (000'S OMITTED,
                                                                              EXCEPT PER SHARE
                                                                                   DATA)
INCOME STATEMENT DATA:
     Revenue...............................................................       $389,295
     Cost of goods sold....................................................        349,961
     Selling, general and administrative expenses..........................         32,177
     Depreciation and amortization.........................................         19,881
     Loss on long-term contracts and agreements............................         15,200
     Other expense (income)................................................          2,453
     Income (loss) from operations.........................................        (30,377)
     Interest expense and miscellaneous, net...............................          8,894
     Income (loss) before income taxes and cumulative effect of changes in
      accounting principles................................................        (39,271)
     Income tax benefit (expense)..........................................          --
     Income (loss) before cumulative effect of changes in accounting
      principles...........................................................        (39,271)
     Income (loss) per share before cumulative effect of changes in
      accounting principles................................................          (1.14)
BALANCE SHEET DATA (AT END OF PERIOD):
     Accounts receivable, net..............................................       $ 76,997
     Inventories...........................................................        101,444
     Property, plant and equipment, net....................................        128,957
     Total assets..........................................................        431,707
     Total indebtedness....................................................        112,802
     Stockholders' equity..................................................        109,972
     Book value per share..................................................           3.19

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Meeting. At the Meeting, shareholders of the Company will be asked (1) to consider and vote upon the Acquisition Proposal, (2) to elect four persons to the Board of Directors, each for a three-year term expiring in 1997 and until his or her successor is elected and qualified, (3) to vote upon the selection of independent auditors for the Company for the year 1994 and (4) to consider and vote upon any other matters that may properly come before the meeting or any adjournment thereof.

                               VOTING AND PROXIES

RECORD DATE AND MEETING

     The Meeting is scheduled to be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on Tuesday, May 24, 1994 at 10:00 a.m. March 28, 1994 has been fixed as the Record Date. At the close of business on the Record Date, there were 18,040,150 Shares outstanding, each entitled to one vote. Only holders of the Shares as of the Record Date are entitled to vote at the Meeting.

PROXIES AND VOTING INSTRUCTIONS

     All proxies that are properly executed and returned, unless revoked prior to the Meeting, will be voted at the Meeting and any postponements or adjournments thereof in accordance with the instructions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors. Management knows of no matters to be submitted at the Meeting other than as specified in the Notice of Meeting included with this Proxy Statement. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the proxy to vote in respect thereof in accordance with their best judgment. The execution of a proxy will not affect a shareholder's right to attend the Meeting and vote in person. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation or a proxy bearing a later date or by attendance at the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy.

     The matters set forth in the Notice of Special Meeting in Lieu of Annual Meeting will be voted in the order in which they are listed in such notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may (i) vote for or against the Acquisition Proposal, (ii) vote for or withhold authority in the election of management's nominees for election of directors and (iii) vote for or against the proposal to select Ernst & Young as auditors for the Company for the year 1994. Proxies will be voted in accordance with such designation or, if no such designation is indicated, will be voted (i) in favor of the Acquisition Proposal, (ii) in favor of the election of management's nominees and (iii) in favor of the proposal to select Ernst & Young as auditors for the Company for the year 1994. While management has no reason to believe that any of its nominees will not be available as a candidate at the Meeting, should any of the nominees not be a candidate, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute designated by management. Abstentions and broker non-votes will neither be counted in establishing a quorum nor be voted for or against matters presented for shareholder consideration; thus, since abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, they have the same effect as a vote against the proposal.

VOTES REQUIRED

     Although the Massachusetts Business Corporation Law (the "Massachusetts Law") does not require that the shareholders of the Company approve the Acquisition, the Shares are quoted on The Nasdaq Stock Market National Market System (the "Nasdaq/NMS"), and under the rules of the Nasdaq/NMS, each Nasdaq/NMS issuer must obtain shareholder approval prior to the issuance of designated securities in connection with the acquisition of the stock or assets of another company involving (i) the issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash, and the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities or (ii) the issuance of a number of shares of common stock in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock. As of the Record Date, there were 18,040,150 Shares outstanding, and after giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding common stock. Therefore, under the rules of the NASDAQ/NMS, the Company's shareholders are required to approve the issuance of the Shares in connection with the Acquisition by a majority of votes cast at the Meeting, provided that the total vote cast represents over 50% of the outstanding Shares.

     It is a condition of Cooper's obligation to consummate the Acquisition that the Authorized Shares Amendment and the Fair Price Amendment be approved by the Company's shareholders. See "Proposed Amendments of the Company's Articles of Organization." Under the Massachusetts Law, approval of the Authorized Shares Amendment requires the affirmative vote of holders of a majority of the outstanding Shares. The Fair Price Provision provides that it may not be amended unless the amendment is approved by holders of voting stock entitling them to exercise 85% of the voting power of the Company, except that if the Board of Directors recommends adoption of the Amendment by a two-thirds vote of the Continuing Directors (as defined in the Fair Price Provision) at a meeting at which a Continuing Director Quorum (as defined therein) was present, then the amendment may be approved by the affirmative vote of such number of shareholders as may be required by the Massachusetts Law. The Fair Price Amendment has been recommended by the Board of Directors by a two-thirds vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present. Under the Massachusetts Law, therefore, approval of the Fair Price Amendment by share-holders at the Meeting requires the affirmative vote of holders of two-thirds of the outstanding Shares.

     Since the Acquisition Proposal is a single, integrated proposal that includes three elements -- the issuance of 16,500,000 Shares to Cooper pursuant to the Acquisition, the Authorized Shares Amendment and the Fair Price Amendment
- - -- the required shareholder vote for approval of the Acquisition Proposal will be equal to the highest vote that would be required for any of these elements. Therefore, the approval of the Acquisition Proposal requires the affirmative vote of holders of two-thirds of the outstanding Shares.

     Each of the directors and executive officers of the Company, and each of the shareholders known to the Company's management to own beneficially more than 5% of the outstanding Shares as of January 10, 1994, has agreed to vote all of the Shares beneficially owned by such person in favor of the Acquisition Proposal. In the aggregate, such persons beneficially own 6,603,161 Shares, or approximately 37% of the outstanding Shares. See "Beneficial Ownership of Shares" and "Description of the Stock Purchase Agreement -- Shareholder Meeting."

     The affirmative vote of a majority of the Shares voting at the Meeting is required for election of directors. See "Election of Directors."

     The affirmative vote of a majority of the Shares voting at the Meeting is required for the selection of Ernst & Young as auditors for the year 1994. See "Selection of Auditors."

SOLICITATION OF PROXIES

     The Company will bear the entire cost of solicitation of proxies from its shareholders as well as the cost of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names Shares beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company who will not receive additional compensation for such services. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies. Such firm will solicit proxies by mail, telephone, telegram, and personal interview. For these services, Georgeson & Company Inc. will be paid customary fees not in excess of $8,000 by the Company, plus out-of-pocket costs and expenses.

                      THE ACQUISITION AND RELATED MATTERS

GENERAL

     The Stock Purchase Agreement provides that, subject to the approval of the Acquisition Proposal by the shareholders of the Company, and subject to the satisfaction of certain other conditions, the Company will acquire all of the outstanding shares of Cameron Common Stock in exchange for the Purchase Price.

BACKGROUND OF THE ACQUISITION

     In early 1989, CIW, a publicly traded company which was the corporate parent of Cameron, contacted a number of parties, including Cooper and the Company, to explore the possible sale of CIW or of the interests of CIW's controlling stockholders. As a result of these contacts, Cooper acquired CIW in November 1989.

     Following Cooper's acquisition of CIW, the Company contacted Cooper with a view towards the possible sale of Cameron to the Company. Cooper and the Company continued to discuss the possibility of such a sale throughout 1990 and into 1991. However, Cooper and the Company were unable to reach agreement on the terms of such a sale, and these discussions were terminated in June 1991.

     In early 1992, Robert Cizik, the Chairman and Chief Executive Officer of Cooper, telephoned John M. Nelson, the Chairman and Chief Executive Officer of the Company, and said that he still thought a combination of Cameron and the Company would make good business sense. Thereafter, Cooper and the Company again engaged in negotiations regarding such a combination. Although the parties reached substantial agreement on a term sheet for a shareholders agreement with terms similar in most respects to the terms of the Investment Agreement, they were unable to agree on price and certain other terms of the combination. The negotiations were again terminated in August 1992.

     In May 1993, Mr. Nelson called Mr. Cizik to suggest that discussions regarding the possible combination of Cameron and the Company be reopened. Thereafter, the Company and Cooper engaged in numerous meetings and discussions regarding the possibility of the Company acquiring Cameron, without initially discussing specific prices and terms of such a transaction. On August 10, 1993, in accordance with Cooper's request that the Company outline the basis on which the Company would be prepared to acquire Cameron, a representative of DLJ sent to a representative of Cooper's financial advisor a letter proposing that the Company would deliver 15,000,000 Shares to Cooper in exchange for Cameron and would enter into a shareholders agreement on the terms set forth in the term sheet that had been agreed to in 1992, except that a decline in net worth would not be a Trigger Event. This proposal was formulated by the Company's management, with the advice of its financial advisors, and was reviewed by management with the Board of Directors of the Company prior to being transmitted to Cooper.

     Over the next several weeks, the parties and their financial advisors engaged in occasional additional discussions regarding the price and other terms of the August 10 proposal, without any specific counterproposal being made. On September 13, Mr. Cizik sent Mr. Nelson a letter proposing that the Company acquire Cameron for 16,000,000 Shares and $20,000,000 in cash. In his letter,

Mr. Cizik stated that the term sheet for the shareholders agreement was generally acceptable to Cooper but would require some additional discussion, especially regarding the proposed deletion of the net worth Trigger Event.

     As a result of the ensuing negotiations, on September 16, 1993, Cooper and the Company executed a letter of intent setting forth the proposed terms of an agreement for the sale of Cameron to the Company (the "Letter of Intent"). The Letter of Intent reflected the parties' nonbinding understanding that the Company would acquire the stock of Cameron and any assets used primarily in Cameron's business for 16,500,000 Shares and $10,000,000 in cash and that the Company and Cooper would enter into a shareholders agreement on substantially the terms set forth in the 1992 term sheet, including a net worth Trigger Event. The terms of the Letter of Intent were determined through negotiations between the Company and Cooper and were approved by the Board of Directors of the Company.

     Following the execution of the Letter of Intent, Cooper and the Company conducted due diligence reviews of each other's business and engaged in additional negotiations regarding the definitive agreements for the Acquisition. After these due diligence procedures, the parties agreed to the Stock Purchase Agreement and the Investment Agreement. The Board of Directors of the Company approved the terms of such agreements on January 10, 1994, subject to resolution by the Company's management of certain minor, unresolved issues. These issues were resolved through discussions between the parties over the next few days, and the Stock Purchase Agreement and the Investment Agreement were executed on January 14, 1994. As described herein, pursuant to the Stock Purchase Agreement, the Purchase Price will be equal to 16,500,000 Shares and $5,000,000, payable as provided in the Stock Purchase Agreement. The terms of the Stock Purchase Agreement and the Investment Agreement were determined by negotiations between the Company and Cooper and were approved by the Board of Directors of the Company. See "Description of the Stock Purchase Agreement" and "Description of the Investment Agreement."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ACQUISITION AND BELIEVES THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE ACQUISITION PROPOSAL.

     Prior to reaching these conclusions, the Board of Directors received presentations from, and reviewed the Acquisition with, management of the Company, as well as DLJ, the Company's financial advisor. In evaluating the Acquisition, the Board of Directors considered a variety of factors, including the following:

          (i) The business, operations, properties, assets, financial condition and operating results of the Company and of conditions in the forgings industry in general, as well as judgments as to the future prospects for the Company and the forgings industry;

          (ii) The historical trading prices of the Shares and the absence since the 1991 third quarter of dividend payments to holders of Shares;

          (iii) The compatibility of the businesses of the Company and Cameron and the opportunities for increased efficiencies and other benefits as a result of the combination of these businesses;

          (iv) The opinion of DLJ as to the fairness of the consideration to be paid in the Acquisition;

          (v) The terms of the Stock Purchase Agreement and the Investment Agreement, which were the product of extensive arms' length negotiations;

          (vi) The fact that no party other than Cooper had expressed any interest in acquiring, or otherwise combining its business with, the Company even though the signing of the Letter of Intent had been publicly announced on September 16, 1993; and

          (vii) The fact that the Acquisition may result in the imposition of significant limitations on the Company's utilization of its NOL carryforwards.

     In view of the wide variety of factors that the Board considered in connection with its evaluation of the Acquisition, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching its conclusions, although the Board did place a special emphasis on management's analysis of the potential increased efficiencies that could result from the Acquisition and on DLJ's opinion and analyses. On balance, the Board considered each of the factors set forth above as supporting its conclusions, except that the Board believed that factor (vii) did not support its conclusions, although the Board believed this factor was outweighed by the factors supporting its conclusions. The following discussion describes in greater detail each of these factors considered by the Board.

     (i) Business and Prospects of the Company and the Forgings Industry. The Board believed that its conclusions were supported by its analysis of the business and prospects of the Company and the forgings industry in general. Both Cameron and the Company sell their products principally to the commercial aerospace and defense markets. In recent years these markets have been generally depressed because of the airlines' financial difficulties and also as a result of significant defense cutbacks, which have caused the cancellation or delay of orders for new aircraft and engines. From 1990 to 1993, Cameron's sales to commercial aerospace customers and defense contractors declined by 33.5% and the Company's sales to commercial aerospace customers and defense contractors declined by 31.4%.

     In response to this market shrinkage, both Cameron and the Company have consolidated their operations by reconfiguring facilities and equipment and reducing work forces. For example, Cameron's and the Company's current employment levels are approximately 72% and 60%, respectively, of the levels that existed at December 31, 1990. In spite of these efforts, however, Cameron and the Company are currently operating at less than 50% of forging production capacity and the Company has concluded that consolidation in the industry, not simply consolidation within individual firms, is necessary for the long-term viability of the industry.

     (ii) Share Prices and Dividends. The Board believed that its conclusions were supported by the fact that the prices of Shares and the total return to the Company's shareholders have substantially underperformed both the stock market as a whole and the defense and aerospace industry. In this regard, the Board was aware that the Company discontinued dividends on the Shares beginning in the fourth quarter of 1991, due to the Company's financial performance, which was the result in large part of adverse industry conditions. See "Executive Compensation -- Total Shareholder Return" and "Market and Dividend Information." The Board was concerned that, because of substantial overcapacity in the forgings industry and the particular sensitivity of the forgings industry to the defense and aerospace cycle, the Shares were likely to continue to underperform, and the Company might be unable to resume the payment of dividends, in the absence of consolidation in the forgings industry or a significant recovery in the defense and aerospace industry.

     (iii) Potential Increased Efficiencies and Other Benefits. The Board of Directors believed that its conclusions were supported by, and gave special weight to, the potential efficiencies and other benefits that it believed, based upon its own knowledge and upon management's presentations, could be achieved from the combination of the Company with Cameron. The Acquisition will unite two of the country's largest and most technically advanced forgings companies and should enable shareholders to benefit directly from the economies of scale projected to result from the combination. The Company plans to achieve substantial operating and processing efficiencies through the consolidation of systems and facilities and the reduction of personnel performing duplicate functions. The Company expects to utilize more fully the available capacities of the combined companies' state-of-the-art facilities; to gain an attractive new pool of seasoned management and sales personnel; and to eliminate substantial overlapping expense from the restructured organization. The Company expects that these cost savings and improvements in efficiency will result from, among other things, the elimination of duplicative facilities (including the closing of a Cameron manufacturing facility in Houston, Texas), the reduction in employment levels, the adoption of best manufacturing practices at their respective facilities, cross-fertilization of technology, the complementary nature of their respective equipment and processes, economies of scale in raw materials purchasing and other manufacturing activities and a more complete integration of manufacturing systems.

     The Company projects the potential cost savings that may be achieved by the Company and Cameron on a combined basis as a result of such measures to be approximately $25 to $30 million annually following an initial period of consolidation. These projections are based upon a variety of estimates and assumptions which, though considered reasonable by the Company, might not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. The Company cautions that no assurances can be made as to the accuracy of these projections or as to the Company's ability to achieve the projected cost savings. Holders of Shares should understand that, while these projections represented the best judgment of the Company at the time they were made, and under the circumstances and conditions then prevailing, such estimates and the circumstances and conditions affecting the Company and Cameron are likely to change substantially with the passage of time.

     In order to achieve these potential cost savings, the Company will incur certain direct and indirect costs. Based on the Company's current plans for the integration of Cameron into the Company, management currently estimates that these costs will total approximately $44.7 million, consisting of cash costs of approximately $28.4 million and non-cash charges of approximately $16.3 million. Cash costs include relocating machinery, equipment, tooling and dies as well as relocation and severance costs related to personnel. Non-cash charges include the write-down of certain assets of the Company, including portions of metal production facilities and certain forging, machining and testing equipment, to net realizable value as a result of consolidating certain systems and facilities, idling certain machinery and equipment, and eliminating certain processes, departments and operations as a result of the Acquisition. See Notes to Unaudited Pro Forma Combined Financial Data of Wyman-Gordon Company with Cameron Forged Products Company. The Board believed, however, that these one-time costs would be outweighed by the potential continuing cost savings that could be realized from the Acquisition.

     Additionally, the combination of Cameron and the Company is expected to create an entity with a pre-eminent position in the forgings industry and to provide the Company with an enhanced presence in the global marketplace. The combination also gives the Company an international presence which is expected to enhance the Company's opportunities to market structural components in the European market. The Company believes that Cameron adds complementary products, resources and capabilities to those of the Company and, accordingly, that the combination of Cameron and the Company offers additional market opportunities to those which currently exist for each of Cameron and the Company individually.

     (iv) Opinion of Financial Advisor. The Board believed that its conclusions were supported by, and placed special emphasis upon, the opinion of DLJ that the consideration to be paid in the Acquisition is fair to the Company from a financial point of view, as well as on DLJ's presentation to the Board of certain financial analyses that DLJ performed in arriving at its opinion. Such opinion and analyses are described in "The Acquisition and Related
Matters -- Opinion of Financial Advisor." In concluding that the Acquisition was fair to and in the best interests of the Company's shareholders, the Board accepted as reasonable the opinion and analyses of DLJ.

     (v) Terms of Agreement; Arms' Length Negotiations. The Board believed that its conclusions were supported by the fact that the Stock Purchase Agreement and the Investment Agreement were the product of arms' length negotiations over a period of many months. In this regard, the Board noted that negotiations following the execution of the Letter of Intent had resulted in the Purchase Price being decreased by $5,000,000 in cash and in other improvements in the terms of the Acquisition. In light of the duration and intensity of these negotiations, the Board was satisfied that further negotiations would not result in further improvements in the terms of the Acquisition. See "The Acquisition and Related Matters -- Background of the Acquisition" and "Description of the Stock Purchase Agreement."

     In addition, the Board of Directors' recommendation was also favorably influenced by the terms of the Investment Agreement, which contains several provisions designed to protect other shareholders against possible domination by Cooper. The Investment Agreement provides that for a period of ten years after the Closing Date, so long as Cooper owns 5% or more of the outstanding Shares, Cooper will be subject to certain limitations on transfer of its Shares and will be required to vote its Shares either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company, unless the matter being voted on by the shareholders of the Company would, if approved, result in a breach of the Investment Agreement. These limitations on Cooper's transfer of its Shares and the voting restrictions on Cooper's Shares will terminate upon the occurrence of any of certain Trigger Events. Such Trigger Events include certain issuances of voting securities by the Company, certain changes of control of the Company, certain acquisitions or investments by the Company, a decline of at least 35% in the Consolidated Net Worth of the Company (as defined in the Investment Agreement), certain defaults by the Company under agreements relating to indebtedness for money borrowed, subject to certain exceptions, certain events of bankruptcy or the failure to nominate Cooper's two representatives for election to the Company's Board of Directors. See "Description of the Investment Agreement."

     The Board of Directors of the Company was aware that after giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding Shares, while existing shareholders will own 52% of the outstanding Shares, and that sales of a significant number of Shares by Cooper, or the possibility of such sales, could have an adverse effect on the market price of the Shares. The Board was also aware that the holding by Cooper of such a large block of Shares may discourage potential tender offers or other transactions, which shareholders other than Cooper may believe are beneficial to them, and could decrease the market prices and liquidity of the Shares. In addition, the Board noted that the Investment Agreement provides that Cooper is entitled to designate two persons to serve on the Board of Directors for so long as Cooper owns more than 5% of the outstanding Shares and that, as a result of this provision and Cooper's holdings of Shares, Cooper would likely have substantial influence over the policies and direction of the Company. However, the Board of Directors believed that the other provisions of the Investment Agreement provided sufficient protection to shareholders against undue domination by Cameron and that, in any case, these considerations were outweighed by the other advantages of the Acquisition to the Company. Moreover, the Board believed that the combined companies could benefit from the inclusion on the Board of Cooper's designees, who are widely experienced business men and who are familiar with the forgings industry.

     (vi) Absence of Available Alternative Transactions. The Board believed that its conclusions were supported by its determination that there was not likely to be any alternative transaction available to the Company that would provide opportunities for the Company and its shareholders comparable to the opportunities that would be provided by the Acquisition. In light of the Board's view of the need for consolidation in the forgings industry, as well as the importance that the Board assigned to the possible efficiencies and other benefits that the Company could achieve from the Acquisition, the Board believed that the Company should not forego the Acquisition unless there were a substantial likelihood of consummating an alternative business combination with another company that offered comparable advantages. In this regard, the Board of Directors particularly noted the fact that no inquiries or proposals had been received from third parties regarding a possible business combination with the Company during the nearly three months that had elapsed between the signing of the Letter of Intent and the signing of the Stock Purchase Agreement.

     (vii) Limitations on Utilization of NOL Carryforwards. The Board regarded as unfavorable the fact that the issuance of 16,500,000 Shares to Cooper pursuant to the Acquisition may result in imposition of significant limitations on the Company's ability to offset future taxable income with the Company's NOL carryforwards. See "The Acquisition and Related Matters -- Certain Federal Income Tax Consequences." However, the Board believed that this potential disadvantage was outweighed by the other factors described above.

OPINION OF FINANCIAL ADVISOR

     The Company's Board of Directors has retained DLJ as its financial advisor in connection with the Acquisition. DLJ has delivered to the Company its written opinion that, based on the matters set forth therein, the consideration to be paid in the Acquisition is fair to the Company from a financial point of view. A copy of the opinion is attached as Annex C and should be read in its entirety by the shareholders of the Company for information with respect to the assumptions made and other matters considered by DLJ in rendering its opinion. The Company did not impose any limitations on DLJ with respect to its opinion. DLJ has consented to the description of its opinion in, and the attachment of its opinion as an Annex to, this Proxy Statement.

     In arriving at their opinion, DLJ reviewed the Stock Purchase Agreement, the Investment Agreement and this Proxy Statement. DLJ also reviewed financial and other information that was publicly available or furnished to them by the Company and Cameron, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company, certain financial projections of Cameron prepared by the Company in conjunction with the management of Cameron and certain financial projections of the Company and Cameron on a combined basis prepared by the Company. DLJ compared the relative contributions of the Company and Cameron to the combined entity and analyzed the discounted cash flows of the Company and the combined entity. In addition, DLJ compared certain financial and securities data of the Company and Cameron with various other publicly traded companies, reviewed prices paid in other business combinations and conducted such other financial studies, analyses and investigations as they deemed appropriate for purposes of their opinion.

     In rendering their opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to them from public sources, that was provided to them by the Company, Cameron and Cooper and their respective representatives, or that was otherwise reviewed by them. In particular, DLJ relied, without independent investigation, upon the estimates of the managements of the Company and Cameron of the operating synergies achievable as a result of the Acquisition and upon their discussion of such synergies with the managements of the Company and Cameron. With respect to the financial projections supplied to them, DLJ assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Cameron as to the future operating and financial performance of the Company and Cameron. DLJ did not make any independent evaluation of the assets or liabilities of the Company or Cameron nor did they verify any of the information reviewed by them. DLJ's opinion stated that it was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to them as of, the date of such opinion.

     The following is a summary of the financial analyses performed by DLJ in arriving at its opinion.

     Contribution Analysis. DLJ analyzed the relative contributions of the Company and Cameron to the proposed combined entity, based on revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and total assets. DLJ calculated that historically for the three fiscal years ended December 31, 1992 and the nine months ended September 30, 1993, Cameron had contributed from 36.8% to 39.4% of the two companies' total combined revenues, from 6.0% to 70.3% of the two companies' total combined EBITDA, from 56.0% to 63.5% of the two companies' total combined EBIT and from 34.0% to 38.0% of the two companies' total combined assets. DLJ noted that the Company had net debt of approximately $83.5 million, while Cameron would be free of debt at the time of the Acquisition, and estimated that Cameron would contribute approximately 51.0% to 61.2% of the combined companies' total equity value. By way of comparison, DLJ noted that the Shares to be issued by the Company in the Acquisition would represent only 47.9% of the outstanding Shares after giving effect to the Acquisition.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of the Company on a stand-alone basis, and of the Company and Cameron on a combined basis, using certain financial projections of the Company prepared by the Company, certain financial projections of Cameron prepared by the Company in conjunction with the management of Cameron and certain financial projections of the Company and Cameron on a combined basis prepared by the Company. Using a range of discount rates from 10.0% to 20.0%, the discounted cash flow analysis indicated that on a per Share basis, at a purchase price of $85.7 million, which was the indicated value of the total consideration to be paid for Cameron in the Acquisition (based on a $5 1/8 per share stock price on January 7, 1994 and the present value of the contingent cash payment to Cooper, assuming the full amount is paid, discounted to present value at 15%), each original Share would show an increase in value on a combined basis, relative to the stand-alone basis.

     Merger and Acquisition Multiples for Selected Industrial Companies. DLJ performed an analysis of certain multiples paid in 16 recent mergers and acquisitions involving selected industrial companies. DLJ calculated the market capitalization of common stock plus long-term debt less cash ("Enterprise Value") of the acquired companies, based on the acquisition price, as a multiple of revenues, EBITDA and EBIT for the four quarters immediately prior to the announcement of each transaction. Multiples of Enterprise Value to revenues for the transactions ranged from 0.2x to 2.3x, compared to 0.6x for Cameron. Multiples of Enterprise Value to EBITDA for the transactions reviewed ranged from 3.5x to 10.1x, compared to a range of 5.5x (assuming that 50% of projected cost savings were achieved) to 34.3x (assuming that no cost savings were achieved) for Cameron. Multiples of Enterprise Value to EBIT for the transactions reviewed ranged from 5.2x to 15.4x, compared to 11.7x for Cameron assuming that 50% of projected cost savings were achieved (the multiple was not meaningful in the absence of cost savings). As described above, for purposes of comparison, DLJ assumed that the indicated value of the total consideration to be paid for Cameron was $85.7 million. DLJ did not establish any specific valuation or reference range for Cameron indicated by the above comparisons.

     Analysis of Certain Other Publicly Traded Companies. DLJ compared certain historical earnings and operating and financial ratios for Cameron to the corresponding data and ratios of certain other companies with publicly traded securities. The companies considered were ABS Industries, BE Aerospace, Fansteel, Johnson & Firth Brown plc, Park-Ohio Industries, Precision Castparts, SIFCO Industries, UNC Inc. and the Company. While these companies are similar in some respects to Cameron, none of them is directly comparable to Cameron, making a direct comparison of trading multiples for valuation purposes less meaningful than would be the case in industries where there are a number of similar competitors. The data and ratios considered by DLJ included Enterprise Value as a multiple of EBITDA, EBIT and revenues, and share prices as a multiple of book value. For purposes of these comparisons, DLJ assumed that the Enterprise Value of Cameron was equal to $85.7 million, which was the indicated value of the total consideration to be paid for Cameron. Multiples of Enterprise Value to EBITDA for the companies reviewed ranged from 5.6x to 11.6x, compared to a range of 5.5x (assuming that 50% of projected cost savings were achieved) to 34.3x (assuming that no cost savings were achieved) for Cameron. Multiples of Enterprise Value to EBIT for the companies reviewed ranged from 9.1x to 21.1x, compared to 11.7x for Cameron assuming that 50% of projected cost savings were achieved (the multiple was not meaningful in the absence of cost savings). Multiples of Enterprise Value to revenues ranged from 0.4x to 1.5x for the companies reviewed, compared to 0.6x for Cameron. Multiples of share price to book value for the companies reviewed ranged from 0.6x to 7.6x, compared to 1.4x for Cameron. DLJ did not establish any specific valuation or reference range for Cameron indicated by the above comparisons.

     Other Analyses. In the course of its assignment, DLJ also reviewed the Company's historical stock price performance. This analysis involved the examination of the historical prices and trading volumes of the Shares and was used primarily to confirm the reasonableness of using the January 7, 1994 market price of the Shares in calculating the indicated value of the total consideration to be paid for Cameron.

     Although DLJ relied on all of the above analyses in arriving at its opinion, it put greater weight on the contribution and discounted cash flow analyses. DLJ viewed comparisons to other publicly traded companies and merger and acquisition transactions as less meaningful due to the fact that none of these companies or transactions were directly comparable to the Company or the Acquisition and due to the significant synergies associated with the Acquisition. However, the analysis of publicly traded companies and merger and acquisition transactions supported DLJ's conclusion when it was assumed that 25% to 50% of the projected synergies of the Acquisition were attributed to Cameron.

     In DLJ's view, no company or transaction used in the above analyses is directly comparable to the Company, Cameron or the proposed Acquisition. Accordingly, the evaluation of these analyses is not purely mathematical but rather involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect public trading values.

     The summary set forth above is not a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     In connection with its engagement, DLJ was not authorized to solicit, and did not solicit, alternative proposals or competing offers relating to the Acquisition. DLJ's opinion does not constitute a recommendation as to how any shareholder should vote at the Meeting. Furthermore, DLJ expresses no opinion as to the price at which the Shares will trade if the Acquisition is consummated.

     DLJ is an investment banking firm with extensive experience in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings and private placements and in valuations for corporate and other purposes. The Company selected DLJ as its financial advisor based upon DLJ's expertise in such matters, experience in the industry of the Company and Cameron and DLJ's familiarity with the Company. DLJ has received a fee of $100,000 for its services to date, and if the Acquisition is completed, DLJ will be entitled to an additional fee of $800,000. In addition, the Company has agreed to indemnify DLJ against certain liabilities, including certain liabilities under the securities laws. DLJ has performed investment banking services for the Company from time to time in the past. For investment banking services related to the issuance of the Company's 10 3/4% Senior Notes due 2003 (the "Senior Notes"), DLJ was paid approximately $1.2 million by the Company in 1993. DLJ may also hold trading positions in securities of Cooper.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The acquisition of Cameron by the Company will have no federal income tax effect on the current holders of the Shares. However, for federal income tax purposes, the issuance of 16,500,000 shares to Cooper pursuant to the Acquisition may result in the imposition of significant limitations on the Company's ability to offset future taxable income with the Company's NOL carryforwards.

     For federal income tax purposes, the Company currently has net operating loss ("NOL") carryforwards that are available to offset future taxable income of the Company and its affiliates included in a consolidated federal income tax return. At December 31, 1993, such NOL carryforwards aggregated approximately $57.2 million and were not subject to limitation. These NOL carryforwards will expire, if not previously utilized, in the taxable years ending December 31, 2006 through December 31, 2008. The Company's ability to utilize its NOL carryforwards in the future is principally affected by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), which generally limits the use of a corporation's NOL following a more than 50 percentage point change in the ownership of the corporation's equity within any three-year period (an "ownership change").

     The issuance of 16,500,000 Shares to Cooper in connection with the Acquisition may result in an ownership change with respect to the Company under
Section 382 of the Code. Assuming that the Acquisition does result in such an ownership change, the amount of the Company's post-ownership change annual taxable income that can be offset by its preownership change NOL generally will not exceed an amount equal to the product of (i) the fair market value of the equity of the Company immediately before the ownership change (subject to various adjustments) and (ii) the federal long-term tax-exempt rate in effect on the date of the ownership change.

     For example, based on the closing sale price of the Shares on January 10, 1994, the last trading day prior to the public announcement of the execution of the Stock Purchase Agreement and the Investment Agreement, and the federal long-term tax-exempt rate at that time of 5%, the fair market value of the Company's equity (exclusive of the equity created by the issuance of shares to Cooper) would be $87,673,214, and the Company's pre-ownership change NOL that would be deductible following the Closing generally would be limited to $4,383,661 per year. This example is for illustrative purposes only, since the actual limitation would be based on the fair market value of the Company's equity and the federal long-term tax-exempt rate on the Closing Date.

     Pursuant to the Stock Purchase Agreement, if Cooper so elects, the Acquisition will be treated for federal income tax purposes as a purchase of assets pursuant to Section 338(h)(10) of the Code, provided that Cooper does not own, and is not deemed to own, and as a result of the Acquisition will not own and will not be deemed to own, 50% or more of the issued and outstanding Shares. It is anticipated that Cooper will so elect and that, accordingly, the purchase price, consisting of the Shares and cash issued to Cooper and any indebtedness assumed, will be allocated among the purchased assets in accordance with their relative fair market values. See "Description of the Stock Purchase
Agreement -- Taxes."

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION WITH RESPECT TO THE COMPANY AND ITS SHAREHOLDERS ONLY AND DOES NOT DESCRIBE THE EFFECT OF THE PROPOSED TRANSACTIONS ON COOPER OR COOPER'S SHAREHOLDERS. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE ACQUISITION, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

DILUTION
     On a pro forma basis, assuming that the Acquisition had occurred on December 31, 1993, the Company's net tangible book value per Share would have been $2.56, compared to the historical net tangible book value of $3.76 per Share on December 31, 1993, or a decrease of 32% in net tangible book value per Share. Also, on a pro forma basis, assuming an Acquisition date of January 1, 1993, the Company would have had a loss before cumulative effect of changes in accounting principles of $1.14 per Share for the year ended December 31, 1993, compared to the historical loss before cumulative effect of changes in accounting principles of $0.95 per Share, or an increase of 20% in loss before cumulative effect of changes in accounting principles per Share.

NO DISSENTERS' RIGHTS OF APPRAISAL
     Under the Massachusetts Law, the Company's shareholders will not be entitled to dissenters' rights of appraisal in connection with the Acquisition.

HSR ACT
     Under the HSR Act, certain acquisition transactions, including the Acquisition, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied.

     Pursuant to the HSR Act, on October 13, 1993, the Company and Cooper filed a notification relating to the Acquisition as required by the HSR Act. The filings have been reviewed by the Antitrust Division and the FTC, and the waiting period under the HSR Act expired on November 12, 1993.

                 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
           WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

     The following unaudited pro forma combined financial data give effect to the Acquisition and are based on estimates and assumptions set forth below in the notes to such data which include pro forma adjustments. These unaudited pro forma combined financial data have been prepared utilizing the historical financial statements of the Company and Cameron and should be read in conjunction with such historical financial statements and accompanying notes. The unaudited pro forma combined financial data do not reflect any sales attrition which may result from the combination or the cost savings that the Company expects to achieve from the combination. These unaudited pro forma combined financial data do not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the date or dates indicated or of those results which may be obtained in the future.

     The pro forma combined financial data are based on the purchase method of accounting for the Acquisition. The pro forma condensed combined balance sheet assumes a December 31, 1993 acquisition date. The pro forma combined statement of operations assumes that the Acquisition had occurred on January 1, 1993.

     Although neither the Company nor Cooper has complete current information as to the fair market values of Cameron's individual assets and liabilities, a preliminary estimate of the allocation of the purchase price was made on the basis of available information. The actual allocation of the purchase price may be different from that reflected in the pro forma financial data. Such differences would result from adjustments in the purchase price and refinements in the fair market values of the net assets acquired.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1993

                                                                           HISTORICAL                          PRO FORMA
                                                                    -------------------------         ---------------------------
                                                                     WYMAN-                                              COMBINED
                                                                     GORDON          CAMERON          ADJUSTMENTS        COMPANIES
                                                                    --------         --------         ---------          --------
                                                                               (000'S OMITTED, EXCEPT PER SHARE DATA)
ASSETS:
    Cash and cash equivalents.....................................  $ 14,817         $  --            $    (400)(d)      $ 33,304
                                                                                                         18,887(c)
    Accounts receivable...........................................    51,287           25,710                              76,997
    Inventories...................................................    42,388           54,493             4,563(d)        101,444
    Prepaid expenses..............................................    12,480               58            --                12,538
                                                                    --------         --------         ---------          --------
        Total current assets......................................   120,972           80,261            23,050           224,283
                                                                    --------         --------         ---------          --------
    Property, plant and equipment, net............................    98,344           60,687           (13,774)(d)       128,957
                                                                                                        (16,300)(a)
    Intangible assets.............................................    20,738            1,998            (1,998)(d)        21,538
                                                                                                            800(d)
    Pension intangible and asset..................................     8,368            8,550            (8,550)(b)         8,368
    Deferred program costs........................................    13,561            --               --                13,561
    Deferred income taxes.........................................     --               --               10,005(d)         10,005
    Other assets..................................................    24,651              344            --                24,995
                                                                    --------         --------         ---------          --------
                                                                    $286,634         $151,840         $  (6,767)         $431,707
                                                                    ========         ========         =========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
    Current maturities of long-term debt..........................  $     77         $  --            $  --              $     77
    Accounts payable and accrued liabilities......................    25,654           35,442            (2,009)(b)        59,087
    Note payable..................................................     --               --               19,078(c)         19,078
    Loss on long-term contracts and agreements....................     --              15,200             7,400(d)         22,600
    Deferred income taxes.........................................     --               9,437            (9,437)(d)         --
    Accrued restructuring, integration, disposal and
      environmental...............................................     4,556            --                7,759(d)         23,415
                                                                                                         11,100(a)
                                                                    --------         --------         ---------          --------
        Total current liabilities.................................    30,287           60,079            33,891           124,257
                                                                    --------         --------         ---------          --------
    Restructuring, integration, disposal and environmental........    14,515            --                9,553(d)         24,068
    Long-term debt................................................    90,461            --               --                90,461
    Pension liability.............................................    14,065           10,946           (10,946)(b)        18,565
                                                                                                          4,500(d)
    Deferred income taxes and other...............................     7,613            4,125            (4,125)(d)        10,799
                                                                                                          3,186(d)
    Postretirement benefits other than pensions...................    41,344           12,241            --                53,585
    Stockholders' equity..........................................    88,349           64,449           (27,400)(a)       109,972
                                                                                                           (191)(c)
                                                                                                         49,214(d)
                                                                                                        (64,449)(d)
                                                                    --------         --------         ---------          --------
                                                                    $286,634         $151,840         $  (6,767)         $431,707
                                                                    ========         ========         =========          ========
Book value per share..............................................  $   4.91                                             $   3.19
                                                                    ========                                             ========
Number of common shares outstanding used to calculate book value
  per share.......................................................    18,003                                               34,503
                                                                    ========                                             ========

                 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
           WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993

                                                   HISTORICAL                   PRO FORMA(A)
                                             -----------------------       ----------------------
                                              WYMAN-                                     COMBINED
                                              GORDON        CAMERON        ADJUSTMENTS   COMPANIES
                                             --------       --------       -------       --------
                                                    (000'S OMITTED, EXCEPT PER SHARE DATA)
Revenue...................................   $239,761       $149,534       $ --          $389,295
Costs and expenses:
     Cost of sales........................    210,069        135,686         4,206(e)     349,961
     Selling, general and
       administrative.....................     20,098         11,904           175(e)      32,177
     Depreciation and amortization........     15,569          8,902        (4,590)(e)     19,881
     Loss on long-term contracts and
       agreements.........................      --            15,200         --            15,200
     Other................................      2,453          --            --             2,453
                                             --------       --------       -------       --------
                                              248,189        171,692          (209)       419,672
                                             --------       --------       -------       --------
     Income (loss) from operations........     (8,428)       (22,158)          209        (30,377)
Other deductions (income):
     Interest expense.....................      9,897          --              318(e)      10,215
     Miscellaneous, net...................     (1,321)         --            --            (1,321)
                                             --------       --------       -------       --------
                                                8,576          --              318          8,894
                                             --------       --------       -------       --------
Income (loss) before income taxes and
  cumulative effect of changes in
  accounting principles...................    (17,004)       (22,158)         (109)       (39,271)
Income tax (expense) benefit..............      --             2,104        (2,104)(e)      --
                                             --------       --------       -------       --------
Income (loss) before cumulative effect of
  changes in accounting principles........   $(17,004)      $(20,054)      $(2,213)      $(39,271)
                                             ========       ========       =======       ========
Income (loss) per share before cumulative
  effect of changes in accounting
  principles..............................   $  (0.95)                                   $  (1.14)
                                             ========                                    ========
Average number of common shares
  outstanding.............................     17,936                                      34,436
                                             ========                                    ========


            NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
           WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

     (a) The unaudited pro forma combined statement of operations does not include non-recurring charges which result from the transaction and the integration into the Company of Cameron, and which are expected to be charged to operations at the consummation of the Acquisition. Such charges, which are expected to approximate $27.4 million, represent only those integration expenses related to the Company's personnel, facilities, machinery and equipment and production operations and include movement of machinery and equipment and tooling and dies, transfer of technology between the Company and Cameron, relocation and severance of personnel of the Company and the write-down of certain assets of the Company to net realizable value as a result of consolidating certain systems and facilities, idling certain machinery and equipment, and eliminating certain processes, departments, and operations as a result of the acquisition. Following is a summary of such charges based on the Company's current plans for the integration into the Company of Cameron which have been reflected in the pro forma balance sheet (000's omitted):

                                                              CASH     NON-CASH      TOTAL
                                                             -------   --------     -------
     Movement of the Company's machinery and equipment and
       tooling and dies....................................  $ 5,100   $ --         $ 5,100
     Relocation, severance and other costs related to
       personnel of the Company............................    6,000     --           6,000
     Write-down of certain assets of the Company to net
       realizable value:
          Metal production facility........................       --     8,500        8,500
          Forging equipment................................       --     5,700        5,700
          Machining and testing equipment..................       --     2,100        2,100
                                                             -------   --------     -------
                                                             $11,100   $16,300      $27,400
                                                             =======   ========     =======

     Certain of these charges are preliminary estimates based on current plans for the integration into the Company of Cameron and may change based on additional information.

     (b) To eliminate Cameron assets not acquired and liabilities not assumed.

     (c) To reflect the planned factoring of Cameron's U.S. accounts receivable by Cooper in accordance with the Stock Purchase Agreement and under terms and conditions that provide for a purchase price of 99% of the total face amount of such receivables, less a reserve of uncollectible accounts and for the repurchase by the Company of any such receivables uncollected 90 days following the acquisition.


     (d) To record the purchase price, to allocate the purchase price to acquired assets and liabilities based on their relative fair values, and to adjust property, plant and equipment for the excess of the fair value of net assets acquired over the purchase price as follows (000's omitted):

     Cost of acquisition:
       Issuance of 16,500 shares of common stock to Cooper, including direct costs of $2,527.....................................................  $ 49,214
       Note payable to Cooper net of discount of $1,414.......................     3,186
       Cash paid to Cooper....................................................       400
                                                                                --------
                                                                                  52,800
       Estimated direct costs related to the acquisition and integration of
          Cameron into the Company............................................    17,312
                                                                                --------
                                                                                $ 70,112
                                                                                ========
     Allocation of cost of acquisition:
     ----------------------------------
       Historical cost of net assets acquired.................................  $ 68,854
       Purchase accounting adjustments:
          Adjust inventories to reflect the Company's full absorbtion method
           of valuing inventories.............................................     4,563
          Adjust intangible assets to fair value..............................    (1,998)
          Record favorable lease..............................................       800
          Record revaluation of Cameron's long-term sales agreements..........    (7,400)
          Record pension transition liability.................................    (4,500)
          Adjust deferred income taxes:
            Long-term asset...................................................    10,005
            Current liability.................................................     9,437
            Long-term liability...............................................     4,125
          Adjustment to property, plant and equipment.........................   (13,774)
                                                                                --------
                                                                                $ 70,112
                                                                                ========

     The Stock Purchase Agreement provides for adjustment of the purchase price based on changes in certain assets and liabilities between September 26, 1993 and the closing date. Management presently believes these adjustments will not significantly affect the purchase price.

     Estimated direct costs related to the Acquisition and integration of Cameron into the Company include the following (000's omitted):

                                                                          LONG-
                                                           CURRENT        TERM          TOTAL
                                                           -------       -------       -------
Stand-alone costs for settling assumed workers
  compensation liabilities...............................  $ --          $1,400        $ 1,400
Cost of relocating Cameron's machinery and equipment and
  tooling and dies.......................................   2,100         6,100          8,200
Severance of Cameron personnel...........................   3,500          --            3,500
Other....................................................   2,159         2,053          4,212
                                                           -------       -------       -------
                                                           $7,759        $9,553        $17,312
                                                           =======       =======       =======

     All such costs are incremental and directly related to the Acquisition and reflect only those costs associated with Cameron's facilities, organization, and personnel. Certain of these costs are estimates based on preliminary information and may change based on receipt of additional information.

     (e) To adjust historical operating results to reflect the Acquisition as follows (000's omitted):

                                                         INCREASE (DECREASE) IN INCOME
                                        ----------------------------------------------------------------
                                                  SELLING, GENERAL   DEPRECIATION             INCOME TAX
                                        COST OF         AND              AND        INTEREST  (EXPENSE)
                                         SALES     ADMINISTRATIVE    AMORTIZATION   EXPENSE    BENEFIT
                                        -------   ----------------   ------------   -------   ----------
Reflect the Company's full absorption
  method of valuing inventories.......  $(1,592)
Reflect stand-alone fringe benefit and
  insurance costs.....................   (2,214)      $   (175)
Reflect amortization of favorable
  lease value.........................     (400)
Reduce historical Cameron depreciation
  and amortization to reflect the
  acquisition basis and useful lives
  of assets purchased.................                                  $4,590(1)
Reflect amortization of discount on
  note payable to Cooper ($2,300
  discounted at 10% for 38 months and
  $2,300 at 10% for 50 months)........                                               $(318)
Adjust income tax (expense) benefit to
  reflect the Acquisition.............                                                         $ (2,104)
                                        -------   ----------------   ------------   -------   ----------
                                        $(4,206)      $   (175)         $4,590       $(318)    $ (2,104)
                                        =======   ================   ============   =======   ==========

- - ---------------

(1) Adjustment is calculated as follows:

                                                         ACQUISITION      ESTIMATED
                                                            BASIS        USEFUL LIFE     DEPRECIATION
                                                         -----------     -----------     ------------
Acquisition basis of property, plant and equipment:
  Land.................................................    $ 3,199          N/A             $   --
  Buildings and land improvements......................      9,060        25 years             362
  Machinery and equipment..............................     34,654       8.8 years           3,950
                                                         -----------                     ------------
                                                           $46,913                           4,312
                                                         ===========
Historical 1993 Cameron depreciation and
  amortization.........................................                                      8,902
                                                                                         ------------
Increase in income.....................................                                     $4,590
                                                                                         ============

                      SELECTED COMBINED FINANCIAL DATA OF
                        CAMERON FORGED PRODUCTS COMPANY

     The selected historical financial data presented below at December 31, 1992 and 1993 and for each of the years ended December 31, 1991, 1992 and 1993 have been derived from Cameron's combined financial statements, which were audited by Ernst & Young, independent auditors. The selected combined financial data at December 31, 1989, 1990 and 1991 and for the years ended December 31, 1989 and
1990 have been derived from Cameron's unaudited combined financial statements.
Except for the item noted in footnote (1) below, in the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The financial information included herein may not necessarily be indicative of the financial position or results of operations of Cameron in the future or what the financial position or results of operations of Cameron would have been if Cameron had been a separate, stand-alone company during the periods presented.
This data should be read in conjunction with the Combined Financial Statements, related notes and other financial information included elsewhere in this Proxy
Statement.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------------------
                                                                         1989(1)       1990        1991        1992        1993
                                                                         --------    --------    --------    --------    --------
                                                                                             (000'S OMITTED)
INCOME STATEMENT DATA(2):
    Revenues..........................................................   $179,520    $214,628    $198,937    $174,334    $149,534
    Costs and Expenses:
        Cost of goods sold............................................    156,196     174,440     164,134     149,222     135,686
        Selling, general and administrative expenses..................     12,709      11,618      13,498      12,893      11,904
        Depreciation and amortization.................................        867       3,092       6,247       6,982       8,902
        Loss on long-term contracts and agreements....................         --          --          --          --      15,200
        Nonrecurring income...........................................      --          --          --         (2,300)         --
        Interest expense..............................................      4,832       --          --          --             --
        Other expense, net............................................        874       --          --          --             --
                                                                         --------    --------    --------    --------    --------
                                                                          175,478     189,150     183,879     166,797     171,692
                                                                         --------    --------    --------    --------    --------
    Income (loss) before income taxes and cumulative effect of changes
      in accounting principles........................................      4,042      25,478      15,058       7,537     (22,158)
    Income tax (expense) benefit......................................     (1,484)    (10,565)     (6,936)     (2,995)      2,104
                                                                         --------    --------    --------    --------    --------
    Income (loss) before cumulative effect of changes in accounting
      principles......................................................      2,558      14,913       8,122       4,542     (20,054)
    Cumulative effect on prior years of changes in accounting
      principles(3)...................................................      --          --          --        (14,097)         --
                                                                         --------    --------    --------    --------    --------
    Net Income (loss).................................................   $  2,558    $ 14,913    $  8,122    $ (9,555)   $(20,054)
                                                                         ========    ========    ========    ========    ========
BALANCE SHEET DATA (AT END OF PERIOD)(2):
    Receivables, net..................................................   $ 30,169    $ 38,877    $ 32,838    $ 23,489    $ 25,710
    Inventories, net..................................................     80,056      76,869      63,024      64,584      54,493
    Plant and equipment, net..........................................     22,323      27,918      42,415      62,976      60,687
    Total assets......................................................    152,121     161,361     156,505     163,850     151,840
    Total indebtedness(2).............................................      --          --          --          --             --
    Net assets(4).....................................................     83,331      85,781      86,258      86,153      64,449
- - ---------------

(1) The income statement data for 1989 includes eleven months of results prior to Cooper's acquisition of CIW and one month subsequent to Cooper's acquisition of CIW. No adjustments have been made to conform accounting policies or presentation of the income statement data.

(2) Subsequent to the acquisition of CIW by Cooper, all cash generated or required by Cameron's operations was regularly remitted to or provided by Cooper pursuant to Cooper's centralized cash management program.

(3) Effective January 1, 1992, Cameron adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pension,"
    SFAS 109, "Accounting for Income Taxes," and SFAS 112, "Employers' Accounting for Postemployment Benefits." See Note C of the
    Notes to Combined Financial Statements for further information regarding Cameron's adoption of these accounting standards.

(4) Net assets represent Cooper's net investment in Cameron.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF CAMERON

RESULTS OF OPERATIONS

  OVERVIEW

     Since 1990, Cameron's net income, excluding the effect of changes in accounting principles, has gone from a net profit of $14.9 million to a net loss of $20.1 million, while revenues have declined from $214.6 million to $149.5 million. The discussion that follows will aid in understanding the year-to-year changes in the business, the actions that management has taken to minimize the earnings impact of dramatic market declines and Cameron's prospects going forward.

  1993 COMPARED TO 1992

     The year-to-year revenue decline, combined with accounting recognition of a loss on 1994 and beyond committed contracts and pricing agreements and an inability on a stand-alone basis to tax benefit the resulting losses, led to a net loss for 1993 of $20.1 million.

     Revenues in 1993 decreased $24.8 million or 14.2% as compared to 1992. The die forging and defense equipment product lines suffered significant declines, only minimally offset by small increases in sales of extruded products and powder systems. In addition to overall lower volumes and prices in the die forging business, the lower revenues also reflect the adverse effects of lower exchange rates. Orders from Cameron's major customers in this product line have weakened as a result of deferrals and cancellations due to the financial difficulties of the global airline market and a decline in defense-related activity. Defense equipment revenues were hard hit by the late 1992 loss of a U.S. government contract. Extruded product sales improved slightly due to timing of shipments. Powder systems revenues recovered somewhat from a particularly dismal 1992 period.

     Cameron's gross margin (defined as revenues, less cost of goods sold, depreciation and amortization and the loss on long-term contracts and agreements) was a negative $10.3 million or 6.9% of revenues in 1993, compared with positive $18.1 million or 10.4% of revenues in 1992. The primary factors in the decline were the $15.2 million provision for the losses associated with long-term contracts and pricing agreements (see the discussion below and Note E of the Notes to Combined Financial Statements for further information), the negative effects of lower volumes, an adverse product mix, pricing pressures and higher depreciation and amortization expense. These factors outweighed the offsetting effects of actions taken by Cameron to improve profitability, such as workforce reductions, cost controls, reductions in scrap and rework costs and other production efficiencies.

     Depreciation and amortization expense increased from $7.0 million for 1992 to $8.9 million in 1993. This 27.5% increase was primarily related to depreciation on capital expenditures which totalled $28 million in 1992 and $9 million in 1993.

     Selling, general and administrative expenses decreased from $12.9 million in 1992 to $11.9 million in 1993. As a percent of revenues, selling, general and administrative expenses were 8.0% and 7.4% in 1993 and 1992, respectively. This result reflects management's inability in the short term to reduce these costs as rapidly as the decline in revenues has occurred without jeopardizing Cameron's ability to respond to market opportunities. If market conditions continue to deteriorate resulting in further revenue declines, further cost cutting and other actions may become necessary.

     Cameron's results for 1993 included a provision of $15.2 million in recognition of the anticipated loss on committed customer purchase orders and several long-term pricing agreements entered into with several major customers in the second quarter of 1993. Starting in the latter part of 1992 and continuing into 1993, Cameron has experienced extreme pricing pressure from its major customers, who in turn have been under pressure from their major airline customers as well as continuing cutbacks from the U.S. military. This pressure, combined with large amounts of industry-wide excess forging capacity have caused Cameron's margins to decline faster than Cameron can adjust its fixed and semi-fixed period costs. In an effort to keep its operations functioning with the highest possible utilization and corresponding efficiency levels, Cameron has increasingly accepted orders with lower gross profit levels and also in the second quarter of 1993 entered into three-year pricing agreements with two of its major customers. Since the time when the original terms of these agreements were negotiated, the delivery dates have been steadily pushed into the future, exacerbating the current utilization problem.

     In accordance with Cameron's policy of accruing for losses on backlog and long-term pricing agreements, when available information indicates that a material loss will be incurred when the goods are delivered pursuant to the commitments, a loss accrual of $15.2 million was provided in connection with the preparation of Cameron's financial statements for 1993. See Note E of the Notes to Combined Financial Statements for further information.

     In 1992, nonrecurring income of $2.3 million was recognized as a result of a modification in Cameron's vacation policy. See Note D of the Notes to Combined Financial Statements for further information.

     Cameron's effective tax rate for 1993 reflected only a 9.5% benefit on pretax losses of $22.2 million, compared with an effective tax expense of 39.7% in 1992. The low rate in 1993 and the higher than statutory rate in 1992 both reflect the inability of Cameron, on a stand-alone basis, to fully utilize both current and deferred tax deductions being generated in the respective periods. See Note M of the Notes to Combined Financial Statements for further information.

  1992 COMPARED TO 1991

     Excluding the earnings charge associated with adopting new accounting principles in 1992, year-to-year revenue declines resulted in a nearly 45% decline in Cameron's net income.

     Revenues for 1992 decreased $24.6 million or 12.4% from 1991. Lower volumes in Cameron's major markets were accompanied by pricing pressures in an increasingly competitive environment. The revenue decline was centered in two product lines, die forging and defense equipment. The die forging product line was negatively impacted by a number of factors. Airlines postponed commercial aircraft orders which reduced the demand for new aircraft engines. Major domestic defense budget reductions impacted the quantities of defense aircraft engines being built. "Just-in-time" inventory reduction programs implemented by Cameron's major customers resulted in delayed deliveries during 1992. Additionally, intense competition among the major aircraft engine manufacturers has driven down engine prices, and resulted in pressure on the engine makers' suppliers to reduce prices. The defense equipment product line was adversely affected by the loss of a U.S. government production contract. Sales of extruded products improved slightly from 1991 due primarily to power plant building programs in the Pacific Rim.

     Gross margins were $18.1 million or 10.4% of revenues in 1992 as compared to $28.6 million or 14.4% of revenues in 1991. Lower scrap and rework expenses, lower raw material costs and other production efficiencies partially reduced the adverse effect of lower volumes on the gross margin. However, the severity of the revenues decline and lower realization on scrap sales more than offset these positive contributions.

     Depreciation and amortization of $7.0 million in 1992 increased $.7 million or 11.8% from 1991. This increase was due to normal changes in the depreciable asset base.

     Selling, general and administrative expenses were $12.9 million in 1992, a 4.5% decline from the $13.5 million in 1991. As a percentage of revenues, selling, general and administrative expenses increased to 7.4% in 1992 from 6.8% in 1991 due to the significance of the sales decline in 1992.

     Nonrecurring income in 1992 resulted from a change in the vacation policies with respect to salaried and hourly employees. See Note D of the Notes to the Combined Financial Statements for further information.

     The effective tax rate decreased from 46.1% in 1991 to 39.7% in 1992. The year-to-year decrease in the effect of tax losses, which could not be benefited for book purposes, more that offset the elimination starting in 1992, as a result of SFAS No. 109, of favorable tax effects resulting from nontaxable fixed asset write-downs relating back to Cameron's acquisition by Cooper. In the course of adopting the new required income tax accounting standard, Cameron wrote up certain fixed assets which were recorded net of tax and also eliminated the favorable effect associated with fixed assets write downs which were being treated as "permanent differences" in the tax provision calculations in prior years.

  1991 COMPARED TO 1990

     Year-to-year revenue declines resulted in a nearly 46% decline in Cameron's 1991 net income compared with 1990.

     Revenues for 1991 decreased $15.7 million or 7.3% from 1991. Demand for die forgings from one of Cameron's major customers decreased from a particularly strong 1990 performance, resulting in lower sales of both nickel-based alloy parts and spares components in 1991. Shipments in the domestic die forging business were in line with the 1990 results. Domestic sales of extruded products declined from 1990 due in part to nonrecurring nuclear aircraft carrier catapult business. In the smaller product lines, defense equipment revenues were consistent with the 1990 period and powder systems business improved over 1990.

     Gross margins were $28.6 million or 14.4% of revenues in 1991 as compared to $37.1 million or 17.3% of revenues in 1990. These declines were due to the negative impact of the lower volumes in the U.K., a higher percentage of domestic aircraft gas turbine business at more competitive long-term agreement pricing levels and higher depreciation and amortization expense.

     Depreciation and amortization expense doubled from 1990, increasing from $3.1 million to $6.2 million in 1991. This increase was primarily due to the finalization of the fixed asset values included in the purchase price allocation with respect to the 1989 acquisition of CIW by Cooper.

     Selling, general and administrative expenses increased from $11.6 million in 1990 to $13.5 million in 1991. As a percent of revenues, selling, general and administrative expenses increased from 5.4% in 1990 to 6.8% in 1991. This increase resulted from economic increases in salaries and related fringe benefit costs, as well as increases related to higher manpower levels in 1991 compared with 1990.

     The effective tax rate increased from 41.5% in 1990 to 46.1% in 1991 as a result of changes in the amounts of nontaxable depreciation expense reductions and higher tax deductions that Cameron could not tax benefit as a separate entity.

LIQUIDITY AND CAPITAL RESOURCES

     Since 1990, Cameron's business has declined dramatically due to the shrinking commercial aerospace and defense markets. The declines in these markets have resulted in pricing pressures and inventory reduction programs by Cameron's major customers, delays in scheduling, and order cancellations that have led to significant overcapacity in the industry. During this period, Cameron has downsized its operations and made other operating adjustments in response to the decrease in market activity. In spite of these reductions, however, Cameron's operating cash flows have steadily declined from $28.5 million in 1991 to a negative $2.4 million in 1993. Although management expects that it will be able to reduce working capital such that positive operating cash flows could be generated in the short term, the magnitude of the working capital decreases are not such that Cameron anticipates transferring any net positive cash flows to its parent Cooper.

     Longer term, further declines in activity levels and continuing pricing pressure may cause the earnings losses that Cameron has experienced to continue and strain management's ability to reduce working capital as an offset. This trend, along with other factors, is what has led Cameron's parent --
Cooper -- to enter into the transaction with Wyman-Gordon for which these financial statements are being furnished.

     Cameron has historically maintained only petty cash and imprest bank accounts because it utilized Cooper's centralized cash management system for all of its operating and financing requirements and regularly remitted all of its excess cash to Cooper. In addition, although Cameron has been unable, from a stand-alone perspective, to realize a tax benefit from the losses that it has generated, Cooper has realized a tax benefit from them. This cash flow benefit acts to substantially reduce in 1993, and eliminate in 1992, the cash utilized by the Cameron operations. Cooper has substantial resources such that there is at present no reason to believe that Cameron will not be able to obtain all of the capital resources and other funds that it requires for its operations.

  WORKING CAPITAL

     During 1993, operating working capital (defined as receivables and inventories, less accounts payable and accrued liabilities, excluding the effect of foreign currency translation, nonrecurring income and the cumulative effect of changes in accounting principles) increased $8.5 million. In 1993, receivables increased over the prior year end as a result of 60-day payment terms granted to a major customer at the end of 1993. Inventories and accounts payable and accrued liabilities (excluding nonrecurring income) each declined significantly primarily due to lower raw materials requirements resulting from customer scheduling modifications and revised delivery requirements.

     During 1992, operating working capital increased $1.1 million. This increase was the result of lower accounts payable and accrued liabilities, substantially offset by reductions in receivables and inventories. These reductions were caused by the lower volumes as a result of the demand factors discussed above, as well as lower accruals relating to employee costs and benefits.

     During 1991, operating working capital decreased $9.7 million. The decline was driven by significant reductions in inventories and receivables caused by the downturn in business activities. Accounts payable and accrued liabilities declined during the year as a result of spending related to various management programs for which accruals had previously been established.

  CASH FLOWS

     During 1993, cash flow used for operating activities was $2.4 million. This use of cash was caused by the reduction in net income and the increase in operating working capital as explained above. Cameron expended $9.2 million on capital projects, and received $1.1 million on sales of fixed assets and $10.6 million from Cooper.

     During 1992, cash flows from operating activities totaled $11.8 million and proceeds from sales of fixed assets totalled $.4 million. These cash flows, along with $14.4 million received from Cooper, were used to fund $27.7 million of capital expenditures. Translation provided a $1.1 million increase in the recorded cash flows.

     During 1991, Cameron generated $28.5 million from operating activities and $.6 million from sales of plant and equipment. Cameron expended $20.8 million for capital projects and transferred $8.2 million to Cooper.

  FINANCIAL POSITION

     Cameron's financial position reflects the various factors discussed above in "-- Results of Operations," "-- Liquidity and Capital Reserves -- Working Capital" and "-- Cash Flows." Other changes in the assets and liabilities of Cameron are the result of normal operating activities.

  CAPITAL EXPENDITURES AND COMMITMENTS

     Capital projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility or expand production capacity resulted in expenditures of $9.2 million during 1993, compared with $27.7 million in 1992 and $20.8 million in 1991.

OUTLOOK

     Cameron's results for the year 1993 include a significant earnings reduction as a result of recording losses associated with long-term contracts and pricing agreements. On a stand-alone basis and absent significant improvements in the marketplace, management believes that this loss accrual would continue to increase from year to year, although not dramatically. As a result, although management believes that Cameron will continue to have operating losses, it expects those losses to be somewhat lower in 1994 than the losses recorded in 1993. Longer term, without some form of market stability or a reduction in industry capacity, the magnitude of the operating losses is difficult to predict with any degree of certainty.

IMPACT OF INFLATION

     During the periods presented, inflation had a relatively minor effect on Cameron's reported results of operations.

ACCOUNTING AND TAX MATTERS

     Effective January 1, 1992, Cameron elected early adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS 109, "Accounting for Income Taxes," and SFAS 112, "Employers' Accounting for Postemployment Benefits." Applying the new standards resulted in a one-time charge against earnings of $14.1 million. On an ongoing basis, the new standards with respect to postretirement and postemployment benefits are expected to have a small negative impact on Cameron's results, while, as discussed above in "-- Results of Operations -- 1992 Compared to 1991," the income tax accounting change has significantly increased Cameron's income tax expense. See Note C of the Notes to Combined Financial Statements of Cameron for further information.

                              BUSINESS OF CAMERON

GENERAL

     Cameron, founded in 1920, and acquired by Cooper as part of its acquisition of CIW in November 1989, is an important manufacturer and marketer of technically advanced forgings and extrusions for use in critical applications in the aerospace, defense, power generation and oil and gas industries.

     Cameron also manufactures superalloy powders and thermal products.

CLOSED DIE FORGINGS

     A substantial portion of Cameron's business is the manufacture of rotating parts for aircraft engines, both commercial and defense. These parts include turbine and compressor discs as well as shafts, cases and hubs. Cameron also supplies forgings for a variety of components used in several commercial and defense aircraft landing gear programs, and structural airframe parts.

     Cameron participates in several U.S. Government missile programs and manufactures several defense equipment products. Examples of these products include breech block and breech rings for large cannons, and forged steel casings for a variety of bombs, rockets and expendable launch vehicles.

     Cameron provides a variety of forgings for the U.S. and U.K. Navy nuclear programs. The products supplied to these programs include forged valve bodies, fittings and pump cases used in propulsion systems for nuclear submarine and aircraft carriers.

     Cameron provides forged valve components for power generation equipment, and components for turbine engines including discs, shafts and cases. Cameron also manufactures forgings for oil field equipment components including blowout preventers, gate valves, bonnets, spools and hangers.

EXTRUSIONS

     Cameron is a major supplier of missile, rocket and bomb cases. Cameron also supplies extruded products for nuclear submarines and aircraft carriers including heavy wall piping for nuclear propulsion systems, torpedo tubes and catapult launch tubes.

     Cameron's major product in the power generation equipment market is extruded seamless heavy wall pipe for the critical piping systems in commercial power plants worldwide.

     Cameron also supplies extruded powders for other superalloy powder manufacturers.

MARKETS

     Cameron markets and sells its products both domestically and worldwide. The following table presents Cameron's sales to unaffiliated customers by geographic area:

                                                       YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                          1991                   1992                   1993
                                    ----------------       ----------------       ----------------
                                                 % OF                   % OF                   % OF
              AREA                  REVENUES     TOTAL     REVENUES     TOTAL     REVENUES     TOTAL
- - --------------------------------    --------     ---       --------     ---       --------     ---
                                                           (000'S OMITTED)
United States...................    $157,712      79%      $132,176      76%      $115,949      78%
Other...........................      41,225      21         42,158      24         33,585      22
                                    --------     ---       --------     ---       --------     ---
Total...........................    $198,937     100%      $174,334     100%      $149,534     100%
                                    ========     ===       ========     ===       ========     ===

     For information regarding Cameron's industry segments and domestic and international operations, see Note L of Notes to Combined Financial Statements of Cameron included elsewhere herein.


     The principal markets served by Cameron are commercial aerospace, defense equipment and power generation. Revenues by principal market, as estimated by Cameron, are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------
                                                 1991                 1992                 1993
                                           ----------------     ----------------     ----------------
                                                      % OF                 % OF                 % OF
                 MARKET                    REVENUES   TOTAL     REVENUES   TOTAL     REVENUES   TOTAL
- - -----------------------------------------  --------   -----     --------   -----     --------   -----
                                                                (000'S OMITTED)
Commercial aerospace.....................  $ 90,937     46%     $ 80,334      46%    $ 78,434     52%
Defense equipment........................    60,000     30        49,000      28       31,100     21
Power generation.........................    23,000     12        23,000      13       28,000     19
Other....................................    25,000     12        22,000      13       12,000      8
                                           --------   -----     --------   -----     --------   -----
Total....................................  $198,937    100%     $174,334     100%    $149,534    100%
                                           ========   =====     ========   =====     ========   =====

  COMMERCIAL AEROSPACE

     Cameron manufactures rotating parts for aircraft engines. Cameron supplies components for many of the major commercial jet engines manufactured in the U.S. and Europe today. Cameron also supplies forgings for components used in landing gear programs, and structural airframe parts.

  DEFENSE EQUIPMENT

     Cameron supplies products to builders of military aircraft and missiles. Examples of these products include forged rotating parts for jet engines as well as components for airframes and landing gears for aircraft and components for large cannon and forged steel casings for bombs, rockets and expendable launch vehicles. Cameron participates in a variety of U.S. Government programs including the Standard, Harm, Patriot and Aegis programs. For naval defense applications, Cameron supplies components for propulsion systems for nuclear submarine and aircraft carriers.

  POWER GENERATION

     To the power generation market, Cameron is a major supplier of extruded seamless heavy wall pipe for the critical piping systems in commercial power plants worldwide, both fossil fuel and nuclear. Cameron believes it is the leading U.S. supplier, and also a leading U.K. supplier, of large diameter, heavy wall pipe.

  OTHER MARKETS

     Cameron also manufactures forged components for the industrial and oil and gas markets.

CUSTOMERS

     Cameron has approximately 67 customers that purchase closed die forgings, 75 customers that purchase extruded products and 30 customers that purchase other products. Cameron's principal customers are similar across all of these products. Approximately 60% of Cameron's revenues are generated from sales of aircraft jet engine components, and the majority of these sales are to three customers, General Electric Company, Rolls-Royce plc and United Technologies Corporation (principally its Pratt & Whitney Division). During the years ended December 31, 1992 and 1993, sales to these three principal customers represented approximately 50% of Cameron's total revenues. Additionally, during the years ended December 31, 1992 and 1993 each of these three principal customers accounted for more than 10% of revenues.

     Cameron participates in most active aircraft jet engine programs and is involved in the development of major new programs.

MARKETING AND SALES

     Cameron markets its products principally through its own sales engineers and makes only limited use of manufacturers' representatives. Substantially all sales are made directly to original equipment manufacturers.

     Cameron's sales are not subject to significant seasonal fluctuations, although production in the third quarter normally tends to be somewhat less than that of other quarters as a result of scheduled plant shutdowns in the U.K.

     A substantial portion of Cameron's revenues is derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from Cameron. Actual purchase amounts are typically not determined until shortly before the year in which the products are to be delivered.

BACKLOG

     The backlog of unfilled orders from customers for each of the years ended
December 31, 1991, 1992 and 1993 in the commercial aerospace, defense equipment, power generation and other markets served by Cameron was as follows, as estimated by Cameron:

                                                            YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------
                                                 1991                 1992                 1993
                                           ----------------     ----------------     ----------------
                                                      % OF                 % OF                 % OF
                 MARKET                    BACKLOG    TOTAL     BACKLOG    TOTAL     BACKLOG    TOTAL
                 ------                    --------   -----     --------   -----     --------   -----
                                                                (000'S OMITTED)
Commercial aerospace.....................  $193,000     69%     $149,000     70%     $105,000     71%
Defense equipment........................    49,000     18        36,000     17        20,000     14
Power generation.........................    16,000      6        12,000      5        12,000      8
Other....................................    21,000      7        17,000      8        11,000      7
                                           --------   -----     --------   -----     --------   -----
Total....................................  $279,000    100%     $214,000    100%     $148,000    100%
                                           ========   =====     ========   =====     ========   =====

     At December 31, 1992 and 1993, approximately $190 million and $108 million, respectively, of total backlog was scheduled to be shipped within one year and the remainder in subsequent years, although there can be no assurances that products ordered will be shipped as scheduled.

MANUFACTURING PROCESSES

     Cameron produces forgings and extrusions using purchased materials and materials produced in its own facilities. Cameron's principal manufacturing facilities are in Houston, Texas, in Cypress, Texas, which is located near Houston, and in Livingston, Scotland. Following the Acquisition, Cooper will retain ownership of the Houston manufacturing facility, which the Company's management considers to be surplus to the combined operations of the Company and Cameron. The Company will occupy the Houston manufacturing facility under a two-year, rent-free lease from Cooper, as provided in the Stock Purchase Agreement, in order to remove certain equipment from the Houston facility to other facilities owned by the Company. Cameron also operates a superalloy powder metals facility in Brighton, Michigan. Cameron's forging presses include 35,000-ton, 55,000-ton and 29,000-ton presses at the Cypress plant, 8,000-ton isothermal, 11,000-ton and 20,000-ton presses at the Houston plant, and a 30,000-ton press at the Livingston plant, as well as several other smaller presses. Three of these presses are designed to utilize the multiple-ram forging technique, which Cameron pioneered in the 1940's. Three of the presses have exceptionally large extrusion capabilities. One press is designed to forge in the isothermal mode, where the dies and the part to be forged are at the same temperature. Also, most of these large presses are equipped with computer controls to ensure process repeatability.

     Cameron's Brighton powder metal facility has the capability to atomize, process, and consolidate (by hot isostatic pressing) superalloy metal powders for use in aerospace, medical implant, petrochemical, hostile environment oil and gas drilling and production, and other high-technology applications. This facility has a production capacity of up to 500,000 pounds of superalloy powder per year. In addition, Cameron has the capacity to consolidate powdered metals by extrusion using its 20,000-ton, 30,000-ton and 35,000-ton presses. Extruded billets are further processed and either sold to other forge shops or forged into critical jet engine components on the 8,000-ton isothermal press in the Houston plant.

     All of Cameron's facilities included as part of the Acquisition are in good condition and are currently operating at approximately 40% capacity utilization. Increased production can be added with little additional capital investment.

  CLOSED DIE FORGINGS

     Although both conventional and hot-die forging processes require heated dies, temperatures in the hot-die method are generally much higher. Cameron's hot-die forging techniques produce forgings with superior surface conditions, metallurgical structures and tighter tolerances. Aspects of the manufacturing process are discussed below.

     Conventional/Multiple-Ram Process. The closed-die, multiple-ram process enables Cameron to produce extremely complex forgings with multiple cavities in a single heating and pressing cycle. Dies may be split either on a vertical or a horizontal plane and shaped punches may be operated by side rams, piercing rams, or both. Multiple-ram forging enables Cameron to produce a wide variety of shapes, sizes, and configurations utilizing less input weight. The process also optimizes grain flow and uniformity of deformation, reduces machining requirements, and minimizes overall costs.

     Hot-Die Process. This process utilizes special die materials that can withstand relatively high temperatures to produce forgings with superior surface conditions and controlled metallurgical structures.

     Isothermal Forging. Cameron's isothermal forging capability is representative of the most advanced forging technology available today. Intricate shapes are forged in a totally enclosed, environmentally controlled chamber from materials that often cannot be forged by conventional techniques. This process creates near-net shape forgings which require a minimum of machining. Cameron's 8,000-ton isothermal press is housed in a positive-pressure inert gas chamber, is robot-fed from electric furnaces and is computer-controlled for consistency and quality.

  EXTRUSION

     Cameron's 35,000-ton vertical extrusion press is one of the largest and most advanced presses in the world. This press has been modified to produce 55,000 tons of pressure to forge the very large components needed for both aircraft and industrial gas turbines. Extrusions are also produced for applications in the oil and gas industry, including tension leg platforms, riser systems and production manifolds. It is supported by manipulators capable of handling work pieces weighing up to 20 tons, rotary hearth furnaces and a 14,000-ton blocking press. It is capable of producing heavy wall seamless pipe with outside diameters up to 48 inches and wall thicknesses from 1/2 inch up to 7 inches or more. Solid extrusions can be manufactured from 6 to 32 inches in diameter. Typical lengths vary from 10 to 45 feet. Powder materials can also be compacted and extruded into forging billets utilizing this press. The 30,000-ton press in Scotland has similar extrusion capabilities in addition to its multi-ram forging capabilities.

  TOOLING

     Cameron designs, manufactures and repairs most of its own forging dies and tools. Modelling and finite element analysis techniques are used in determination of forging stresses and loads imposed within the die cavity. Forging shapes and their processing sequence are designed using computer-assisted design technology. Utilizing this data, dies are produced through conventional and numerically controlled machining techniques.

  FINISHING

     After forging, the product moves through heat treating, machining, and final testing. These steps insure that every product is properly finished and ready for shipment.

     Heat Treating. To guarantee the final integrity of each forging, specific heat treating programs are designed and followed meticulously. Cameron's heat treating facilities include box and car bottom furnaces equipped with computer-controlled monitoring devices and recorders to provide process control and permanent records of heat treating cycles. Products are quenched in air, oil, water or polymer in order to meet customer specifications.

     Machining. Cameron's machine shops feature a complete range of computer-controlled machine cells. Machine cell technology insures repeatability, minimizes machine time, and reduces tooling and fixturing. This results in faster process times, lower machining costs, and enhanced product quality.

     Testing. Throughout the manufacturing process, Cameron's engineers perform numerous tests and inspections to insure the final quality of each product; statistical process control ("SPC") techniques are also applied throughout the entire manufacturing process. Specific measures which may be performed after heat treating and machining are as follows:

     - Nondestructive Testing. To meet customers' dimensional tolerances, Cameron relies on computer-controlled coordinate measuring machines with rapid, multiple axis measuring capabilities. Other nondestructive tests include fluorescent and magnetic particle testing and contact and immersion ultrasonic testing. Pipe can also be hydrostatically tested.

     - Destructive Testing. Cameron's destructive testing capabilities include creep, stress rupture, Charpy impact testing, fatigue testing, tensile testing and fracture toughness testing, among others. Examination equipment supporting this testing includes spectrographic analysis, light optics, and electron metallographic equipment.

  MELTING

     Cameron's powder metal facility in Brighton, Michigan melts and atomizes superalloy powder metal. The Brighton facility is fully integrated with melting, atomizing, powder processing and hot isostatic pressing. The powder metal is compacted via extrusion at Cameron's Houston facility. The primary product is nickel-based superalloy powder for aircraft engine applications, but powder clad valves for the oil and gas industry and other specialty materials are also produced.

     Cameron's management believes that Cameron's vacuum arc remelt ("VAR") shop at Cypress is one of the finest facilities of its kind in the world. This facility, with its five computer-controlled VAR furnaces, accepts electrodes up to 42 inches in diameter and weighing up to 40,000 pounds. The Cypress VAR furnaces are used to remelt purchased electrodes into high purity alloys for internal use in severe applications. In addition, the VAR furnaces are used for toll melting. These vacuum metallurgy techniques provide consistently high levels of purity, low gas content, and precise control over the solidification process. This minimizes segregation in complex alloys and results in improved mechanical properties, as well as hot and cold workability.

     Cameron applies SPC techniques to the remelt process. Each VAR furnace is fully programmable and computer-controlled. Feedback from the process is logged by a local computer as a permanent record of the melt history and as an input for SPC analysis. Real-time video monitoring and video taping of the melt pool is also provided. These capabilities combine to insure total control and conformance to requirements.


FACILITIES

     The following table sets forth certain information with respect to Cameron's major facilities, all of which are owned by Cameron. Cameron believes its facilities are well-maintained, are suitable to support Cameron's business and are adequate for Cameron's present and anticipated needs. The facilities are owned by Cameron in fee, except as indicated. At December 31, 1993, Cameron's facilities were operating at approximately 40% of their total productive capacity.

                                                  APPROXIMATE
                                                    SQUARE             PRIMARY
                        LOCATION                    FOOTAGE            FUNCTION
                        --------                  -----------          --------
          Cypress, Texas......................     1,283,800           Forgings
          Houston, Texas(a)...................       433,000           Forgings
          Brighton, Michigan..................        34,500         Super alloy
                                                                        powder
          Livingston, Scotland................       517,200           Forgings
- - ---------------

(a) To be leased from Cooper after the Acquisition. See "Business of Cameron -- Manufacturing Processes."

RAW MATERIALS AND ENERGY USAGE

     Cameron purchases alloys of titanium, nickel, steel and high temperature alloys. Three companies supply the majority of Cameron's titanium requirements, two companies supply its high-temperature alloys, and several companies supply its alloy steels. Cameron works very closely with suppliers to ensure consistent quality of materials.

     The forging process is energy intensive. Natural gas is the primary fuel used to heat material for forging and custom heat treating. A significant amount of electricity is also used in the manufacturing process. Supplies of natural gas and electricity have been sufficient and there is no anticipated shortage for the future.

EMPLOYEES

     As of December 31, 1993, Cameron had 1,170 employees, of whom approximately 448 were executive, administrative, engineering, research, sales and clerical and 722 were production and craft. Approximately 99% of the production and craft employees and 22% of other employees are represented by a total of four unions.

     International Association of Machinists and Aerospace Workers Local 15 represents 470 active employees and 130 employees with recall rights at Houston. The current contract runs from August 10, 1992 through August 6, 1995. The contract covers production and maintenance (excluding electrical) employees. International Brotherhood of Electrical Workers Local 716 represents 37 active electrical maintenance employees and 4 additional on recall status. This contract, for Houston-based employees, runs from August 10, 1992 to August 6, 1995.

     The Amalgamated Engineering Union represents 215 hourly production and maintenance personnel in Livingston, Scotland. The contract for the period beginning December 1, 1991 expired on November 3, 1993. Cameron and the union are currently negotiating a new contract. The Manufacturing, Science and Finance Union represents 98 clerical and technical personnel at Livingston. This contract runs from February 1, 1992 and expired on January 30, 1994. Cameron and the union are currently negotiating a new contract.

RESEARCH AND PATENTS

     Cameron maintains a Research and Development facility dedicated to active research and development in materials and forging technology, and in evaluating interactions between temperature and metal deformation speed and degree. A number of projects are customer-funded or jointly funded, but most of the investigational work undertaken relates to future or current business interests and supports Cameron's product lines. Cameron expended approximately $2.9 million and $1.8 million on applied research and development during the years ended December 31, 1992 and 1993, respectively. Although Cameron owns patents covering certain of its processes, Cameron does not consider that these patents are of material importance to Cameron's business taken as a whole. All of Cameron's products are manufactured to customer specifications and, consequently, there are no proprietary products.

COMPETITION

     Cameron's production capabilities are possessed in varying degrees by other companies in the industry, including both domestic and foreign manufacturers. Competition is intense among the companies currently involved in the industry.

ENVIRONMENTAL REGULATIONS

     Cameron is subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Water Act, the Clean Air Act (including the 1990 Amendments) and the Resource Conservation and Recovery Act. Cameron believes that its existing environmental control procedures are adequate and it has no current plans for substantial capital expenditures in this area.

     Cameron has been identified as a PRP with respect to only one site. The site is designated for cleanup under the Texas Superfund program, which imposes liability for cleanup of certain waste sites without regard to fault or the prior legality of waste generation or disposal. Persons liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although the state law can impose joint and several liability on all PRPs, in application, the PRPs typically allocate the investigation and cleanup costs based upon the volume of waste contributed by each PRP. Settlements can be achieved through negotiations with the appropriate environmental agency or the other PRPs. At the particular site in question, Cameron has reached agreement with the other PRPs and has agreed to contribute fifty percent of all costs related to site investigation and remediation; however, this percentage may be substantially reduced if other potentially responsible parties are identified at the site in the future. The current liability associated with this state Superfund site is estimated at a present value of approximately $0.7 million. As provided in the Stock Purchase Agreement, Cooper has agreed to assume from Cameron all environmental liabilities related to the designation of this site as a Superfund site. Accordingly, this liability is not reflected in the financial statements of Cameron.

     Former operations at Cameron's manufacturing facility located in Houston, Texas may have resulted in soil and groundwater contamination which has been identified at the site. Remediation of the soil and groundwater at this facility may be necessary. These liabilities are currently estimated at a present value of approximately $1.4 million. As provided in the Stock Purchase Agreement, Cooper has agreed to assume from Cameron certain environmental liabilities related to the disposal and discharge of materials into the environment at this facility. Accordingly, this liability is not reflected in the financial statements of Cameron.

     Cameron does not currently anticipate any material adverse effect on its results of operations, financial conditions or competitive position as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above. However, some risk of environmental liability and other costs is inherent in the nature of Cameron's business, and there can be no assurance that material environmental costs will not arise. Moreover, it is possible that future developments, such as promulgation of implemented regulations under the 1990 Amendments to the Clean Air Act and other increasingly strict requirements of environmental law and enforcement policy thereunder, could lead to material cost of environmental compliance and cleanup by Cameron.

PRODUCT LIABILITY EXPOSURE

     Cameron produces many critical engine and structural parts for commercial and military aircraft. As a result, Cameron faces an inherent business risk of exposure to product liability claims. Cameron maintains insurance against product liability claims, but there can be no assurances that such coverage will continue to be available on terms acceptable to Cameron or that such coverage will be adequate for liabilities actually incurred. Cameron has not experienced any material loss from product liability claims and believes that its insurance coverage is adequate to protect it against any claims to which it may be subject.

LEGAL PROCEEDINGS

     There are no legal proceedings pending or threatened which, in the opinion of Cameron's management, would be reasonably likely to have a material adverse effect on Cameron.

          SELECTED CONSOLIDATED FINANCIAL DATA OF WYMAN-GORDON COMPANY

     The selected consolidated financial data presented below for each of the three fiscal years in the period ended December 31, 1991 have been derived from the Company's consolidated financial statements which were audited by Coopers &
Lybrand, independent accountants. The selected consolidated financial data for each of the years ended December 31, 1992 and 1993 have been derived from the Company's consolidated financial statements, which were audited by Ernst &
Young, independent auditors. This data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included elsewhere in this Proxy Statement.

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                   1989        1990        1991        1992      1993(1)
                                                                 --------    --------    --------    --------    --------
                                                                          (000'S OMITTED, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
    Revenue(2)................................................   $372,761    $405,381    $355,390    $298,881    $239,761
    Cost of goods sold........................................    322,958     331,435     310,456     234,577     210,069
    Selling, general and administrative expenses..............     26,014      26,461      28,311      21,154      20,098
    Depreciation and amortization.............................     24,116      27,474      25,319      15,875      15,569
    Restructuring, disposal and other non-recurring charges...      --          --        106,464       --          2,453
                                                                 --------    --------    --------    --------    --------
    Income (loss) from operations.............................       (317)     20,011    (115,160)     27,275      (8,428)
    Interest expense and miscellaneous, net...................      4,721       5,613      10,591       5,480       8,576
                                                                 --------    --------    --------    --------    --------
    Income (loss) before income taxes and cumulative effect of
      changes in accounting principles........................     (5,048)     14,398    (125,751)     21,795     (17,004)
    Income tax benefit (expense)..............................      1,864      (5,702)     26,070       --          --
                                                                 --------    --------    --------    --------    --------
    Income (loss) before cumulative effect of changes in
      accounting principles...................................     (3,184)      8,696     (99,681)     21,795     (17,004)
    Cumulative effect of changes in accounting
      principles(1)...........................................      --          --          --          --        (43,000)
                                                                 --------    --------    --------    --------    --------
    Net income (loss).........................................   $ (3,184)   $  8,696    $(99,681)   $ 21,795    $(60,004)
                                                                 ========    ========    ========    ========    ========
OTHER DATA:
    Dividends paid............................................   $ 14,265    $ 14,265    $  5,349    $  --       $  --
    Per share data:
        Income (loss) before cumulative effect of changes in
          accounting principles...............................   $  (0.18)   $   0.49    $  (5.59)   $   1.21    $  (0.95)
        Cumulative effect of changes in accounting
          principles(1).......................................      --          --          --          --          (2.39)
                                                                 --------    --------    --------    --------    --------
        Net income (loss).....................................   $  (0.18)   $   0.49    $  (5.59)   $   1.21    $  (3.34)
                                                                 ========    ========    ========    ========    ========
    Dividends paid............................................   $   0.80    $   0.80    $   0.30    $  --       $  --
    Book value................................................      13.49       13.02        7.18        8.37        4.91
BALANCE SHEET DATA (AT END OF PERIOD):
    Accounts receivable, net..................................   $ 81,045    $106,898    $ 83,966    $ 68,789    $ 51,287
    Inventories(2)............................................     80,079      76,570      70,287      53,688      42,388
    Property, plant and equipment, net........................    173,595     186,091     110,400     102,680      98,344
    Total assets..............................................    400,251     421,886     339,154     291,878     286,634
    Total indebtedness........................................     74,941     102,002      92,692      70,615      90,538
    Stockholders' equity......................................    240,568     232,157     128,088     149,516      88,349

- - ---------------
(1) Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than
    Pensions," and SFAS 109, "Accounting for Income Taxes." SFAS 106 requires postretirement benefits obligations to be accounted for on an accrual basis rather than as "expense-as-incurred" basis formerly used. The Company elected to immediately recognize the cumulative effect of these accounting changes, resulting in a non-cash reduction in earnings for the year ended December 31, 1993 of $43.0 million or $2.39 per share. The adoption of SFAS 109 in the year ended
    December 31, 1993, has not had a material effect on earnings or the financial position of the Company.


(2) In 1991, the Company divested its automotive crankshaft operations. The following table reflects the pro forma effect on revenues and inventories of the divestiture of the automotive crankshaft operations as of the beginning of each of the periods presented below:

                                                             YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------
                                               1989        1990        1991        1992        1993
                                             --------    --------    --------    --------    --------
                                                                 (000'S OMITTED)
     Revenue(a)...........................   $372,761    $405,381    $355,390    $298,881    $239,761
     Elimination of divested operations...    (60,937)    (61,364)    (48,771)      --             --
                                             --------    --------    --------    --------    --------
     Revenue from ongoing operations......   $311,824    $344,017    $306,619    $298,881    $239,761
                                             ========    ========    ========    ========    ========
     Inventories..........................   $ 80,079    $ 76,570    $ 70,287    $ 53,688    $ 42,388
     Elimination of divested operations...     (7,438)     (5,244)      --          --             --
                                             --------    --------    --------    --------    --------
     Inventories of ongoing operations....   $ 72,641    $ 71,326    $ 70,287    $ 53,688    $ 42,388
                                             ========    ========    ========    ========    ========

- - ---------------
(a) The increase in revenue from 1989 to 1990 was attributed primarily to the Company's acquisition of its composites and casting operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  1993 COMPARED TO 1992

     Revenues for 1993 decreased $59.1 million or 19.8% from 1992. This decline in revenues was primarily attributable to continued sluggishness in the commercial aerospace industry during 1993.

     Gross margins in 1993 were $16.5 million or 6.9% of revenues as compared to $50.8 million or 17.0% of revenues in 1992. The Company's gross margins excluding depreciation were 12.4% and 21.5% of revenues in 1993 and 1992, respectively. The decline in gross margins during 1993 as compared to 1992 is a result of (1) lower production volume, (2) lower LIFO credits recorded in 1993 as compared to 1992 and (3) competitive pricing which is continuing to place pressure on the Company's gross margins. LIFO inventory credits, which include LIFO liquidation and deflation effects, of $7.9 million and $22.8 million were recognized in 1993 and 1992, respectively. Excluding depreciation and the benefits of the LIFO credit, the Company's gross margins were 9.1% of revenues and 15.0% of revenues in 1993 and 1992, respectively.

     Selling, general and administrative expenses decreased to $22.5 million in 1993 from $23.5 million in 1992, but increased as a percent of revenues from 7.9% in 1992 to 9.4% in 1993 resulting from the revenue decline. Selling, general and administrative expenses, excluding depreciation, as a percent of revenues were 8.9% and 7.5% in 1993 and 1992, respectively. The decrease in selling, general and administrative expenses was mainly due to lower payroll costs from reductions in personnel. Selling, general and administrative expenses in 1993 included a $2.4 million fourth quarter charge resulting from a change in estimated cash surrender values provided by the Company's insurance actuaries on Company-owned life insurance policies.

     In November 1993, the Company sold substantially all of the net assets and business operations of its Wyman-Gordon Composites, Inc. operations. The Company recorded a non-cash charge on the sale in 1993 of $2.5 million.

     Interest expense increased to $9.9 million in 1993 from $5.8 million in 1992 primarily as a result of higher interest rates on the 10.75% Senior Notes due 2003 (the "Senior Notes") as compared to that on the debt retired with the proceeds of the Senior Notes. The average debt balance was $87.7 million and $84.8 million in 1993 and 1992, respectively. The Company also wrote off $1.7 million in bank fees related to the Company's prior credit facility during 1993.

     Miscellaneous, net income was $1.3 million in 1993 and $0.3 million in 1992. Miscellaneous income in 1993 reflects primarily the gain of approximately $3.3 million on the sale of an investment. Miscellaneous income in 1992 reflects primarily the gain of approximately $0.9 million on the sale of an investment and a gain of approximately $0.6 million from a settlement of an overfunded pension plan terminated in a prior year.

  1992 COMPARED TO 1991

     Revenues for 1992 decreased $56.5 million or 15.9% from 1991, primarily as a result of the inclusion of $48.8 million in revenue from the Company's divested automotive crankshaft operations in 1991. Excluding the effects of the divested automotive crankshaft operations, in 1992 the Company experienced a decrease in revenues of $7.7 million or 2.5% from 1991. This decrease was primarily attributable to a decrease in revenues of approximately $22.5 million in the defense aerospace market, offset in part by an increase in revenues of approximately $10.2 million in the commercial aerospace market. The increase in commercial aerospace revenues was primarily attributable to shipments of parts for the larger jet engines manufactured by General Electric and Pratt & Whitney for widebody aircraft.

     The Company's gross margins excluding the divested automotive crankshaft operations increased to 17.0% of revenues in 1992 from 5.2% of revenues in 1991. The Company's gross margins, excluding depreciation and the divested automotive crankshaft operations, improved to 21.5% of revenues in 1992 from 11.1% of revenues in 1991. The Company believes that the majority of this increase is attributable to the implementation of various management programs designed to improve operating performance of the Company. Specifically, the increase in gross margins is attributable to (1) a LIFO credit of $22.8 million in 1992 as compared to $2.6 million in 1991, (2) significant reductions in personnel, (3) improved production cycle times, and (4) lower energy expense due to the renegotiation of a power contract. Excluding the benefit of the LIFO credit, depreciation and the divested automotive crankshaft operations, the Company's gross margins increased to 13.9% of revenues in 1992 from 10.2% of revenues in 1991.

     Selling, general and administrative expenses excluding the divested automotive crankshaft operations, as a percentage of revenue was 9.0% in 1991 and 7.9% in 1992. Selling, general and administrative expenses from ongoing operations, excluding depreciation, decreased from $26.3 million in 1991 to $22.4 million in 1992 or, as a percentage of revenues from ongoing operations, from 8.6% in 1991 to 7.5% in 1992. Selling, general and administrative expenses, excluding depreciation, from the divested automotive crankshaft operations totalled $3.1 million during 1991. The decrease in selling, general and administrative expenses from 1991 to 1992 was attributable to lower salary and fringe benefit expenses due to lower personnel levels and the divestiture of the automotive crankshaft operations.

     Interest expense and miscellaneous, net decreased from $10.6 million in 1991 to $5.5 million in 1992, or 48.1%. Interest expense decreased $2.3 million (or 28.3%) during 1992 when compared to 1991 as a result of lower interest rates (the average rate was 6.5% in 1992 compared to 8.2% in 1991) and lower debt balances (average debt was $84.8 million in 1992 compared to $96.6 million in 1991).

     The increase in miscellaneous income during 1992 is primarily attributable to the gain on the sale of an investment totaling approximately $0.9 million, and a gain of approximately $0.6 million from settlement of an over-funded pension plan terminated in a prior year.

     No provision for income taxes was recorded in 1992 because the Company used tax deductions, primarily related to the restructuring reserve recorded in 1991, which had not been previously recognized as reductions in the tax provision in the prior years' financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operations in 1993 resulted primarily from $1.0 million in earnings before depreciation and amortization, the non-cash loss on the sale of production facilities and the adoption of SFAS 106 (see Accounting and Tax Matters) and decreases in working capital of $23.0 million, offset by increases in non-working capital items of $7.1 million and expenditures of $9.6 million for restructuring, disposal and environmental activities.

     As of December 31, 1993, the Company expects to spend $0.6 million in 1994 and $5.4 million thereafter on environmental activities. The Company has completed all environmental projects within established timetables and is continuing to do so at the present time.

     In connection with its 1991 restructuring, the Company expects to expend an additional $12.7 million over the next several years, including approximately $3.8 million in 1994 and $8.9 million thereafter. For 1994 and thereafter, these expenditures include consolidation and reconfiguration of existing facilities of $3.0 million in 1994 and $7.1 million thereafter, and severance costs of $0.8 million in 1994 and $1.8 million thereafter.

     During 1991 and the years which followed, the Company has made substantial progress in implementing its 1991 restructuring plan. The consolidation and reconfiguration of the Company's two Massachusetts forging facilities is substantially complete, although there are some retooling and relocation activities which still remain to be completed in 1994 and thereafter. The process of divesting the Company's automotive crankshaft operations is virtually complete with minor costs remaining.

     In 1991 the Company charged $52.6 million against the newly established reserve, $51.9 million of non-cash charges to write assets down to their realizable value and $0.7 million of cash charges incurred from consolidation and reconfiguration of existing facilities. In 1992 the Company charged $2.4 million of non-cash charges against the reserve in order to write-down certain assets after consolidation and reconfiguration to their realizable value, cash charges were made against the reserve for consolidation and reconfiguration of existing facilities of $21.1 million and for severance and related costs of $2.2 million. In 1993 the Company made non-cash charges against the reserve of $1.7 million in order to write-down certain assets to their net realizeable value, cash charges were made against the reserve for consolidation and reconfiguration of existing facilities of $4.8 million and for severance and related costs of $2.0 million.

     A summary of charges made or estimated against 1991 restructuring and disposal reserves is as follows (000's millions):

                                             YEARS ENDED DECEMBER 31,
                                         ---------------------------------
                                         1991      1992      1993     1994     THEREAFTER     TOTAL
                                         -----     -----     ----     ----     ----------     -----
CASH
Consolidation and Reconfiguration of
  existing facilities..................  $ 0.7     $21.1     $4.8     $3.0        $7.1        $36.7
Severance..............................     --       2.2      2.0      0.8         1.8          6.8
                                         -----     -----     ----     ----       -----        -----
          Total cash charges...........    0.7      23.3      6.8      3.8         8.9         43.5
NON-CASH
Asset Revaluation......................   51.9       2.4      1.7       --          --         56.0
                                         -----     -----     ----     ----       -----        -----
Total charges against reserve..........  $52.6     $25.7     $8.5     $3.8        $8.9        $99.5
                                         =====     =====     ====     ====       =====        =====

     The Company from time to time expends cash on capital expenditures for more cost effective operations and joint development programs with the Company's customers. Capital expenditures amounted to $10.2 million, $11.2 million and $13.9 million in the years ended December 31, 1991, 1992 and 1993, respectively. Capital expenditures in the foreseeable future are not expected to vary materially from historical levels. As of December 31, 1993, the Company had contributed $4.1 million in cash towards its share of the capital requirements of its Australian joint venture for the production of nickel-based superalloy. The Company is committed to contribute an additional $3.4 million to the joint venture. However, the joint venture has entered into a credit agreement with an Australian bank which the Company expects will provide sufficient liquidity to meet the joint venture's future cash requirements. The Company has guaranteed 25% of the joint venture's obligations under the credit agreement. This guarantee expires at such time as the joint venture demonstrates its ability to produce commercially acceptable products. In addition, the Company has committed to expend $5.7 million on a waste water treatment facility to comply with an administrative order, of which $1.4 million had been spent as of December 31, 1993.

     On March 16, 1993, the Company issued $90.0 million of 10 3/4% Senior Notes due 2003. The Company used approximately $75.0 million of net proceeds from the sale of the Senior Notes, together with its new working capital credit facility discussed below, to retire indebtedness, replace outstanding letters of credit and terminate its prior credit agreement.

     In conjunction with the issuance of the Senior Notes, the Company contemporaneously entered into a three year $40.0 million revolving credit agreement with a lending institution. With the exception of the issuance of letters of credit, there are no borrowings under this credit facility.

     The primary sources of liquidity available in 1994 to fund the Company's operations, anticipated expenditures in connection with its 1991 restructuring, planned capital expenditures and planned environmental expenditures include available cash ($14.8 million at December 31, 1993), borrowing availability under the Company's $40.0 million revolving credit agreement, cash generated by opera-tions and reductions in working capital requirements through planned inventory reductions and accounts receivable management.

     Available cash, cash from operations and debt are expected to be the Company's primary sources of liquidity beyond 1994. The Company believes that it has adequate resources to provide for its operations and the funding of restructuring, capital and environmental expenditures.

     The Company's current plans to improve operating results include further reductions of personnel and various other cost reduction measures. Programs to expand the Company's revenue base include participation in new aerospace programs and entry into the land based gas turbine market and other markets in which the Company has not traditionally participated. Additionally, the Company anticipates that the aging of the current commercial airline fleet will result in future orders for the replacement of such fleet. The Company does not, however, expect to report a profit for 1994.

IMPACT OF INFLATION

     The Company's earnings may be affected by changes in price levels and in particular, changes in the price of basic metals. The Company's contracts generally provide for fixed prices for finished products with limited protection against cost increases. The Company would therefore be affected by changes in prices of the raw materials during the term of any such contract. The Company attempts to minimize this risk by ordering raw materials as needed to fill specific orders, and by seeking fixed price arrangements with raw materials suppliers.

ACCOUNTING AND TAX MATTERS

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), and No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 106 requires postretirement benefit obligations to be accounted for on an accrual basis rather than the expense-as-incurred basis formerly used. The Company elected to recognize the cumulative effect of these accounting changes, resulting in a non-cash reduction in earnings for the year ended 1993 of $43.0 million or $2.39 per share. (See Note E to the Consolidated Financial Statements.)

     The adoption of SFAS 109 in 1993 has not had a material effect on earnings or the financial position of the Company. At December 31, 1993, the Company had approximately $57.2 million in tax net operating loss carryforwards and no tax benefits were recorded when the Company adopted SFAS 106. (See Note I to the Consolidated Financial Statements.)

     During 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits." This standard provides that the Company follow an accrual method of accounting for benefits payable to employees when they leave the Company other than by reason of retirement. The Company currently accounts for these costs on an expense-as-incurred basis. The effect of adopting the new rule is not expected to be material to the Company's financial position or results of operations.

CHANGE IN ACCOUNTANTS

     On June 17, 1992, the Company changed its independent accountants from Coopers & Lybrand to Ernst & Young. Coopers & Lybrand's reports for the years ended December 31, 1990 and 1991 contained no adverse opinion, disclaimer or qualification as to uncertainty, audit scope or accounting principles. Through the date of dismissal, there were no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures that if not resolved to the satisfaction of Coopers & Lybrand would have caused such firm to make reference thereto in connection with its reports on the financial statements of the Company. The Company's decision to change its independent accountants was approved by the Audit Committee of the Company's Board of Directors and by the full Board.

                            BUSINESS OF THE COMPANY

GENERAL

     Wyman-Gordon Company, founded in 1883, is a leading producer of highly engineered, technically advanced components, primarily for the aerospace industry. The Company uses forging and investment casting technologies to produce components to exacting customer specifications for demanding applications such as jet turbine engines and airframes. The Company also designs and produces prototype products using composite technologies.

  JET ENGINE COMPONENTS

     The Company manufactures numerous forged and cast components for jet engines for both commercial and defense aircraft produced by all of the major manufacturers, including General Electric, Pratt & Whitney, Rolls-Royce and CFM International. The Company's forged engine parts include fan discs, compressor discs, turbine discs, seals, spacers and cases. Cast engine parts include thrust reversers, valves and fuel system parts such as combustion chamber swirl guides. Jet engines may produce in excess of 100,000 pounds of thrust and may subject parts produced by the Company to temperatures reaching 1,350()F. Components for such extreme conditions require precision manufacturing and expertise with high-purity titanium and nickel-based superalloys. Rotating parts such as fan compressor and turbine discs must be manufactured to precise quality specifications.

  AIRFRAME STRUCTURAL COMPONENTS

     The Company manufactures forged and cast structural parts for fixed-wing aircraft and helicopters. These products include wing spars, engine mounts, struts, landing gear beams, landing gear, wing hinges, wing and tail flaps, housings, and bulkheads. These parts may be made of titanium, steel, aluminum and other alloys, as well as composite materials. The Company also produces dynamic rotor forgings for helicopters. Forging is particularly well-suited for aircraft parts because of its ability to impart greater proportional strength to metal than other manufacturing processes. Investment casting can produce complex shapes to precise, repeatable dimensions.

     The Company has been a major supplier for many years of the beams that support the main landing gear assemblies on the Boeing 747 and has begun shipment of main landing gear beams for the new Boeing 777 widebody. The Company forges landing gear and other airframe structural components for the Boeing 747, 757, 767 and 777, the McDonnell Douglas MD-11 and the Airbus A330 and A340. The Company produces structural forgings for the F-15, F-16 and F-18 fighter aircraft and the Sikorsky Black Hawk helicopter. The Company has also been contracted to produce large, one-piece bulkheads for Lockheed and Boeing for the new F-22 advanced tactical fighter.

  OTHER PRODUCTS

     The Company produces steam turbine and gas turbine generator components for land-based power generation applications. The Company also manufactures shafts, cases, compressor and turbine discs for marine gas turbines. The Company's investment castings operation produces components for medical devices, power equipment, food processing equipment, land-based military equipment such as tanks, and various other applications. The Company derived approximately 5% of its 1992 and 1993 revenues from sales of nonaerospace products. In 1992, the Company received preliminary vendor qualification to provide components to a major producer of land-based gas turbines. The Company expects to receive final vendor qualifications in the second quarter of 1994 and has received an order to produce those components beginning in 1994.


MARKETS

     The principal markets served by the Company are commercial aerospace and defense equipment. Revenue from these markets over the last three years, excluding the Company's divested automotive crankshaft operations, have been as follows:

                                                       YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------
                                          1991                   1992                   1993
                                    -----------------      -----------------      -----------------
                                                % OF                   % OF                   % OF
             MARKET                 REVENUE     TOTAL      REVENUE     TOTAL      REVENUE     TOTAL
             ------                 --------    -----      --------    -----      --------    -----
                                                            (000'S OMITTED)
Commercial aerospace.............  $161,075       53%     $171,312       57%     $127,635       53%
Defense equipment................   135,573       44       113,029       38       101,329       42
Other............................     9,982        3        14,540        5        10,797        5
                                   --------     -----     --------     -----     --------     -----
     Total.......................  $306,630      100%     $298,881      100%     $239,761      100%
                                   ========     =====     ========     =====     ========     =====

  COMMERCIAL AEROSPACE

     The Company manufactures high-technology forged and cast products for virtually all models of commercial aircraft produced in the United States and several aircraft produced in Europe. Forged and investment cast parts include a wide variety of components for both the jet engines and structural airframes of these aircraft. The Company's composite operation designs and produces aerospace prototypes. The Company also produces products utilized in general aviation and business jet aircraft.

  DEFENSE EQUIPMENT

     The Company is a supplier to builders of military aircraft and missiles, manufacturing forged and investment cast components for jet engines as well as structural components and systems for defense and defense related industries. The Company manufactures fan, compressor and turbine discs, seals and spacers for jet engines, structural components such as aluminum, steel and titanium bulkheads for military aircraft and various fittings, spars and landing gear components. The Company also produces gunports for aircraft and weapons cases for missiles and rockets. For naval defense applications, the Company manufactures components for nuclear propulsion plants, as well as pump, valve, structural and non-nuclear propulsion forgings.

  OTHER MARKETS

     The Company also participates in a number of other markets, principally in the nuclear and non-nuclear power generation, marine and food processing industries. The Company is actively seeking to identify alternative applications for its capabilities, such as the automotive and other commercial markets.

CUSTOMERS

     The Company has approximately 100 active customers that purchase forgings, approximately 425 active customers that purchase investment castings and approximately ten active customers that purchase composite structures. The Company's principal customers are similar across all of these production processes. Five customers, General Electric Company, United Technologies Corporation (principally its Pratt & Whitney Division), Boeing Company, McDonnell Douglas Corporation and Mitsui & Company U.S.A., accounted for approximately 53% of the Company's revenues during 1992 and approximately 54% of the Company's revenues during 1993. General Electric and United Technologies each accounted for more than 10% of revenues for 1992 and 1993.

     The Company has organized its operations into product groups which focus on specific customers or groups of customers with similar needs. The Company has become actively involved with its aerospace customers through joint development relationships and cooperative research and development, engineering, quality control, just-in-time inventory control and computerized design programs. This involvement begins with the design of the tooling and processes to manufacture the customer's components to its precise specifications.

     The Company increasingly participates with its customers in joint development projects. The Company's plasma arc melting ("PAM") unit is being developed in cooperation with General Electric Company in order to develop new processing techniques and materials, including alloys for use in components for the new GE90 jet engine. In addition, General Electric has contracted with the Company to produce tooling for several components for the GE90 engine. Another customer partnership involves the creation of a joint venture with Pratt & Whitney and Australian investors to produce aerospace grade, nickel-based superalloy ingot in Perth, Australia. Pratt & Whitney has committed to purchase a portion of the joint venture's output, and the Company anticipates that a part of such commitment will be satisfied through orders of forgings produced by the Company.

MARKETING AND SALES

     The Company markets its products principally through its own sales engineers and makes only limited use of manufacturers' representatives. Substantially all sales are made directly to original equipment manufacturers.

     The Company's sales are not subject to significant seasonal fluctuations, although production in the third quarter normally tends to be somewhat less than that of other quarters as a result of scheduled plant shutdowns.

     A substantial portion of the Company's revenues is derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered.

BACKLOG

     The backlog of unfilled orders from customers at the following dates in the commercial aerospace, defense and other markets served by the Company was as follows:

                                                         YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------------
                                           1991                   1992                   1993
                                     -----------------      -----------------      -----------------
                                                 % OF                   % OF                   % OF
              MARKET                 BACKLOG     TOTAL      BACKLOG     TOTAL      BACKLOG     TOTAL
              ------                 --------    -----      --------    -----      --------    -----
                                                             (000'S OMITTED)
Commercial aerospace..............   $266,103      69%      $205,771      66%      $167,740      65%
Defense equipment.................    103,648      27         97,224      31         82,000      32
Other.............................     17,154       4          6,684       3          6,519       3
                                     --------    -----      --------    -----      --------    -----
     Total........................   $386,905     100%      $309,679     100%      $256,259     100%
                                     ========    =====      ========    =====      ========    =====

     The decreased level of backlog at December 31, 1992 is attributable primarily to (1) delays by the Company's two largest engine component customers releasing long-term supply agreements to their supplier base, (2) more rapid production cycle times which require shorter lead order times and (3) the implementation of just-in-time delivery schedules by customers.

     The decreased level of backlog at December 31, 1993 is attributable primarily to (1) continuing lower levels of demand in the commercial aerospace and defense equipment markets, (2) the inclusion at December 31, 1992 of backlog of approximately $12.9 million related to the Company's Wyman-Gordon Composites, Inc. operation which was sold in November of 1993 and (3) the continued effect of the implementation of just-in-time delivery schedules by customers.

     At December 31, 1993, approximately $153.0 million of total backlog was scheduled to be shipped within one year and the remainder in subsequent years, although there can be no assurances that products ordered will be shipped as scheduled.

MANUFACTURING PROCESSES

     The Company employs three manufacturing processes: forging, investment casting and composites production.

  FORGING

     Forging is the process by which desired shapes, metallurgical characteristics, and mechanical properties are imparted to metal by heating and shaping it through hammering or pressing. The Company forges alloys of titanium, aluminum and steel as well as high temperature nickel-based superalloys.

     The Company manufactures most of its forged aerospace components at its facilities in Grafton and Worcester, Massachusetts (although the Company continues to consolidate its forging operations into the Grafton facility). The Company has three large closed-die hydraulic forging presses rated at 18,000, 35,000 and 50,000 tons, an open-die cogging press rated at 2,000 tons and a hydraulic isothermal forging press rated at 8,000 tons. The Company also operates forging hammers rated up to 35,000 pounds, a 220-ton ring-roll and supporting facilities. The Company employs all major forging processes, including the following:

     Open-Die Forging. In this process, the metal is forged between dies that never completely surround the metal, thus allowing the metal to be observed during the process. Typically, open-die forging is used to create relatively simple, preliminary shapes.

     Closed-Die Forging. Closed-die forging involves hammering or pressing heated metal into the required shape and size determined by machined impressions in specially prepared dies which exert three dimensional control on the metal. In hot-die forging, a type of closed-die process, the dies are heated to a temperature approaching the transformation temperature of the materials being forged so as to allow the metal to flow more easily within the die cavity, which enhances the repeatability of the part shapes and allows greater metallurgical control. Both titanium and nickel-based superalloys are forged using this process, in which the dies are heated to a temperature of approximately 1,300()F.

     Isothermal Forging. Isothermal forging is a closed-die process in which the dies are heated to the same temperature as the metal being forged, typically in excess of 1,900()F. The forged material typically consists of nickel-based superalloy powders. Because of the extreme temperatures necessary for forming these alloys, the dies must be made of refractory metal (such as molybdenum) so that the die retains its strength and shape during the forging process. Because the dies may oxidize at these elevated temperatures, the forging process is carried on in a vacuum or inert gas atmosphere. The Company's isothermal press also allows it to produce near-net shape components (requiring less machining by the customer) made from titanium alloys, which can be an important competitive advantage in times of high titanium prices. The Company carries on this process in its 8,000-ton isothermal press.

     Ring-Rolling. This process, conducted on the Company's 220-ton ring-roll, involves rotating heated metal rings between two rotating rolls to produce seamless metal rings for use as seals, cases, spacers and similar parts for jet turbine engines. The Company can produce rings up to 80 inches in diameter and 20 inches in height.

     Titanium and Superalloy Production. The Company has backward-integrated into the manufacturing of raw materials used in its forging processes. In 1987 the Company began to cast titanium scrap and "sponge" into ingot and to convert the ingot into billet by forging the ingot on its forging presses. Such billet may be used as raw material for the Company's forgings or may be converted or sold for other uses. The Company markets titanium ingots, billets, engineered mults and open-die forgings for use outside the Company's forging activities. The Company's PAM unit produces high quality titanium and can also be modified for the manufacture of nickel-based superalloy powders through an atomization process. The Company expects that the PAM unit will be certified by certain customers for the manufacture of some of their components in late 1994 and will thereafter produce the high-purity materials required for future high performance jet engines. The Company entered into a joint venture with Pratt & Whitney and certain Australian investors to produce nickel-based superalloy ingots in Perth, Australia. The Company expects that these ingots will be utilized as raw materials for the Company's forging and casting products. See "Business of the Company -- Customers."

     Support Operations. The Company manufactures its own forging dies out of high-strength steel and molybdenum. These dies can weigh in excess of 100 tons and can be up to 25 feet in length. In manufacturing its dies, the Company takes its customers' drawings and engineers the dies using CAD/CAM equipment and sophisticated metal flow computer models that simulate metal flow during the forging process. This activity improves die design and process control and permits the Company to enhance the metallurgical characteristics of the forging. The Company also has a large machine shop with computer aided profiling equipment, vertical turret lathes and other equipment that it employs to rough machine products to a shape required to allow inspection of the products. The Company also operates rotary and car-bottom heat treating furnaces that enhance the performance characteristics of the forgings. These furnaces have sufficient capacity to handle all the Company's forged products. The Company subjects its products to extensive quality inspection and contract qualification procedures involving zyglo, chemical etching, ultrasonic, red dye, and electrical conductivity testing facilities.

  INVESTMENT CASTING

     The Company's investment castings operations use modern, automated, high volume production equipment and both air-melt and vacuum-melt furnaces to produce a wide variety of complex investment castings. Castings are made of a range of metal alloys including aluminum, magnesium, steel, titanium and nickel-based superalloys.

     The Company's casting operations are conducted in facilities located in Connecticut, New Hampshire, Nevada and California. These plants house air and vacuum-melt furnaces, wax injection machines and investment dipping tanks. The Company's Groton, Connecticut facility was recently expanded to produce high quality titanium castings.

     Investment castings are produced in four major stages. First, aluminum molds, known as "tools," are fabricated in the shape of the component to the specifications of the customer. Tools are primarily purchased from outside die makers, although the Company maintains internal tool-making capabilities. Wax is injected into the mold from a heated reservoir to form a "pattern." In the second stage, the wax patterns are mechanically coated with a sand and silicate-bonded slurry. This forms a ceramic shell which is subsequently air-dried under controlled environmental conditions. The wax inside this shell is then melted and removed in a high temperature steam autoclave and the molten wax is recycled. In the third, or foundry stage, metal is melted in an electric furnace in either an air or vacuum environment and poured into the ceramic shell. After cooling, the ceramic shells are removed by vibration. The metal parts are then cleaned in a high temperature caustic bath, followed by water rinsing. In the fourth, or finishing stage, the castings are finished to remove excess metal. The final product then undergoes a lengthy series of inspections (radiography, fluorescent penetrant, magnetic particle and dimensional) to ensure quality and consistency.

  COMPOSITES

     The Company's composites operation, Scaled Composites, Inc., designs, fabricates and tests prototypes for aerospace, automotive and other customers. These customers include Lawrence Livermore Laboratories, Orbital Sciences Corp. and McDonnell Douglas. In November 1993, the Company sold substantially all of the net assets and business operations of its Wyman-Gordon Composites, Inc. operations. Accordingly, such operations are not included in the above discussion.


FACILITIES

     The following table sets forth certain information with respect to the Company's major facilities at December 31, 1993. The Company believes that its facilities are well-maintained, are suitable to support the Company's business and are adequate for the Company's present and anticipated needs. At December
31, 1993, the Company's forging, investment casting and composites facilities were operating at approximately 35%, 55% and 97% of their total productive capacity, respectively.

                                     APPROXIMATE              PRIMARY                OWNED/
             LOCATION               SQUARE FOOTAGE            FUNCTION               LEASED
             --------               --------------            --------               ------
Grafton, Massachusetts............       85,420      Administrative Offices           Owned
Grafton, Massachusetts............      843,200      Forging                          Owned
Worcester, Massachusetts..........       43,200      Currently idle                   Owned
Worcester, Massachusetts..........      323,700      Forging                          Owned
Millbury, Massachusetts...........      104,125      Research and Development,        Owned
                                                       Metals Production
Groton, Connecticut (2 plants)....      162,550      Casting                          Owned
Franklin, New Hampshire...........       43,200      Currently idle                   Owned
Tilton, New Hampshire.............       94,000      Casting                          Owned
Carson City, Nevada...............       46,000      Casting                          Owned
San Leandro, California...........       45,000      Casting                          Owned
Mojave, California................       67,000      Composites                       Owned

RAW MATERIALS

     Raw materials used by the Company in its forgings and castings include alloys of titanium, nickel, steel, aluminum and other high-temperature alloys. The composites operation uses high-strength fibers such as fiberglass or graphite, as well as materials such as foam and epoxy, to fabricate composite structures. The major portion of metal requirements for forged and cast products are purchased from major nonferrous metal suppliers producing forging and casting quality material as needed to fill customer orders. The Company has two or more sources of supply for all significant raw materials. The Company satisfies some of its titanium requirements internally by producing titanium alloy from titanium scrap and "sponge." The Company's PAM unit will also produce high-quality titanium and advanced nickel alloys.

     The titanium and nickel-based superalloys utilized by the Company have a high dollar value. Accordingly, the Company attempts to recover and recycle scrap materials such as machine turnings, forging flash, scrapped forgings, test pieces and casting sprues, risers and gates.

     In the event of customer cancellation, the Company may, under certain circumstances, obtain reimbursement from the customer if the material cannot be diverted to other uses. Costs of material already on hand, along with any conversion costs incurred, have generally been billed to the customer unless transferable to another order.

ENERGY USAGE

     The Company is a large consumer of energy. Energy is required primarily for heating materials to be forged and cast melting of ingots, heat-treating materials after forging and casting, and operating forging hammers, forging presses, melting furnaces, ring-rolls, die-sinking, mechanical manipulation and pollution control equipment and space heating. The Company uses natural gas, oil and electricity in varying amounts at its manufacturing facilities. In recent years, the Company's production facilities experienced no energy shortages which caused them to curtail their operations.

EMPLOYEES

     As of December 31, 1993, the Company had 1,853 employees of whom approximately 612 were executive, administrative, engineering, research, sales and clerical and 1,241 production and craft. Approximately 44% of the production and craft employees, consisting of employees in the forging business, are represented by a union. In April 1992, the Company entered into a new three year collective bargaining agreement with the forging operations employees.

RESEARCH AND PATENTS

     The Company maintains a research and development center at Millbury, Massachusetts which is engaged in applied research and development work primarily relating to the Company's forging operations. The Company works closely with customers, universities and government technical agencies in developing advanced forging materials and processes. The Company's composites operation conducts research and development related to aerospace composite structures at the Mojave, California facility. The Company expended approximately $2.8 million on applied research and development work during 1993. Although the Company owns patents covering certain of its processes, the Company does not consider that these patents are of material importance to the Company's business as a whole. All of the Company's products are manufactured to customer specifications and, consequently, there are no proprietary products.

COMPETITION

     Most of the Company's production capabilities are possessed in varying degrees by other companies in the industry, including both domestic and foreign manufacturers. Competition is intense among the companies currently involved in the industry. Competitive advantages are afforded to those with high quality products, low cost manufacturing, excellent customer service and delivery and engineering and production expertise.

ENVIRONMENTAL REGULATIONS

     The Company is subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. In the fourth quarter of 1991, the Company recorded a pre-tax charge of $7.0 million with respect to environmental investigation and remediation costs at the Grafton facility and a pre-tax charge of $5.0 million against potential environmental remediation costs upon the eventual sale of the Worcester facility. Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of the Grafton facility from the federal government in 1982, the Company has agreed to make additional expenditures of approximately $10.1 million for environmental management and remediation projects at that site during the period 1992 through 1999, including $4.4 million for new wastewater treatment facilities to be constructed during 1993 and 1994 in accordance with an administrative compliance order entered into with the United States Environmental Protection Agency (the "EPA"). The Company, together with numerous other parties, has also been alleged to be a potentially responsible party ("PRP") at the following four federal or state superfund sites: Operating Industries, Monterey Park, California; Cedartown Municipal Landfill, Cedartown, Georgia; PSC Resources, Palmer, Massachusetts; and the Gemme site, Leicester, Massachusetts. The Company believes that any liability it may incur with respect to these sites will not be material. In view of the relatively small number of PRP's identified at the Gemme site, the possibility exists that the Company could ultimately be liable for remediation costs in excess of its pro rata share of the wastes disposed of at that site. Preliminary engineering studies of the potential remediation costs associated with this site estimate that these costs could range from $0.3 million to $9.9 million, depending on the levels of toxicity ultimately found and the method or methods of remediation selected. No allocation of liability has yet been agreed upon by the PRPs.

     The Company's Grafton, Massachusetts plant location is one of 46 sites throughout the country included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste. The SDMP identifies the Company's site as a "Priority C" (lowest priority) site. The NRC conducted a long-range dose assessment in 1992 to determine what action, if any, it would order with respect to the site; its draft report states that the site should be remediated. However, the Company believes that the NRC's draft assessment was flawed and has retained an environmental engineering firm to challenge that draft assessment. The Company has submitted the environmental engineering firm's Dose Assessment Review to the NRC for consideration but has had no response from the NRC to date. The Company has provided $1.5 million for the estimated cost of the remediation. The Company believes that it may have meritorious claims for reimbursement from the U.S. Air Force in respect of any liabilities it may have for such remediation.

PRODUCT LIABILITY EXPOSURE

     The Company produces many critical engine and structural parts for commercial and military aircraft. As a result, the Company faces an inherent business risk of exposure to product liability claims. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. The Company has not experienced any material loss from product liability claims and believes that its insurance coverage is adequate to protect it against any claims to which it may be subject.

LEGAL PROCEEDINGS

     At December 31, 1993, the Company was involved in certain legal proceedings arising in the normal course of its business. The Company believes the outcome of these matters will not have a material adverse effect on the Company.

     In December 1992, the Company made a number of modifications to the Company's retiree health plans to limit the Company's obligations thereunder. In 1993, two separate class action suits were filed by certain retirees from the Company's Massachusetts and Michigan facilities contesting the Company's actions. The Company believes that it has meritorious defenses to these lawsuits and intends to defend its actions vigorously. The Company further believes that the outcome of this litigation will not have a material adverse effect on the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

  OVERALL POLICY

     The Management Resources and Compensation Committee (the "Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern the Company's executive compensation and stock ownership programs.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Company maintains an overall compensation policy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified annual performance goals and to appreciation in the price of Shares. The overall objectives of this strategy are to attract and retain talented executives, to motivate those executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based incentive plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee approves the compensation of John M. Nelson, the Company's Chief Executive Officer, and Messrs. Gruber, Leon and Whitney, the three corporate executives who report directly to Mr. Nelson. Each of these officers' compensation is detailed below. The Committee also sets policies in order to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is determined by the Committee (other than Mr. Nelson), the Committee takes into account Mr. Nelson's evaluation of their performance.

     There are three principal elements of the Company's executive compensation program: base salary, annual bonus and stock options. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Nelson, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, savings plans, severance plans, insurance and other benefits, as well as the programs described below. The Committee did not rely on compensation surveys or the services of consultants in making its determinations regarding compensation amounts or the relative proportions of fixed and variable compensation; rather its decision was based on its own judgment as to the most efficient manner of achieving the Company's compensation objectives specified above.

  BASE SALARIES

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, taking into account the competitive marketplace.

     Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account changed responsibilities. The Committee, where appropriate, also considers non-financial performance measures such as increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

     Mr. Nelson serves as Chief Executive Officer of the Company pursuant to a May 21, 1991 employment agreement. Mr. Nelson's employment agreement calls for the payment of an annual base salary of $300,000 during his service as the Company's Chief Executive Officer. In determining Mr. Nelson's base salary, the Committee took into account a comparison of base salaries of chief executive officers of other companies, the Company's financial situation and Mr. Nelson's experience as chief executive officer of a Fortune 500 company. Mr. Nelson's base salary is approximately 35% lower than that of his predecessor. Pursuant to his employment agreement, the Committee granted Mr. Nelson an option in 1991 to purchase 300,000 Shares at a price of $6.625 per Share. This mix of compensation was determined by the Committee based on its philosophy that executive compensation should be variable as much as possible.

  ANNUAL BONUS

     The Company maintains a Management Incentive Plan ("MIP") under which executive officers (as well as other key employees) are eligible for an annual cash bonus. The Committee establishes individual and corporate performance objectives at the beginning of each year. Eligible executives are assigned threshold, target and maximum bonus levels. The Committee determines the corporate performance targets for bonus payments based on the corporate financial plan for the ensuing year and may use such measures as operating income and cash generation. If minimum objectives are not met, no bonuses are paid. As in the case of base salary, the Committee may consider individual non-financial performance measures and, where appropriate, unit performance measures, in determining bonus amounts. The Committee has final authority in interpreting the MIP and discretion in making any awards under the MIP.

     In 1993, as in 1992, the Committee determined that in view of the Company's financial condition, it would be inappropriate to adopt a bonus plan under the MIP and thus no bonuses have been or will be paid under the MIP for 1993 performance.

     At the recommendation of Mr. Nelson, the Committee authorized the grant of special bonuses in 1993 to Messrs. Gruber, Leon and Whitney to recognize their efforts in successfully refinancing the Company's debt in adverse circumstances during the year. Such bonuses were granted apart from the operation of the MIP and are reported in the Summary Compensation Table following this report.

  STOCK OPTIONS

     Under the Company's Long-Term Incentive Plan, options with respect to Shares may be granted to the Company's key employees, including executive officers. The Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus.

     Stock options are designed to align the interests of executives with those of the shareholders. Stock options may be exercised over a ten-year period at an exercise price equal to the market price of the Shares on the date of grant and vest over three years. This approach is designed to provide an incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless appreciation of the price of Shares occurs over a number of years. In 1993 the Committee granted options to a total of 48 key employees; the Committee believes that broad dissemination of options within the Company enhances the benefits to the Company of stock-based incentives.

     In 1993, Mr. Nelson was granted options to purchase 25,000 Shares with an exercise price of $5.125 per Share and now has options to purchase a total of 375,000 Shares. The 1993 grant was made to further the Committee's view that executive compensation ought to be dependent in large measure on the performance of the Company and the Shares. Mr. Nelson now beneficially owns 52,000 Shares that he purchased on the open market since he became Chief Executive Officer. The Committee believes that significant equity interests in the Company held by the Company's management better align the interests of shareholders and management.

  CONCLUSION

     Through the incentive and stock option programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          Charles A. Zraket, Chairman
                                          E. Paul Casey
                                          Robert G. Foster
                                          Judith S. King

EXECUTIVE COMPENSATION

     The remuneration of the Company's Chief Executive Officer and each of the four most highly compensated executive officers at December 31, 1993 for services rendered to the Company during 1993, 1992 and 1991 is reported in the table set forth below. The remuneration of Edouard C. Thys, who retired from the Company in October 1993, is also reported.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                            ANNUAL COMPENSATION         ---------------------------
                                        ---------------------------     NUMBER OF      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY       BONUS       OPTIONS    COMPENSATION(1)
- - ---------------------------             ----   --------     -------     ---------   ---------------
John M. Nelson                          1993   $300,000(2)                25,000        $ 4,440
Chairman and Chief Executive Officer    1992    300,000                   50,000         11,934
                                        1991    163,731                  300,000          6,224
David P. Gruber                         1993    200,000(2)  $50,000       50,000          9,124
President and Chief Operating Officer   1992    200,000                   45,000          3,168
                                        1991     50,000                  100,000            793
Luis E. Leon                            1993    150,000(2)   40,000(3)     6,000          7,143
Vice President, Finance and Treasurer   1992    150,000                   31,000          5,068
                                        1991     96,154      45,000       50,000         30,949
Wallace F. Whitney, Jr.                 1993    144,000(2)   30,000        6,000          6,494
Vice President, General Counsel and     1992    144,000                   31,000          1,329
  Clerk                                 1991     79,749                   50,000            711
Sanjay N. Shah                          1993    135,204                    6,000          5,522
Vice President, Assistant General       1992    116,434                   21,000            611
  Manager, Forgings Division            1991    107,195                   50,000          1,244
Edouard C. Thys                         1993    127,379      17,178(4)                    4,936
Group Vice President,                   1992    158,949      17,441(4)     2,818          4,532
Wyman-Gordon Investment Castings,       1991    160,492      22,832(4)     4,090          4,532
  Inc.
- - ---------------

(1) Consists of Company contributions to the Savings/Investment Plan described elsewhere in this
    Proxy Statement, group term life insurance premiums and, in the case of Mr. Leon in 1991, moving expense reimbursement and related income tax gross-up.
(2) Salary stated represents payment for remainder of the year after becoming employed by the Company.
(3) Mr. Leon's 1991 bonus was paid pursuant to contractual arrangements entered into at the time of his employment.
(4) Mr. Thys' bonuses were paid pursuant to a profit-sharing plan covering all employees of Wyman-Gordon
    Investment Castings, Inc.


     The table below presents information with respect to stock options ("Options") granted during 1993 to the Chief Executive Officer and those executive officers named in the Summary Compensation Table who received Options pursuant to the terms of the 1991 Long-Term Incentive Plan (the "Option Plan"). No options were granted to Mr. Thys in 1993. No stock appreciation rights ("SARs") are attached to the Options granted in 1993.

                             OPTION GRANTS IN 1993

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                            VALUE AT
                                                                                         ASSUMED ANNUAL
                                                                                          RATE OF STOCK
                                         % OF TOTAL                                    PRICE APPRECIATION
                           NUMBER OF   OPTIONS GRANTED      EXERCISE                     FOR OPTION TERM
                            OPTIONS    TO EMPLOYEES IN       PRICE        EXPIRATION   -------------------
          NAME              GRANTED      FISCAL YEAR     (PER SHARE)(1)      DATE         5%        10%
          ----             ---------   ---------------   --------------   ----------   --------   --------
J. M. Nelson.............    25,000           8.8            $5.125         10/19/03   $ 80,577   $204,198
D. P. Gruber.............    50,000          17.5             5.125         10/19/03    161,154    408,397
L. E. Leon...............     6,000           2.1             5.125         10/19/03     19,339     49,008
W. F. Whitney, Jr........     6,000           2.1             5.125         10/19/03     19,339     49,008
S. N. Shah...............     6,000           2.1             5.125         10/19/03     19,339     49,008
- - ---------------

(1) Exercise price of each option grant was equal to the market price of the Shares on the date of grant.

     The following table relates to aggregate grants of Options and SARs under the Option Plan and the 1975 Executive Long-Term Incentive Program, which expired on December 31, 1992 and under which no additional grants may be made.

                    AGGREGATED OPTION/SAR EXERCISES IN 1993
                         AND 12/31/93 OPTION/SAR VALUES

                                                                                       VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED           IN-THE-MONEY
                         NUMBER OF                             OPTIONS/SARS                OPTIONS/SARS
                      SHARES ACQUIRED                           AT 12/31/93               AT 12/31/93(1)
        NAME            ON EXERCISE     VALUE REALIZED   (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)
        ----          ---------------   --------------   -------------------------   -------------------------
J. M. Nelson........           --                --           216,667/158,333             $-- / --
D. P. Gruber........           --                --            81,667/113,333               58,334/29,333
L. E. Leon..........           --                --             43,666/43,334               23,333/11,734
W. F. Whitney, Jr...           --                --             43,666/43,334               29,333/14,667
S. N. Shah..........           --                --             49,798/36,667               29,333/14,667
E. C. Thys..........           --                --               6,994/7,418                 2,340/1,199
- - ---------------

(1) The value of an SAR attached to an Option granted prior to 1992 is equal to 80% of the excess of the fair market value of a Share on the date of exercise over the exercise price of such Option.

PENSION BENEFITS

     All salaried employees and executive officers of the Company participate in a defined benefit pension plan (the "Pension Plan"). Under the terms of the Pension Plan each eligible employee receives a retirement benefit based on the number of years of his or her credited service (to a maximum 35 years) and average annual total earnings (salary plus incentive bonus only) for the five consecutive most highly paid years during the ten years preceding retirement. In addition, with the exception of

Messrs. Nelson and Thys, the executive officers covered by the Summary Compensation Table and certain other key executives designated by the Committee are eligible to receive benefits under the Supplemental Retirement Plan for Senior Executives (the "Supplemental Pension Plan"). Under the Supplemental Pension Plan, participants who have been employed by the Company for at least 15 years and who retire on or after their 62nd birthday receive an annual pension which, when added to other retirement benefits received from the Company, totals 50% of their highest average annual earnings during any preceding 60-consecutive-month period. This supplemental benefit is reduced if the participant has been employed for less than 15 years or retires prior to age 62 and may be further reduced by certain other income benefits payable to participants. Benefits under the Pension Plan are not offset for Social Security payments but Supplemental Pension Plan benefits are offset for such payments. If the Committee so determines, payments under the Supplemental Pension Plan may be terminated if a retired participant becomes "substantively employed," as defined in the Supplemental Pension Plan, by another employer before age 65. The following table indicates the aggregate estimated annual benefits payable, as single life annuity amounts, under both the Pension Plan and the Supplemental Pension Plan to participants retiring in various categories of earnings and years of service. To the extent that an annual retirement benefit exceeds the limit imposed by the Code, the difference will be paid from the general operating funds of the Company.

     As of December 31, 1993, the individuals named in the Summary Compensation Table had full credited years of service with the Company as follows: Mr. Nelson, 2; Mr. Gruber, 2; Mr. Leon, 2; Mr. Whitney, 2; Mr. Shah, 18; and Mr. Thys, 35.

                                PENSION BENEFITS

                                YEARS OF SERVICE
                 -----------------------------------------------
REMUNERATION        10           16           25           38
- - ------------     --------     --------     --------     --------
  $125,000       $ 50,000     $ 62,500     $ 62,500     $ 62,500
   150,000         60,000       75,000       75,000       75,000
   175,000         70,000       87,500       87,500       87,500
   200,000         80,000      100,000      100,000      100,118
   225,000         90,000      112,500      112,500      113,243
   250,000        100,000      125,000      125,000      126,368
   300,000        120,000      150,000      150,000      152,618
   400,000        160,000      200,000      200,000      205,118

TOTAL SHAREHOLDER RETURN

     The graph presented below compares the yearly percentage change in the Company's cumulative total shareholder return, assuming dividend reinvestment, with the cumulative total return of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Aerospace & Defense Sector Index, which includes several of the Company's most significant customers and other aerospace industry companies, for the five-year period ending December 31, 1993.

                    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
              RETURN AMONG WYMAN-GORDON COMPANY, DOW JONES EQUITY
            MARKET INDEX AND DOW JONES AEROSPACE & DEFENSE SECTOR(1)

      MEASUREMENT PERIOD          AEROSPACE &    WYMAN-GORDON     EQUITY MAR-
    (FISCAL YEAR COVERED)           DEFENSE          STOCK         KET INDEX
1988                                 100.0           100.0           100.0
1989                                 116.8           105.1           130.9
1990                                 120.8            50.0           125.8
1991                                 150.3            32.9           166.6
1992                                 156.8            43.2           180.9
1993                                 198.9            38.0           202.6

(1) Assumes $100 invested on December 31, 1988 in the Shares, Dow Jones Equity Market Index and Dow Jones Aerospace and Defense Sector Index. Total return assumes reinvestment of dividends at December 31 of each year.

SAVINGS/INVESTMENT PLAN

     All full-time salaried employees with at least one year's service with the Company may participate in the Savings/Investment Plan (the "S/I Plan"). Participating employees may through payroll deductions make a basic contribution of up to five percent of their covered compensation and a supplemental contribution of up to an additional ten percent of their covered compensation. The Company currently contributes an amount equal to 50% of a participant's basic contribution. The Company's contributions are made in the form of Shares. The right of a participant with less than five years of Company service to such Company contributions vests at the rate of 20% per year. Supplemental employee contributions beyond the five percent limit, when made, receive no matching Company contributions.

     The S/I Plan allows participants to take advantage of Section 401(k) of the Internal Revenue Code by realizing a federal income tax deferral through a voluntary salary reduction and equivalent contribution by the Company to the participant's special S/I Plan account for that purpose. Such tax-deferred savings are not available for withdrawal by an employee before age 59 1/2 except in circumstances of financial hardship. A participant may elect deductions for regular savings and tax-deferred savings in any combination not exceeding fifteen percent of the participant's covered compensation, provided, however, that tax-deferred savings may not exceed $9,240 in 1994.

     Participants currently have a choice of six investment funds and may allocate both their personal and Company contributions and earnings as they wish among them. They include Income Accumulation, Growth Stock, S & P 500 Stock, U.S. Treasury and Asset Allocation Funds and a Wyman-Gordon Stock Fund that invests primarily in Shares. A participant retiring under a Company retirement income plan may elect among several methods of distribution of his S/I Plan account.

     The S/I Plan is administered by the Savings/Investment Plan Committee, whose members are appointed by the Chief Executive Officer.

AGREEMENTS WITH MANAGEMENT

     In addition to the employment agreement with John M. Nelson described in "-- Compensation Committee Report -- Base Salaries," the Company has entered into agreements with each of its executive officers, other than Messrs. Nelson and Thys, that would provide such officers with specified benefits in the event of termination of employment within three years following a change of control of the Company when both employment termination and such change in control occur under conditions defined in the agreements. Such benefits include a payment equal to a maximum of 250% of the executive officer's annual compensation, continuation of insurance coverages for up to twenty-four months following termination and accelerated vesting of existing options and stock appreciation rights. No benefits are payable under the agreements in the event of an executive officer's termination for cause, in the event of retirement, disability or death or in cases of voluntary termination in circumstances other than those specified in the agreements that would entitle an executive officer to benefits.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following table shows as of the Record Date information with respect to holdings of Shares by shareholders beneficially owning 5% or more of all outstanding Shares and the Company's directors and executive officers, before giving effect to the proposed issuance of 16,500,000 Shares to Cooper pursuant to the Stock Purchase Agreement. As of the Record Date, there were 18,040,150
Shares outstanding, and after giving effect to the Acquisition, Cooper will own approximately 48% of the outstanding Shares. Cooper is a Delaware corporation, and its common stock is listed and traded on the New York Stock Exchange. Each of the persons named in the table has agreed to vote all of the Shares beneficially owned by such person in favor of the Acquisition Proposal. See
"Voting and Proxies -- Proxies and Votes Required" and "Description of the Stock
Purchase Agreement -- Shareholder Meeting." The Shares are the only class of the
Company's stock outstanding.

                                                         SHARES                            PERCENT
                NAME AND ADDRESS OF                   BENEFICIALLY       EXERCISABLE         OF
                BENEFICIAL OWNER(1)                      OWNED             OPTIONS         CLASS(2)
                -------------------                   ------------       -----------       --------
The Stoddard Charitable Trust(3)...................   1,665,080                             9.2%
340 Main Street,
Worcester, MA 01608
George F. & Sybil H. Fuller Foundation(5)..........   3,369,344                            18.7%
730 Main Street
P. O. Box 252
Boylston, MA 01505
Directors & Officers:
     E. Paul Casey.................................       5,000
     Warner S. Fletcher(3)(4)......................   2,736,524                            15.2%
     Robert G. Foster..............................         200
     Russell E. Fuller(5)..........................   3,374,344                            18.7%
     David P. Gruber...............................         984           81,667
     M Howard Jacobson.............................       1,000
     Judith S. King(3).............................   2,139,629                            11.9%
     Luis E. Leon..................................       2,801           43,666
     George S. Mumford, Jr.........................      88,904
     John M. Nelson................................      52,000          216,667
     Sanjay N. Shah................................       1,708           49,798
     Jon C. Strauss................................       1,200
     Edouard C. Thys(6)............................      34,582            6,994
     Wallace F. Whitney, Jr........................       1,549           43,666
     Charles A. Zraket.............................       6,000
     All directors and executive officers as a
       group.......................................   6,603,161          455,140           39.1%
- - ---------------

(1) The address of all directors and executive officers is Wyman-Gordon Company, 244 Worcester Street,
    North Grafton, MA 01536.

(2) Unless otherwise indicated, less than one percent; includes exercisable options.

(3) Warner S. Fletcher and Judith S. King are two of the five trustees of The Stoddard Charitable Trust
    (the "Stoddard Trust") and the Shares beneficially owned by the Stoddard Trust are therefore reported in the above table. Mr. Fletcher and Mrs. King disclaim any beneficial interest in the Shares beneficially owned by the Stoddard Trust.

(4) Mr. Fletcher is a trustee of the Fletcher Foundation, which holds 378,350 Shares and of other trusts that hold 179,880 Shares for the benefit of Judith S. King and her sister, who are his cousins, and the Shares beneficially owned by the Fletcher Foundation and by such trusts are therefore reported in the above table.
    Mr. Fletcher disclaims beneficial ownership of such Shares.

(5) Russell E. Fuller is one of seven trustees of the George F. and Sybil H. Fuller Foundation (the "Fuller Foundation")
    and the Shares beneficially owned by the Fuller Foundation are therefore reported in the above table.
    Mr. Fuller disclaims any beneficial ownership in the Shares beneficially owned by the Foundation.

(6) Mr. Thys has retired from the Company and is no longer a director.

                                       61


                        MARKET AND DIVIDEND INFORMATION

     The Shares are traded in the over-the-counter market and prices of Shares appear daily in the Nasdaq/NMS. The table below lists the quarterly price range and dividends paid per Share during the periods indicated:

     YEAR                                                    HIGH         LOW          DIVIDENDS
     ----                                                    ----         ----         ---------
     1991
       First quarter......................................  $8 3/4       $6            $.10
       Second quarter.....................................   8 5/8        6             .10
       Third quarter......................................   6 5/8        3 7/8         .10
       Fourth quarter.....................................   4 3/8        3             --
     1992
       First quarter......................................   6 1/4        3 5/8         --
       Second quarter.....................................   5 1/2        3 3/4         --
       Third quarter......................................   5 1/4        3 3/4         --
       Fourth quarter.....................................   5 5/8        4 1/8         --
     1993
       First quarter......................................   6 3/4        4 5/8         --
       Second quarter.....................................   5 1/4        4             --
       Third quarter......................................   5 1/8        3 1/2         --
       Fourth quarter.....................................   5 1/8        4             --
     1994
       First quarter (through March 31, 1994).............   7 1/8        4 3/4         --

     On September 15, 1993, the last trading day prior to the public announcement by the Company and Cooper that they had entered into the Letter of Intent, the closing sale price of Shares on the Nasdaq/NMS as reported in The Wall Street Journal was $3 7/8. On January 14, 1994, the last trading day prior to the public announcement of the execution of the Stock Purchase Agreement and the Investment Agreement, the closing sale price of Shares on the Nasdaq/NMS as reported in The Wall Street Journal was $4 7/8. On March 31, 1994, the last trading day prior to the date of this Proxy Statement, the closing sale price of Shares on the Nasdaq/NMS as reported in The Wall Street Journal was $4 7/8.

     In view of the Company's financial performance, the Board of Directors discontinued dividends on the Shares beginning in the fourth quarter of 1991. While it is the intention of the Board of Directors to consider the resumption of dividends on the Shares from time to time, the declaration of future dividends will be dependent upon the Company's earnings, financial condition, and other relevant factors. See "The Acquisition and Related
Matters -- Recommendation of the Board of Directors."

     The Company is limited in the amount of dividends it may pay under the terms of the indenture for the Senior Notes (the "Senior Note Indenture"). Such limitation is provided by the Senior Note Indenture's limitation on restricted payments, including dividends. The Senior Note Indenture provides that the Company will not, and will not permit any of its subsidiaries to, make any restricted payment if, after giving effect thereto the aggregate amount of all restricted payments made from and after the date of the Senior Note Indenture would exceed the sum of (a) 50% of consolidated net income of the Company accrued for the period (taken as one accounting period) commencing with March 29, 1993 to and including the date of such calculation (or, in the event consolidated net income is a deficit, then minus 100% of such deficit); (b) the aggregate net proceeds, including the fair market value of property other than cash, received by the Company from the issuance or sale of its capital stock, including the issuance of its capital stock upon conversion of securities other than its capital stock, and options, warrants and rights to purchase its capital stock (other than redeemable stock), from and after the date of the Senior Note Indenture; and (c) $5 million.

     Under the terms of the Company's credit agreement with The CIT Group/Business Credit, Inc. ("CIT"), the Company is limited in the amount of cash dividends it may pay to 50% of consolidated net income of the Company for each fiscal year.

     On the Record Date there were approximately 1,698 record holders of Shares.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Organization.

GENERAL

     The Company has the authority to issue 35,000,000 Shares and 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). The Company's Board of Directors has authority (without action by shareholders) to issue the authorized and unissued shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preference as to dividends and in liquidation, conversion, redemption and other rights of each such series. There are no shares of Preferred Stock issued or outstanding.

SHARES

     Holders of Shares are entitled to one vote per Share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the Shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event, the holders of the remaining Shares will not be able to elect any person to the Board of Directors. Pursuant to the Company's bylaws, the number of directors of the Company may be not less than seven nor more than thirteen, as determined from time to time by the directors. The number of directors is currently eleven. The bylaws provide that the Board of Directors is divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the Board. At each annual meeting of shareholders, one class of directors is elected to serve until the annual meeting of shareholders held three years next following and until their successors are elected and qualify. In the event any vacancy occurs on the Board of Directors, the bylaws give the remaining directors the power to fill the vacancy for the balance of the term of office, except that any vacancy occurring because of an increase in the number of directors may be filled only until the next annual meeting of shareholders, at which time the vacancy shall be filled by vote of the shareholders.

     The holders of Shares are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to the prior dividend rights of holders of any shares of Preferred Stock which may be outstanding. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of the holders of Preferred Stock, the holders of Shares are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of Shares have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. The Shares to be issued in the Acquisition will be fully paid and nonassessable.

RIGHTS AGREEMENT

     On October 19, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding Share to shareholders of record at the close of business on November 30, 1988 (the "Rights Record Date") pursuant to a Rights Agreement dated as of October 19, 1988 between the Company and The First National Bank of Boston (the "Original Rights Agreement"). On January 10, 1994, in connection with the Stock Purchase Agreement, the Original Rights Agreement was amended and restated. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement, dated as of January 10, 1994 (the "Rights Agreement"), between the Company and State Street Bank & Trust Company, as Rights Agent (the "Rights Agent"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Series A Shares"), of the Company at a price of $50 per one one-hundredth of a Series A Share (the "Exercise Price"), subject to adjustment.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the certificates representing the Shares, with either a copy of the Summary of Rights that was sent to shareholders in connection with the original issuance of the Rights (the "Summary of Rights") attached thereto or a notation incorporating the Rights Agreement by reference. For purposes of the Rights Agreement, an "Acquiring Person" generally means a person or group of affiliated or associated persons who have acquired beneficial ownership of 20% or more of the outstanding Shares. However, Cooper and its affiliates and associates (together, the "Cooper Group") will not be deemed to be an Acquiring Person for so long as (A) the Cooper Group beneficially owns at least 10% or more of the outstanding Shares continuously from and after the Closing Date and (B) the Cooper Group does not acquire beneficial ownership of any Shares in breach of the Investment Agreement (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the Shares so acquired to a person which is not a member of the Cooper Group). In addition, for purposes of applying certain provisions of the Rights Agreement, no person or entity owning more than 5% of the Shares as of October 19, 1988 will be deemed to be the beneficial owner of, or to beneficially own, any Shares in excess of 5% of the Shares owned by such person or entity as of October 19, 1988.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), Share certificates issued after the Rights Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on November 30, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Exercise Price payable, and the number of Series A Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Shares, (ii) upon the grant to holders of the Series A Shares of certain rights or warrants to subscribe for or purchase Series A Shares at a price, or securities convertible into Series A Shares with a conversion price, less than the then-current market price of the Series A Shares or (iii) upon the distribution to holders of the Series A Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Series A Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Shares or a stock dividend on the Shares payable in Shares or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Distribution Date.

     Series A Shares purchasable upon exercise of the Rights will not be redeemable. Each Series A Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Share. In the event of liquidation, the holders of the Series A Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Share. Each Series A Share will have 100 votes, voting together with the Shares. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Series A Share will be entitled to receive 100 times the amount received per Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series A Share purchasable upon exercise of each Right should approximate the value of one Share.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Share, or one one-hundredth of a Series A Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional Series A Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series A Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.02 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than the Cooper Group for so long as the Cooper Group is deemed not to be an Acquiring Person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A/A dated January 21, 1994. A copy of the Rights Agreement is available to any holder of Shares free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Shares is State Street Bank & Trust Company, 2 Heritage Drive, North Quincy, Massachusetts, telephone number
(617) 985-3024.

                  DESCRIPTION OF THE STOCK PURCHASE AGREEMENT

     The following summary of the terms of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement attached to this Proxy Statement as Annex A. Shareholders are urged to read carefully both this Proxy Statement and the Stock Purchase Agreement.

SALE OF CAMERON COMMON STOCK; PURCHASE PRICE

     At the Closing, upon the terms and subject to the conditions of the Stock Purchase Agreement, (1) Cooper will sell to the Company, and the Company will purchase from Cooper, all of the Cameron Common Stock and (2) the Company will pay, issue, and deliver to Cooper the Purchase Price. The Purchase Price consists of (i) 16,500,000 Shares (the "Equity Purchase Price") and (ii) $5,000,000, payable as set forth below (the "Cash Purchase Price"), subject to a cash adjustment to be paid by either Cooper or the Company based upon certain changes in the balance sheet of Cameron between September 26, 1993 and the Closing Date.

     The Cash Purchase Price is $5,000,000, consisting of (1) $400,000 in cash payable to Cooper at the Closing and (2) a promissory note of the Company in the principal amount of $4,600,000 (the "Note") to be executed and delivered to Cooper by the Company at the Closing. The principal amount of the Note will be payable in annual installments, beginning on June 30, 1997 and on each June 30 thereafter until paid in full, in an amount equal to the least of (A) $2,300,000, (B) 25% of the Company's Free Cash Flow (as defined in the Note) for the twelve-month period ending on the April 30 immediately preceding such June 30 or (C) the unpaid principal balance of the Note. The Note will not bear interest, except that it will bear interest from and after May 1, 1998 at a floating rate equal to the 90-day commercial paper rate for high grade unsecured notes sold through dealers by major corporations, as published by The Wall Street Journal on that portion of the principal amount of the Note equal to the sum of all amounts of unpaid principal that would have been payable but for mandatory debt payments by the Company. The Company may from time to time prepay all or any portion of the outstanding balance of the Note without penalty or premium. Cooper may declare the Note to be immediately due and payable in the event that (i) the Company does not pay any portion of the principal or interest on the Note within ten days after such payment becomes due or (ii) a Trigger Event (as defined below) occurs.

CLOSING

     Pursuant to the Stock Purchase Agreement, the Closing will take place on the fifth business day following the date on which all of the conditions to each party's obligations under the Stock Purchase Agreement have been satisfied or waived, or at such other time as the parties may agree. The Closing and the consummation of the transactions contemplated by the Stock Purchase Agreement will be deemed effective as of the close of business on the Closing Date.

REPRESENTATIONS AND WARRANTIES

     In the Stock Purchase Agreement, Cooper and the Company make customary representations and warranties to each other, including representations and warranties regarding the following: (a) organization, (b) capitalization, (c) authority relative to the Stock Purchase Agreement, (d) consents and approvals and absence of violations of certain laws and agreements, (e) absence of certain changes, (f) absence of undisclosed liabilities, (g) accuracy of the information provided for this Proxy Statement, (h) litigation, (i) compliance with applicable law, (j) taxes, (k) employee benefits and certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder ("ERISA"), (l) patents and other intellectual property, (m) material contracts and absence of defaults thereunder, (n) environmental compliance, and (o) purchase of the Cameron Common Stock and/or the Shares for investment purposes. Cooper also makes certain customary representations to the Company regarding (a) the accuracy of Cameron's financial statements, (b) title to Cameron's real property, (c) certain labor matters, (d) material contracts of Cameron, (e) the effective transfer of the assets of Cameron's forging business, (f) absence of any beneficial ownership of Shares by Cooper and its affiliates, (g) absence of certain change of control contracts and (h) absence of any business activities other than the Business (as defined below). In addition, the Company makes a customary representation to Cooper concerning the accuracy and completeness of the Company's filings with the Securities and Exchange Commission.

     Each of Cooper and the Company represents to the other in the Stock Purchase Agreement that to its knowledge, (1) its representations and warranties set forth in the Stock Purchase Agreement and qualified by materiality or by Material Adverse Effects will be true and correct (subject to such qualification) as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in its disclosure schedule to the Stock Purchase Agreement (respectively, the "Cooper Disclosure Schedule" and the "Company Disclosure Schedule" and, collectively, the "Disclosure Schedules"), as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect and (2) its representations and warranties set forth in the Stock Purchase Agreement and not qualified by materiality or by Material Adverse Effects will be true and correct in all material respects as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in its Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect (the "Accuracy Representations"). For purposes of the Stock Purchase Agreement, a "Material Adverse Effect" means (1) with respect to Cooper or Cameron, a material adverse effect on the business operations or financial condition of Cameron and the Cameron Subsidiaries, taken as a whole, or on the Business, and
(2) with respect to the Company, a material adverse effect, in the aggregate, on the business operations or financial condition of the Company and the Company Subsidiaries taken as a whole. "Business" means research, development, engineering, melting, refining, remelting, forging, extrusion, machining, manufacturing, distribution, sales, marketing, service or repair operations associated with the Products. "Products" means closed die forgings (including rotating parts for aircraft engines or industrial turbines, aircraft landing gear, structural airframe parts, ordnance and related parts, military and power plant nuclear forgings, valves, heavy wall pipe and fittings, power generation forgings and oilfield equipment forgings), extrusions (including for aircraft engines, pipe, oilfield equipment, bar stock and ordnance), super alloy powder products, thermal rail products for steel support member in push slab furnaces and custom-shaped insulators, other forged products, skid rail reheat systems, and high velocity burners.

CONDUCT PENDING THE CLOSING

     The Stock Purchase Agreement provides that, except as expressly contemplated thereby and by the Ancillary Agreements (as defined below) and except for certain pre-Closing transactions intended to transfer all of the assets of the Business to Cameron and the Cameron Subsidiaries, during the period from the date of the Stock Purchase Agreement and continuing until the Closing Date, Cooper will cause Cameron and the Cameron Subsidiaries to carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, the Stock Purchase Agreement provides that, except as provided therein, Cooper will not, without the prior consent of the Company, cause or permit Cameron and the Cameron Subsidiaries to: (a) (1) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that the Cameron Subsidiaries may declare and pay a dividend to Cameron, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its

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

securities or any securities of its subsidiaries, or propose to do any of the foregoing; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to any Cameron Benefit Plan, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date of the Stock Purchase Agreement;
(c) amend or propose to amend its charter or by-laws; (d) acquire, sell, lease, encumber, transfer or dispose of any assets other than in the ordinary course of business consistent with past practice; (e) make any capital expenditures which in the aggregate exceed $100,000; (f) create, incur or assume any long-term debt (including obligations in respect of capital leases); (g) except in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except that such debt or obligations which were set forth on the Cooper Disclosure Schedule may be maintained and permitted to exist; (h) permit any of its current insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect; (i) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles); (j) except as required by law, or pursuant to the terms of any collective bargaining agreement, (1) enter into, adopt, amend or terminate any Cameron Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors, executive officers, or other employees, or (2) increase in any manner the compensation or fringe benefits of any director, officer or other employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except such increases as are granted in the ordinary course of business consistent with past practice (which will include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (k) amend or terminate material agreements, commitments or contracts, or enter into other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements; (l) lend any money in excess of $100,000 to any Person other than an affiliate or trade creditor; (m) merge or consolidate with or into any other Person; (n) enter into any agreement for the purchase of inventory for the Company in excess of $500,000 if such purchase would cause the Company's inventory to exceed substantially the amount of inventory required to fill outstanding contracts with customers of the Company; or (o) agree to take any of the foregoing actions.

     Notwithstanding the foregoing provisions, the Stock Purchase Agreement provides that Cooper, Cameron and the Cameron Subsidiaries may continue making, accepting or settling intercompany advances to, from or with one another, or engaging in any other transaction incidental to their normal cash management procedures, including without limitation, short-term investments in time deposits, certificates of deposit and bankers acceptances made in the ordinary course of business.

     The Stock Purchase Agreement further provides that, except as expressly contemplated thereby, during the period from the date of the Stock Purchase Agreement and continuing until the Closing Date, the Company will and will cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, the Stock Purchase Agreement provides that, except as provided therein, the Company will not, and will cause the Company Subsidiaries not, without the prior consent of Cooper, to: (a) (1) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,

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

(2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (b) authorize for issuance, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except in accordance with the Company's Long Term Incentive Plan and Long Term Incentive Program, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date hereof; (c) amend or propose to amend its charter or by-laws in any manner adverse to the interests of Cooper; (d) make any capital expenditures which in the aggregate exceed the amounts contemplated by the Company's most recent annual operating budget, unless the Company notifies and consults with Cooper prior to taking any such action; (e) create, incur or assume any long-term debt (including obligations in respect of capital leases) in excess of $1,000,000; (f) except in connection with draws made pursuant to the credit agreement with CIT or otherwise in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) in excess of $1,000,000 or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except that any such debt or obligations set forth in the Company Disclosure Schedule may be maintained and permitted to exist); (g) lend any money in excess of $100,000, unless the Company notifies and consults with Cooper prior to taking any such action; (h) except as required by law, (1) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers, or (2) increase in any manner the compensation or fringe benefits of any director or executive officer or pay any benefit to any director or executive officer not required by any plan or arrangement as in effect as of the date hereof; (i) enter into any material agreements, commitments or contracts relating to the acquisition or divestiture of any businesses; (j) amend or terminate any material agreements, commitments or contracts, or enter into other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements, unless the Company notifies and consults with Cooper prior to taking any such action; (k) merge or consolidate with or into any other Person; or (l) agree to take any of the foregoing actions.

SHAREHOLDER MEETING

     In the Stock Purchase Agreement, the Company has agreed that it will duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of adopting and approving the Stock Purchase Agreement, the issuance of the Shares representing the Equity Purchase Price and the transactions contemplated thereby (including, without limitation, adopting and approving the Authorized Shares Amendment and the Fair Price Amendment) and for such other purposes as may be necessary or desirable to effectuate the transactions contemplated by the Stock Purchase Agreement. The Company has obtained the agreement of its affiliates to vote all shares of Company Common Stock beneficially owned by each such affiliate in favor of the matters presented to the Company's shareholders in connection with the transactions contemplated by the Stock Purchase Agreement. See "Voting and Proxies -- Votes Required" and "Beneficial Ownership of Shares." The Company has also agreed that, as promptly as practicable following adoption of the Acquisition Proposal by the requisite affirmative vote of the Company's shareholders but prior to Closing, the Company will file with the Secretary of the Commonwealth of Massachusetts articles of amendment, duly signed in accordance with the Massachusetts Law, setting forth the Authorized Shares Amendment, the Fair Price Amendment and the due adoption thereof. The Company also agreed in the Stock Purchase Agreement that, prior to the Closing, its Board of Directors will adopt an amendment to the Company's bylaws exempting the Company from the Massachusetts Control Share Acquisitions Law

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

and the Company will amend and restate the Rights Agreement to be in the form described in "Description of the Company's Capital Stock -- Rights Agreement."

FEES AND EXPENSES

     Whether or not the transactions contemplated by the Stock Purchase Agreement are consummated, all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that in no event will such expenses be paid by Cameron or the Cameron Subsidiaries.

EMPLOYEE BENEFITS

     The Stock Purchase Agreement provides that, as of the Closing Date, each individual who, on the Closing Date, is employed in the Business in any active or inactive status and whose current employment in the Business has not been terminated (an "Employee") will continue as an employee of Cameron in the same status and at the same salary or wage and benefit levels as provided to such Employee on the Closing Date by Cameron, but that nothing in the Stock Purchase Agreement will prevent the Company from altering such salary, wage and benefit levels or terminating the employment of any Employee after the Closing Date.

     The Stock Purchase Agreement provides that, prior to the Closing Date, the Company will establish a plan or plans which are substantially similar in all material respects to the United States pension plans of Cooper that cover any individual employed or formerly employed in the Business (the "Cameron Pension Plans"). In the Stock Purchase Agreement, the Company reserves the right to amend or terminate such plans at any time after the Closing Date. Such plan or plans will provide credit for the service earned in each of the Cameron Pension Plans for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Such plan or plans will also provide credit for benefit accrual purposes from the Closing Date forward. Benefit accruals will cease under the Cameron Pension Plans as of the Closing Date for all Employees. Service on and after the Closing Date with the Company or any affiliate, subsidiary or successor of the Company will be credited under each Cameron Pension Plan which is not a Section 401(k) plan solely for the purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Employees will not be considered terminated or retired by Cooper under the Cameron Pension Plans until they are no longer being credited with service for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Cooper will take all necessary steps to remove Cameron as sponsoring employer or a participating employer of the Cameron Pension Plans as of the Closing Date and will retain all assets and liabilities associated with each Cameron Pension Plan which is not a Section 401(k) plan. Cooper and the Company will take all necessary steps to provide for the transfer of assets and liabilities from the Cameron Pension Plans which are
Section 401(k) plans to similar Section 401(k) plans designated by the Company. The assets and liabilities to be transferred will be equal to the sum of the account balances of each Employee and Former Employee of the Business in each Cameron Pension Plan which is a Section 401(k) plan as of the last day of the month in which the Closing Date occurs. The assets to be transferred shall be in the form of cash, common stock of Cooper or preferred stock of Cooper as determined by Cooper.

     The Stock Purchase Agreement provides that, on or before the Closing Date, the Company will establish a new retirement benefit plan (the "New U.K. Pension Plan") for the benefit of the employees of the U.K Sub after the Closing Date. Pursuant to the Stock Purchase Agreement, the benefits to be provided by the New U.K. Pension Plan for the employees of the U.K. Sub will be substantially similar in all material respects to those provided under Cooper's current U.K. pension plan (the "Cooper U.K. Pension Plan") as of the Closing Date, and for the purpose of vesting benefits in the New U.K. Pension Plan in respect of those employees of the U.K. Sub who have not at the Closing Date qualified for preserved benefits under the Cooper U.K. Pension Plan, the New U.K. Pension Plan will recognize the period of pensionable service such employees have accrued under the Cooper U.K. Pension Plan to the

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

intent that they will qualify for preserved benefits on the date that they would have done had their pensionable service under the Cooper U.K. Pension Plan not ceased as a consequence of the Stock Purchase Agreement. In the case of those employees of the U.K. Sub who already qualify for preserved benefits under Cooper U.K. Pension Plan the New U.K. Pension Plan will contain provisions which immediately vest the accrual of their benefits after the Closing Date in the New U.K. Pension Plan. The Company reserves the right in the Stock Purchase Agreement to modify or terminate the New U.K. Pension Plan at any time after the Closing Date.

     Pursuant to the Stock Purchase Agreement, except for liabilities or obligations arising under the Cameron Pension Plan (but not including liabilities or obligations related to the assets and liabilities transferred to plans designated by the Company pursuant to the provisions for Cameron Pension Plans which are not Section 401(k) plans) and the Cooper U.K. Pension Plan, Cooper's Employee Stock Purchase Plan (the "ESPP") and any plan providing for the issuance of Cooper stock ("Cooper Stock Plans"), the Company, Cameron and their affiliates will assume all employee benefit obligations arising in respect of any Employee or any individual employed in the Business by Cooper or any of its affiliates whose employment has been terminated prior to the Closing Date, excluding any individuals subsequently employed by Cooper or any of its affiliates outside of the Business (a "Former Employee") and all obligations and liabilities arising out of or relating to the employment of any Employee or Former Employee by Cameron before or after the Closing other than obligations and liabilities expressly retained by Cooper pursuant to the Stock Purchase Agreement. Cameron will, as of the Closing Date, assume all obligations and liabilities of Cameron and its affiliates to provide postretirement health benefits to any Employee or Former Employee. Cooper will indemnify the Company and its affiliates against (I) certain liabilities under ERISA with respect to employee benefit plans or arrangements, other than any employee benefit plans or arrangements maintained for the benefit of Employees or Former Employees or (II) the Cameron Pension Plans and the Cooper U.K. Pension Plan.

TAXES

     Pursuant to the Stock Purchase Agreement, if Cooper so elects, Cooper and the Company will jointly make the election described in Section 338(h)(10) of the Code to treat the purchase of the Cameron Common Stock as a purchase of assets, and any similar state tax law election (the "Section 338(h)(10) Election"), provided that Cooper does not own, and is not deemed to own, and as a result of the transactions contemplated by the Stock Purchase Agreement will not own and will not be deemed to own, 50% or more of the Company's issued and outstanding common stock. The Company and Cooper agreed in the Stock Purchase Agreement to report the transfers under the Stock Purchase Agreement consistent with such Section 338(h)(10) Election, and to take no position or action contrary thereto (unless required to do so by applicable tax laws or an administrative settlement with tax authorities), including but not limited to any dissolution, merger, consolidation, or liquidation of Cameron into the Company for a period of two years following the Closing Date without the prior written consent of Cooper, which consent may be withheld in Cooper's sole discretion. Pursuant to the Stock Purchase Agreement, if the Section 338(h)(10) Election is to be made, Cooper agrees to cause Cameron and the Cameron Subsidiaries to recognize the gain, and to pay all tax on such gain, with respect to any intangible asset deemed sold pursuant to such election to the extent necessary to enable the Company, Cameron and the Cameron Subsidiaries to amortize such intangible asset pursuant to the provisions of Section 197 of the Code.

     Pursuant to the Stock Purchase Agreement, (i) Cooper will indemnify the Company and Cameron and the Cameron Subsidiaries against all taxes of Cameron and the Cameron Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, including, without limitation, any taxes resulting from the making of the Section 338(h)(10) Election and any liability for taxes pursuant to Treasury Regulation sec. 1.1502-6, and (ii) the Company will indemnify Cooper against any and all taxes of Cameron and the Cameron Subsidiaries for any taxable year or taxable period commencing after the Closing Date. The Stock Purchase Agreement further provides that any taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (the "Straddle Period")

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

with respect to Cameron or any Cameron Subsidiary will be apportioned between Cooper and the Company based on the actual operations of Cameron or Cameron Subsidiary, as the case may be, during the portion of such period ending on the Closing Date (the "Pre-Closing Straddle Period") and the portion of such period beginning on the date following the Closing Date. The Stock Purchase Agreement provides that all liabilities and obligations between Cameron and the Cameron Subsidiaries on the one hand, and Cooper and any of Cooper's affiliates on the other hand, under any tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than the Stock Purchase Agreement or as set forth herein) ceased to exist as of the date thereof.

     The Stock Purchase Agreement provides that the Company will cause Cameron and the Cameron Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of Cameron or the Cameron Subsidiaries ending on or before the Closing Date in which Cameron or the Cameron Subsidiaries filed a consolidated, combined or unitary tax return with Cooper or any of Cooper's affiliates. Pursuant to the Stock Purchase Agreement, the Company, on its own behalf and on behalf of its tax affiliates, waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of Cameron for any tax year ending on any date following the Closing Date to part or all of the period prior to the Closing Date. The Stock Purchase Agreement provides that Cooper will not allow Cameron or any Cameron Subsidiary to elect to be excluded from any consolidated federal income tax return of Cooper and its affiliates with respect to which it is otherwise includible on account of any taxable period, whether of 30 days or less or otherwise.

INSURANCE

     The Stock Purchase Agreement provides that, as of the Closing Date, Cooper or its affiliates will cancel insurance coverage applicable to Cameron or the Cameron Subsidiaries for occurrences (with respect to any "occurrence" policies) or claims made (with respect to any "claims made" policies) after the Closing Date (other than insurance policies in the name of the Cameron Subsidiaries), except that the remaining insurance coverage will be available to the Company, Cameron and the Cameron Subsidiaries with respect to insured occurrences on or prior to the Closing Date, if and only to the extent that the Company or Cameron has assumed or paid the loss or liability attributed to such occurrences. If after the Closing, Cooper actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences on or prior to the Closing Date or any claims that were asserted on or prior to the Closing Date, then such cash proceeds will be paid to the Company net of any charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which Cooper or any of its affiliates is liable, to the extent that the Company or Cameron has assumed or paid the loss or liability attributed to such occurrence. The Company will reimburse Cooper for any expenses that Cooper is charged after the Closing by such insurance carrier relating to insurance coverage applicable to Cameron or the Cameron Subsidiaries prior to Closing.

USE OF CAMERON NAME

     The Company, Cameron and the Cameron Subsidiaries will have the right (1) to use the name "Cameron Forged Products" in conjunction with the name "Wyman-Gordon Company" for three years following the Closing Date and (2) to dispose of or consume existing inventory, stationery, promotional or advertising literature, labels, office forms and packaging materials (other than that which relates to oil field equipment forgings) which may be labeled with the "Cameron" name for up to six months following the Closing Date. Otherwise, the Company, Cameron and the Cameron Subsidiaries will not have the right to use the "Cameron" name.

ANCILLARY AGREEMENTS

     The Stock Purchase Agreement provides that, as promptly as practicable, the Company and Cooper will negotiate in good faith the terms of the following agreements (collectively the "Ancillary

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

Agreements"): (1) a lease agreement pursuant to which the Company or the U.K. Sub will lease space and certain oil tool equipment to Cooper or an affiliate of Cooper at Cameron's Livingston, Scotland facility; (2) a lease agreement pursuant to which Cooper or a Cooper Subsidiary (as defined below) will lease space and certain equipment to Cameron or an affiliate of the Company at Cooper's Houston, Texas manufacturing facility (the "Houston Site"); (3) a supply agreement pursuant to which the Company will cause Cameron to supply forgings to Cooper or an affiliate of Cooper; (4) a license agreement pursuant to which Cooper will grant to Cameron a nonexclusive license to make and sell certain products covered by Cooper's hot isostatic pressing patents; (5) a license agreement pursuant to which Cooper will grant to Cameron a nonexclusive license to make and sell to a specified customer of Cameron certain forgings to be used in a titanium riser covered by Cooper's patent therefor; (6) a computer services agreement pursuant to which Cooper will permit Cameron to continue to use Cooper's Cooper Oil Tool computer; and (7) an agreement providing for Cooper to factor Cameron's receivables and the Company to repurchase any of such receivables uncollected at 90 days following the Closing. For purposes of the Stock Purchase Agreement, the "Cooper Subsidiaries" means the subsidiaries of Cooper other than Cameron and the Cameron Subsidiaries.

INDEMNIFICATION

     The Stock Purchase Agreement provides that Cameron will assume Cooper's Cameron Obligations (as defined below), effective on the Closing Date. For purposes of the Stock Purchase Agreement, "Cooper's Cameron Obligations" means any obligation, commitment, liability or responsibility of Cooper, its affiliates or their predecessors (whether or not also an obligation, commitment, liability, or responsibility of or claim against, in whole or in part, Cameron, the U.K. Sub or the Pipeline Sub), arising, undertaken or created before the Closing Date in connection with, on behalf of or for the benefit of any of certain entities, to the extent that such entities presently conduct or formerly conducted all or part of the Business (the "Cameron Entities"), or arising from the conduct of the Business, including without limitation (i) any consulting, employment or severance agreements, guarantees, letters of credit, performance bonds, or indemnities, or obligations or indemnities to officers or directors of any Cameron Entity, (ii) any agreements with any transferors to Cooper, its affiliates, or their predecessors, of any assets of any Cameron Entity or of the Business, (iii) any labor or collective bargaining agreements relating to any Cameron Entity, (iv) any governmental contracts relating to any Cameron Entity,
(v) any sales or purchase agreements relating to any Cameron Entity, (vi) any leases of real or personal property relating to any Cameron Entity, and (vii) any other agreements or commitments relating to any Cameron Entity under which Cooper, its affiliates or predecessors will have any liability after the Closing Date, except that Cooper's Cameron Obligations exclude the matters that Cooper is required to indemnify as described in this Proxy Statement.

     Except for the Accuracy Representations, which will survive the Closing and remain in full force and effect thereafter until 18 months after the Closing, the representations and warranties of the parties contained in the Stock Purchase Agreement will expire with, and be terminated and extinguished by, the Closing and will not survive the Closing Date. Any claim for indemnification with respect to the Accuracy Representations that is not asserted by notice given as herein provided within the 18-month period may not be pursued and will be irrevocably waived and released after such time.

     Subject to certain terms and conditions set forth in the Stock Purchase Agreement, (i) Cooper has agreed to indemnify the Company, its affiliates, and their directors, officers or employees (collectively, "Company's Group") against all Losses (as defined in the Stock Purchase Agreement) resulting from (a) any inaccuracy in the Accuracy Representation given by Cooper or (b) any breach of Cooper's covenants in the Stock Purchase Agreement and (ii) the Company has agreed to indemnify Cooper, its affiliates, and their directors, officers or employees (collectively, "Cooper's Group") against all Losses resulting from (a) any inaccuracy in Accuracy Representation given by the Company, (b) any breach of the Company's covenants in the Stock Purchase Agreement or (c) Cooper's Cameron Obligations.

     In addition, the Company has agreed in the Stock Purchase Agreement to indemnify Cooper's Group against all Losses resulting from any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business (other than the Losses that Cooper is required to indemnify as

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

described in the preceding paragraph or the following paragraph or the employee benefit matters described in "-- Employee Benefits" or the tax matters described in "-- Taxes") on, before or after the Closing Date, including without limitation (i) all Losses resulting from any Product Liability Claims (as defined in the Stock Purchase Agreement) arising out of or resulting from Products sold or furnished by Cooper, any of its affiliates or any Cameron Entity (including without limitation any product liability assumed in connection with the acquisition of any business or product line) on, before or after the Closing Date; (ii) all Losses resulting from (A) any noncompliance of the operations, properties or business activities of any Cameron Entity or the Business with any environmental law on, before or after the Closing Date or (B) any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business based upon any environmental law, or arising from the disposal of any regulated materials, on, before, or after the Closing Date; and
(iii) all Losses resulting from (A) any workers' compensation claim filed against any Cameron Entity on, before or after the Closing Date, and (B) any employment or severance agreements entered into by Cooper or Cameron relating to employees of Cameron on, before or after the Closing Date, other than severance payments under a specified employment agreement.

     Cooper has agreed in the Stock Purchase Agreement, other than losses that the Company is required to indemnify as described in the preceding paragraph or the employee benefit matters described in "-- Employee Benefits" or the tax matters as described in "-- Taxes", (i) to indemnify the Company's Group against all Losses resulting from any liabilities or obligations of or relating to, or claims against, Cooper or the Cooper Subsidiaries to the extent that such liabilities, obligations or claims (x) do not relate to the Business and (y) arise from the activity of (a) any Cameron Entity (other than the Company or the Pipeline Sub) before the Closing Date, or (b) Cooper or any of Cooper's subsidiaries other than the Cameron Entities, (ii) except to the extent the actions of the Company, Cameron or their affiliates may cause or increase any such Losses after the Closing Date, to indemnify the Company's Group against all Losses resulting from any regulated materials disposed of on, or discharged into the environment at, the Houston Site or at a specified Superfund location on or before the Closing Date; and (iii) to indemnify the Company's Group against all Losses resulting from severance payments under a specified employment agreement.

     Notwithstanding any contrary provision of the Stock Purchase Agreement, no claim by either party against the other for indemnification will be valid unless the aggregate amount of Losses associated with such claim exceeds $100,000. Further, any claims by the indemnified party will be determined net of any tax benefit actually recognized and utilized to offset or reduce the tax liability of the indemnified party or the other members of its group. All indemnification payments (other than indemnifications for taxes and employee benefit matters) will be treated as adjustments to the purchase price of the Cameron Common Stock.

CONDITIONS

     The respective obligations of each party to effect the transactions contemplated by the Stock Purchase Agreement will be subject to the satisfaction at or prior to the Closing Date of the following conditions: (a) each of Cooper and the Company will have executed and delivered the Investment Agreement; (b) the transactions contemplated by the Stock Purchase Agreement will have been approved by the requisite affirmative vote of the holders of the Company Common Stock and the Senior Notes, and by CIT; (c) articles of amendment, signed in accordance with the Massachusetts Law and setting forth the Authorized Shares Amendment and the Fair Price Amendment and the due adoption thereof, will have been filed with the Secretary of the Commonwealth of Massachusetts and will be in full force and effect; (d) the Company's Board of Directors will have adopted a bylaw exempting the Company from the Massachusetts Control Share Acquisitions Law; (e) the Rights Agreement will have been executed and delivered by the Company and the other parties thereto and will be in full force and effect; (f) no statute, rule, regulation, executive order, decree or injunction will have been enacted, entered, promulgated or enforced, and no action, suit or proceeding will be pending or threatened, by any governmental entity of competent jurisdiction which prohibits or challenges the

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

consummation of the transactions contemplated by the Stock Purchase Agreement, or conditions such consummation on divestitures of assets or certain other changes or restrictions in the business of Cooper or the Company, and is in effect; and (g) the Ancillary Agreements will have been negotiated on terms mutually satisfactory to the Company and Cooper and executed and delivered by each of the parties thereto.

     The obligations of Cooper to effect the transactions contemplated by the Stock Purchase Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of the Company set forth in the Stock Purchase Agreement and qualified as to materiality or Material Adverse Effects be true and correct and those not so qualified be true and correct in all material respects as of the date of the Stock Purchase Agreement and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), the Company have delivered the Equity Consideration, the Note and the Cash Consideration, as well as certain officers certificates and other documents, and the Company have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Stock Purchase Agreement at or prior to the Closing Date.

     Similarly, the obligations of the Company to effect the transactions contemplated by the Stock Purchase Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of Cooper set forth in the Stock Purchase Agreement and qualified as to materiality or Material Adverse Effects be true and correct and those not so qualified be true and correct in all material respects as of the date of the Stock Purchase Agreement (except that certain pre-Closing transactions have not been consummated) and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), Cooper have delivered the Cameron Common Stock and certain officers' certificates and other documents and Cooper have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Stock Purchase Agreement at or prior to the Closing Date.

TERMINATION AND ABANDONMENT

     The Stock Purchase Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company of the transactions contemplated by the Stock Purchase Agreement: (a) by mutual consent of Cooper and the Company; (b) by Cooper or the Company, if the transactions contemplated by the Stock Purchase Agreement have not been consummated before June 30, 1994 (unless the failure to consummate the transactions contemplated by the Stock Purchase Agreement by such date is due to the breach of the Stock Purchase Agreement by the party seeking to terminate the Stock Purchase Agreement); (c) by Cooper, if there has been a material violation or breach by the Company of any agreement, representation or warranty contained in the Stock Purchase Agreement which has rendered the satisfaction of any condition to the obligations of Cooper impossible and such violation or breach has not been waived by Cooper; (d) by the Company, if there has been a material violation or breach by Cooper of any agreement, representation or warranty contained in the Stock Purchase Agreement which has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company; or (e) by either Cooper or the Company if the Stock Purchase Agreement and the transactions contemplated hereby are not duly approved by the shareholders of the Company at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose.

     If the Stock Purchase Agreement is terminated as provided in the Stock Purchase Agreement, each party will bear its own expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby, and neither party thereto will have other liability or further obligation to the other party pursuant to the Stock Purchase Agreement except for a breach of the confidentiality provisions of the Stock Purchase Agreement.

ALTERNATIVE DISPUTE RESOLUTION

     The Stock Purchase Agreement provides that the parties thereto will attempt in good faith to resolve any dispute arising out of or relating to the Stock Purchase Agreement promptly by negotiations between executives who have authority to settle the controversy. If the parties fail to meet or the matter has not been resolved within certain specified time periods, either party may initiate mediation of the dispute. Thereupon, both parties will be obligated to engage in a mediation. Efforts to reach a settlement will continue until the conclusion of the mediation proceeding, which is deemed to occur when: (a) a written settlement is reached, (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) after making a good-faith effort to mediate, either party or both parties assert in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding. Thereafter, if a settlement has not been reached, the parties will be free to pursue such rights and remedies, at law or in equity, as may be available to them. The Stock Purchase Agreement sets forth certain procedures with respect to the foregoing.

NONCOMPETITION

     Cooper has agreed in the Stock Purchase Agreement that, until the later to occur of (1) Cooper's ceasing to own at least 10% of the outstanding shares of Company Common Stock and (ii) the expiration of a period of three years commencing on the Closing Date, Cooper will not, and Cooper will not permit any of its subsidiaries (regardless of whether such person is a subsidiary of Cooper on the date hereof) to, engage in the manufacturing or marketing of the Products currently manufactured or marketed by Cameron or the U.K. Sub in competition with the Company or any subsidiary of the Company (a "Competing Business"), except that (i) Cooper or any affiliate of Cooper (other than Cameron and the Cameron Subsidiaries) may continue any existing nonaerospace forging operations and may make any reasonable maintenance, improvements and refinements thereto and (ii) Cooper or any affiliate of Cooper may acquire any business which includes ancillary forging operations in support of its main business. In addition, this noncompetition provision will not prevent Cooper or its affiliates from acquiring shares in or the business or assets of any company, business or entity (the "Target") having a Competing Business (i) if no more than $10,000,000 of the Target's sales revenue (as recorded in the then-latest available audited accounts) arises from the Competing Business or (ii) if the sales revenue of the Competing Business is greater than $10,000,000 of the Target's sales revenue, if Cooper uses its reasonable commercial efforts to dispose of the Competing Business within a two-year period from the date of acquisition of the Target. If Cooper cannot dispose of the Competing Business on terms reasonably acceptable to it during such two-year period, then Cooper will be free to retain and operate the Competing Business without any restriction of the Stock Purchase Agreement.

                    DESCRIPTION OF THE INVESTMENT AGREEMENT

     The following summary of the terms of the Investment Agreement is not complete and is qualified in its entirety by reference to the full text of the Investment Agreement attached to this Proxy Statement as Annex B. Shareholders are urged to read carefully both this Proxy Statement and the Investment Agreement.

RESTRICTIONS ON SALES OF SHARES BY COOPER

     In the Investment Agreement, Cooper agrees that, so long as the Investment Agreement remains in effect, Cooper will not sell or otherwise dispose of or encumber any Company Voting Securities (as hereinafter defined), except: (a) to any wholly-owned subsidiary of Cooper which agrees to be bound by the Investment Agreement; (b) pursuant to a bona fide underwritten offering or other distribution of such Company Voting Securities registered under the Securities Act of 1933, as amended (the "Securities Act"); (c) pursuant to a bona fide underwritten offering or other distribution of securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities registered under the Securities Act; (d) pursuant to Rule 144 of the General Rules and Regulations under the Securities Act, or any successor rule of similar effect ("Rule 144"); or (e) pursuant to a tender offer or exchange offer if the Board of Directors of the Company has (i) recommended that shareholders of the Company accept such offer and such recommendation has not been withdrawn or (ii) expressed no opinion and remains neutral toward such offer; (f) pursuant to a merger or consolidation in which the Company is acquired, or a sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the Board of Directors of the Company. For purposes of the Investment Agreement, "Company Voting Securities" means (i) the Shares, (ii) any other Company securities entitled to vote generally for the election of directors of the Company, or (iii) any securities of the Company convertible into or exchangeable for or exercisable for Shares or any other Company securities entitled to vote generally for the election of directors of the Company.

     In any registered offering or Rule 144 transaction, the seller of Company Voting Securities or securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities will be required under the Investment Agreement to use its reasonable best efforts to effect the sale or transfer of such securities in a manner which will effect the broadest possible distribution. Such seller of Company Voting Securities will also be required to use its reasonable best efforts to avoid making any sales or transfers of such Company Voting Securities to any one person or group within the meaning of the Exchange Act who or which after such transfer will own Company Voting Securities representing more than 4% of the voting power for the election of directors represented by all of the then-outstanding Company Voting Securities (whether directly or indirectly).

VOTING, OWNERSHIP AND OTHER RESTRICTIONS ON COOPER

     In the Investment Agreement, Cooper agrees to cause all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause all Company Voting Securities known by Cooper to be beneficially owned by "affiliates" (as defined in Rule 12b-2 promulgated under the Exchange Act) of Cooper over which Cooper has control, to be present at all shareholder meetings of the Company at which the vote of common shareholders is sought so that they may be counted for the purpose of determining the presence of a quorum at such meetings.

     Cooper also agrees in the Investment Agreement to vote or cause to be voted all Company Voting Securities beneficially owned by it or any wholly owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause to be voted all Company Voting Securities known by Cooper to be beneficially owned by its affiliates over which it has control, on all matters (including the election of directors) either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company. Notwithstanding the foregoing, Cooper, such wholly-owned subsidiaries of Cooper and such affiliates of Cooper over which it has control will not be obligated so to vote if the matter being voted on by the shareholders of the Company would, if approved, result in a breach of the Investment Agreement.

     Pursuant to the Investment Agreement, so long as the Investment Agreement remains in effect, Cooper and its controlled affiliates will not, directly or indirectly, acting alone or in concert with others, unless specifically requested or approved in advance by the Board of Directors of the Company:

          (a) in any manner acquire or agree, attempt, seek or propose to acquire (or make any request for permission with respect thereto), by purchase, merger, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company (the "Company Securities"), or any rights or options to acquire such ownership (including from a third party), except (i) as expressly permitted by the Investment Agreement or the Stock Purchase Agreement, or (ii) pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business, or (iii) in the case of Company Securities, in connection with
     (A) a stock split or reverse stock split or other reclassification affecting outstanding Company Securities, or (B) a stock dividend or other pro rata distribution by the Company to holders of outstanding Company Securities;

          (b) make, or cause to be made any proposal for the acquisition of the Company or any assets or businesses of the Company or Company Securities or for any other extraordinary transaction involving the Company, including, without limitation, any merger, or other business combination, restructuring, recapitalization, liquidation or similar transaction, except
     (i) as expressly permitted by the Investment Agreement or the Stock Purchase Agreement or (ii) proposals pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business;

          (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Securities;

          (d) make, or in any way cause or participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the Company, or communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of, any Company Securities, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or execute any written consent with respect to the Company;

          (e) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any shareholder proposal, or (except as expressly permitted by the Investment Agreement) seek election to or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company;

          (f) in any manner, agree, attempt, seek or propose (or make any request for permission with respect thereto) to deposit any Company Securities, directly or indirectly, in any voting trust or similar arrangement or to subject any Company Voting Securities to any other voting or proxy agreement, arrangement or understanding;

          (g) disclose any intention, plan or arrangement, or make any public announcement (or request permission to make any such announcement), or induce any third party to take any action, inconsistent with the foregoing;

          (h) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

          (i) advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the foregoing.

ELECTION OF DIRECTORS

     Pursuant to the Investment Agreement, the Company has agreed that it will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the Board of Directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. In the event that any such designee will cease to serve as a director for any reason, the Company has agreed in the Investment Agreement that it will use its best efforts to cause such vacancy resulting thereby to be filled by a designee of Cooper reasonably acceptable to the Company. The Investment Agreement provides that the Company will vote all shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies.

     The Investment Agreement provides that any designees of Cooper who are elected to serve on the Company's Board of Directors will be furnished with all information generally provided to the Company's Board of Directors and will have access to information regarding the Company on a basis equal to that of the other outside or its inside directors. The Investment Agreement also provides that Cooper's designees serving on the Company's Board of Directors will, in connection with the performance of their duties as directors of the Company, be
(i) compensated at a level commensurate with the compensation of the Company's other outside directors, (ii) reimbursed for all out-of-pocket charges and expenses incurred, (iii) entitled to the benefit of insurance policies of the Company which provide coverage to its other outside directors and (iv) furnished with and entitled to the same perquisites as the Company's other outside directors.

AMENDMENTS TO THE COMPANY'S ARTICLES OF ORGANIZATION AND BY-LAWS

     The Investment Agreement provides that the Company will not amend (i) the Fair Price Provision (except pursuant to the Fair Price Amendment) in any manner which adversely affects Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of the Investment Agreement or (ii) the provision of the Company's By-Laws pursuant to which the Company has opted out of Chapter 110D of the Massachusetts General Laws. See "Proposed Amendments of the Company's Articles of Organization -- Increase in Authorized Shares -- Potential Antitakeover Effects of Increase in Authorized Capital Stock." The Investment Agreement also provides that the Company will not amend the Rights Agreement or adopt any other rights or similar agreement, except that following prior consultation with Cooper, the Company may amend the Rights Agreement in accordance with the terms thereof if such amendment does not adversely affect Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of the Investment Agreement. See "Description of the Company's Capital Stock -- Rights Agreement."

TERM AND EFFECTIVENESS OF AGREEMENT

     The Investment Agreement will be effective only upon consummation of the Acquisition. Neither party will have any obligation to the other pursuant to the Investment Agreement until such consummation has occurred, and the Investment Agreement will terminate simultaneously with any termination of the Stock Purchase Agreement in accordance with its terms. If the Acquisition is consummated, the Investment Agreement will terminate on the earlier of (i) the tenth anniversary of the Closing Date, and (ii) the first date on which Cooper beneficially owns less than 5% of the outstanding Company Voting Securities.

     The Investment Agreement provides that, among others, the limitations on Cooper and its affiliates described above in "--Restrictions on Sales of Shares by Cooper" and "--Voting, Ownership and Other Restrictions on Cooper" and the limitations on the Company described above in "-- Amendments to the Company's Articles of Organization and By-Laws" will terminate immediately and be of no further force and effect on the date that a Trigger Event (as defined below) occurs. For these purposes, "Trigger Event" means the occurrence of one or more of the following events, without Cooper's prior written consent:

          (1) in connection with the issuance of Company Voting Securities (other than (x) issuances pursuant to the Company's current employee benefit plans or other customary employee benefit plans of the Company or
     (y) issuances in connection with bona fide capital raising programs pursuant to which the securities are sold for fair value, as approved by the Board of Directors of the Company, and the proceeds of which are invested in the businesses in which the Company or one or more of its subsidiaries are then engaged or (z) issuances for fair value, as determined by the Board of Directors of the Company, in connection with acquisitions by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses (as defined below)), the failure to provide Cooper with the right to purchase, at the same price as the Company Voting Securities are being issued, that number or amount of Company Voting Securities which would enable Cooper to maintain its proportionate interest in the Company following such issuance;

          (2) a Change in Control of the Company (as defined below);

          (3) a material acquisition or investment by the Company or one of its subsidiaries, other than an acquisition or investment by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses;

          (4) a decline of at least 35% in the Consolidated Net Worth of the Company (as defined in the Investment Agreement) from the Consolidated Net Worth of the Company immediately following the consummation of the Acquisition after giving effect to the Acquisition (including the issuance of 16,500,000 Shares to Cooper), but not taking into account (A) any reduction in the Company's Consolidated Net Worth attributable to or taken in connection with or as a result of the Acquisition or the combination of the business acquired from Cooper with the Company's business and recorded in the Company's financial statements for any period ending on (and including) the end of the first full fiscal year of the Company after the consummation of the Acquisition or (B) any adjustments following the date of consummation of the Acquisition as a result of any changes in generally accepted accounting principles (including the implementation of SFAS 106) or any other regulatory changes or requirements applicable to the Company or its financial statements or (C) any adjustment resulting from any liability arising from or growing out of any matter or circumstance existing as of the time of the consummation of the Acquisition and relating to the business or assets acquired by the Company from Cooper but not reflected on the balance sheet of such business and assets or (D) any change in the translation component of shareholders' equity or (E) adjustments as a result of sales of the Company's accounts receivables pursuant to a bona fide receivables securitization program pursuant to which fair value is received for receivables so sold (as determined by the Company's Board of Directors, taking into account, among other things, any discount or credit enhancement features required by any securities rating agency) or (F) any adjustment resulting from a SFAS 109 valuation allowance recorded or reserved by the Company with respect to deferred tax assets that were included in or excluded from the Company's final APB No. 16 acquisition date balance sheet;

          (5) any default or defaults by the Company or one of its subsidiaries under any indebtedness of the Company or its subsidiaries for money borrowed with a principal amount then outstanding, individually or in the aggregate, in excess of $5 million, which default will constitute a failure to pay any portion of the principal of each indebtedness at final maturity or will have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 30 days after maturity or acceleration;

          (6) an Event of Bankruptcy (as defined in the Investment Agreement);
     or

          (7) the failure of the Board of Directors of the Company to nominate at least two of Cooper's representatives for election to the Company's Board of Directors.

     The Investment Agreement further provides that the Company may not issue any securities having more than one vote per share (other than pursuant to the Rights Agreement) without the prior written consent of Cooper.

     For purposes of the Investment Agreement, (1) a "Change in Control of the Company" means (A) a merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, in each case except for a transaction in which the Company's shareholders receive at least 50% of the stock of the surviving, resulting or acquiring corporation, (B) the acquisition by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company's shareholders) of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast on matters submitted to the shareholders of the Company, or (C) a change in a majority of the members of any class of the Company's Board of Directors in connection with an "election contest" (as used in Rule 14a-11 under the Exchange Act); and (2) "Similar Businesses" means (A) businesses in which the Company or one or more of its subsidiaries are engaged,
(B) any businesses involving products related to or complementary to the products of the Company or one or more of its subsidiaries or (C) any similar businesses providing customers of the Company or one or more of its subsidiaries with products or services similar to those provided by the Company or one or more of its subsidiaries.

REGISTRATION RIGHTS

     Pursuant to the Investment Agreement, Cooper and certain of its transferees will have the right to require the Company to file under the Securities Act up to three demand registrations of the Shares acquired by Cooper in the Acquisition (and any other Company securities issued in respect thereof) at the Company's expense (except that the Company will not be responsible for underwriting discounts and commissions or transfer taxes). Cooper will also have the right to an unlimited number of additional demand registrations under the Securities Act at Cooper's expense. Cooper also has the right, under certain circumstances, to "piggyback" registrations in the event that the Company registers securities for its own account or for the account of third parties. Cooper's demand and piggyback registration rights are subject to customary restrictions and limitations. In connection with any registration statement filed pursuant to these registration rights, Cooper and the Company will indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

MISCELLANEOUS

     Under the Investment Agreement, the Company is required to file reports under the Exchange Act on a timely basis and to provide copies of such filings and of certain financial statements and other information to Cooper.

                      PROPOSED AMENDMENTS OF THE COMPANY'S
                            ARTICLES OF ORGANIZATION

INCREASE IN AUTHORIZED SHARES

  GENERAL

     It is a condition to Cooper's obligation to consummate the Acquisition that the Authorized Shares Amendment shall have been adopted. The Company is currently authorized to issue 35,000,000 Shares. Of such number, 18,040,150 Shares were issued and outstanding at the Record Date. An additional 867,131 Shares are reserved for issuance pursuant to existing commitments and 619,500 Shares are available under the Company's employee benefit plans for future awards. The Authorized Shares

Amendment would amend and restate Article 3(a) of the Company's Articles of Organization to read in its entirety as follows:

          3(a). The total number of shares of common stock which the Company is authorized to issue is Seventy Million (70,000,000) having a par value of one dollar ($1.00) per share (the "Common Stock").

     The effect of the Authorized Shares Amendment would be to increase the number of authorized Shares from 35,000,000 to 70,000,000. The reason for the proposed increase in the number of authorized Shares is to make 16,500,000 Shares available for issuance to Cooper in connection with the Acquisition and to make 18,500,000 Shares available for other corporate purposes, including future issuance as Share dividends, as restricted stock awards, upon exercise of stock options, for cash, for acquisitions of property or stock of other corporations, and for other purposes, as occasion may arise.

     While the Company may from time to time consider various acquisitions, the Company has not entered into any agreement regarding the issuance of a significant number of additional Shares other than under the Stock Purchase Agreement and does not have any other present intention to issue any of the additional Shares to be authorized. The Board of Directors believes it is desirable that the Company have such additional Shares available for situations in which their issuance may be suitable without delay which would result from holding a meeting of shareholders to authorize the issuance of additional Shares.

     If the Acquisition Proposal is adopted, the additional Shares may be issued by the Board of Directors of the Company without further action by the shareholders, except as may be required by law or pursuant to the rules of the NASDAQ/NMS. Except for Cooper's rights with respect to the Shares under the Investment Agreement (see "Description of Investment Agreement -- Term and Effectiveness of Agreement"), no shareholder of the Company has, or will have, any preemptive rights with respect to the Shares.

  POTENTIAL ANTITAKEOVER EFFECTS OF INCREASE IN AUTHORIZED CAPITAL STOCK

     The Board of Directors is not aware of any attempts to take over or effect a change in control of the Company, except to the extent, if any, that the Acquisition may be deemed to result in a change in control. As such, the proposed amendment to the Company's Articles of Organization increasing the authorized capital stock of the Company is not the result of a specific effort by the Board to thwart any known takeover attempts. Nonetheless, the increase in the authorized Shares could be used to impede a takeover attempt since new Shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company.

     Any provision which discourages the acquisition of the Shares by a person seeking control could be beneficial to the shareholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects shareholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in non-beneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's shareholders. Moreover, the adoption of the proposed amendments to the Company's Articles of Organization may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the shareholders generally. Consequently, management would be in a better position to resist changes that might benefit shareholders generally, but that might be disadvantageous to management.

     Even without the adoption of the proposed amendment to the Company's Articles of Organization, the Board of Directors has available to it a number of ways to repel a takeover which it deems to be not in the best interests of the Company and its shareholders. For example, the existing authorized and unissued Shares are available to the Board for, among other purposes, issuance to deter future attempts to gain control over the Company (if such issuance would be consistent with the Board's fiduciary responsibilities). In addition, the present Company's Articles of Organization authorize the issuance of Preferred Stock with any designation of rights, preferences and in any series as the Board determines. The Board could currently use this Preferred Stock in any or all of the antitakeover methods described above in the discussion of the increase in the Preferred Stock. Moreover, the Rights issued pursuant to the Rights Agreement should encourage any potential acquiror to seek to negotiate with the Board since the exercise of the rights can cause substantial dilution to a person seeking to acquire the Company. See "Description of the Company's Capital Stock
- - -- Rights Agreement." Also, the Fair Price Provision may have certain antitakeover effects. See "Proposed Amendment of the Company's Articles of Organization -- Amendment of Fair Price Provision."

     Chapter 110D of the Massachusetts General Laws (the "Control Share Acquisition Law") limits the voting rights of shares of a Massachusetts corporation held by persons who acquire certain percentages of the voting power of the corporation. Under the Control Share Acquisition Law, shares acquired in a "control share acquisition" are subject to certain limitations on their voting rights unless otherwise authorized by a vote of a majority of all shares entitled to vote generally in the election of directors, excluding such acquired shares. In connection with the Acquisition, as permitted under the Control Share Acquisition Law, the Board of Directors amended the By-Laws of the Company to provide that the Control Share Acquisition Law does not apply to the Company.

     The Company is also subject to Chapter 110F of the Massachusetts General Laws (the "Business Combination Law"), which prohibits a business combination with a holder of 5% or more of the voting stock of a Massachusetts corporation (an "interested shareholder") for three years after the shareholder becomes an interested shareholder, unless the acquiror receives prior approval of the board of directors of the corporation, acquires 90% or more of the outstanding shares (excluding shares controlled by management and certain employee stock plans) or receives approval from two-thirds of the shareholders (other than the interested shareholder). The Business Combination Law is not applicable to the Acquisition, since the Acquisition has been approved by the Board of Directors of the Company.

AMENDMENT OF FAIR PRICE PROVISION

  GENERAL

     It is a condition to Cooper's obligation to consummate the Acquisition that the Fair Price Amendment shall have been adopted. The Fair Price Amendment would amend Article 6(e)2 of the Company's Articles of Organization to add the following sentence to the end thereof:

     Notwithstanding the foregoing, Cooper Industries, Inc. ("Cooper") and its Affiliates and Associates (together, the "Cooper Group") shall not be deemed to be an Interested Stockholder for so long as (A) the Cooper Group beneficially owns at least 10% or more of the outstanding shares of Common Stock continuously from and after the Closing Date (as defined in the Stock Purchase Agreement, dated as of January 10, 1994, between Cooper and the Company) and (B) the Cooper Group does not acquire beneficial ownership of any shares of Common Stock in breach of the Investment Agreement, dated as of January 10, 1994, between Cooper and the Company (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the shares of Common Stock so acquired to a person or entity which is not a member of the Cooper Group).

     The effect of the Fair Price Amendment would be to exempt Cooper and its affiliates and associates (the "Cooper Group") from the Fair Price Provision for so long as the Cooper Group beneficially owns at least 10% or more of the outstanding Shares continuously from and after the Closing Date, unless the Cooper Group acquires beneficial ownership of additional Shares in breach of the Investment Agreement (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the Shares so acquired to a person which is not a member of the Cooper Group).

  DESCRIPTION OF FAIR PRICE PROVISION

     Under the Fair Price Provision, a Business Combination (as hereinafter defined) between the Company, or a subsidiary of the Company, and an Interested Stockholder would require the approval of the holders of at least 85% of the outstanding voting stock of the Company, unless either (i) the Business Combination has been approved by at least two-thirds of the Company's Continuing Directors (as hereinafter defined) or (ii) certain minimum price requirements are satisfied (the "Minimum Price Requirement"). In addition, the Fair Price Provision requires compliance with certain procedures.

     Under the Fair Price Provision, the term "Business Combination" includes the following transactions: (i) any merger, consolidation or share exchange of the Company, or any of its subsidiaries, with or into an Interested Stockholder (regardless of the surviving entity), (ii) any sale, lease, transfer or other disposition to or with an Interested Stockholder of all or a substantial part of the assets of the Company or any subsidiaries of the Company (whether in a single transaction or a series of related transactions), (iii) any sale, lease, transfer or other disposition to or with the Company, or to or with any of its subsidiaries, of all or a substantial part of the assets of an Interested Stockholder (whether in a single transaction or series of related transactions),
(iv) the issuance or transfer by the Company or any of its subsidiaries of any securities of the Company or any of its subsidiaries to an Interested Stockholder (other than a pro-rata distribution to all stockholders), (v) any acquisition by the Company or any of its subsidiaries of any securities issued by an Interested Stockholder, (vi) any recapitalization or reclassification of shares of any class of voting stock of the Company or any merger or consolidation of the Company with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Company owned by any Interested Stockholder, (vii) any merger or consolidation of the Company with any of its subsidiaries after which the terms of the Fair Price Provision would not be part of the articles of organization (or the equivalent charter documents) of the surviving entity, (viii) any plan or proposal for the liquidation or dissolution of the Company, and (ix) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     An "Interested Stockholder" means any individual, corporation, partnership or other entity that, in combination with such person's or entity's affiliates and associates, is the beneficial owner of 10% or more of any class or series of capital stock of the Company. The term "beneficial owner" includes persons who directly or indirectly have the authority to vote or control the voting or the right to dispose of or control the disposition of the capital stock in question. The term "affiliate" means any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person or entity specified. An "associate" of any person means (i) any corporation or organization, of which such person is an officer or director or is, directly or indirectly, a beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

     A "Continuing Director" is defined to mean a director who was a member of the Board of Directors on February 22, 1989, or any person who became or becomes a director thereafter and whose election as a director was or is recommended or approved by a majority of the then Continuing Directors. The Fair Price Provision confers upon the Continuing Directors the power and the duty to interpret its provisions.

     A Business Combination with an Interested Stockholder will not require the approval of the holders of at least 85% of the outstanding voting stock if the transaction is approved by a two-thirds vote of the Continuing Directors. This exception is an alternative to the Minimum Price Requirement (as defined below). In determining whether or not to approve a Business Combination, the Continuing Directors may give due consideration to all factors they may consider relevant in the exercise of their fiduciary duty, including without limitation (i) the long-term and short-term effects on the profitability of the Company, (ii) the social, legal, environmental and economic effects, both short-term and long-term, on the employees of the Company and its subsidiaries, and on the communities and the geographic areas in which the Company and its subsidiaries operate or are located, and on the businesses and properties of the Company and its subsidiaries, and (iii) the adequacy of the consideration offered in relation not only to the current market price of the Company's outstanding securities, but also to the current value of the Company in a freely negotiated transaction and to the estimate of the Continuing Directors of the Company's future value (including the unrealized value of its properties and assets) as an independent going concern.

     A Business Combination with an Interested Stockholder will not require the approval of the holders of at least 85% of the outstanding voting stock if the transaction satisfies certain minimum price requirements (the "Minimum Price Requirement"). This exception is an alternative to the approval of the Business Combination by the Continuing Directors. A Business Combination will satisfy the Minimum Price Requirement if the aggregate amount of cash and the Fair Market Value (as hereinafter defined) of property, securities or other consideration received by the stockholders for each share of Company stock in connection with such Business Combination is the highest of (i) the highest price paid by the Interested Stockholder (or any of its affiliates or associates) for any of its holdings of capital stock of the Company within the five-year period preceding the announcement of the Business Combination, (ii) a price that includes at least the same premium over the market price immediately prior to the announcement of such Business Combination as the greatest such premium paid by the Interested Stockholder (or any of its affiliates or associates) for any shares of capital stock of the Company within the five-year period preceding the announcement of the Business Combination, or (iii) the highest price offered by the Interested Stockholder (or any of its affiliates or associates) for any shares of capital stock of the Company within the five-year period preceding the announcement of the Business Combination.

     In addition to the other requirements of the Fair Price Provision, prior to the consummation of any Business Combination and prior to any vote of the Company's stockholders, a proxy statement or information statement complying with the requirements of the Securities Exchange Act of 1934, as amended, must be mailed to all stockholders of the Company for the purpose of informing the Company's stockholders about the proposed Business Combination and, if their approval is required, for the purpose of soliciting stockholder approval. The proxy statement or information statement must contain at the beginning of the document, in a prominent place, a statement by the Continuing Directors of their position on the advisability (or inadvisability) of the proposed Business Combination.

     The Fair Price Provision may not be amended or repealed except by the affirmative vote of the holders of at least 85% of the outstanding voting stock of the Company, unless such amendment or repeal is approved by at least two-thirds of the Continuing Directors at a meeting at which a Continuing Director Quorum was present, in which event the amendment or repeal would require the approval of the Company's shareholders in accordance with applicable provisions of the Company's Articles of Organization and Massachusetts law (which at present would require approval by the affirmative vote of two-thirds of the outstanding Shares).

     The Fair Price Amendment has been approved by two-thirds of the Continuing Directors at such a meeting. Accordingly, the affirmative vote of the holders of two-thirds of the outstanding Shares is sufficient for the adoption of the Fair Price Amendment.

                             ELECTION OF DIRECTORS

     Four directors will be elected at the Meeting, each to hold office until the 1997 annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees are currently directors of the Company. Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the Shares to which the proxy relates for the election to the Board of Directors the four nominees listed below. The affirmative vote of a majority of the Shares voting at the Meeting is required for election.

     Edouard C. Thys, a director since 1988, retired from the Company in October 1993 and, in accordance with Company policy regarding employee directors, no longer serves as a member of the Board of Directors.

NOMINEES FOR THREE-YEAR TERM

     The following is certain information about the directors of the Company who are standing for reelection at the Meeting.

     Robert G. Foster, age 55, President and Director of Commonwealth BioVentures, Inc., Worcester, Massachusetts (a venture capital company engaged in biotechnology). Director of the Company since 1989. Member of the Management Resources and Compensation Committee. Term expires in 1994. Mr. Foster was President and Chairman of Ventrex Laboratories, Inc. from 1976 to 1987, when he assumed his present position. He is also a Director of United Timber Corp.

     Judith S. King, age 59, Community Volunteer, Personal Investments. Director of the Company since 1990. Member of the Audit, Directors and Management Resources and Compensation Committees. Term expires in 1994. Mrs. King is also a Trustee and Treasurer of The Stoddard Charitable Trust.

     Jon C. Strauss, age 54, President of Worcester Polytechnic Institute, Worcester, Massachusetts. Director of the Company since 1989. Member of the Audit and Finance Committees. Term expires in 1994. Prior to assuming his current position in 1985, Dr. Strauss was Chief Administrative Officer at the University of Southern California and, before that, Chief Financial Officer at the University of Pennsylvania. He is a Director of Computervision Corporation, a Regional Director of Shawmut Bank, a Trustee of the Massachusetts Biotechnology Research Institute and a Trustee of The Medical Center of Central Massachusetts.

     Charles A. Zraket, age 70, Adjunct Research Scholar, Kennedy School of Government, Harvard University. Trustee and Former President and Chief Executive Officer of The MITRE Corporation, Bedford, Massachusetts (a not-for-profit corporation engaged in systems engineering and research primarily for United States government departments and agencies). Director of the Company since 1990. Chairman of the Management Resources and Compensation Committee and member of the Directors Committee. Term expires in 1994. Mr. Zraket was President and Chief Executive Officer of The MITRE Corporation from 1986 to 1990 after having served as Executive Vice President and Chief Operating Officer. He is a Director of Bank of Boston, Boston Edison Company, Advanced Photovoltaics Systems, Inc. and Aspect Medical Systems. Mr. Zraket also serves as a Trustee of Northeastern University, Beth Israel Hospital and the Hudson Institute.

CONTINUING DIRECTORS

     The following is certain information about the directors of the Company who are continuing in office.

     E. Paul Casey, age 64, Chairman and General Partner, Metapoint Partners, Peabody, Massachusetts (an investment partnership). Director of the Company since 1993. Member of the Audit and Management Resources and Compensation Committees. Term expires in 1996. Mr. Casey established Metapoint Partners in 1988. He served as Vice Chairman of Textron, Inc. from 1986 to 1987 and as Chief Executive Officer and President of Ex-Cell-O Corporation during 1978 to 1986. Mr. Casey is a Director of Comerica, Inc. and Hood Enterprises, Inc. and is a Trustee of The Henry Ford Health Care System.

     Warner S. Fletcher, age 49, Attorney and Director of the law firm of Fletcher, Tilton & Whipple, P.C., Worcester, Massachusetts. Director of the Company since 1987. Chairman of the Finance Committee and member of the Audit Committee. Term expires in 1996. Mr. Fletcher is a Director of Mechanics Bank. He is also Chairman of The Stoddard Charitable Trust and a Trustee of the Fletcher

Foundation, the Worcester Foundation for Experimental Biology, the Bancroft School and the Worcester Art Museum.

     M Howard Jacobson, age 60, Senior Advisor, Bankers Trust, New York. Director of the Company since 1993. Member of the Finance and Directors Committees. Term expires in 1996. Mr. Jacobson was for many years Chief Executive Officer, President, Treasurer and a Director of Idle Wild Foods, Inc. until that company was sold in 1986. From 1989 to 1991 he was a Senior Advisor to Prudential Bache Capital Funding. Mr. Jacobson is a Director of Allmerica Property & Casualty Cos. Inc., Immulogic Pharmaceutical Corporation, Stoneyfield Farm, Inc., Cyplex, and Boston Chicken, Inc. He is Chairman of the Board of Trustees of Worcester Polytechnic Institute, Chairman of the Board of Directors of the Foundation of The Medical Center of Central Massachusetts, an Overseer of WGBH/National Public Broadcasting and a Trustee of the Worcester Foundation for Experimental Biology.

     George S. Mumford, Jr., age 65, Professor, Department of Physics and Astronomy, Tufts University. Director of the Company since 1968. Chairman of the Audit Committee and member of the Finance Committee. Term expires in 1996. Mr. Mumford formerly served as Dean of the Graduate School of Arts and Sciences at Tufts University. He was President and a Director of The Manufacturers Company until 1986, and he is a former member of the Board of Directors of the Council of Graduate Schools in the United States and Past President of the Northeast Association of Graduate Schools.

     Russell E. Fuller, age 67, Chairman of REFCO, INC., Boylston, Massachusetts (a supplier of specialty industrial products). Director of the Company since 1988. Chairman of the Directors Committee and member of the Finance Committee. Term expires in 1995. Mr. Fuller is Chairman and Treasurer of The George F. and Sybil H. Fuller Foundation and a Trustee of The Medical Center of Central Massachusetts. He is also a Trustee of the Massachusetts Biotechnology Research Institute and the Worcester County Horticultural Society.

     John M. Nelson, age 62, Chairman and Chief Executive Officer of the Company. Director of the Company since 1991. Member (ex officio) of the Audit, Finance and Directors Committees. Term expires in 1995. Mr. Nelson will become Chairman of the Board of Directors of the Company on the date of the Meeting. He was elected to his present position in May 1991. Prior to that time, he served for many years in a series of executive positions with Norton Company (a manufacturer of abrasives and ceramics) and was that company's Chairman and Chief Executive Officer from 1988 to 1990 and its President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is also a Director of Brown & Sharpe Manufacturing Company, Cambridge Biotechnology, Inc., TSI Corporation, Commerce Holdings, Inc. and the TJX Companies, Inc. He is also President of the Greater Worcester Community Foundation, Vice President of the Worcester Art Museum and Chairman of the Worcester Area Chamber of Commerce. At the time of his election to his present position, Mr. Nelson and the Company entered into an agreement that provides for a five-year term of employment, defined pension benefits upon completion of such term and certain other employee benefits. The agreement also provides for accelerated vesting of stock options and pension benefits and continuation of employee benefits in the event of termination of his employment under specified conditions.

     David P. Gruber, age 52, President and Chief Operating Officer of the Company. Director of the Company since 1992. Term expires in 1995. In addition to retaining his present office as President of the Company, Mr. Gruber will become Chief Executive Officer of the Company on the date of the Meeting. He was elected to his current position in October 1991. He was previously employed by Norton Company since 1978 and served as its Vice President, Advanced Ceramics from 1987 to 1991 and Vice President -- Coated Abrasives from 1986 to 1987.

     Mr. Fletcher and Mrs. King are cousins. None of the other Directors has any family relationship.

PERSONS DESIGNATED BY COOPER FOR APPOINTMENT AS DIRECTORS

     Pursuant to the Investment Agreement, if the Acquisition is consummated, the size of the Board of Directors will be expanded by two members and Dewain K. Cross and H. John Riley, Jr., who have been designated by Cooper pursuant to the Investment Agreement, will be appointed by the Board to fill the vacancies created by such expansion. See "Description of the Investment Agreement -- Election of Directors." The following is certain information about Messrs. Cross and Riley.

     Dewain K. Cross, age 55, Senior Vice President, Finance of Cooper. Mr. Cross has been employed by Cooper in a series of executive positions since 1966 and was named to his present position by Cooper in 1980. He is a former member of the Financial Council II of the Manufacturers' Alliance for Productivity and Innovation and a member of the American Institute of Certified Public Accountants.

     H. John Riley, Jr., age 53, President and Chief Operating Officer of Cooper. Mr. Riley served for many years in a series of executive positions at Crouse-Hinds Company. Following the acquisition of Crouse-Hinds Company by Cooper in 1982, he was named Executive Vice President, Operations of Cooper. He was named to his present position by Cooper in 1992. He is also Director and Vice Chairman of Junior Achievement of Southeast Texas, a Director of Central Houston, Inc., a Director of Harvard Business School Club of Houston and a Director of the Houston Symphony, a Governor of the National Electrical Manufacturers' Association, and a member of the Corporate Advisory Council of Syracuse University School of Management.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Management Resources and Compensation, Audit, Finance and Directors Committees.

     The members of the Management Resources and Compensation Committee are Mr. Zraket (Chairman), Mr. Casey, Mr. Foster and Mrs. King. Its principal functions are to review and determine remuneration arrangements for senior management, to administer awards under the Company's 1975 Executive Long-Term Incentive Program and to grant and administer awards under the 1991 Long-Term Incentive Plan. The Committee held four meetings in 1993.

     The members of the Audit Committee are Mr. Mumford (Chairman), Mr. Casey, Mr. Fletcher, Mrs. King, Mr. Strauss and Mr. Nelson (ex officio). The Committee met three times in 1993. The principal functions of the Audit Committee are to review with the independent auditors and with management the plan and results of the audit, to review the systems of internal control, to recommend the engaging or discharging of independent auditors and to consider the reasonableness of audit and non-audit fees.

     The members of the Finance Committee are Messrs. Fletcher (Chairman), Fuller, Jacobson, Mumford, Strauss and Nelson (ex officio). The principal functions of the Committee are to monitor the overall financial condition of the Company, to review and approve capital spending plans and to provide oversight of pension and employee savings plan investments. The Finance Committee met twice in 1993.

     The members of the Directors Committee are Mr. Fuller (Chairman), Mr. Jacobson, Mrs. King, Mr. Zraket and Mr. Nelson (ex officio). Its principal functions are to assist in the identification of nominees for vacancies on the Board and to advise on the structure and operation of the Board. The Directors Committee did not meet in 1993.

MEETINGS OF THE BOARD

     The Board of Directors held nine meetings during 1993. Non-employee directors of the Company received annual remuneration of $10,000 for their services plus a fee of $600 for each Board meeting attended. Those non-employee directors who are also members of the Audit, Finance, Management Resources and Compensation or Directors Committees of the Board receive additional compensation of $600 for each Committee meeting attended. Each director attended at least seventy-five percent of the total number of Board and Committee meetings held while he or she served as a director or member of a Committee.


EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table set forth certain biographical information with respect to executive officers of the Company who are not directors.

          NAME                                  POSITION                         AGE
          ----                                  --------                         ---
Luis E. Leon.............    Vice President, Finance and Treasurer               41
Sanjay N. Shah...........    Vice President and Assistant General Manager,       43
                               Aerospace Forgings Division
Wallace F. Whitney,          Vice President, General Counsel and Clerk           51
  Jr. ...................
Frank J. Zugel...........    Vice President, Investment Castings                 49

     Luis E. Leon joined the Company as Vice President - Treasurer in May 1991. In May, 1993 he was elected Vice President, Finance and Treasurer. Prior to that time he had served since 1986 as Treasurer of Milton Roy Company, a manufacturer of fluid control products. From 1983 to 1986 he served as Manager of Treasury Operations of Kerr-McGee Corporation, a diversified energy company.

     Sanjay N. Shah serves as Vice President and Assistant General Manager of the Company's Aerospace Forgings Division. Previously he had served as Vice President - Operations since 1990. He has held a number of research, engineering and manufacturing positions at the Company since joining the Company in 1975.

     Wallace F. Whitney, Jr. joined the Company in 1991. Prior to that time, he had been Vice President, General Counsel and Secretary of Norton Company since 1988, where he had been employed in various legal capacities since 1973.

     Frank J. Zugel joined the Company in June 1993 when he was elected Vice President - General Manager, Investment Castings. Prior to that time he had served as President of Stainless Steel Products, Inc., a metal fabricator for aerospace applications, since 1992 and before then as Vice President of Pacific Scientific Company, a supplier of components to the aerospace industry, since 1988.

     None of the executive officers has any family relationship with any other executive officer. All officers are elected annually.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company at December 31, 1991, and for the year then ended, appearing in this Proxy Statement have been audited by Coopers & Lybrand, independent auditors, as stated in their report appearing elsewhere herein.

     The consolidated financial statements of the Company at December 31, 1992 and 1993, and for the years then ended, appearing in this Proxy Statement have been audited by Ernst & Young, independent auditors, as stated in their report appearing elsewhere herein.

     The combined financial statements of Cameron and its subsidiaries as of December 31, 1991, 1992 and 1993 and for each of the years in the three-year period ended December 31, 1993 included herein have been audited by Ernst & Young, independent auditors, as stated in their report appearing elsewhere herein.

                             SELECTION OF AUDITORS

     The Board of Directors, on the advice of the Audit Committee, currently comprised of Mr. Mumford, Mr. Casey, Mr. Fletcher, Mrs. King, Mr. Strauss and Mr. Nelson (ex officio), unanimously recommends the selection of Ernst & Young as auditors for the year 1994. That firm was appointed as the Company's auditors in 1992, upon the recommendation of management and approval of the Audit Committee.

     The affirmative vote of a majority of the Shares voting at the Meeting is required for the selection of Ernst & Young as auditors. A representative of Ernst & Young will be present at the Meeting to respond to questions and will have an opportunity to make a statement if he desires to do so.

                              AMENDMENT OF BY-LAWS

     The Board of Directors amended the Company's By-Laws during 1993 to permit the removal of a director with or without cause upon a majority vote of the Board.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     All proposals of shareholders to be presented at the annual meeting of the Company that will be held in 1995 must be received by the Clerk of the Company before November 18, 1994 in order to be included in the proxy statement and form of proxy which will relate to that meeting.

                             AVAILABLE INFORMATION

     SINGLE COPIES OF THE COMPANY'S 1993 ANNUAL REPORT ON SECURITIES AND EXCHANGE COMMISSION FORM 10-K (WITHOUT EXHIBITS) WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST DIRECTED TO THE CLERK OF THE CORPORATION, WYMAN-GORDON COMPANY, 244 WORCESTER STREET, BOX 8001, NORTH GRAFTON, MASSACHUSETTS 01536-8001.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters which may come before the Meeting. As to any other business which may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.


                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
WYMAN-GORDON COMPANY AND SUBSIDIARIES
  Report of Independent Accountants..................................................  F-2
  Report of Independent Auditors.....................................................  F-3
  Consolidated Statements of Operations and Retained Earnings for the Years Ended
     December 31, 1991, 1992 and 1993................................................  F-4
  Consolidated Balance Sheets as of December 31, 1992 and 1993.......................  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1991, 1992 and 1993................................................  F-6
  Notes to Consolidated Financial Statements.........................................  F-7
CAMERON FORGED PRODUCTS DIVISION
  Report of Independent Auditors.....................................................  F-21
  Combined Results of Operations for the Years Ended December 31, 1991, 1992 and
     1993............................................................................  F-22
  Combined Balance Sheets as of December 31, 1992 and 1993...........................  F-23
  Combined Cash Flows for the Years Ended December 31, 1991, 1992 and 1993...........  F-24
  Notes to Combined Financial Statements.............................................  F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Wyman-Gordon Company:

     We have audited the accompanying consolidated balance sheet of Wyman-Gordon Company and Subsidiaries as of December 31, 1991 and the related consolidated statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman-Gordon Company and Subsidiaries as of December 31, 1991, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND

Boston, Massachusetts
February 19, 1992

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Wyman-Gordon Company:

     We have audited the accompanying consolidated balance sheet of Wyman-Gordon Company and Subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman-Gordon Company and Subsidiaries at December 31, 1992 and 1993, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Notes E and I to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for post-retirement benefits other than pensions and income taxes.

                                            ERNST & YOUNG

Worcester, Massachusetts
February 11, 1994


                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1991         1992        1993
                                                              ---------    --------    --------
                                                            (000'S OMITTED, EXCEPT PER SHARE DATA)
Revenue.....................................................  $ 355,390    $298,881    $239,761
                                                              ---------    --------    --------
Less:
     Cost of goods sold.....................................    310,456     234,577     210,069
     Selling, general and administrative expenses...........     28,311      21,154      20,098
     Depreciation and amortization..........................     25,319      15,875      15,569
     Restructuring charges..................................     87,966       --          --
     Disposition of production facilities...................     11,498       --          2,453
     Environmental charge...................................      7,000       --          --
                                                              ---------    --------    --------
                                                                470,550     271,606     248,189
                                                              ---------    --------    --------
Income (loss) from operations...............................   (115,160)     27,275      (8,428)
                                                              ---------    --------    --------
Other deductions (income):
     Interest expense.......................................      8,035       5,762       9,897
     Miscellaneous, net.....................................      2,556        (282)     (1,321)
                                                              ---------    --------    --------
                                                                 10,591       5,480       8,576
                                                              ---------    --------    --------
Income (loss) before income taxes and cumulative effect of
  changes in accounting principles..........................   (125,751)     21,795     (17,004)
Income tax benefit..........................................     26,070       --          --
                                                              ---------    --------    --------
Net income (loss) before cumulative effect of changes in
  accounting principles.....................................    (99,681)     21,795     (17,004)
Cumulative effect of changes in accounting principles.......     --           --        (43,000)
                                                              ---------    --------    --------
Net income (loss)...........................................  $ (99,681)   $ 21,795    $(60,004)
                                                              =========    ========    ========
Net income (loss) per share before cumulative effect of
  changes in accounting principles..........................  $   (5.59)   $   1.21    $   (.95)
Cumulative effect of changes in accounting principles.......     --           --          (2.39)
                                                              ---------    --------    --------
Net income (loss) per share.................................  $   (5.59)   $   1.21    $  (3.34)
                                                              =========    ========    ========
Retained earnings, beginning of year........................  $ 240,521    $136,452    $157,712
Net income (loss)...........................................    (99,681)     21,795     (60,004)
Pension equity adjustment...................................        961        (535)     (1,700)
Dividends declared..........................................     (5,349)      --          --
                                                              ---------    --------    --------
Retained earnings, end of year..............................  $ 136,452    $157,712    $ 96,008
                                                              =========    ========    ========
Dividends declared per share................................  $     .30    $  --       $  --
                                                              =========    ========    ========

        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.


                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1992       1993
                                                                           --------   --------
                                                                             (000'S OMITTED)
ASSETS
     Cash and cash equivalents...........................................  $  --      $ 14,817
     Accounts receivable.................................................    68,789     51,287
     Inventories.........................................................    53,688     42,388
     Prepaid expenses....................................................     8,685     12,480
                                                                           --------   --------
               Total current assets......................................   131,162    120,972
                                                                           --------   --------
     Property, plant and equipment:
          Land, buildings and improvements...............................    69,089     70,563
          Machinery and equipment........................................   244,189    246,311
          Under construction.............................................     8,746      8,545
                                                                           --------   --------
                                                                            322,024    325,419
          Less accumulated depreciation..................................   219,344    227,075
                                                                           --------   --------
               Net property, plant and equipment.........................   102,680     98,344
                                                                           --------   --------
     Intangible assets...................................................    21,483     20,738
     Pension intangible..................................................    10,617      8,368
     Deferred program costs..............................................    13,539     13,561
     Other assets........................................................    15,675     24,651
                                                                           --------   --------
                                                                           $295,156   $286,634
                                                                           ========   ========
LIABILITIES
     Current maturities of long-term debt................................  $     77   $     77
     Accounts payable:
          Trade..........................................................    14,874     15,177
          Other..........................................................     6,824      7,918
     Accrued liabilities:
          Taxes and other................................................       535      --
          Accrued payroll................................................     2,948      2,559
          Accrued restructuring, disposal and environmental..............     9,847      4,556
                                                                           --------   --------
               Total current liabilities.................................    35,105     30,287
                                                                           --------   --------
     Restructuring, disposal and environmental...........................    17,711     14,515
     Long-term debt......................................................    70,538     90,461
     Pension liability...................................................    14,615     14,065
     Deferred income taxes and other.....................................     7,671      7,613
     Postretirement benefits.............................................     --        41,344

STOCKHOLDERS' EQUITY
     Preferred stock, no par value:
          Authorized 5,000,000 shares; none issued.......................     --         --
     Common stock, par value $1.00 per share:
          Authorized 35,000,000 shares; issued 20,402,720 shares.........    20,403     20,403
     Capital in excess of par value......................................    16,049     14,296
     Retained earnings...................................................   157,712     96,008
     Less treasury stock at cost:
          2,529,675 at 1992 and 2,399,917 at 1993........................    44,648     42,358
                                                                           --------   --------
                                                                            149,516     88,349
                                                                           --------   --------
                                                                           $295,156   $286,634
                                                                           ========   ========

        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.


                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1991        1992        1993
                                                               --------    --------    --------
                                                                       (000'S OMITTED)
OPERATING ACTIVITIES:
Net income (loss)...........................................   $(99,681)   $ 21,795    $(60,004)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization..........................     25,319      15,875      15,569
     Loss from disposal of production facilities............      --          --          2,453
     Restructuring, disposal and environmental charges......    106,464       --          --
     Deferred income taxes..................................    (23,196)      --            (58)
     Cumulative effect of changes in accounting
       principles...........................................      --          --         43,000
  Changes in assets and liabilities:
     Accounts receivable....................................     25,013      14,699      15,139
     Inventories............................................        645      16,345       8,474
     Prepaid expenses and other assets......................    (16,777)        986      (7,114)
     Accrued restructuring, disposal and environmental......      --        (25,735)     (9,653)
     Income and other taxes.................................     (7,447)      2,789        (940)
     Accounts payable and accrued liabilities...............      8,663     (15,951)        311
                                                               --------    --------    --------
     Net cash provided (used) by operating activities.......     19,003      30,803       7,177
                                                               --------    --------    --------
INVESTING ACTIVITIES:
     Investment in acquired subsidiaries....................       (770)     (3,700)      --
     Capital expenditures...................................    (10,192)    (11,156)    (13,866)
     Deferred program costs.................................     (9,145)     (2,086)        (22)
     Proceeds from disposal of production facilities........     17,268         451       4,345
     Proceeds from sale of fixed assets.....................      1,066       2,282         393
     Other, net.............................................       (338)        962       2,187
                                                               --------    --------    --------
     Net cash (used) by investing activities................     (2,111)    (13,247)     (6,963)
                                                               --------    --------    --------
FINANCING ACTIVITIES:
     Payment of short-term borrowings.......................    (26,500)      --          --
     Payment of debt........................................    (83,810)    (22,077)    (70,077)
     Net proceeds from issuance of debt.....................     96,644       --         84,680
     Dividends paid.........................................     (5,349)      --          --
                                                               --------    --------    --------
     Net cash provided (used) by financing activities.......    (19,015)    (22,077)     14,603
                                                               --------    --------    --------
Increase (decrease) in cash.................................     (2,123)     (4,521)     14,817
Cash, beginning of year.....................................      6,644       4,521       --
                                                               --------    --------    --------
Cash, end of year...........................................   $  4,521    $  --       $ 14,817
                                                               ========    ========    ========

        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all subsidiaries. All intercompany accounts and transactions have been eliminated.

     Revenue Recognition: Sales and income are recognized at the time products are shipped.

     Reclassifications: Where appropriate, prior year amounts have been reclassified to permit comparison.

     Cash and Cash Equivalents: Cash equivalents include short-term investments with maturities of less than three months at the time of investment.

     Inventories: Inventories are valued at the lower of cost market. For forging and casting related inventories of raw material and work-in-process costs are determined using the last-in, first-out (LIFO) method. For remaining inventories costs are determined using an average cost method. Most of the Company's products are produced to order and there is no finished product inventory. On certain orders, usually involving lengthy raw material procurement and production cycles, progress payments are reflected as a reduction of inventories. Production scrap and product repair costs are expensed as incurred.

     Long-Term, Fixed Price Contracts: A substantial portion of the Company's revenues is derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered. Losses on such contracts are provided when purchase quantities of the components subject to the fixed price contract can be reasonably determined and the estimated costs to produce such components exceed the fixed price provided in the contract.

     Depreciable Assets and Costs in Excess of Net Assets Acquired: Property, plant and equipment, including significant renewals and betterments, are capitalized at cost and are being depreciated on the straight-line method. Generally, depreciable lives range from 10 to 20 years for land improvements, 20 to 40 years for buildings and 5 to 15 years for machinery and equipment. Tooling production costs are primarily classified as machinery and equipment and are capitalized at cost less associated revenue and depreciated over 5 years. Cost of acquired businesses in excess of net assets acquired is amortized on a straight-line basis over periods up to 35 years.

     Deferred Costs: Deferred program costs are primarily inventory, production and tooling, and other miscellaneous costs which are estimated to be recoverable over future sales. Deferred program costs are classified as a long-term asset to the extent they will not be recovered within one year and are being recovered over projected production. Bank fees and related costs of obtaining credit facilities are recorded as other assets and amortized over the term of the facility.

     Earnings Per Share: Per share data is computed based on the weighted average number of common shares outstanding during each year. Common stock equivalents, related to outstanding stock options and stock purchase rights of the Company, are included in per share computations unless their inclusion would not have a material effect or would be antidilutive.

     Impact of Adopting New Accounting Standards: During 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112 "Employers Accounting for Post-employment Benefits." This standard provides that the Company follow an accrual method of accounting for benefits payable to employees when they leave the Company other than by reason of retirement. The Company currently accounts for these costs on an as incurred basis. The effect of

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
adopting the new rule is not expected to be material to the Company's financial position or results of operations.

B.  INVENTORIES

     Inventories consisted of the following:

                                                                         DECEMBER 31,
                                                                      -------------------
                                                                       1992        1993
                                                                      -------     -------
                                                                       (000'S OMITTED)
     Raw material...................................................  $ 8,967     $ 9,486
     Work-in-process................................................   43,886      34,476
     Supplies.......................................................    1,592       1,603
                                                                      -------     -------
                                                                       54,445      45,565
     Less progress payments.........................................      757       3,177
                                                                      -------     -------
                                                                      $53,688     $42,388
                                                                      =======     =======

     If all inventories valued at LIFO cost had been valued at first-in, first-out (FIFO) cost or market which approximates current replacement cost, inventories would have been $41,365,000 and $33,448,000 higher than reported at December 31, 1992 and 1993, respectively.

     Inventory quantities were reduced in 1991, 1992 and 1993 resulting in the liquidation of LIFO inventories carried at lower costs prevailing in prior years as compared with the cost of current purchases. The effect of lower quantities decreased 1991 loss from operations by $1,529,000, increased 1992 income from operations by $18,388,000 and decreased 1993 loss from operations by $5,469,000 while the effect of deflation had no impact on 1991 loss from operations, it increased 1992 income from operations by $4,450,000 and decreased 1993 loss from operations by $2,448,000.

C.  DEBT

     Long-term debt consisted of the following:

                                                                         DECEMBER 31,
                                                                      -------------------
                                                                       1992        1993
                                                                      -------     -------
                                                                        (000'S OMITTED)
     Current portion of long-term debt..............................  $    77     $    77
                                                                      -------     -------
     Long-term debt
          Revolving credit agreement................................   70,000       --
          Senior Notes..............................................    --         90,000
          Other.....................................................      538         461
                                                                      -------     -------
     Total long-term debt...........................................   70,538      90,461
                                                                      -------     -------
     Total..........................................................  $70,615     $90,538
                                                                      =======     =======

     From April 30, 1991 until March 16, 1993, the Company's principal credit facility was a three year Revolving Credit Agreement (the "Prior Credit Agreement") with seven institutions (the "Banks"). Under the terms of the Prior Credit Agreement, the Company could borrow up to the extent of its borrowing base comprised of eligible accounts receivable, inventory, and property, plant and equipment. Outstanding borrowings were evidenced by revolving notes bearing interest at rates based on either the Bank Base Rate (Prime) or the Eurodollar Rate. The borrowing rate in effect at December 31, 1992 was approximately 6%. The Prior Credit Agreement provided for the issuance of up to $15,000,000 of irrevocable letters of credit. The Prior Credit Agreement was collateralized by substantially all of the assets of the Company. The Prior Credit Agreement, as amended on December 31, 1991, provided that available loans could not exceed $90,000,000. The Company was obligated to pay a commitment fee of .5% on the unused portion of the facility.

     At December 31, 1992, there were approximately $10,970,000 of outstanding Letters of Credit.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

     On March 16, 1993, the Company issued $90,000,000 of 10.75% Senior Notes due March 2003 (the "Senior Notes") under an indenture between the Company and a bank as trustee. The Senior Notes pay interest semi-annually commencing on September 15, 1993. The Senior Notes are general unsecured obligations of the Company, are non-callable for a five year period, and are senior to any future subordinated indebtedness of the Company. The indenture contains certain covenants including limitations on indebtedness, restrictive payments including dividends, liens, and disposition of assets. The indenture, however, does not include periodic maintenance covenants. The Company used approximately $75,000,000 of the net proceeds from the sale of the Senior Notes, together with its new working capital credit facility discussed below, to retire indebtedness, replace outstanding letters of credit and terminate the amended Prior Credit Agreement.

     The estimated fair value of the Senior Notes was $94,050,000 at December 31, 1993 based on quoted market price.

     In conjunction with the issuance of the Senior Notes, the Company entered into a three year $40,000,000 Revolving Credit Agreement, (the "Credit Agreement") with a lending institution. Under the terms of the Credit Agreement, the Company may borrow or issue letters of credit to the extent of its borrowing base primarily comprised of eligible accounts receivable and inventories. Borrowings bear interest at rates based upon either the prime rate or the London Interbank Offered Rate (LIBOR Rate). This Agreement is collateralized by substantially all the current assets of the Company. The Company is obligated to pay a commitment fee of .5% on the unused portion and is subject to various covenants including financial covenants and limitations on the incurrence of additional indebtedness, capital expenditures, and dividends. There were no borrowings at December 31, 1993, but the Company had issued $5,505,000 of letters of credit under the agreement.

     Annual maturities of long-term debt in the next five years amount to $77,000 per year. During 1992 the Company repaid $22,077,000 of debt, representing borrowings under the Prior Credit Agreement.

     Total interest cost incurred amounted to $8,519,000, $5,980,000 and $10,441,000 in 1991, 1992 and 1993, respectively, and included capitalized amounts of $484,000 in 1991, $218,000 in 1992 and $544,000 in 1993. Interest
paid approximates the amount of interest incurred during each year.

D.  PENSION PLANS

     The Company and its subsidiaries have pension plans covering substantially all employees. Benefits are generally based on years of service and a fixed monthly rate or average earnings during the last years of employment. Pension plan assets are invested in equity and fixed income securities, pooled funds including real estate funds and annuities. It is the Company's practice to fund pension costs to the extent that such costs are tax deductible and as required by ERISA. Contributions to the Company's pension plans were $4,593,000, $2,728,000 and $1,897,000 for the years ended 1991, 1992 and 1993, respectively.

     Pension expense for 1991, 1992 and 1993 included the following components:

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1991        1992         1993
                                                    --------     -------     --------
                                                             (000'S OMITTED)
          Service cost............................  $  2,409     $ 1,937     $  1,720
          Interest cost on projected benefit
            obligation............................    11,136      11,083       10,955
          Actual loss (return) on assets..........   (22,207)     (6,849)     (18,107)
          Net amortization and deferral...........    13,377      (3,403)       8,208
                                                    --------     -------     --------
          Net pension expense.....................  $  4,715     $ 2,768     $  2,776
                                                    ========     =======     ========
          Assumed long-term rate of return on plan
            assets................................       9.0%        9.0%         9.0%

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

     A minimum liability is recorded in connection with certain underfunded pension plans whose liabilities exceed assets. The minimum liability is computed each year and was $14,065,000 in 1993, offset by an intangible pension asset of $8,368,000 and a corresponding $1,700,000 reduction to stockholders' equity. In 1992 the minimum liability was $14,615,000 offset by an intangible pension asset of $10,617,000 and a corresponding $535,000 reduction to stockholders' equity. The net balance of the cumulative reduction to stockholders' equity was $2,415,000 and $4,115,000 as of December 31, 1992 and 1993, respectively.

     During 1993, the Company recorded a loss of approximately $900,000 from the curtailment of pension benefits resulting from reductions in employees during 1993. During 1992, the Company recorded a gain of approximately $600,000 from a settlement of an over-funded pension plan terminated in a prior year.

     A reconciliation between the amounts recorded on the balance sheet and the summary table of the funding status of the pension plans is as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1992       1993
                                                                       --------   --------
                                                                         (000'S OMITTED)
    Pension liability per balance sheet..............................  $(14,615)  $(14,065)
    Prepaid pension expense included in prepaid expenses in the
      balance sheet..................................................     3,651      2,827
                                                                       --------   --------
    Net prepaid pension expense (pension liability)..................  $(10,964)  $(11,238)
                                                                       ========   ========

     A summary of the funding status of the pension plans and a reconciliation to the amounts recorded in the consolidated balance sheet are as follows:

                                                             DECEMBER 31, 1992
                                                   -------------------------------------
                                                     ASSETS     ACCUMULATED
                                                    EXCEEDING    BENEFITS
                                                   ACCUMULATED   EXCEEDING
                                                    BENEFITS      ASSETS        TOTAL
                                                   -----------  -----------  -----------
                                                              (000'S OMITTED)
    Actuarial present value of benefit
      obligations:
         Vested...................................  $  86,023    $  50,350    $ 136,373
         Nonvested................................        411          511          922
                                                   -----------  -----------  -----------
         Accumulated benefit obligation...........     86,434       50,861      137,295
         Impact of forecasted salary increases
           during future periods..................      8,879          135        9,014
                                                   -----------  -----------  -----------
         Projected benefit obligation for employee
           service to date........................     95,313       50,996      146,309
    Current fair market value of plan assets......    101,354       31,726      133,080
                                                   -----------  -----------  -----------
    Excess (shortfall) of plan assets over (under)
      projected benefit obligation................      6,041      (19,270)     (13,229)
    Unrecognized net (gain) loss..................     (3,697)       3,168         (529)
    Unrecognized net (asset) obligation at
      transition..................................       (606)       8,074        7,468
    Unrecognized prior service cost...............      6,433        3,508        9,941
    Adjustment required to recognize minimum
      liability...................................     --          (14,615)     (14,615)
                                                   -----------  -----------  -----------
    Net prepaid pension expense (pension
      liability)..................................  $   8,171    $ (19,135)   $ (10,964)
                                                   ===========  ===========  ===========
    Estimated annual increase in future
      salaries....................................                                  5.0%
    Weighted average discount rate................                                  8.3%

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                             DECEMBER 31, 1993
                                                   -------------------------------------
                                                     ASSETS     ACCUMULATED
                                                    EXCEEDING    BENEFITS
                                                   ACCUMULATED   EXCEEDING
                                                    BENEFITS      ASSETS        TOTAL
                                                   -----------  -----------  -----------
                                                              (000'S OMITTED)
    Actuarial present value of benefit
      obligations:
         Vested...................................  $  88,960    $  52,337    $ 141,297
         Nonvested................................        491          426          917
                                                   -----------  -----------  -----------
         Accumulated benefit obligation...........     89,451       52,763      142,214
         Impact of forecasted salary increases
           during future periods..................      7,346           62        7,408
                                                   -----------  -----------  -----------
         Projected benefit obligation for employee
           service to date........................     96,797       52,825      149,622
    Current fair market value of plan assets......    107,938       32,993      140,931
                                                   -----------  -----------  -----------
    Excess (shortfall) of plan assets over (under)
      projected benefit obligation................     11,141      (19,832)      (8,691)
    Unrecognized net (gain) loss..................     (7,880)       4,938       (2,942)
    Unrecognized net (asset) obligation at
      transition..................................       (539)       6,228        5,689
    Unrecognized prior service costs..............      5,810        2,961        8,771
    Adjustment required to recognize minimum
      liability...................................     --          (14,065)     (14,065)
                                                   -----------  -----------  -----------
    Net prepaid pension expense (pension
      liability)..................................  $   8,532    $ (19,770)   $ (11,238)
                                                   ===========  ===========  ===========
    Estimated annual increase in future
      salaries....................................                              3.0-5.0%
    Weighted average discount rate................                                  7.5%

     The Company and its subsidiaries also maintain savings/investment plans for most full-time salaried employees. Employer contributions to these defined contribution plans are made at the Company's discretion and are reviewed periodically. Such contributions amounted to $290,000, $375,000 and $134,000 during 1991, 1992 and 1993, respectively. Additionally, the Company contributed 58,927 shares of stock from Treasury to one of its defined contribution plans.

E.  OTHER POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, the Company and its subsidiaries provide most retired employees with health care and life insurance benefits. The majority of these health care and life insurance benefits are provided through insurance companies, some of whose premiums are computed on a cost plus basis. The annual cost of these benefits on the expense-as-incurred basis amounted to $5,208,000 in 1991 and $4,849,000 in 1992.

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires companies to accrue postretirement benefits during the years the employees are working and earning benefits for retirement, as contrasted to the expense-as-incurred basis that the Company followed in 1992 and prior years. The Company elected to recognize the cumulative effect of the accounting change, resulting in a non-cash reduction in earnings in 1993 of $43,000,000 or $2.39 per share.

     Substantially all of the Aerospace Forgings Division and Corporate retirees and full-time employees are or become eligible for these postretirement health care and life insurance benefits if they meet minimum age and service requirements. Increases in the health care trend rate were assumed at 12%, 10% and 8% for 1993, 1994 and 1995, respectively. At that time, the Company contribution level is frozen and unaffected by inflation. A 1% increase in the health care trend rate over the next three years would increase the accumulated postretirement benefit obligation by approximately $1,464,000 and the

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
ongoing service and interest cost by approximately $165,000 (both pre-tax). The weighted average discount rate used in determining the amortization of the accumulated postretirement benefit obligation was 9% and 7.5% at December 31, 1992 and 1993, respectively, and the average remaining service life was 20 years.

     The postretirement benefit expense in 1993 was $3,830,000, the components of which were service cost of $170,000 and interest cost on the benefit obligation of $3,660,000. The expense was $1,116,000 or $.06 per share less than what the Company would have recorded as expense under the expense as incurred basis in 1993. During 1993, the Company recorded a gain of approximately $540,000 from the curtailment of postretirement benefits resulting from reductions in employees during 1993.

     The Company has no plans for funding the liability and will continue to pay for retiree medical costs as they occur. The following cost components are included in the accumulated postretirement benefit obligation calculation at December 31, 1992 and 1993:

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 1992           1993
                                                             ------------   ------------
     Accumulated postretirement benefit obligation:
          Retirees.......................................... $(38,449,000)  $(39,141,000)
          Fully eligible active plan participants...........   (2,165,000)    (2,690,000)
          Other active plan participants....................   (2,386,000)    (2,967,000)
                                                              ------------   ------------
                                                              (43,000,000)   (44,798,000)
     Plan assets at fair value..............................           --             --
                                                              ------------   ------------
     Accumulated postretirement benefit obligation in excess
       of plan assets.......................................  (43,000,000)   (44,798,000)
     Unrecognized net gain from past experience different
       from that assumed and from changes in assumptions....           --      3,454,000
     Unrecognized transition obligation.....................   43,000,000             --
                                                              ------------   ------------
     Accrued postretirement benefit cost....................  $        --   $(41,344,000)
                                                              ============   ============

     The accumulated postretirement benefit obligation for health insurance is $39,381,000 and $40,768,000 and for life insurance is $3,619,000 and $4,030,000 at December 31, 1992 and 1993, respectively.

F.  STOCK OPTION PLANS

     On October 21, 1991, the Board of Directors adopted a Long-Term Incentive Plan (the "Plan"). The Plan was approved by the stockholders of the Company in April 1992 and is administered in all respects by the Management Resources and Compensation Committee of the Board (the "Committee"), which has plenary authority to interpret the Plan and to adopt rules relating thereto. The Committee may also determine the number, frequency and timing of awards, as well as the type of award and its exercise price, if any, prescribes any performance criteria to be met and any restrictions on exercise and determines any other terms or conditions, including schedules for vesting and exercisability and the conditions under which vesting and exercisability may be accelerated, such as in the event of a change in control of the Company.

     The Committee may grant awards in the form of non-qualified stock options or incentive stock options to those key employees of the Company and its subsidiaries, including executive officers, it selects to purchase in the aggregate up to 1,750,000 shares of newly-issued or treasury common stock. The exercise price of non-qualified stock options may not be less than 50% of the fair market value of such shares on the date of grant or, in the case of incentive stock options, 100% of the fair market value on the date of grant. Awards of stock appreciation rights ("SAR's") may also be granted, either in

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
tandem with grants of stock options (and exercisable as an alternative to the exercise of stock options) or separately. SAR's allow the grantee to receive without payment upon surrender of the SAR's, and tandem options, if any, an amount payable in cash, shares or a combination thereof, at the Committee's discretion, not exceeding the value on the exercise date of the number of shares for which the SAR's are exercised over the exercise price of the SAR's. The exercise price of an SAR may not be less than 50% of the fair market value of a share on the date of grant or, in the case of an SAR related to an option, not less than the option exercise price.

     In addition, the Committee may grant other awards that consist of or are denominated in or payable in shares or that are valued by reference to shares, including, for example, restricted shares, phantom shares, performance units, performance bonus awards or other awards payable in cash, shares or a combination thereof at the Committee's discretion.

     The 1975 Executive Long-Term Incentive Program (the "Program"), as amended, provides for the granting of stock options, alternative common stock appreciation rights and performance bonus award units to key employees of the Company and its subsidiaries.

     The 1975 Program expired on December 31, 1992, except as to outstanding grants.

     Option activity under the 1975 Program and the 1991 Plan for the three years ended December 31, 1993 was as follows:

                                                                  OPTION
                                                               PRICE RANGE          SHARES
                                                             ----------------      --------
    Outstanding at December 31, 1990......................     $6.25 - $29.00       674,248
    1991:
      Granted.............................................      3.75 -   6.63     1,263,325
      Terminated..........................................      6.25 -  29.00       (45,407)
      Expired.............................................              19.00       (52,920)
                                                                                   --------
    Outstanding at December 31, 1991......................      3.75 -  29.00     1,839,246
    1992:
      Granted.............................................               5.00       321,502
      Terminated..........................................               3.75      (185,001)
      Exercised...........................................               3.75       (16,666)
      Cancelled...........................................      3.75 -  29.00       (65,895)
                                                                                   --------
    Outstanding at December 31, 1992......................      3.75 -  29.00     1,893,186
    1993:
      Granted.............................................      5.00 -   6.00       285,500
      Terminated..........................................      3.75 -  29.00      (370,275)
      Exercised...........................................               3.75       (70,831)
                                                                                   --------
    Outstanding at December 31, 1993......................                        1,737,580
                                                                                   ========

     Options for 428,564, 676,527 and 867,131 shares, were exercisable at December 31, 1991, 1992 and 1993, respectively. At December 31, 1993, 619,500 shares were available for future grants. There were no options granted at less than fair value in the three years ended December 31, 1993.

G.  STOCK PURCHASE RIGHTS

     In August 1988, the Company adopted a Rights Agreement (the "Rights Agreement"), and in October 1988, the Company declared a dividend distribution of one common stock purchase Right on each outstanding share of common stock. The Rights will become exercisable at a purchase price of $55

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
each on the distribution date which occurs if a person or group acquires or makes an offer to acquire 20% or more of the Company's common stock.

     In the event that at any time following the distribution date, (i) a person or group becomes the beneficial owner of 20% or more of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the continuing Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), (ii) the Company is the surviving corporation in a merger and its common stock is not changed or exchanged, (iii) an acquiring person engages in one or more self-dealing transactions as set forth in the Rights Agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such person's ownership interest being increased by more than 1%, each holder of a Right will thereafter have the right to receive, upon exercise of the Right and payment of the purchase price, common stock or a combination of common stock, cash, preferred stock or debt having a value equal to two times the purchase price of the Right. Alternatively, in such event and with the approval of the continuing Directors, each holder of a Right will have the right, or may be permitted only, to receive shares of common stock having a value equal to the purchase price upon surrender of the Right to the Company and without payment of the purchase price. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are beneficially owned by the acquiring person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company.

     In the event that, at any time following the date on which a person or group acquires 20% or more of the Company's outstanding shares (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than certain exceptions mentioned in the Rights agreement) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right which has not been previously voided shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right. The Rights may generally be redeemed by the Company at a price of $.02 per Right and they expire in November 1998.

H.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1993, certain lawsuits arising in the normal course of business were pending. The Company denies all material allegations of these complaints. In the opinion of management, the outcome of legal matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

     As of December 31, 1993, the Company had contributed $4.1 million in cash towards its share of the capital requirements of its Australian joint venture for the production of nickel-based superalloy. The Company is committed to contribute an additional $3.4 million to the joint venture. However, the joint venture has entered into a credit agreement with an Australian bank which the Company expects will provide sufficient liquidity to meet the joint venture's future cash requirements. The Company has guaranteed 25% of the joint venture's obligations under the credit agreement totalling $17.5 million. This guarantee expires at such time as the joint venture demonstrates its ability to produce commercially acceptable products.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

I.  FEDERAL, FOREIGN AND STATE INCOME TAXES

     As of January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 109, ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS 109, income tax expense was determined using the liability method prescribed by Financial Accounting Standards Board Statement No. 96, ("SFAS 96"), Accounting for Income Taxes, which is superseded by SFAS 109. Among other changes, SFAS 109 relaxes the recognition and measurement criteria for deferred tax assets required by SFAS 96, and requires the recognition of a valuation reserve in those circumstances where it is more likely than not that some portion of the deferred tax asset will not be realized.

     As permitted under SFAS 109, the Company has elected not to restate the financial statements of prior years. The impact of this change on the results of operations for the year ended December 31, 1993 was immaterial.

     Income tax benefit (expense) is comprised of the following (000's omitted):

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1991          1992          1993
                                                        -------       -------       -------
     Current:
       Federal.......................................   $ 3,725       $ --          $ --
       State and foreign.............................      (250)        --            --
                                                        -------       -------       -------
                                                          3,475         --            --
     Deferred tax benefits...........................    22,595         --            --
                                                        -------       -------       -------
                                                        $26,070       $ --          $ --
                                                        =======       =======       =======

     The Company made income tax payments of $1,145,000 during 1991, and received income tax refunds of $3,725,000 during 1992 and $282,000 during 1993.

     The deferred income tax benefit reflects changes in the expected impact of temporary differences between the amounts of assets and liabilities for financial statement purposes and the corresponding amounts determined under the applicable tax laws and regulations.

     The benefit (provision) for income taxes is at a rate other than the federal statutory tax rate for the following reasons ($000's omitted):

                                                         YEARS ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                           1991                     1992                    1993
                                     -----------------        ----------------        ----------------
U.S. federal statutory tax rate....  $ 42,755     34.0%       $(7,410)   (34.0)%      $ 5,781     34.0%
Recognition of previously unrecog-
  nized deferred tax assets........     --        --            7,410     34.0          --        --
Tax carryforwards without current
  tax benefits.....................   (16,520)   (13.3)         --        --           (5,781)   (34.0)
State income taxes, net of federal
  tax benefit......................      (165)    --               --       --          --        --
                                     --------    -----        -------    -----        -------    -----
Income tax (expense) benefit.......  $ 26,070     20.7%       $ --        --  %       $ --        --  %
                                     ========    =====        =======    =====        =======    =====

     Tax net operating loss carryforwards of $57,200,000 and book net operating loss carryforwards of $79,000,000 begin expiring in the year 2006.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

     The principal components of deferred tax assets and liabilities were as follows (000's omitted):

                                                                              AS ADJUSTED
                                                              DECEMBER 31,    JANUARY 1,
                                                                  1993           1993
                                                              ------------   -------------
    Deferred tax assets:
      Provision for postretirement benefits.................    $ 14,057       $  14,620
      Net operating loss carryforwards......................      19,380          10,500
      Restructuring provisions..............................       6,134          10,841
                                                              ------------   -------------
                                                                  39,571          35,961
      Valuation Allowance...................................     (27,714)        (25,120)
                                                              ------------   -------------
                                                                  11,857          10,841
                                                              ------------   -------------
    Deferred tax liabilities:
      Accelerated depreciation..............................       8,335          11,257
      Other.................................................       6,145           2,207
                                                              ------------   -------------
                                                                  14,480          13,464
                                                              ------------   -------------
    Net deferred tax liability..............................    $  2,623       $   2,623
                                                              ============   =============

     The net deferred tax liability is included in Deferred Income Taxes and Other on the accompanying consolidated balance sheets and has not been disclosed separately on the face of the balance sheet.

J.  CONTRIBUTED CAPITAL AND OTHER INFORMATION

     There have been no substantial changes in common stock for the two years ended December 31, 1993. At December 31, 1993, the Company had reserved 2,357,080 shares of common stock for stock options related to the 1975 Executive Long-Term Incentive Program and the 1991 Long-Term Incentive Plan.

     Capital in excess of par value decreased $567,000 and $1,753,000 in 1992 and 1993, respectively. The decrease resulted from Treasury stock activity when either stock options were exercised or when the Company matched employee contributions to one of its defined contribution plans.

     There were 17,831,000, 17,848,000 and 17,936,000 average shares outstanding during the years ended December 31, 1991, 1992 and 1993, respectively.

     Research and development expenses, including related depreciation, amounted to $3,333,000, $3,013,000 and $2,778,000 for the years ended December 31, 1991
1992 and 1993, respectively.

     There were $21,483,000 of intangible assets net of accumulated amortization of $6,482,000, and $20,738,000 of intangible assets net of accumulated amortization of $7,630,000, at December 31, 1992 and 1993, respectively.

     Wyman-Gordon is engaged principally in the engineering, production and marketing of high-strength, high-technology forged and cast metal components and composite structures used for a wide variety of primarily aerospace applications and the design and production of prototype products using composite technologies. The Company's accounts receivable are concentrated with a small number of Fortune 500 companies participating in the aerospace industry, with whom the Company has long-standing relationships. Accordingly, management considers credit risk to be low. Sales to the Company's two largest customers amounted to $130,209,000, $111,660,000 and $92,465,000 during the years ended
December 31, 1991, 1992 and 1993, respectively.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

K.  DISPOSAL OF OPERATIONS

     During 1990 the Company decided to focus its resources upon aerospace markets and to divest itself of the automotive crankshaft production facilities which were no longer considered strategic. Accordingly, in 1991 the Company sold its automotive crankshaft forging facility in Danville, Illinois for approximately $16,000,000 and commenced liquidation of its automotive crankshaft machining facility in Jackson, Michigan. The Company provided $7,198,000 and $4,300,000 in the third and fourth quarters of 1991, respectively, for the estimated pre-tax costs of exiting the automotive crankshaft businesses. The provision included the write-down of assets to estimated realizable value, estimated operating losses to the date of the planned closing of machining operations, employee related costs, disposal, and other expenses. Proceeds from the sale of certain fixed assets of the Jackson, Michigan production facility approximated $1,000,000 in 1991 and $451,000 in 1992 and the remaining net assets, primarily fixed assets, amounted to $3,281,000 and $2,216,000 at December 31, 1992 and 1993, respectively, and are classified as Property, Plant and Equipment on the accompanying consolidated balance sheets. Revenues of the automotive crankshaft businesses were not significant in 1992 while revenues of $48,800,000 in 1991 were included in consolidated revenues.

     In November 1993, the Company sold substantially all of the net assets and business operations of its Wyman-Gordon Composites, Inc. operations. The Company recorded a non-cash charge on the sale in the fourth quarter of 1993 of $2,453,000. In November and December 1993, the Company received approximately $4,300,000 as the proceeds from the sale of its Wyman-Gordon Composites, Inc. operations. Revenues of the Wyman-Gordon Composites, Inc. operations of $18,016,000 in 1991, $12,847,000 in 1992 and $9,149,000 in 1993 were included in consolidated revenues.

L.  RESTRUCTURING OF OPERATIONS AND ENVIRONMENTAL MATTERS

     During 1991, in response to the excess capacity in the forging industry and resulting declines in current and anticipated customer demand, the Company incurred a pre-tax charge of $87,966,000 and $11,498,000 in connection with a restructuring program primarily at its forging operations and disposition of its automotive crankshaft operations, respectively.

     A significant portion of this charge related to the consolidation of all forging operations into a single facility. This facility is being reconfigured to improve production efficiencies. This program also includes, among other items, severance of employees, acceleration of certain employee benefit programs, and streamlining of equipment and manufacturing processes. During 1991 and the years which followed, the Company made substantial progress in implementing its 1991 restructuring plan. The consolidation and reconfiguration of the Company's two Massachusetts forging facilities is substantially complete. There are some retooling and relocation activities which still remain to be completed in 1994 and thereafter. The process of divesting the Company's automotive crankshaft operations is virtually complete with minor costs remaining.

In 1991 the Company charged $52,600,000 against the newly established reserve, $51,900,000 of non-cash charges to write assets down to their realizable value and $700,000 of cash charges incurred from consolidation and reconfiguration of existing facilities. In 1992 the Company charged $2,400,000 of non-cash charges against the reserve in order to write-down certain assets after consolidation and reconfiguration to their realizable value and cash charges were made against the reserve for consolidation and reconfiguration of existing facilities of $21,100,000 and for severance and related costs of $2,200,000. In 1993 the Company made non-cash charges against the reserve of $1,700,000 due to a write-off of inventory which had been on hand prior to December 31, 1991 and was identified as excess or obsolete and cash charges were made against the reserve for consolidation and reconfiguration of existing facilities of $4,800,000 and for severance and related costs of $2,000,000.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES


     A summary of charges made or estimated against 1991 restructuring and disposal reserves is as follows (000's omitted):

                                           YEARS ENDED DECEMBER 31,
                                      -----------------------------------
                                       1991      1992      1993     1994    THEREAFTER    TOTAL
                                      -------   -------   ------   ------   ----------   -------
    CASH
    Consolidation and
      Reconfiguration of existing
      facilities....................  $   700   $21,100   $4,800   $3,000     $7,100     $36,700
    Severance.......................    --        2,200    2,000      800      1,800       6,800
                                      -------   -------   ------   ------   ----------   -------
           Total cash charges.......      700    23,300    6,800    3,800      8,900      43,500

    NON-CASH
    Asset Revaluation...............   51,900     2,400    1,700     --        --         56,000
                                      -------   -------   ------   ------   ----------   -------
           Total charges against
              reserve...............  $52,600   $25,700   $8,500   $3,800     $8,900     $99,500
                                      =======   =======   ======   ======   ==========   =======

     The Company is subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. In 1991, the Company recorded a pre-tax charge of $7,000,000 with respect to environmental investigation and remediation costs at one of the Company's facilities. Additionally, a pre-tax charge of $5,000,000 against potential environmental remediation costs upon the eventual sale of another facility is included in the 1991 restructuring charge discussed above. Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of a facility from the federal government in 1982, the Company has agreed to make additional expenditures of approximately $10,100,000 for environmental management and remediation projects at that site during the period 1992 through 1999, including $4,400,000 of planned costs in 1994 for new wastewater treatment facilities to be constructed during 1993 and 1994 in accordance with an administrative compliance order entered into with the United States Environmental Protection Agency (the "EPA"). The Company, together with numerous other parties, has also been alleged to be a potentially responsible party at four federal or state Superfund sites. The Company does not believe that liabilities related to such sites will be material in the aggregate.

     The Company's Grafton, Massachusetts plant location is one of 46 sites throughout the country included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste. The SDMP identifies the Company's site as a "Priority C" (lowest priority) site. The NRC conducted a long range dose assessment in 1992 to determine what action, if any, it would order with respect to the site; its draft report states that the site should be remediated. However, the Company believes that the NRC's draft assessment was flawed and has retained an environmental engineering firm to challenge that draft assessment. The Company has submitted the environmental engineering firm's Dose Assessment Review to NRC for consideration but has had no response from NRC to date.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

     The Company has provided $1,500,000 for the estimated cost of the remediation. The Company believes that it may have meritorious claims for reimbursement from the U.S. Air Force in respect of any liabilities it may have for such remediation.

M.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for 1991, 1992 and 1993 were as follows:

                                                                       QUARTER
                                                     --------------------------------------------
                                                       1ST         2ND         3RD         4TH
                                                     --------    --------    -------    ---------
                                                        (000'S OMITTED, EXCEPT PER SHARE DATA)
1991
Revenue............................................   $91,010    $102,566    $72,567    $  89,247
Cost of goods sold.................................    82,968      93,115     68,985       88,284
Restructuring, disposal and environmental
  charges..........................................     --          --        (7,198)     (99,266)
Income (loss) from operations......................        81       1,470     (9,711)    (107,000)
Income (loss) before income taxes..................    (2,655)     (1,153)   (12,192)    (109,751)
Net income (loss)..................................    (1,593)       (692)    (7,315)     (90,081)
Net income (loss) per share........................      (.09)       (.04)      (.41)       (5.05)

1992
Revenue............................................   $82,401     $73,647    $65,960    $  76,873
Cost of goods sold.................................    74,461      65,912     54,270       53,480(1)
Income (loss) from operations......................     1,363       4,312      6,270       17,029
Income (loss) before income taxes..................    (1,032)      2,589      4,810       15,428
Net income (loss)..................................    (1,032)      2,589      4,810       15,428
Net income (loss) per share........................      (.06)        .15        .27          .85

1993
Revenue............................................   $62,916     $66,665    $56,330    $  53,850
Cost of goods sold.................................    57,033      60,409     50,364       55,420
Income (loss) from operations......................       520       2,072        815      (11,836)(2)
Net income (loss) before cumulative effect of
  changes in accounting principles.................    (3,068)       (620)     1,253      (14,569)
Cumulative effect of changes in accounting
  principles.......................................   (43,000)      --         --          --
Net income (loss)..................................   (46,068)       (620)     1,253      (14,569)
Net income (loss) per share before cumulative
  effect of changes in accounting principles.......      (.17)       (.03)       .07         (.82)
Cumulative effect of changes in accounting
  principles.......................................     (2.39)      --         --          --
Net income (loss) per share........................     (2.56)       (.03)       .07         (.82)
- - ---------------

(1) Cost of goods sold during the fourth quarter of 1992 reflects a $15,300 LIFO credit as a result of higher year-end shipments.

(2) Income (loss) from operations during the fourth quarter of 1993 reflects charges of $2,453 on the sale of substantially all of the net assets of Wyman-Gordon Composites, Inc. and $2,400 resulting from a change in estimated insurance cash surrender values provided by the Company's insurance actuaries on Company-owned life insurance policies.

N.  SUBSEQUENT EVENT

     On January 14, 1994, the Company and Cooper Industries, Inc. ("Cooper") entered into a Stock Purchase Agreement dated as of January 10, 1994 (the "Stock Purchase Agreement") for the Company to acquire from Cooper all of the issued and outstanding shares of Cameron Forged Products Company ("Cameron") common stock, par value $.208 1/3 per share ("Cameron Common Stock"). Under the terms of the Stock Purchase Agreement, the Company will pay a purchase price for the Cameron

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

Common Stock equal to 16,500,000 shares of the Company's common stock, par value $1.00 per share (the "Shares") and $5,000,000 in cash payable in installments as provided in the Stock Purchase Agreement. The Purchase Price will be subject to a cash adjustment to be paid by either Cooper or the Company based upon certain changes in the balance sheet of Cameron between September 26, 1993 and the date of the closing of the acquisition.

     As of January 10, 1994, there were 18,002,803 Shares outstanding, and after giving effect to the acquisition, Cooper will own approximately 48% of the outstanding Shares. Pursuant to an Investment Agreement dated as of January 10, 1994, between the Company and Cooper (the "Investment Agreement"), the Shares to be issued to Cooper pursuant to the Stock Purchase Agreement will be subject to certain restrictions on voting and disposition as well as certain registration rights.

     The Investment Agreement provides that Cooper is entitled to designate two persons to serve on the Board of Directors of the Company so long as Cooper owns more than 5% of the outstanding Shares.

     For a period of ten years after the Closing Date, so long as Cooper owns 5% or more of the outstanding Shares, Cooper will be subject to certain limitations on transfer of its Shares and will be required to vote its Shares either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company, unless the matter being voted on by the shareholders of the Company would, if approved, result in a breach of the Investment Agreement. Furthermore, the limitations on Cooper's transfer of its Shares and the voting restrictions on Cooper's shares will terminate upon the occurrence of certain Trigger Events as defined in the Investment Agreement.

     Consummation of the acquisition is subject to certain conditions, including, among others, approval by the Company's shareholders and the obtaining of consents from certain lenders of the Company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cooper Industries, Inc.

     We have audited the accompanying combined balance sheets of Cameron Forged Products Division (a division of Cooper Industries, Inc.) as of December 31, 1992 and 1993, and the related statements of combined results of operations and combined cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Cameron Forged Products Division is a part of Cooper Industries, Inc. and has no separate legal status or existence. Transactions with Cooper Industries, Inc. are described in Note N.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cameron Forged Products Division at December 31, 1992 and 1993, and the combined results of their operations and their cash flows for the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note C, in 1992 the Company changed its methods of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits.

                                            ERNST & YOUNG

Houston, Texas
February 28, 1994


                        CAMERON FORGED PRODUCTS DIVISION

                         COMBINED RESULTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1991         1992         1993
                                                             --------     --------     --------
                                                                     (000'S OMITTED)
Revenues...................................................  $198,937     $174,334     $149,534
                                                             --------     --------     --------
Costs and expenses
     Cost of goods sold....................................   164,134      149,222      135,686
     Selling, general and administrative expenses..........    13,498       12,893       11,904
     Depreciation and amortization.........................     6,247        6,982        8,902
     Loss on long-term contracts and agreements............     --           --          15,200
     Nonrecurring income...................................        --       (2,300)       --
                                                             --------     --------     --------
                                                              183,879      166,797      171,692
                                                             --------     --------     --------
Income (loss) before income taxes and cumulative effect of
  changes in accounting principles.........................    15,058        7,537      (22,158)
Income tax (expense) benefit...............................    (6,936)      (2,995)       2,104
                                                             --------     --------     --------
Income (loss) before cumulative
  effect of changes in accounting
  principles...............................................     8,122        4,542      (20,054)
Cumulative effect on prior
  years of changes in accounting
  principles...............................................        --      (14,097)          --
                                                             --------     --------     --------
Net income (loss)..........................................  $  8,122     $ (9,555)    $(20,054)
                                                             ========     ========     ========

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.


                        CAMERON FORGED PRODUCTS DIVISION

                            COMBINED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1992         1993
                                                                         --------     --------
                                                                            (000'S OMITTED)
ASSETS
Current assets:
  Receivables..........................................................  $ 23,489     $ 25,710
  Inventories..........................................................    64,584       54,493
  Other................................................................       350           58
                                                                         --------     --------
     Total current assets..............................................    88,423       80,261
                                                                         --------     --------
Plant and equipment, at cost less accumulated depreciation.............    62,976       60,687
Intangibles, less accumulated amortization.............................     2,330        1,998
Pension assets.........................................................     9,252        8,550
Other assets...........................................................       869          344
                                                                         --------     --------
                                                                         $163,850     $151,840
                                                                         ========     ========
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and accrued liabilities.............................  $ 50,122     $ 35,442
  Loss on long-term contracts and agreements...........................     --          15,200
  Deferred income taxes................................................    11,417        9,437
                                                                         --------     --------
     Total current liabilities.........................................    61,539       60,079
                                                                         --------     --------
Postretirement benefits other than pensions............................    11,424       12,241
Pension liability......................................................     --          10,946
Deferred income taxes..................................................     4,249        4,125
Other long-term liabilities............................................       485        --
Net assets.............................................................    86,153       64,449
                                                                         --------     --------
                                                                         $163,850     $151,840
                                                                         ========     ========

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.


                        CAMERON FORGED PRODUCTS DIVISION

                              COMBINED CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1991       1992       1993
                                                                 --------   --------   --------
                                                                        (000'S OMITTED)
OPERATING ACTIVITIES:
  Net income (loss)............................................  $  8,122   $ (9,555)  $(20,054)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
     Depreciation..............................................     5,670      6,278      7,779
     Amortization..............................................       577        704      1,123
     LIFO provision............................................     1,465      1,507      1,497
     Loss on long-term contracts and agreements................     --         --        15,200
     Non-recurring income......................................     --        (2,300)     --
     Deferred income taxes.....................................     3,022      2,995     (2,104)
     Cumulative effect of changes in accounting principles.....     --        14,097      --
     Changes in assets and liabilities:(1)
       Receivables.............................................     5,226      7,938     (2,351)
       Inventories.............................................    11,449      7,006      8,399
       Accounts payable and accrued liabilities................    (6,948)   (16,080)   (14,561)
       Other assets and liabilities, net.......................       (73)      (785)     2,645
                                                                 --------   --------   --------
          Net cash provided by (used for) operating
            activities.........................................    28,510     11,805     (2,427)
                                                                 --------   --------   --------
INVESTING ACTIVITIES:
  Capital expenditures.........................................   (20,846)   (27,665)    (9,201)
  Proceeds from sales of plant and equipment...................       554        396      1,120
                                                                 --------   --------   --------
          Net cash used for investing activities...............   (20,292)   (27,269)    (8,081)
                                                                 --------   --------   --------
FINANCING ACTIVITIES:
  Transferred (to) from Cooper.................................    (8,243)    14,359     10,597
                                                                 --------   --------   --------
          Net cash provided by (used for) financing
            activities.........................................    (8,243)    14,359     10,597
                                                                 --------   --------   --------
Effect of translation on cash..................................        25      1,105        (89)
                                                                 --------   --------   --------
Increase (decrease) in cash retained
  by Cameron...................................................     --         --         --
                                                                 --------   --------   --------
Cash retained by Cameron, beginning of year....................     --         --         --
                                                                 --------   --------   --------
Cash retained by Cameron, end of year..........................  $  --      $  --      $  --
                                                                 ========   ========   ========

- - ---------------
(1) Net of the effects of translation, non-recurring income and the cumulative effect of changes in accounting principles.

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.

                        CAMERON FORGED PRODUCTS DIVISION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
A.  CAMERON FORGED PRODUCTS DIVISION

     The accompanying combined financial statements reflect the operations of the Cameron Forged Products Division ("Cameron") of Cooper Industries, Inc. ("Cooper"). The combined operations include Cameron Forged Products Company, a wholly owned U.S. subsidiary of Cooper, which owns and operates the U.S. forging operations, the United Kingdom forging operations, which are owned and operated by a Cooper subsidiary, Cooper Great Britain, and Cameron Pipeline, Inc., an inactive U.S. subsidiary.

     The Cameron Forged Products Division was acquired by Cooper as part of its acquisition of Cameron Iron Works, Inc. in November 1989. This acquisition was accounted for by Cooper as a purchase business combination with resulting adjustment of historical asset and liability amounts to estimated fair market values as of the acquisition date. Because at the time of acquisition it was Cooper's intention to divest the acquired forging operations, the net assets, primarily plant and equipment, were written-down to an anticipated sales value and none of the goodwill recorded in connection with the overall acquisition of Cameron Iron Works, Inc. was allocated to the Cameron Forged Products Division. The Cameron Forged Products Division is hereinafter referred to as "Cameron." Cameron operates in one business segment -- forged products.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION The accompanying combined financial statements include the accounts of Cameron as described above. These statements are presented as if Cameron had existed as an entity separate from its parent, Cooper, during the periods presented and include the assets, liabilities, revenues and expenses that are directly related to Cameron's operations. All transactions between Cameron U.S. and U.K. operations have been eliminated. Because Cameron's operations were included in the consolidated financial statements of Cooper on a divisional basis, there are no separate meaningful historical equity accounts for Cameron. Additionally, amounts of general corporate accounting, tax, legal and other administrative costs that are not directly attributable to the operations of Cameron have been allocated to Cameron based on a ratio of Cameron's revenues to the consolidated revenues of Cooper. Management believes that this allocation method provides Cameron with a reasonable amount of such expenses. The difference for each of the years presented between the general and administrative expenses calculated utilizing the allocation method described above and the actual cost of such expenses which Cameron anticipates it would have incurred on a stand alone basis is not material. Cash and debt management are totally centralized functions within Cooper's divisional management structure. As a result, there is no practical or logical basis on which to allocate debt and related interest expense to Cameron. The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of Cameron in the future or what statements of financial position, results of operations or cash flows of Cameron would have been if it was a separate, stand-alone company during the periods presented.

     REVENUE RECOGNITION Sales, including sales under long-term contracts, are recorded when the goods are shipped to the customer.

     LONG-TERM CONTRACTS AND AGREEMENTS Anticipated losses with respect to long-term contracts, including long-term pricing agreements, are recorded when available information indicates that the sales price is less than a fully allocated cost projection.

     RESEARCH AND DEVELOPMENT Costs for research and development are expensed as incurred and were $1,800,000, $2,900,000 and $1,800,000 for the years ended December 31, 1991, 1992 and 1993, respectively.

                        CAMERON FORGED PRODUCTS DIVISION

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     INVENTORIES Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 70% of inventories in 1992 and 72% in 1993 are carried on the last-in, first-out (LIFO) method. The remaining inventories are carried on the first-in, first-out (FIFO) method.

     PLANT AND EQUIPMENT Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 8 to 12 years; and tooling, dies, patterns, etc. -- 3 to 7 years.

     INTANGIBLES Intangibles consist primarily of software which is being amortized over its estimated useful life -- generally five years.

     INCOME TAXES Income taxes are provided as if operations in all countries including the U.S. were stand-alone businesses filing separate tax returns. For the years 1992 and 1993, Cameron has determined tax expense and other deferred tax information in compliance with Statement of Financial Accounting Standards
(SFAS) No. 109 (Accounting for Income Taxes). Prior years have not been restated and accordingly reflect the procedures required by Accounting Principles Board Opinion No. 11 -- Accounting for Income Taxes, as amended.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS For the years 1992 and 1993, Cameron has determined the accounting effect of postretirement benefits other than pensions (primarily retiree medical costs) in accordance with the provisions of SFAS No. 106 (Employer's Accounting for Postretirement Benefits Other Than Pensions). Such benefits in years prior to 1992 were accounted for on a partial accrual method.

     POSTEMPLOYMENT BENEFITS For the years 1992 and 1993, Cameron has accounted for the benefits payable to employees when they leave Cameron other than by reason of retirement in accordance with the provisions of SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Except for an actuarial determination of the termination benefits payable to domestic salaried employees, Cameron's accounting in years prior to 1992 was the same as that required by SFAS No. 112.

     ENVIRONMENTAL REMEDIATION AND COMPLIANCE Environmental remediation costs are accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Environmental compliance costs include maintenance and operating costs with respect to pollution control facilities, cost of ongoing monitoring programs and similar costs. Such costs are expensed as incurred. Capitalized environmental costs are depreciated generally utilizing a 15-year life and had a net book value of $400,000 and $300,000 at December 31, 1992 and 1993, respectively.

     EARNINGS PER SHARE Earnings per share have been omitted from the combined statement of results of operations since Cameron was an operating division of Cooper with no meaningful equity securities outstanding.

     FOREIGN CURRENCY TRANSLATION The local currency is the functional currency for the foreign operation and, as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Translation adjustments resulting from changes in exchange rates are reported as a component of net assets.

C.  CHANGES IN ACCOUNTING PRINCIPLES

     Effective January 1, 1992, Cameron adopted the following accounting standards:

     SFAS NO. 106 -- EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS This standard provides that Cameron follow an accrual method of accounting for the benefits other

                        CAMERON FORGED PRODUCTS DIVISION

C. CHANGES IN ACCOUNTING PRINCIPLES (CONTINUED) than pensions (primarily health-care costs) provided to employees after retirement. The results of operations for the first quarter of 1992 include a charge of $9,922,000 for the immediate recognition of the net transition obligation with respect to benefits earned by active and retired employees prior to January 1, 1992. Additionally, 1992's ongoing postretirement costs have been recorded based on the required actuarially determined accrual method as opposed to Cameron's previous partial accrual method of accounting for such costs. The effect, excluding the effect of a September 1992 curtailment gain, was to decrease 1992 full-year earnings by $1,200,000. The remaining disclosure information required by SFAS No. 106 is set forth in Note J of the Notes to Combined Financial Statements.

     SFAS NO. 109 -- ACCOUNTING FOR INCOME TAXES This standard requires a liability as opposed to a deferred method of accounting for income taxes. The results of operations for the first quarter of 1992 include a net tax charge of $3,545,000 to reflect the cumulative effect of adopting this pronouncement. This charge primarily resulted from the establishment of a valuation allowance for the pre-adoption deferred tax assets.

     Income tax expense and certain other adjustments for 1992 and 1993 have been determined in accordance with the provisions of the new standard. The 1992 effect was to decrease pre-tax income by $400,000 for higher depreciation expense on fixed asset values previously recorded net of tax and to increase tax expense by $1,500,000 to reflect the absence of the tax benefits with respect to fair market value depreciation reductions previously treated as permanent differences. The remaining disclosure information required by SFAS No. 109 is set forth in Note M of the Notes to Combined Financial Statements.

     SFAS NO. 112 -- EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS This standard provides that Cameron follow an accrual method of accounting for the benefits payable to employees when they leave Cameron other than by reason of retirement. Since most of these benefits were already accounted for by Cameron on an accrual method, this new standard has a relatively small cumulative effect -- $630,000 and a negligible effect on 1992's earnings.

     In addition, in 1992, Cameron changed its accounting policy with respect to the valuation of scrap. Certain of the forgings which Cameron produces utilize nickel as a component material. When, during the normal production process, Cameron produces scrap that includes nickel, the scrap is carefully controlled so that the nickel may be recovered. In 1992, as management became aware of the increasing amount of nickel on hand within the business, the accounting policy of Cameron was changed to value instead of expense the nickel in order to provide greater financial control over this asset. The financial statements for prior years have been restated to reflect this change in the accounting policy.

D.  NONRECURRING INCOME

     Cameron's 1992 results include $2,300,000 of income resulting from the reversal of vacation accruals due to a change in Cameron's vacation policy which resulted in the elimination of carryover vacation rights. The change in the vacation policy was announced in 1992. A portion of the income, $900,000, related to salaried employees and was recorded in the second quarter of 1992. The remainder, with respect to hourly employees, was recorded in the third quarter of 1992 when the change was approved by the hourly union.

E.  LOSS ON LONG-TERM CONTRACTS AND AGREEMENTS

     Starting in the latter part of 1992 and continuing into 1993, Cameron has experienced extreme pricing pressure from its major customers, who in turn have been under pressure from their major airline customers as well as continuing cutbacks from the U.S. military. This pressure, combined with

                        CAMERON FORGED PRODUCTS DIVISION

E. LOSS ON LONG-TERM CONTRACTS AND AGREEMENTS (CONTINUED) large amounts of industry-wide excess forging capacity have caused Cameron's margins to decline faster than Cameron can adjust its fixed and semi-fixed period costs. In an effort to keep its operations functioning with the highest possible utilization and corresponding efficiency levels, Cameron has increasingly accepted orders with lower gross profit levels and also in the second quarter of 1993 entered into three-year pricing agreements with two of its major customers. Since the time when the original terms of these agreements were negotiated, the delivery dates have been steadily pushed into the future, exacerbating the current utilization problem.

     In accordance with Cameron's policy of accruing for losses on backlog and long-term pricing agreements, when available information indicates that a material loss will be incurred when the goods are delivered pursuant to the commitments, a loss accrual of $15,200,000 was provided in connection with the preparation of Cameron's financial statements for the third quarter ended September 30, 1993.

     Of the total accrual, approximately $10,000,000 relates to committed backlog and $5,000,000 relates to the three-year pricing agreements. Virtually all of the anticipated loss is with respect to Cameron's operations in the United States as opposed to the United Kingdom. The calculations were based on the anticipated revenues and fully allocated operating costs for Cameron for the year 1994. Deliveries from the backlog extend into 1995, while the pricing agreements continue until 1996. While some portion of the $15,200,000 may have been calculable as of an earlier date in 1993, quantities under the long-term agreements were not sufficiently quantifiable prior to the third quarter to permit accrual at an earlier date. In addition, lower volume levels anticipated during the budgeting process for 1994 have resulted in significant increases in the anticipated losses with respect to the backlog compared to calculations based on 1993 activity levels and costing structures. As a result, Cameron believes that including the charge against the third quarter of 1993 is appropriate from a timing perspective. The $15,200,000 accrual was unchanged at December 31, 1993 since an updated calculation indicated that the amount continued to be appropriate.

     In years prior to 1993, although there were individual orders which would have been at a loss calculated on a fully cost-allocated basis, the aggregate amount of such backlog or pricing agreements that would have resulted in a loss was not material to Cameron.

F.  INVENTORIES

     Inventories consisted of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1992        1993
                                                                       -------     -------
                                                                         (000'S OMITTED)
    Raw materials....................................................  $19,544     $13,387
    Work-in-process..................................................   20,474      21,454
    Finished goods...................................................    9,722       5,250
    Perishable tooling and supplies..................................    4,341       3,751
                                                                       -------     -------
                                                                        54,081      43,842
    Excess of historical LIFO costs over current standard costs......   10,516      10,038
    Other............................................................      (13)        613
                                                                       -------     -------
      Net inventories................................................  $64,584     $54,493
                                                                       =======     =======

     During each year, reductions in inventory quantities resulted in liquidations of LIFO inventory layers carried at higher costs prevailing in prior years. The effect was to decrease net income by $1,465,000 in 1991, $1,507,000 in 1992 and $1,497,000 in 1993.

                        CAMERON FORGED PRODUCTS DIVISION

G.  PLANT AND EQUIPMENT AND INTANGIBLES

     Plant and equipment and intangibles consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1992         1993
                                                                     --------     --------
                                                                     (000'S OMITTED)
    Plant and equipment:
      Land, buildings and land improvements........................  $ 13,616     $ 12,807
      Machinery and equipment......................................    54,810       68,809
      Under construction...........................................    11,608        3,101
                                                                     --------     --------
                                                                       80,034       84,717
      Accumulated depreciation.....................................   (17,058)     (24,030)
                                                                     --------     --------
                                                                     $ 62,976     $ 60,687
                                                                     ========     ========
    Intangibles:
      Cost.........................................................  $  4,121     $  4,199
      Accumulated amortization.....................................    (1,791)      (2,201)
                                                                     --------     --------
                                                                     $  2,330     $  1,998
                                                                     ========     ========

H.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consisted of the following:

                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                     1992           1993
                                                                    -------        -------
                                                                       (000'S OMITTED)
    Trade accounts and accruals...................................  $28,367        $22,702
    Salaries, wages and related fringe benefits...................    3,417          3,017
    Pension liability.............................................    5,345          2,009
    Estimated costs of plant relocations and other nonrecurring
      items.......................................................    7,070          2,604
    Payroll and other taxes.......................................    3,239          3,996
    Other (individual items less than 5% of total current
      liabilities)................................................    2,684          1,114
                                                                    -------        -------
                                                                    $50,122        $35,442
                                                                    =======        =======

I.  PENSION AND SAVINGS PLANS

     In accordance with the Stock Purchase Agreement between Cooper and Wyman-Gordon Company, under which Wyman-Gordon Company will purchase all of the outstanding shares of Cameron Forged Products Company from Cooper, Cooper will retain all obligations and benefits of the defined benefit pension plans discussed below.

     Pension expense for defined benefit pension plans included the following components:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
                                                                         (000'S OMITTED)
Service cost-benefits earned during the year..................  $ 2,304     $ 2,364     $ 2,532
Interest cost on projected benefit obligation.................    5,930       6,559       6,420
Actual return on assets.......................................   (8,490)     (5,108)     (9,362)
Net amortization and deferral.................................    2,564      (1,571)      3,132
                                                                -------     -------     -------
Net pension cost..............................................  $ 2,308     $ 2,244     $ 2,722
                                                                =======     =======     =======

                        CAMERON FORGED PRODUCTS DIVISION

I.  PENSION AND SAVINGS PLANS (CONTINUED)
     A summary of the funding status of the defined benefit pension plans is as follows:

                                                  PLANS WITH ASSETS IN
                                                         EXCESS                  PLANS WITH
                                                     OF ACCUMULATED         ACCUMULATED BENEFITS
                                                        BENEFITS             IN EXCESS OF ASSETS
                                                  ---------------------     ---------------------
                                                      DECEMBER 31,              DECEMBER 31,
                                                    1992         1993         1992         1993
                                                  --------     --------     --------     --------
                                                                  (000'S OMITTED)
Actuarial present value of:
  Vested benefit obligation.....................  $(23,724)    $(34,624)    $(40,697)    $(51,360)
                                                  ========     ========     ========     ========
  Accumulated benefit obligation................  $(24,572)    $(35,634)    $(40,720)    $(51,393)
                                                  ========     ========     ========     ========
  Projected benefit obligation..................  $(31,122)    $(38,118)    $(45,064)    $(51,478)
Plan assets at fair value.......................    35,425       43,350       35,349       38,337
                                                  --------     --------     --------     --------
Plan assets in excess of (less than) projected
  benefit obligation............................     4,303        5,232       (9,715)     (13,141)
Unrecognized net loss...........................     5,321        3,724        4,287       11,031
Unrecognized net asset from adoption date.......      (431)        (399)          --           --
Unrecognized prior service cost.................       142           94           --           --
Adjustment required to recognize minimum
  liability.....................................        --           --           --      (10,946)
                                                  --------     --------     --------     --------
Pension asset (liability) at end of year........  $  9,335     $  8,651     $ (5,428)    $(13,056)
                                                  ========     ========     ========     ========

                                                                  COMPUTATIONAL ASSUMPTIONS
                                                          ------------------------------------------
                                                                                         PROJECTED
                                                                                          BENEFIT
                                                             NET PENSION COST           OBLIGATION
                                                          ----------------------       -------------
                                                          1991     1992     1993       1992     1993
                                                          ----     ----     ----       ----     ----
Discount rate:
  Domestic..............................................    9%       9%       8 1/2%     8 1/2%   7%
  International.........................................   10        9        9          9        7 3/4
Rate of increase in compensation levels:
  Domestic..............................................    6        6        5 1/2      5 1/2    5
  International.........................................    7        6        6          6        5 1/2
Expected long-term rate of return on assets:
  Domestic..............................................    9 1/2    9 1/2    9         --       --
  International.........................................   11       10       10         --       --
Benefit basis:
  Salaried plans:  earnings during career.
  Hourly plans:    dollar units, multiplied by years of service.
  Funding policy:  5 to 30 years.

     As part of Cooper, the domestic salaried employees of Cameron participate in the Salaried Employees' Retirement Plan of Cooper Industries, Inc. while the United Kingdom (U.K.) salaried and hourly employees participate in a combined plan along with certain other Cooper employees in the U.K. The domestic hourly employees of Cameron participate in the Cameron Iron Works USA, Inc. Retirement Plan for Hourly Employees as well as the Cameron Iron Works USA, Inc. Savings-Investment Plan for Hourly Employees (the Cameron Hourly Savings Plan). Under the Cameron Hourly Savings Plan employee savings deferrals are partially matched with company contributions of

                        CAMERON FORGED PRODUCTS DIVISION

I.  PENSION AND SAVINGS PLANS (CONTINUED)
cash. The amounts shown in the preceding table reflect amounts allocated to Cameron as its proportionate share of both the domestic and the combined U.K. plans. Aggregate pension expense amounted to $2,680,000 in 1991, $2,612,000 in 1992 and $3,031,000 in 1993. Cameron's expense with respect to the defined benefit pension plans is set forth in the table above. For 1994, primarily as a result of the reduction in the domestic discount rate from 8.5% to 7%, Cameron's domestic defined benefit pension plan expense is projected to increase by approximately $1,400,000. Expense with respect to the domestic defined contribution plan for the years ended December 31, 1991, 1992 and 1993 amounted to $372,000, $368,000 and $309,000, respectively. Gains and losses on curtailments and settlements were not material in any of the three years ended December 31, 1993. The assets of the domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed income securities.

     At December 31, 1993, the $10,946,000 "minimum liability" with respect to the domestic hourly pension plan has been recorded in the Combined Balance Sheet as a long-term liability with an offsetting reduction in caption "Net Assets." The remaining December 31, 1993 liability of $2,110,000 with respect to this plan is included in accounts payable and accrued liabilities partially offset by a $101,000 asset with respect to the domestic salaried plan. The remaining pension asset of $8,550,000 relates to the United Kingdom pension plan and is included in a long-term pension asset caption. At December 31, 1992 there was no "minimum liability" with respect to the domestic hourly plan and the plan's regular liability of $5,428,000 was recorded in accounts payable and accrued liabilities partially offset by an $83,000 asset with respect to the domestic salaried plan. The remaining asset of $9,252,000 which related to the United Kingdom plan was recorded in a long-term pension asset caption.

     Cameron's full-time domestic salaried employees are also eligible to participate in the Cooper Savings and Stock Ownership Plan. Under the Cooper Savings and Stock Ownership Plan, employee's savings deferrals are partially matched with an allocation of shares in Cooper's Employee Stock Ownership Plan
(ESOP). No assets or liabilities with respect to Cooper's ESOP have been included in Cameron's combined financial statements. Cameron's expense equals the matching contribution under the Plan's formula adjusted to reflect Cameron's proportionate participation in Cooper's ESOP. Expense for the years ended December 31, 1991, 1992 and 1993 amounted to $367,000, $366,000 and $343,000, respectively.

J.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     As part of Cooper, Cameron's salaried employees participate in various domestic employee welfare benefit plans including for active employees medical, dental and prescriptions, among other benefits. Salaried employees who retired prior to 1989, as well as certain other employees who were near retirement and elected to receive certain benefits, have retiree medical, prescription and life insurance benefits while active salaried employees will not have postretirement medical benefits.

     The hourly employees have separate plans with varying benefit formulas. In all cases, however, currently active employees, except for certain employees who are near retirement and previously elected to receive certain benefits, will not receive health care benefits after retirement. Cameron entered into a union agreement in 1992 which reduced certain postretirement health care benefits and resulted in a curtailment gain of $1,500,000. In addition, certain amendments were made in 1992 which resulted in an additional $1,900,000 of accumulated postretirement benefit obligation and additional expense of $300,000 in 1992 and 1993.

     All of Cooper's plans and therefore Cameron's portion of such plans are unfunded.

                        CAMERON FORGED PRODUCTS DIVISION

J.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
     As described in Note C of the Notes to the Combined Financial Statements,
Cooper, and therefore Cameron, elected for the year 1992 and future years to follow the provisions of SFAS No. 106 (Employers' Accounting for Postretirement
Benefits Other Than Pensions). The amounts reflected in the table which follows represent Cameron's portion of Cooper's overall salaried employee retiree liability as well as Cameron's proportionate amounts in various plan groupings which were actuarially evaluated in arriving at Cooper's overall expense in accordance with SFAS No. 106.

                                                               ITEMS NOT YET
                                                                 RECORDED                 AMOUNTS PER
                                                               IN FINANCIAL           FINANCIAL STATEMENTS
                                                                STATEMENTS        ----------------------------
                                         ACCUMULATED        -------------------    LIABILITY FOR        NET
                                        POSTRETIREMENT        PRIOR     ACTUARIAL  POSTRETIREMENT     ANNUAL
                                      BENEFIT OBLIGATION     SERVICE      NET      BENEFITS OTHER     EXPENSE
                                            (APBO)            COST       GAIN      THAN PENSIONS     (INCOME)
                                     --------------------   ---------   -------   ----------------   ---------
Balance -- December 31, 1991.......        $ (2,178)         $ --       $ --          $ (2,178)       $ --
Adoption of SFAS No. 106 effective
  January 1, 1992..................          (9,922)           --         --            (9,922)         --
Plan activity:
  Service cost.....................            (200)           --         --           --                 200
  Interest cost....................            (900)           --         --           --                 900
  Benefit payments.................             576            --         --               576          --
  Plan amendments..................          (1,900)           1,900                   --               --
  Amortization of unrecognized
    prior service cost.............        --                   (300)     --           --                 300
  Curtailment gain.................           1,500            --         --           --              (1,500)
Net annual expense.................        --                  --         --               100          --
                                         ----------         ---------   -------   ----------------   ---------
Balances -- December 31, 1992......         (13,024)           1,600      --           (11,424)       $  (100)
                                                                                                     =========
Plan activity:
  Service cost.....................            (100)           --         --           --             $   100
  Interest cost....................            (800)           --         --           --                 800
  Benefit payments.................             383            --         --               383          --
  Actuarial net gain...............           4,400            --        (4,400)       --               --
  Amortization of unrecognized
    prior service cost.............        --                   (300)     --           --                 300
  Net annual expense...............                                                     (1,200)
                                         ----------         ---------   -------   ----------------   ---------
Balances -- December 31, 1993......        $ (9,141)         $ 1,300    $(4,400)      $(12,241)       $ 1,200
                                         ==========         =========   =======   ================   =========

                                                      DECEMBER 31,
                                      --------------------------------------------
                                              1992                   1993
                                      ---------------------  ---------------------
Amount of APBO related to:
Retired employees...................        $ (6,512)              $(4,753)
  Employees eligible to retire......         (2,214)                (1,554)
  Other employees...................         (4,298)                (2,834)
Actuarial assumptions:
  Discount rate.....................          7.64%                  7.58%
  1993 to 2002 -- health-care cost
    trend rate:.....................       20% Ratable            17% Ratable
                                             to 5.5%                to 5.5%
Effect of 1% change in health-care
  cost trend rate:
    Increase December 31, 1992
      APBO..........................           9%                     9%
    Increase 1992 expense...........           10%                    10%

                        CAMERON FORGED PRODUCTS DIVISION

K.  NET ASSETS

     Changes in net assets during the three years ended December 31, 1993 were as follows:

                                                                            MINIMUM
                                                           TRANSLATION      PENSION
                                               TOTAL       ADJUSTMENT      LIABILITY(1)    OTHER
                                              --------     -----------     ----------     --------
                                                                (000'S OMITTED)
Balance at December 31, 1990................  $ 85,781       $ 2,800        $ --          $ 82,981
Translation adjustment......................       598           598          --             --
Cash flow transferred to Cooper.............    (8,243)       --              --            (8,243)
Net income..................................     8,122        --              --             8,122
                                              --------     -----------     ----------     --------
Balance at December 31, 1991................    86,258         3,398          --            82,860
Translation adjustment......................    (4,909)       (4,909)         --             --
Cash flow provided by Cooper................    14,359        --              --            14,359
Net (loss)..................................    (9,555)       --              --            (9,555)
                                              --------     -----------     ----------     --------
Balance at December 31, 1992................    86,153        (1,511)         --            87,664
Translation adjustment......................    (1,301)       (1,301)         --             --
Cash flow provided by Cooper................    10,597        --              --            10,597
Adjustment required to recognize minimum
  pension liability.........................   (10,946)       --             (10,946)        --
Net (loss)..................................   (20,054)       --              --           (20,054)
                                              --------     -----------     ----------     --------
Balance at December 31, 1993................  $ 64,449       $(2,812)       $(10,946)     $ 78,207
                                              ========     ===========     ==========     ========

- - ---------------
(1) See Note I of the Notes to Combined Financial Statements.

     Intercompany transactions are principally cash transfers between Cameron and Cooper.

L.  INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS, AND MAJOR
CUSTOMERS

     Cameron's operations are conducted within one business segment -- forged products.

     Translation and transaction gains and losses included in each year's Combined Results of Operations were not significant.

     Net sales to major customers as a percentage of sales were as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ----------------------
                                                                     1991     1992     1993
                                                                     ----     ----     ----
    General Electric...............................................  25.4%    27.3%    29.6%
    Rolls-Royce plc................................................   9.8     11.7     10.5
    United Technologies............................................   9.0     10.6     10.2

     Domestic and International Operations -- Transfers between domestic and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $13,000,000 in 1991, $15,500,000 in 1992 and $14,900,000 in
1993. Of

                        CAMERON FORGED PRODUCTS DIVISION

L.  INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS, AND MAJOR
    CUSTOMERS
    (CONTINUED)
total export sales, 25% (63% in 1992 and 24% in 1993) were to Europe, 38% (26%
in 1992 and 44% in 1993) were to Canada, and 37% (11% in 1992 and 32% in 1993)
were to Asia.

                                                               OPERATING EARNINGS (LOSS)(1)
                                      REVENUES                   YEAR ENDED DECEMBER 31,              IDENTIFIABLE ASSETS
                              YEAR ENDED DECEMBER 31,                                                     DECEMBER 31,
                          --------------------------------    ------------------------------    --------------------------------
                            1991        1992        1993       1991      1992(2)      1993        1991        1992        1993
                          --------    --------    --------    -------    -------    --------    --------    --------    --------
                                                                     (000'S OMITTED)
Domestic...............   $159,557    $132,306    $116,014    $14,276    $5,738     $(19,848)   $105,900    $114,720    $108,348
Europe.................     41,677      42,158      33,585        550     1,799       (2,317)     50,837      49,130      43,485
Eliminations:
  Transfers to
    Europe.............     (1,845)       (130)        (65)       242        --            7        (242)         --           7
  Transfers to
    Domestic...........       (452)         --          --        (10)       --           --          10          --          --
                          --------    --------    --------    -------    -------    --------    --------    --------    --------
                          $198,937    $174,334    $149,534    $15,058    $7,537     $(22,158)   $156,505    $163,850    $151,840
                          ========    ========    ========    =======    =======    ========    ========    ========    ========

- - ---------------
(1) Combined income before income taxes and the cumulative effect of changes in accounting principles in 1992.

(2) Domestic operating earnings include nonrecurring income as further described in Note D of the Notes to the Combined
    Financial Statements.

M.  INCOME TAXES

     Income (loss) before income taxes and cumulative effect of changes in accounting principles is comprised of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1991      1992      1993
                                                                    -------   ------   --------
                                                                          (000'S OMITTED)
Income (loss) before income taxes and cumulative effect of changes in accounting principles:
     U.S. operations..............................................  $14,518   $5,738   $(19,841)
     Foreign operations...........................................      540    1,799     (2,317)
                                                                    -------   ------   --------
     Income (loss) before income taxes and cumulative effect of
      changes in accounting principles............................  $15,058   $7,537   $(22,158)
                                                                    =======   ======   ========

                        CAMERON FORGED PRODUCTS DIVISION

M.  INCOME TAXES (CONTINUED)
Income tax expense (benefit) is comprised of the following:

                                                               DEFERRED          LIABILITY
                                                                METHOD             METHOD
                                                               ---------     ------------------
                                                                 1991         1992       1993
                                                               ---------     ------
                                                                       (000'S OMITTED)
Income taxes:
Currently payable:
  U.S. Federal................................................  $ 3,357      $ --       $ --
  U.S. state and local........................................    --           --         --
  Foreign.....................................................      557        --         --
                                                               ---------     ------     -------
                                                                  3,914        --         --
                                                               ---------     ------     -------
Deferred:
  U.S. Federal................................................    3,317       2,861      (1,916)
  U.S. state and local........................................    --              6          (4)
  Foreign.....................................................     (295)        128        (184)
                                                               ---------     ------     -------
                                                                  3,022       2,995      (2,104)
                                                               ---------     ------     -------
          Income tax expense (benefit)........................  $ 6,936      $2,995     $(2,104)
                                                               =========     ======     =======
Following is a summary of items giving rise to deferred income taxes:
  Excess of tax over book depreciation........................  $ 1,323      $ --       $ --
  Capitalized for books and expensed for tax..................    2,311        --         --
  Reserves and accruals.......................................      330        --         --
  LIFO inventory..............................................     (829)      3,222      (1,974)
  Other.......................................................     (113)       (227)       (130)
                                                               ---------     ------     -------
          Deferred income taxes...............................  $ 3,022      $2,995     $(2,104)
                                                               =========     ======     =======
The provision for income taxes is at a rate other than the
  federal statutory tax rate for the following reasons:
  U.S. Federal statutory rate.................................     34.0%       34.0%      (34.0)%
  Nontaxable permanent difference on book depreciation........    (10.1)       --         --
  Net domestic and foreign losses without tax benefits........     22.2         5.7        24.5
                                                               ---------     ------     -------
          Indicated effective tax rate........................     46.1%       39.7%       (9.5)%
                                                               =========     ======     =======
Following is the amount of income taxes refunded:
     Total income taxes refunded*.............................  $  (809)     $ --       $ --
                                                               =========     ======     =======

- - ---------------
* Taxes are refunded by Cameron to Cooper who in turn receives the taxes from the various taxing authorities.

                        CAMERON FORGED PRODUCTS DIVISION

M.  INCOME TAXES (CONTINUED)
     The components of deferred tax liabilities and assets were as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1992         1993
                                                                 --------     --------
                                                                 (000'S OMITTED)
          Deferred tax liabilities:
             LIFO inventory....................................  $(11,411)    $ (9,437)
             Other.............................................    (4,255)      (4,125)
                                                                 --------     --------
                  Total deferred tax liabilities...............   (15,666)     (13,562)
          Deferred tax assets:
             Reserves and accruals.............................     7,866        9,632
             Plant and equipment...............................     5,622        2,959
             Postretirement benefits other than pensions.......     3,889        4,168
             Net operating loss carryforwards..................     9,689       15,139
                                                                 --------     --------
                  Total deferred tax assets....................    27,066       31,898
                                                                 --------     --------
                  Valuation allowances.........................   (27,066)     (31,898)
                                                                 --------     --------
                  Net deferred tax liabilities.................  $(15,666)    $(13,562)
                                                                 ========     ========

     Although Cameron's U.S. operations were included in the consolidated U.S. Federal and certain combined and separate state income tax returns of Cooper and its foreign operations were included in the tax return of a Cooper subsidiary doing business in the U.K., the above tax provisions and tax liabilities presented have been determined as if Cameron's operations in all countries were stand-alone businesses filing separate tax returns. Deferred income taxes have been determined from temporary differences between financial statement income and taxable income with appropriate valuation allowances based on Cameron's stand-alone ability to utilize both net operating losses and other deferred tax assets.

     The balance of accrued taxes for Cameron's U.S. and foreign operations is included in Cameron's intercompany/equity balance with Cooper, since Cooper pays all taxes and receives all tax refunds on Cameron's behalf.

     Income tax expense and the information shown above for 1992 and 1993 have been determined in accordance with the provisions of SFAS No. 109 (Accounting for Income Taxes) which basically provides for a "liability" approach to taxes. Income taxes for years prior to 1992 have not been restated and are accordingly reflected above based on a "deferred" approach to taxes. The major difference between the two approaches as reflected in the information above is that (a) acquisition date fair market value write-downs of plant and equipment which were not tax effected and therefore treated as permanent differences have now been tax effected and (b) items that were previously accounted for on a "net-of-tax" basis (primarily acquisition date reserves and accruals of acquired businesses and certain fair market value adjustments of inventories and fixed assets) are now considered to be "temporary differences" that give rise to larger deferred tax amounts in the provision disclosure. See Note C of the Notes to Combined Financial Statements.

     On a stand-alone basis, Cameron has pre-tax net operating loss carryforwards of $44,526,471 ($0 net of the valuation allowance) at December 31, 1993 with the earliest expiration date being 2000. These net operating losses have in fact been utilized by Cooper in its consolidated return, except for a

                        CAMERON FORGED PRODUCTS DIVISION

M.  INCOME TAXES (CONTINUED)
$8,165,000 net operating loss which existed at acquisition date and must be utilized by Cameron on a separate return basis.

     The adoption of SFAS No. 109 has not changed the actual amount of income tax that Cameron pays nor, except for the $1,500,000 increase in income tax expense described in Note C of the Notes to Combined Financial Statements, has it changed Cameron's income tax expense.

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cameron's income before income taxes when such earnings are remitted. Through December 31, 1993, essentially all earnings of Cameron's foreign operations have been remitted.

N.  RELATED PARTY TRANSACTIONS

     Cameron receives services provided by Cooper which include employee benefits administration, cash management, risk management, certain legal services, public relations, domestic tax reporting and internal and domestic external audit. The costs associated with these services have been allocated to Cameron. See Note B of the Notes to Combined Financial Statements.

     For purposes of Cameron's financial statements, the intercompany account between Cameron and Cooper has been included as an element of Cameron's net assets. All free cash flows and cash requirements of Cameron are considered to be transferred to or provided by Cooper and are included in this intercompany account.

     Cameron sells products to Cooper on third party terms which amounted to $10,000,000 in 1991, $6,400,000 in 1992 and $4,700,000 in 1993. In addition,
Cameron incurs expense for use of Cooper's mainframe computer and charges Cooper for shared office space and administrative personnel in the U.K. The amounts involved in these transactions are not material to Cameron.

O. OFF-BALANCE-SHEET ITEMS, CONCENTRATIONS OF CREDIT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     OFF-BALANCE-SHEET ITEMS Cameron enters into forward exchange contracts to hedge certain foreign currency transactions for periods consistent with the terms of the underlying transactions. Cameron does not engage in speculation, nor does Cameron typically hedge nontransaction-related balance sheet exposure. While the forward contracts affect Cameron's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject Cameron to risk from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. At December 31, 1992 and 1993, Cameron had approximately $1,800,000 and $2,000,000, respectively of foreign exchange contracts outstanding for the exchange of British pounds for other European currencies, Canadian dollars, U.S. dollars or Japanese yen. The forward exchange contracts have maturities that generally do not exceed one year. Cameron's other off-balance-sheet risks are not material.

     CONCENTRATIONS OF CREDIT Concentrations of credit with respect to trade receivables are limited due to the wide variety of customers and markets into which Cameron's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1993, Cameron does not consider itself to have any significant concentrations of credit risk except for receivables of $4,528,000, $3,701,000, and $4,903,000 from General Electric, Rolls-Royce plc and United Technologies, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS Cameron's financial instruments consist primarily of trade receivables, trade payables, and foreign currency forward contracts. The book values of trade

                        CAMERON FORGED PRODUCTS DIVISION

O. OFF-BALANCE-SHEET ITEMS, CONCENTRATIONS OF CREDIT AND FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
receivables and trade payables are considered to be representative of their respective fair values. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cameron estimates the aggregate contract value to exceed the fair value by .3% at December 31, 1993.

P.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       QUARTER
                                                    ---------------------------------------------
                                                      1ST          2ND         3RD          4TH
                                                    --------     -------     --------     -------
                                                                     (000'S OMITTED)
1992
Revenues..........................................  $ 46,903     $48,346     $ 43,821     $35,264
Gross margin(1)...................................     6,450       8,982        5,097       4,583
Income (loss) before cumulative effect of changes
  in accounting principles(2).....................       326       2,818        1,808        (410)
Cumulative effect on prior years of changes in
  accounting principles...........................   (14,097)         --           --          --
Net income (loss)(2)..............................   (13,771)      2,818        1,808        (410)
1993
Revenues..........................................  $ 37,371     $36,508     $ 39,975     $35,680
Gross margin (loss)(1)............................     3,969       3,140      (13,674)      5,213
Net income (loss).................................      (782)     (1,822)     (17,289)       (161)

- - ---------------
(1) Gross margin equals sales less cost of goods sold (including loss on long-term contracts and agreements) before depreciation and amortization.

(2) Includes nonrecurring income as further described in Note D of the Notes to Combined Financial
    Statements.

                                                                         ANNEX A
- - --------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                            COOPER INDUSTRIES, INC.

                                      AND

                              WYMAN-GORDON COMPANY

                      ------------------------------------

                          DATED AS OF JANUARY 10, 1994

- - --------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                          (NOT PART OF THE AGREEMENT)

                                                                                         PAGE
                                                                                         ----
PARTIES................................................................................   A-1
PREAMBLES..............................................................................   A-1
                                          ARTICLE I
SALE OF COMPANY COMMON STOCK...........................................................   A-1
1.1    Purchase and Sale...............................................................   A-1
1.2    Consideration...................................................................   A-1
1.3    Closing Balance Sheet...........................................................   A-1
1.4    Seller's Review of Preliminary Closing Balance Sheet............................   A-3
1.5    Buyer Response to Seller's Letter...............................................   A-3
1.6    Meeting to Resolve Proposed Adjustments.........................................   A-4
1.7    Resolution by Accounting Arbitrator.............................................   A-4
1.8    Positive or Negative Purchase Price Adjustment..................................   A-4
1.9    Values..........................................................................   A-4
1.10   Place of Payment................................................................   A-5
                                         ARTICLE II
CLOSING................................................................................   A-5
2.1    Time and Place of Closing.......................................................   A-5
2.2    Deliveries by the Seller........................................................   A-5
2.3    Deliveries by the Buyer.........................................................   A-5
                                         ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................................   A-6
3.1    Organization....................................................................   A-6
3.2    Capitalization..................................................................   A-6
3.3    Authority Relative to This Agreement............................................   A-6
3.4    Consents and Approvals; No Violations...........................................   A-7
3.5    Financial Statements............................................................   A-7
3.6    Absence of Certain Changes......................................................   A-8
3.7    No Undisclosed Liabilities......................................................   A-8
3.8    Information in Proxy Statement..................................................   A-8
3.9    Litigation......................................................................   A-8
3.10   Compliance With Applicable Law..................................................   A-8
3.11   Taxes...........................................................................   A-9
3.12   ERISA; Employee Benefits........................................................   A-9
3.13   Intellectual Property...........................................................  A-10
3.14   Material Contracts; No Defaults.................................................  A-11
3.15   Environmental Compliance........................................................  A-11
3.16   Title to Real Property..........................................................  A-12
3.17   Company Assets..................................................................  A-12
3.18   Labor Matters...................................................................  A-12
3.19   Purchase for Investment.........................................................  A-12
3.20   No Beneficial Ownership of the Buyer's Stock....................................  A-12
3.21   Change in Control...............................................................  A-13

                                                                                         PAGE
                                                                                         ----
3.22   Business of the Company.........................................................  A-13
3.23   Representations Accurate........................................................  A-13
                                         ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER............................................  A-13
4.1    Organization....................................................................  A-13
4.2    Capitalization..................................................................  A-13
4.3    Authority Relative to this Agreement............................................  A-14
4.4    Consents and Approvals; No Violations...........................................  A-14
4.5    Reports.........................................................................  A-15
4.6    Absence of Certain Changes......................................................  A-15
4.7    No Undisclosed Liabilities......................................................  A-15
4.8    Information in Proxy Statement..................................................  A-16
4.9    Litigation......................................................................  A-16
4.10   Compliance with Applicable Law..................................................  A-16
4.11   Taxes...........................................................................  A-16
4.12   ERISA; Employee Benefits........................................................  A-16
4.13   Intellectual Property...........................................................  A-17
4.14   No Defaults.....................................................................  A-18
4.15   Environmental Compliance........................................................  A-18
4.16   Representations Accurate........................................................  A-18
4.17   Purchase for Investment.........................................................  A-18
                                          ARTICLE V
COVENANTS..............................................................................  A-19
5.1    Business Covenants of the Seller................................................  A-19
5.2    Business Covenants of the Buyer.................................................  A-20
5.3    Current Information.............................................................  A-21
5.4    Access to Information...........................................................  A-21
5.5    Reasonable Best Efforts.........................................................  A-22
5.6    Consents: Filings...............................................................  A-22
5.7    Shareholder Meeting.............................................................  A-23
5.8    Amendment to Articles of Organization and By-Laws...............................  A-23
5.9    Rights Agreement................................................................  A-23
5.10   Brokers or Finders..............................................................  A-23
5.11   Fees and Expenses...............................................................  A-23
5.12   Employee Benefits...............................................................  A-24
5.13   Public Announcements............................................................  A-28
5.14   Use of the Company Name.........................................................  A-28
5.15   Company Books and Records.......................................................  A-28
5.16   Disclosure Supplements..........................................................  A-29
5.17   Ancillary Agreements............................................................  A-29
5.18   WARN Act........................................................................  A-29
5.19   Taxes...........................................................................  A-30
5.20   Existing Insurance Coverage.....................................................  A-33
5.21   Certain Obligations.............................................................  A-34
5.22   Survival; Indemnification.......................................................  A-34
5.23   Repurchase or Receivables.......................................................  A-37

                                                                                         PAGE
                                                                                         ----
                                         ARTICLE VI
CONDITIONS.............................................................................  A-37
6.1    Conditions to Each Party's Obligation to Effect the Transactions Contemplated
       by this Agreement...............................................................  A-37
6.2    Conditions of Obligations of the Seller to Effect the Transactions Contemplated
       by this Agreement...............................................................  A-38
6.3    Conditions of Obligations of the Buyer to Effect the Transactions Contemplated
       by this Agreement...............................................................  A-38

                                         ARTICLE VII
TERMINATION AND ABANDONMENT............................................................  A-38
7.1    Termination.....................................................................  A-38
7.2    Procedure and Effect of Termination.............................................  A-39

                                        ARTICLE VIII
MISCELLANEOUS..........................................................................  A-39
8.1    Amendment and Modification......................................................  A-39
8.2    Waiver of Compliance; Consents..................................................  A-39
8.3    Investigations; Survival Upon Termination.......................................  A-39
8.4    Notices.........................................................................  A-40
8.5    Annexes, Schedules and Exhibits.................................................  A-40
8.6    Descriptive Headings............................................................  A-40
8.7    Counterparts....................................................................  A-41
8.8    Entire Agreement; Assignment....................................................  A-41
8.9    Governing Law...................................................................  A-41
8.10   Specific Performance............................................................  A-41
8.11   Alternative Dispute Resolution..................................................  A-41
8.12   Non-Competition.................................................................  A-42
8.13   Further Assurances..............................................................  A-42
8.14   No Third-Party Beneficiaries....................................................  A-42
8.15   Remedies; Waiver................................................................  A-42
8.16   Severability....................................................................  A-42

Exhibit A      --  Company Financial Statements
Annex I        --  Investment Agreement
Annex II       --  Commercial Term Note
Annex III      --  Peg Balance Sheet
Annex IV       --  Certain Pre-Closing Transactions
Annex V        --  Fair Price Charter Amendment
Annex VI       --  Control Share Acquisitions Amendment
Annex VII      --  Rights Agreement
Annex VIII     --  Ancillary Agreement Term Sheets

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of January 10, 1994 (the "Agreement"), between Cooper Industries, Inc., an Ohio corporation (the "Seller"), and Wyman-Gordon Company, a Massachusetts corporation (the "Buyer").

     WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $.208 1/3 per share (the "Company Common Stock"), of Cameron Forged Products Company, a Delaware corporation (the "Company"); and

     WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Company Common Stock; and

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to enter into this Agreement, the Buyer and the Seller are entering into the Investment Agreement dated as of the date hereof and in the form attached hereto as Annex I (the "Investment Agreement"), providing for certain arrangements with respect to their relationship following consummation of the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                          SALE OF COMPANY COMMON STOCK

     1.1 Purchase and Sale Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) the Seller will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from the Seller, all of the Company Common Stock.

     1.2  Consideration.

     (a) Upon the terms and subject to the conditions of this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Company Common Stock the Buyer will pay, issue, and deliver to the Seller the Consideration. The Consideration consists of (i) the Cash Consideration, (ii) the Balance Sheet Consideration Amount and (iii) the Equity Consideration.

     (b) The "Cash Consideration" $5,000,000 payable as follows: (i) The Buyer will pay to the Seller the sum of $400,000 at Closing and (ii) the Buyer will execute and deliver to Seller, at Closing, Buyer's promissory note, dated as of the Closing, in the form attached hereto as Annex II in the principal amount of $4,600,000 (the "Note").

     (c) The "Equity Consideration" is 16,500,000 shares, par value $1.00 per share, of the Buyer's Common Stock. At Closing Buyer will issue and deliver to Seller the Equity Consideration.

     (d) The Balance Sheet Consideration Amount will be determined and paid as set forth herein. Within five days following the date on which the Final Closing Date Net Asset Value is determined pursuant to the provisions of Section 1.8, either Seller shall pay to Buyer the Negative Net Asset Amount or Buyer shall pay to Seller the Positive Net Asset Amount, in either case, together with interest thereon at the annual rate of 4% per annum from the Closing Date (as hereinafter defined) until the date paid (the "Balance Sheet Consideration Amount").

     1.3 Closing Balance Sheet. Within 60 days following the Closing Date, the Buyer shall prepare and deliver to the Seller a consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet and the final balance sheet determined in accordance with Sections 1.4, 1.5, 1.6 and 1.7 of this Article I (the "Final Closing Balance Sheet") shall be prepared in accordance with principles, practices and procedures that are the same as those which resulted in the asset and liability values reflected in the Balance Sheet dated September 26, 1993, which is attached hereto as Annex III (the "Peg Balance Sheet"). The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet are sometimes collectively referred to herein as the Preliminary and Final Closing Balance Sheets. Notwithstanding the foregoing, the following specific provisions shall take precedence over such principles, practices and procedures in the preparation of the Preliminary and Final Closing Balance
Sheets:

     (a) The asset and liability amounts included in the Preliminary and Final Closing Balance Sheets will be the same as those included in the Peg Balance Sheet except as necessary to reflect those changes in the asset and liability values that result from new transactions and actual changes in facts and circumstances occurring during the period after (but not including) September 26, 1993 (the "Peg Date") through and including the Closing Date (the "Change Period"). (To illustrate, if an item of machinery and equipment was included in the Peg Balance Sheet at a net book value of $1 million, but had not been used for the past several years, or would no longer function, or would require major repairs to put it in working condition, this item would be valued at $1 million in the Preliminary and Final Closing Balance Sheets because no changes in facts or circumstances occurred during the Change Period which would warrant a reduction in the book value of that asset as of the Closing Date that would not have been equally appropriate as of the Peg Date. However, if a change in facts or circumstances occurred during the Change Period which would have warranted a change in the book value of such item of machinery and equipment that would not have been equally appropriate as of the Peg Date, then the book value of such item would be changed on the Preliminary and Final Closing Balance Sheets. As further examples, any liability which was underaccrued or over-accrued as of the Peg Date, absent a change in facts and circumstances during the Change Period, will be recorded so that it is equally under-accrued or over-accrued as of the Closing Date, and the aging of accounts receivable may constitute a change in facts and circumstances warranting a change in the bad debt reserve.)

     (b) The quantities of inventory used to determine the inventory amount to be included in the Preliminary and Final Closing Balance Sheets will be based on the results of a physical inventory to be taken as of the opening of business on the Closing Date in accordance with procedures to be mutually agreed to by the parties. The physical inventory quantities will be priced utilizing the same standard costs which were used in the determination of the inventory amount reflected in the Peg Balance Sheet and in the case of items which were not on hand as of the Peg Date in accordance with the normal procedures of the Company. The Preliminary and Final Closing Balance Sheets will include a LIFO debit of $8,226,129 which is the same amount as the LIFO debit included in the Peg Balance Sheet. The Preliminary and Final Closing Balance Sheets will not include any reserve or accrual with respect to inventory shrinkage but will include reserves or accruals for any other inventory valuation matter that are equal in amount to any such reserves or accruals that were included in the Peg Balance Sheet, including without limitation, reserves and accruals for excess, obsolete or slow moving inventory or for loss jobs.

     (c) No depreciation or amortization expense shall be recorded for the Change Period. As a result, the accumulated depreciation and amortization balances reflected in the Preliminary and Final Closing Balance Sheets shall be the same as the amounts included in the Peg Balance Sheet adjusted only for asset sales or other dispositions in the ordinary course of business and in accordance with the terms of this Agreement.

     (d) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any payable or receivable for (i) federal income tax or (ii) state and local income tax balances. The deferred tax balances on the Preliminary and Final Closing Balance Sheets will be the same as the deferred tax balances included in the Peg Balance Sheet adjusted only to reflect changes in the book or tax basis of the underlying assets and liabilities which occur during the Change Period.

     (e) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any cash either on-hand or in banks other than cash equal to the "Receivables Purchase Price" paid by the Seller to the Company pursuant to the Factoring Agreement (as hereinafter defined) and the Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any payable or receivable between the Company and the Seller including any of Seller's Affiliates.

     (f) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any assets or liabilities with respect to the Company's Domestic Retirement and Savings Plans or Seller U.K. Pension Plans (as such terms are hereinafter defined).

     (g) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any amounts as to land, land improvements or buildings or environmental accruals with respect to the Katy Road Site (as hereinafter defined).

     (h) For purposes of this Agreement, a change in translation rates between the U.S. dollar and various foreign currencies, including the U.K. pound, during the Change Period will be considered to be a change in facts and circumstances.

     (i) The deferred tax asset amount included in the Preliminary and Final Closing Balance Sheets will be net of a deferred tax asset valuation allowance of $2,776,000 which is the same as the deferred tax asset valuation allowance included in the Peg Balance Sheet.

     (j) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any amounts (assets or liabilities) with respect to the Gulf Metals Site (as hereinafter defined).

     (k) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any adjustments to asset or liability amounts, including any adjustments for currency translation (increase or decrease) which may occur in connection with a transfer as contemplated by this Agreement at other than current book value of U.K. assets or other assets used in the Business between (i) Seller and the Seller's Subsidiaries and (ii) the Company and the Company's Subsidiaries.

     (l) The Tech Mod accrual to be included in the Preliminary and Final Closing Balance Sheets will be the same as the Tech Mod accrual included in the Peg Balance Sheet.

     (m) The Preliminary and Final Closing Balance Sheets will include a prepaid asset equal to 1% of the trade and notes receivable of the Company sold to Seller pursuant to the Factoring Agreement.

     (n) The Peg Balance Sheet did not and the Preliminary and the Final Closing Balance Sheets will not include any reserve or accrual with respect to any loss or potential liability which the Company may have in connection with Item 1 in
Section 3.7 of the Seller Disclosure Schedule.

     1.4 Seller's Review of Preliminary Closing Balance Sheet. Seller shall have 30 days following receipt of the Preliminary Closing Balance Sheet to review (the "Seller's Review") such balance sheet. If Seller determines, in Seller's reasonable judgment, that it has not been prepared in accordance with the provisions of Section 1.3 then within the said 30-day period allowed for Seller's Review, Seller shall prepare and deliver a letter to Buyer (the "Seller's Letter") setting forth in reasonable detail the adjustments that Seller determines are appropriate. During the said 30-day period, Buyer shall grant Seller reasonable access during normal business hours to the books and records of the Company and its working papers pertaining to the Preliminary Closing Balance Sheet and shall authorize the Company's auditors to grant Seller's auditors access to any working papers or other documents prepared by such auditors with respect to the Preliminary Closing Balance Sheet. If Seller does not prepare and furnish Seller's Letter to Buyer within the said 30-day period, then the Preliminary Balance Sheet as prepared by Buyer will become the Final Closing Balance Sheet.

     1.5 Buyer Response to Seller's Letter. Buyer will have 15 days following receipt of Seller's Letter, if any, to review such letter and prepare a written response (the "Buyer's Letter") setting forth Buyer's position with respect to each adjustment proposed by Seller in Seller's Letter. If Buyer does not prepare and furnish Buyer's Letter to Seller within the 15 days allowed, then all of the adjustments set forth in Seller's Letter shall be deemed to have been accepted by Buyer, and the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for all of the adjustments set forth in Seller's Letter.

     1.6 Meeting to Resolve Proposed Adjustments. As soon as practicable, but not later than ten days following the receipt by Seller of Buyer's Letter, if any, the parties shall meet and endeavor to mutually resolve any of Seller's adjustments not agreed to in Buyer's Letter. If the parties reach agreement on the remaining adjustments, if any, then the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for the adjustments agreed to in Buyer's Letter and those resolved by the parties.

     1.7 Resolution by Accounting Arbitrator. If the parties do not meet within the said ten-day period, or they fail to agree to meet at some later date, or they meet but are unable to resolve all of the adjustments set forth in Seller's Letter to the mutual satisfaction of both parties, then the parties, jointly, or if one party is unwilling then the other party singly, shall engage the New York office of the firm of Deloitte & Touche (the "Accounting Arbitrator") to resolve any of Seller's adjustments which remain unresolved. The Accounting Arbitrator shall be furnished with a copy of the Agreement, the Peg Balance Sheet, the Preliminary Closing Balance Sheet, Seller's Letter, Buyer's Letter and any other relevant correspondence between the parties. The Accounting Arbitrator must, within 30 days from the date such documents are furnished, complete his review and render a written report setting forth his conclusion with respect to each of Seller's adjustments which were unresolved between the parties. The Accounting Arbitrator shall be granted access to the books and records of the Company as well as the working papers or other documents which either party or its accountants may have which relate to the Preliminary Closing Balance Sheet and any other documents or information which the Accounting Arbitrator may deem appropriate. The Accounting Arbitrator's review shall be limited to the purpose of determining whether, in respect of each disputed adjustment, the Seller's proposed adjustment or the Buyer's position with respect to the Seller's proposed adjustment is more nearly in accordance with the terms of this Agreement. The parties shall have the right to submit written materials to the Accounting Arbitrator and make oral presentations all in accordance with procedures to be set forth in the engagement letter between the parties and the Accounting Arbitrator. In arriving at his determination the Accounting Arbitrator must select for each adjustment either the Seller's proposed adjustment or Buyer's position with respect to the Seller's proposed adjustment. The decision by the Accounting Arbitrator shall be in writing and delivered to both Buyer and Seller. The Accounting Arbitrator's said decision shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. Each party shall pay 50% of the fees and expenses of the Accounting Arbitrator. If the Accounting Arbitrator is engaged, the Final Closing Balance Sheet will be prepared by adjusting the Preliminary Closing Balance Sheet for any of Seller's adjustments accepted by Buyer's Letter, those agreed to by the parties and those determined by the Accounting Arbitrator.

     1.8 Positive or Negative Purchase Price Adjustment. When the Final Closing Balance Sheet is determined pursuant to the provisions of Sections 1.4, 1.5, 1.6 or 1.7, then the net asset/equity value set forth on such Final Closing Balance Sheet will be the Final Net Asset Value and the Positive or Negative Net Asset Amount shall be determined by comparing the Final Net Asset Value to the net asset/equity amount set forth on the Peg Balance Sheet (the "Peg Value"). If the Peg Value is more than the Final Net Asset Value, then the excess is the Negative Net Asset Amount. If the Final Net Asset Value is more than the Peg Value, then the excess is the Positive Net Asset Amount.

     1.9 Values. On or about the date that the number of shares was fixed between the parties the estimated value of the Equity Consideration was $47,437,500. This amount added to the Cash Consideration of $5,000,000 is $52,437,500. These values will be utilized by the Buyer for all relevant financial accounting purposes.

     1.10 Place of Payment. All payments to Seller under this Agreement shall be made by wire transfer in immediately available funds to Chase Manhattan Bank, New York, for credit to Cooper Industries, Inc., account number 910-1-144781. All payments to Buyer under this Agreement shall be made by wire transfer in immediately available funds to Shawmut Bank, Boston, for the credit to Wyman-Gordon Company, account number 030-03-92612.

                                   ARTICLE II

                                    CLOSING

     2.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Seller, at 10:00 A.M. (Houston time) on the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived; or at such other place or time or both as the parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing and the consummation of the transactions contemplated hereby shall be deemed effective as of the close of business on the Closing Date.

     2.2 Deliveries by the Seller. At the Closing the Seller will deliver the following to the Buyer:

     (a) Stock certificates representing the Company Common Stock, issued to and registered in the name or names of the Buyer or its designee or designees, together with evidence of payment of any applicable stock transfer taxes.

     (b) The resignations of those members of the Boards of Directors of the Company, the U.K. Sub or the Pipeline Sub (as such terms are hereinafter defined) who will continue after the Closing to be employees of the Seller.

     (c) The stock books, stock ledgers, minute books and corporate seals of the Company, the U.K. Sub and the Pipeline Sub; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.2(c), if delivered to or otherwise located at the offices of the Company, the U.K. Sub or the Pipeline Sub.

     (d) The officers' certificate and other documents contemplated by Sections
6.1 and 6.3.

     (e) All other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement.

     2.3 Deliveries by the Buyer. At the Closing the Buyer will deliver the following to the Seller:

     (a) Stock certificates representing the Equity Consideration issued to and registered in the name or names of the Seller or its designee or designees, together with evidence of payment of any stock transfer taxes.

     (b) $400,000 in cash.

     (c) The Note duly executed by the Buyer.

     (d) A letter from Wachtell, Lipton, Rosen & Katz addressed to the Seller and dated the Closing Date stating that (without opining as to Massachusetts law) neither the execution nor delivery of the Rights Agreement (as hereinafter defined) will constitute a breach or violation of any of the provisions of the Original Rights Agreement (as hereinafter defined).

     (e) The officers' certificate and other documents contemplated by Sections
6.1 and 6.2.

     (f) All other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     3.1 Organization. Each of the Seller, the Company, CFPD, Ltd., incorporated under the laws of England and Scotland and a wholly owned subsidiary of the Company (the "U.K. Sub"), and Cameron Pipeline, Inc., a Texas corporation and a wholly owned subsidiary of the Company (the "Pipeline Sub" and, together with the U.K. Sub, the "Company Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Seller, the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. "Material Adverse Effect," as used in this Article III, means a material adverse effect, on the business operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or on the Business (as defined below). The Seller has heretofore delivered to the Buyer accurate and complete copies of the Certificate of Incorporation and By-laws (or similar organizational documents), as currently in effect, of the Company and each Company Subsidiary. The Company has no subsidiaries other than the Company Subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business other than the Company Subsidiaries. The Company Subsidiaries have no subsidiaries and do not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business.

     3.2 Capitalization. (a) The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, all of which are issued and outstanding as of the date hereof. Except as listed in Section 3.2(a) of the Seller's disclosure schedule (the "Seller Disclosure Schedule"), the authorized capital stock of the U.K. Sub consists of 1,000,000 shares of common stock (the "U.K. Stock"), one share of which is issued and outstanding as of the date hereof. The authorized capital stock of the Pipeline Sub consists of 1,000 shares of common stock par value $1.00 per share (the "Pipeline Stock"), all of which are issued and outstanding as of the date hereof. All of the shares of Company Common Stock are owned by the Seller, and all of the shares of U.K. Stock and Pipeline Stock are owned by the Company, and are in each case validly issued, fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement, there are no subscriptions, options, warrants, convertible or exchangeable securities, calls, rights or other agreements or commitments obligating the Seller, the Company or the Company Subsidiaries to issue, transfer or sell any securities of the Company or of the Company Subsidiaries.

     (b) The Seller has good and marketable title to the shares of Company Common Stock, and the Company has good and marketable title to the shares of U.K. Stock and Pipeline Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature. Upon consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the shares of Company Common Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.

     (c) Section 3.2(c) of the Seller Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which the Company and each Company Subsidiary are qualified to do business.

     3.3 Authority Relative to This Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement, the Investment Agreement and the other instruments, agreements and documents contemplated by this Agreement and the Investment Agreement (the "Other Agree-ments") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Investment Agreement and the Other Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Investment Agreement and the other Agreements or to consummate the transactions so contemplated. This Agreement and the Investment Agreement have been duly and validly executed and delivered by the Seller and (assuming they are duly and validly executed by the Buyer) constitute, and the Other Agreements will when executed (assuming due and valid execution by any other parties thereto) constitute, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by respective applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and German pre-merger notification laws, no filing with, and no permit, authorization, consent or approval of, any governmental body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by the Seller of the transactions contemplated by this Agreement and the Investment Agreement and the Other Agreements. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, the Investment Agreement and the Other Agreements by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby nor compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with or breach any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of the Seller, any Seller Subsidiary (as defined below), the Company or any Company Subsidiary, (ii) violate or breach any provision of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Seller, the Company or any Company Subsidiary is a party or by which the Seller, the Company or any Company Subsidiary or any of their properties or assets may be bound, or
(iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Seller, the Company or any Company Subsidiary or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not either have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, the "Seller Subsidiaries" means the subsidiaries of the Seller other than the Company and the Company Subsidiaries.

     3.5 Financial Statements. Attached hereto as Exhibit A are true and complete copies of (i) the audited combined balance sheets of the Cameron Forged Products Division of the Seller, which includes the Company, that portion of Cooper (Great Britain) Ltd. to the extent that it previously conducted all or part of the Business (as hereinafter defined) and the Pipeline Sub (collectively, "Cameron"), as of December 31, 1992 and December 31, 1991 and the unaudited combined balance sheet of Cameron as of September 30, 1993 (collectively the "Company Balance Sheets"), and (ii) the related audited combined statements of operations and cash flows for each of the years ended December 31, 1991 and 1992 and the related unaudited combined statements of operations and cash flows for the year ended December 31, 1990, and the nine months ended September 30, 1993 and September 30, 1992 (collectively with the Company Balance Sheets, the "Company Financial Statements"), together with the notes thereto and, in the case of the audited balance sheets and statements of operations and cash flows, an opinion of E&Y relating thereto. The Company Financial Statements and the Peg Balance Sheet have been prepared from, and are in accordance with, the books and records of Cameron and the books and records of Seller that pertain to Cameron. The Company Balance Sheets fairly present the financial position of Cameron as of their respective dates, and the other related statements included in the Company Financial Statements fairly present the results of operations and changes in financial position of Cameron for the periods then ended, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise disclosed in the notes thereto.

     3.6 Absence of Certain Changes. Except as disclosed in Section 3.6 of the Seller Disclosure Schedule or in Annex IV hereto, or as disclosed in the Company Financial Statements, since September 30, 1993, none of the Company, the Company Subsidiaries and the Business has (i) taken any of the actions set forth in
Section 5.1(a) through Section 5.1(o) of this Agreement, (ii) suffered a Material Adverse Effect, or any change in circumstances that is reasonably likely to have a Material Adverse Effect (other than any change generally affecting the industry in which the Business is engaged), or (iii) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

     3.7 No Undisclosed Liabilities. Any reference in this Agreement to Seller's Knowledge shall be a reference solely to the actual knowledge of Kenneth L. Hardcastle and his direct reports, and Michael J. Sebastian, D. Bradley McWilliams, Alan J. Hill, Robert W. Teets, Stephen V. O'Neill, Donald R. Sheley, Jr. and Bruce E. Himmelreich. Seller's Knowledge shall not include any constructive knowledge, imputed knowledge or any knowledge attributed to Seller solely because Seller or its agents or employees should have known the matter in question. Except as and to the extent set forth in Section 3.7 of the Seller Disclosure Schedule, to Seller's Knowledge, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a kind required to be reflected in a balance sheet prepared in accordance with GAAP, or required to be disclosed in the notes thereto, except (a) liabilities which were reflected in the December 31, 1992, or the September 30, 1993, Company Balance Sheets or disclosed in the notes thereto, (b) liabilities which were incurred since September 30, 1993 in the ordinary course of business, consistent with past practice and which would be reflected in a balance sheet prepared in accordance with GAAP, (c) liabilities which have not had a Material Adverse Effect, and are not reasonably likely to have a Material Adverse Effect, and (d) liabilities incurred in connection with this Agreement. Except as disclosed in Section 3.7 of the Seller Disclosure Schedule or the Exhibits or Annexes hereto, there are no material obligations or liabilities of the Company or the Company Subsidiaries to the Seller or any of the Seller Subsidiaries that will exist after the Closing Date.

     3.8 Information in Proxy Statement. None of the information supplied in writing by the Seller, the Seller Subsidiaries, the Company or the Company Subsidiaries (including without limitation the Company Financial Statements and any other financial statements of the Company and the Company Subsidiaries) for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Buyer's shareholders to be held with respect to the transactions contemplated by this Agreement (the "Proxy Statement") will, at the time the Proxy Statement is mailed to the shareholders of the Buyer or at the time of the meeting of shareholders of the Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.9 Litigation. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, (a) there are no existing orders, injunctions, judgments or decrees of any Governmental Entity which apply to the Company or any Company Subsidiary or any assets, properties or operations of the foregoing and (b) there are no actions, suits or proceedings, at law or in equity, pending, or to Seller's Knowledge, threatened, or to Seller's Knowledge, any investigations pending or threatened involving the Company or the Company Subsidiaries by or before any Governmental Entity which in the case of either Clause (a) or (b) above are reasonably likely to have a Material Adverse Effect.

     3.10 Compliance With Applicable Law. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, and except with respect to environmental matters, which are addressed in Section 3.15 hereof, (a) the Company and the Company Subsidiaries are, and the Business has been conducted, in compliance with all laws, ordinances, rules, regulations, decrees and orders of all Governmental

Entities ("Laws"), except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect and (b) the Seller, the Company, and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to conduct the Business as currently conducted (the "Company Permits"), and such Company Permits are in full force and effect, except for such failure to hold or be in full force and effect which would not be reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, no suspension, cancellation or termination of any of the Company Permits is threatened or imminent that would be reasonably likely to have a Material Adverse Effect.

     3.11 Taxes. The Company has duly filed all returns of income Taxes (as hereinafter defined) of the Company and the Company Subsidiaries and all material returns of other Taxes of the Company and the Company Subsidiaries required to be filed by them or such income or other returns have been included in a return filed by an affiliated group or by a consolidated, unitary or combined group of companies of which the Company is or has been a member, and the Seller or the Company has duly paid, caused to be paid or made adequate provision for the payment of all such Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, no material deficiency or adjustment in respect of any Taxes against the Company or any Company Subsidiary remains unpaid and no material claim or assessment for any such deficiency or adjustment is pending or, to Seller's Knowledge, threatened. There are no material claims for Taxes (other than Taxes attributable to Seller or the Seller Subsidiaries) against the Company or any Company Subsidiaries which might result in a lien, charge or encumbrance on any of the assets of the Company or any Company Subsidiary.

     3.12 ERISA; Employee Benefits. The Seller hereby represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

     (a) Section 3.12(a) of the Seller Disclosure Schedule identifies each Seller Employee Plan with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies of such Seller Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any such Seller Employee Plan (Form 5500 or 5500-C including, if applicable, Schedules A and B thereto), (ii) the summary plan description currently in effect for each such Seller Employee Plan and all modifications thereof, (iii) for each such Seller Employee Plan with respect to which there is no summary plan description in effect, a written description of such Seller Employee Plan including all materials distributed or made available to employees with respect to such Seller Employee Plan and (iv) the most recent financial statements and actuarial reports (if any) for each such Seller Employee Plan and its related trust (if any), (collectively, the "Seller Employee Plan Documents").

     (b) Neither the Company nor the Seller nor any subsidiary of either has incurred, or reasonably expects to incur prior to the Closing Date, any Controlled Group Liability that could become a material liability of Buyer or any Buyer Subsidiary (including the Company) after the Closing Date. Except as set forth on Section 3.12(b) of the Seller Disclosure Schedule, no Seller Employee Plan with an annual cost in excess of $100,000 is a Title IV Plan. No Seller Employee Plan is a Multiemployer Plan.

     (c) Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, each Seller Employee Plan with an annual cost in excess of $100,000 has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations including but not limited to ERISA and the Code. Neither the Seller nor any Related Person has engaged in, nor to Seller's Knowledge has any other Person engaged in, any "prohibited transaction" (as defined in ERISA and the Code) with respect to any such Seller Employee Plan.

     (d) Section 3.12(d) of the Seller Disclosure Schedule identifies each Seller Benefit Arrangement with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies or, if no written document exists, descriptions of each such Seller Benefit Arrangement. Each such Seller Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

     (e) Section 3.12(e) of the Seller Disclosure Schedule identifies each Seller International Plan with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies or, if no written document exists, descriptions of each such Seller International Plan. Each such Seller International Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Seller International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

     (f) Except as set forth on Section 3.12(f) of the Seller Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits), pending or, to the Seller's Knowledge, threatened, with respect to any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan which would be reasonably likely to have a Material Adverse Effect.

     (g) Except as set forth on Section 3.12(g) of the Seller Disclosure Schedule, and except for coverage mandated by Section 4980B of the Code, no Employees or Former Employees and no beneficiaries or dependents of Employees or Former Employees are or may become entitled under any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan to post-employment welfare benefits of any kind, including without limitation death or medical benefits, having an annual cost, in the aggregate, in excess of $100,000.

     (h) Except as set forth on Section 3.12(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any obligation to pay severance, separation pay or other compensation in the aggregate in excess of $100,000 associated with the termination of employment to any Employee or Former Employee, result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of any payment of any compensation or benefits payable to or with respect to any Employee or Former Employee, or cause any amounts paid or payable by the Company, the Buyer or their subsidiaries to or with respect to any Employee or Former Employee to fail to be deductible for U. S. federal income tax purposes by reason of Section 280G of the Code.

     (i) Except (i) as set forth on Section 3.12(i) of the Seller Disclosure Schedule, (ii) pursuant to the terms of each Seller Employee Plan, Seller International Plan and Seller Benefit Arrangement, respectively, (iii) pursuant to any collective bargaining agreement or (iv) pursuant to applicable law, there are no arrangements, understandings or agreements, written or unwritten, formal or informal, which would prevent the termination of each Seller Employee Plan, Seller International Plan and Seller Benefit Arrangement, respectively, in each case, without any liability to the Company in excess of $100,000, other than for accrued benefits thereunder.

     3.13 Intellectual Property. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all of the Company's or any of the Company Subsidiaries' domestic and foreign patents and patent applications currently being used in the Business. "Company Intellectual Property" means all of the Company's or any of the Company Subsidiaries' domestic and foreign letters patent, patents, patent applications, patent licenses, trademark licenses, software licenses and knowhow licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications currently being used in the Business. Except as set forth in Section 3.13 of the Seller Disclosure Schedule and except for any claim, infringement, act or omission that would not be reasonably likely to have a Material Adverse Effect
(a) no claim is pending or, to Seller's Knowledge, threatened which alleges that any of the Company Intellectual Property is invalid or unenforceable or which is otherwise adverse to the right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property, (b) to Seller's Knowledge, no actions or operations of any other person, association, corporation, individual, partnership, trust or other entity or organization, including a Governmental Entity (a "Person") infringe upon or conflict with the right, title or interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property, and (c) to Seller's Knowledge, no Company Intellectual Property infringes on the rights owned or held by any other Person. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, no existing contract, agreement or understanding between the Seller, the Company or any Company Subsidiary and any other party would impede or prevent the continued use by the Company and the Company Subsidiaries of the entire right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property except such contracts or understandings that would not be reasonably likely to have a Material Adverse Effect.

     3.14 Material Contracts; No Defaults. Except as set forth in Section 3.14 of the Seller Disclosure Schedule or in the notes to the Company Balance Sheets, neither the Company nor any Company Subsidiary is a party to any written: (a) material consulting agreement or collective bargaining agreement; (b) indenture, mortgage, note or other agreement relating to the borrowing of money not in the ordinary course of business by the Company or any Company Subsidiary or the guaranty by the Company or any Company Subsidiary of an obligation of a third party for the borrowing of money; (c) agreement which involves a certain (rather than contingent) obligation of the Company or any Company Subsidiary of more than $1,000,000 in any twelvemonth period; or (d) agreement containing covenants limiting the ability of the Company or any Company Subsidiary to compete in any line of business with any Person or in any area or territory (collectively, the "Company Contracts"). Except as set forth in Section 3.14 of the Seller Disclosure Schedule, (1) there is not, under any of the Company Contracts, any existing default or event of default or event or condition which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Company or any Company Subsidiary, or, to the Seller's Knowledge, the other parties thereto, except such defaults, events of default and other events which would not be reasonably likely to have a Material Adverse Effect, and (2) the Company Contracts are (i) valid and binding obligations of the Company or the Company Subsidiaries and, to the Seller's Knowledge, the other parties thereto, (ii) are in full force and effect and
(iii) are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.15  Environmental Compliance.

     (a) Except as set forth on Section 3.15 of the Seller Disclosure Schedule, all operations, properties and business activities of the Company, the Company Subsidiaries and the Business are in compliance with all Environmental Laws and neither the Company nor any of the Company Subsidiaries has or is subject to any claim, notice of investigation or liability based upon any Environmental Law or arising from the disposal of any Regulated Materials except where such failure to be in compliance or such claim, notice of investigation or liability would not be reasonably likely to have a Material Adverse Effect.

     (b) "Environmental Laws" means all Laws and Company Permits concerning, relating to or controlling (i) the handling, transportation, sale, offering for sale, storage, treatment, discharge, disposal, release, use, processing or manufacture of any material or substance or (ii) the introduction of any material, substance, radiation or other emission into the environment or workplace, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act.

     (c) "Regulated Material" means any material, substance, radiation or emission which is regulated by or subject to any Environmental Law.

     3.16 Title to Real Property. Section 3.16 of the Seller Disclosure Schedule sets forth a list of all of the Owned Real Property reflected on the September 30, 1993 Company Balance Sheet or acquired by the Company or any of the Company Subsidiaries subsequent to the date thereof and conveyed hereby to Buyer (the "Company Real Property"), together with all Company Leases (as defined below). The Company or one of the Company Subsidiaries has good and marketable title to the Company Real Property, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for current property taxes not yet payable or such encumbrances that would not be reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, there is no appropriation, condemnation or like proceeding relating to the Company Real Property. Each lease for any leased real property (a "Company Lease") is a valid and binding lease under which the Company or one of the Company Subsidiaries is entitled to occupy and use the parcel of real property for its current use to which such Company Lease relates except for such failure to be valid and binding as would not be reasonably likely to have a Material Adverse Effect.

     3.17 Company Assets. Except for those assets, properties, contract rights, or licenses listed on Section 3.17 of the Seller Disclosure Schedule, the Company and the Company Subsidiaries will own or have at Closing the right to use all of the assets, properties, contract rights and licenses currently used to operate the Business, or reflected on the September 30, 1993 Company Balance Sheet (the "Company Assets"), except for cases in which the failure to own or to have such right to use would not be reasonably likely to have a Material Adverse Effect. To the Seller's Knowledge, the consummation of the transactions contemplated by this Agreement will not, in and of itself, adversely affect the ownership of or right to use the Company Assets, the Company Intellectual Property and the Company Permits of the Company or the Company Subsidiaries, except in cases where the failure to own or to have such right to use would not be reasonably likely to have a Material Adverse Effect.

     3.18 Labor Matters. Except as set forth on Section 3.18 of the Seller Disclosure Schedule and except as would not constitute a Material Adverse
Effect:

     (a) there is no unfair labor practice complaint against the Company or any of the Company Subsidiaries pending or, to the Seller's Knowledge, threatened before the National Labor Relations Board or the Ministry of Labor, as the case may be;

     (b) there is no labor strike, dispute, slowdown or stoppage pending or, to the Seller's Knowledge, threatened against or affecting the Company, any of the Company Subsidiaries or the Business; and

     (c) there is no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Seller's Knowledge, threatened against or affecting the Company, any of the Company Subsidiaries or the Business.

     3.19 Purchase for Investment. The Seller is acquiring the Equity Consideration for its own account as principal, with no view to any distribution of any of the Equity Consideration or any beneficial interest in the Equity Consideration to any third party, and the Seller has no agreement, understanding or arrangement to sell, pledge or otherwise dispose of the Equity Consideration or any beneficial interest in the Equity Consideration to any other Person. The Seller understands and agrees that the Equity Consideration has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and therefore may not be sold or otherwise transferred, unless the Equity Consideration is registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

     3.20 No Beneficial Ownership of the Buyer's Stock. The Seller and its Affiliates do not hold, have the right to vote or direct the voting of, or otherwise beneficially own any shares of Common Stock, par value $1.00 per share, of the Buyer (the "Buyer Common Stock").

     3.21 Change in Control. Except as set forth in Section 3.21 of the Seller Disclosure Schedule or in cases which would not be reasonably likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary is party to any contract, agreement or understanding relating to employment which contains a "change in control," "potential change in control" or similar provision.

     3.22 Business of the Company. To the Seller's Knowledge, the Company has not engaged in any businesses other than the Business, and the Pipeline Sub has not engaged in any businesses other than the transmission of natural gas.

     3.23 Representations Accurate. To Seller's Knowledge, the representations and warranties of the Seller set forth in this Agreement and qualified by materiality or by Material Adverse Effects shall be true and correct (subject to such qualification) as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Seller Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect. To Seller's Knowledge, the representations and warranties of the Seller set forth in this Agreement and not qualified by materiality or by Material Adverse Effects shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Seller Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     4.1 Organization. Except as disclosed in Section 4.1 of the Buyer's disclosure schedule attached hereto (the "Buyer Disclosure Schedule"), each of the Buyer and its Subsidiaries (collectively, the "Buyer Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Buyer and the Buyer Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. "Material Adverse Effect" as used in this Article IV, means a material adverse effect in the aggregate, on the business, operations or financial condition of the Buyer and Buyer Subsidiaries taken as a whole. The Buyer has heretofore delivered to the Seller accurate and complete copies of the Articles of Organization and By-laws, as currently in effect, of the Buyer.

     4.2  Capitalization.

     (a) The authorized capital stock of the Buyer consists of (i) 35,000,000 shares of Buyer Common Stock, of which 17,984,249 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, no par value, none of which are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Buyer Common Stock are (and the Equity Consideration will upon issuance be) validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, approximately 1,690,609 shares of Buyer Common Stock were issuable upon exercise of stock options ("Stock Options") granted under the Buyer's Long-Term Incentive Plan and Executive Long-Term Incentive Program (collectively, the "Stock Plans") and an indeterminate number of shares of Buyer Common Stock were reserved for issuance in accordance with the Rights Agreement, dated as of October 19, 1988 by and between the Buyer and State Street Bank & Trust Company, as Rights Agent (the "Original Rights Agreement"). Except pursuant to this Agreement, the Stock Plans, the Original Rights Agreement and the Buyer's Savings/Investment Plan or as disclosed in Section 4.2 of the Buyer Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights or other agreements or commitments obligating the Buyer to issue, transfer or sell any of its securities, including any right of conversion or exchange under any outstanding security.

     (b) Upon consummation of the transactions contemplated hereby, the Seller will acquire good and marketable title to the Equity Consideration, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.

     (c) Except as disclosed in Section 4.2 of the Buyer Disclosure Schedule, the only direct or indirect subsidiaries of the Buyer are those named in the Buyer SEC Reports. Except as disclosed in Section 4.2 of the Buyer Disclosure Schedule, or in the Buyer SEC Reports, the Buyer does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership interest in any business. All of the outstanding shares of capital stock of each of the Buyer Subsidiaries have been validly issued and are fully paid, nonassessable and free of preemptive rights and, except as set forth in Section 4.2 of the Buyer Disclosure Schedule are owned by either the Buyer or another of the Buyer Subsidiaries free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature. Except as disclosed in Section
4.2 of the Buyer Disclosure Schedule there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Buyer Subsidiary, or otherwise obligating the Buyer or any Buyer Subsidiary to issue, transfer or sell any such securities. Except for the Investment Agreement, there are not now, and at the Closing Date there will not be, any voting trusts or other agreements or understandings to which the Buyer or any Buyer Subsidiary is a party or is bound with respect of the voting of the capital stock of the Buyer or any Buyer Subsidiary. Except as set forth above or in Section 4.2 of the Buyer Disclosure Schedule, there are no persons or entities (other than Buyer Subsidiaries) in which the Buyer or any Buyer Subsidiary has any voting rights or equity interests.

     4.3 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement, the Investment Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Investment Agreement and the Other Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by the Board of Directors of the Buyer, including by a two-thirds vote of the Continuing Directors at a meeting at which a Continuing Director Quorum (as such terms are defined in the Buyer's Articles of Organization) was present for purposes of approving the amendment to Article 6(c)2 of the Buyer's Articles of Organization in the form attached hereto as Annex V (the "Fair Price Charter Amendment")), and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement, the Investment Agreement and the Other Agreements (other than the approval of the transactions contemplated hereby by the requisite affirmative vote of the holders of Buyer Common Stock). This Agreement and the Investment Agreement have been duly and validly executed and delivered by the Buyer and (assuming they are duly and validly executed by the Seller) constitute, and the Other Agreements will when executed constitute, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4.4  Consents and Approvals; No Violations.  Except as disclosed in Section
4.4 of the Buyer Disclosure Schedule, and except for applicable requirements of the Exchange Act and German pre-merger notification laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the Investment Agreement. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement, the Investment Agreement and the Other Agreements by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or breach any provision of the Articles of Organization or By-Laws (or similar organizational documents) of the Buyer or any Buyer Subsidiary, (ii) violate or breach any provision of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, any Buyer Subsidiary or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not either have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

     4.5 Reports. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, the Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1990 (collectively, the "Buyer SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, as of their respective dates, none of the Buyer SEC Reports, including without limitation, any financial statements or schedules (including the related notes) included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the Buyer SEC Reports fairly presents the consolidated financial position of the Buyer and the Buyer Subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and cash flows of the Buyer and the Buyer Subsidiaries for the respective periods indicated. Each of the financial statements (including the related notes) included in the Buyer SEC Reports has been prepared from and is in accordance with the books and records of the Buyer and has been prepared in accordance with GAAP consistently applied during the period involved, except as otherwise noted therein and except for year-end audit adjustments, consisting of normal and recurring adjustments. The Buyer has delivered to the Seller accurate and complete copies of all Buyer SEC Reports filed since January 1, 1990.

     4.6 Absence of Certain Changes. Except as disclosed in Section 4.6 of the Buyer Disclosure Schedule or as disclosed in the Buyer SEC Reports, since December 31, 1992, neither the Buyer nor any of the Buyer Subsidiaries has (i) taken any actions set forth in Section 5.2(a) through Section 5.2(l) of this Agreement, (ii) suffered a Material Adverse Effect, or (iii) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

     4.7 No Undisclosed Liabilities. Any reference in this Agreement to Buyer's Knowledge shall be a reference solely to the actual knowledge of John M. Nelson, David P. Gruber, and their direct reports. Buyer's Knowledge shall not include any constructive knowledge, imputed knowledge or any knowledge attributed to Buyer solely because Buyer or its agents or employees should have known the matter in question. Except as and to the extent set forth in Section
4.7 of the Buyer Disclosure Schedule, to Buyer's Knowledge, neither the Buyer nor any Buyer Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a kind required to be reflected in a balance sheet prepared in accordance with GAAP, or required to be disclosed in the notes thereto, except
(a) liabilities which were reflected in the audited consolidated balance sheet of the Buyer and the Buyer Subsidiaries as of December 31, 1992 incorporated in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "Buyer Balance Sheet") or disclosed in the notes thereto, (b) liabilities which were incurred since December 31, 1992 in the ordinary course of business, consistent with past practice and which would be reflected in a balance sheet prepared in accordance with GAAP, (c) liabilities which do not constitute a Material Adverse Effect and would not be reasonably likely to constitute a Material Adverse Effect and (d) liabilities incurred in connection with this Agreement.

     4.8 Information in Proxy Statement. None of the information supplied in writing by the Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Buyer and at the time of the meeting of shareholders of the Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder, except that no representation is made by the Buyer with respect to statements made therein based on information supplied by the Seller or the Company in writing for inclusion or incorporation by reference therein.

     4.9 Litigation. Except as disclosed in Section 4.9 of the Buyer Disclosure Schedule or in the Buyer SEC Reports, (a) there are no existing orders, injunctions, judgments or decrees of any Governmental Entity which apply to Buyer or any Buyer Subsidiary or to the assets, properties or operations of the foregoing and (b) there are no actions, suits, proceedings, at law or in equity, pending, or to Buyer's Knowledge, threatened or to Buyer's Knowledge any investigations pending or threatened involving the Buyer or the Buyer Subsidiaries, or before any Governmental Entity which in the case of either clause (a) or (b) are reasonably likely to have a Material Adverse Effect.

     4.10 Compliance with Applicable Law. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule, or in the Buyer SEC Reports, and except with respect to environmental matters, which are addressed in Section 4.15 hereof,
(a) the Buyer and the Buyer Subsidiaries are, and the business, operations or financial condition of the Buyer and the Buyer Subsidiaries has been conducted, and is, in compliance with all Laws, except where the failure to be in compliance would not be reasonably likely to have a Material Adverse Effect, and
(b) the Buyer and Buyer Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to conduct their respective businesses as currently conducted (the "Buyer Permits"), and such Buyer Permits are in full force and effect, except for such failures to hold or be in full force and effect which would not be reasonably likely to have a Material Adverse Effect .

     4.11 Taxes. The Buyer and each Buyer Subsidiary has duly filed all returns of income Taxes (as hereinafter defined) and all material returns of other Taxes required to be filed by it, and the Buyer has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, the United States federal and state income tax returns of the Buyer have been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1986. All deficiencies and assessments asserted as a result of such audits have been paid, fully settled or adequately provided for in the financial statements contained in the Buyer SEC Reports, or are being contested in good faith by appropriate proceedings. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation relating to the payment of Taxes of the Buyer or its subsidiaries for taxable periods for which the applicable statute of limitations has not expired.

     4.12 ERISA; Employee Benefits. The Buyer hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

     (a) Section 4.12(a) of the Buyer's Disclosure Schedule identifies each Buyer Employee Plan with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies of such Buyer Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any such Buyer Employee Plan (Form 5500 or 5500-C including, if applicable, Schedules A and B thereto), (ii) the summary plan description currently in effect for each such Buyer Employee Plan and all modifications thereof, (iii) for each such Buyer Employee Plan with respect to which there is no summary plan description in effect, a written description of such Buyer

Employee Plan including all materials distributed or made available to employees with respect to such Buyer Employee Plan and (iv) the most recent financial statements and actuarial reports (if any) for each such Buyer Employee Plan and its related trust (if any) (collectively, the Buyer Employee Plan Documents").

     (b) Except as set forth in Section 4.12(b) of the Buyer Disclosure Schedule, no Buyer Employee Plan with an annual cost in excess of $100,000 is a Title IV Plan or a Multiemployer Plan.

     (c) Each Buyer Employee Plan with an annual cost in excess of $100,000 that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Buyer Employee Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determination that would adversely affect such exemption. The Buyer has furnished to Seller the most recent determination letter of the Internal Revenue Service relating to each such Buyer Employee Plan. Each such Buyer Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Neither the Buyer nor any Related Person engaged in, nor to Buyer's Knowledge has any other Person has engaged in, any "prohibited transaction" (as defined in ERISA and the Code) with respect to any such Buyer Employee Plan.

     (d) Section 4.12(d) of the Buyer's Disclosure Schedule identifies each Buyer Benefit Arrangement with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies or, if no written document exists, descriptions of each such Buyer Benefit Arrangement. Each such Buyer Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

     (e) Section 4.12(e) of the Buyer Disclosure Schedule identifies each Buyer International Plan with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies or, if no written document exists, descriptions of each such Buyer International Plan. Each such Buyer International Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Buyer International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

     (f) Except as set forth on Section 4.12(f) of the Buyer Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Buyer's Knowledge, threatened, with respect to any Buyer Employee Plan, Buyer Benefit Arrangement or Buyer International Plan which would be reasonably likely to have a Material Adverse Effect.

     (g) Except as set forth on Section 4.12(g) of the Buyer Disclosure Schedule, and except for coverage mandated by Section 4980B of the Code, no Employees or Former Employees and no beneficiaries or dependents of Employees or Former Employees are or may become entitled under any Buyer Employee Plan, Buyer Benefit Arrangement or Buyer International Plan to post-employment welfare benefits of any kind, including without limitation death or medical benefits, having an annual cost, in the aggregate, in excess of $100,000.

     4.13 Intellectual Property. "Buyer Intellectual Property" means all of the Buyer's or any of the Buyer Subsidiaries' domestic and foreign letters patent, patents, patent applications, patent licenses, trademark licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications currently being used by the Buyer or any Buyer Subsidiary.

Except as set forth in Section 4.13 of the Buyer Disclosure Schedule or Buyer's SEC Reports and except for any claim, infringement, act or omission that would not be reasonably likely to have a Material Adverse Effect (a) no claim is pending or, to the knowledge of the Buyer, threatened to the effect that any of the Buyer Intellectual Property is invalid or unenforceable or which is otherwise adverse to the right, title and interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property; (b) to the knowledge of the Buyer, no actions or operations of any Person infringe upon or conflict with the right, title or interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property; and (c) to the knowledge of the Buyer, no Buyer Intellectual Property infringes on the rights owned or held by any other Person. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, no contract, agreement or understanding between the Buyer or any Buyer Subsidiary and any other party exists which would impede or prevent the continued use by the Buyer and the Buyer Subsidiaries of the entire right, title and interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property.

     4.14 No Defaults. Except as set forth in Section 4.14 of the Buyer Disclosure Schedule or in the Buyer SEC Reports, to Buyer's Knowledge, Buyer and the Buyer Subsidiaries are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money, Buyer and Buyer Subsidiaries' organizational documents, any other material agreement, contract, lease, license to which Buyer or Buyer Subsidiaries are a party or by which they or their properties are bound, or (ii) any judgment, order or injunction of any court, arbitrator or Governmental Entity, except in the case of clause (i) and (ii) above those that will not be reasonably likely to have a Material Adverse Effect.

     4.15 Environmental Compliance. Except as set forth in Section 4.15 of the Buyer Disclosure Schedule, all operations, properties and business activities of the Buyer and the Buyer Subsidiaries are in compliance with all Environmental Laws, and neither the Buyer nor any of the Buyer Subsidiaries has or is subject to any claim, notice of investigation or liability based upon any Environmental Law or arising from the disposal of any Regulated Material except where such failure to be in compliance or such claim, notice of investigation or liability would not be reasonably likely to have a Material Adverse Effect.

     4.16 Representations Accurate. To Buyer's Knowledge, the representations and warranties of the Buyer set forth in this Agreement and qualified by materiality or by Material Adverse Effects shall be true and correct (subject to such qualification) as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Buyer Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect. To Buyer's Knowledge, the representations and warranties of the Buyer set forth in this Agreement and not qualified by materiality or by Material Adverse Effects shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Buyer Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect.

     4.17 Purchase for Investment. The Buyer is acquiring the Company Common Stock for its own account as principal, with no view to any distribution of any of the Company Common Stock or any beneficial interest in the Company Common Stock to any third party, and the Buyer has no agreement, understanding or arrangement to sell, pledge or otherwise dispose of the Company Common Stock or any beneficial interest in the Company Common Stock to any other Person. The Buyer understands and agrees that the Company Common Stock has not been registered under the Securities Act, or applicable state securities laws, and neither the Seller nor the Company has any obligation hereunder to so register and, therefore, the Company Common Stock may not be sold or otherwise transferred so as to cause the sale of the shares hereunder by the Seller to be unlawful or violative of any law or regulation, unless the Company Common Stock is registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

                                   ARTICLE V

                                   COVENANTS

     5.1 Business Covenants of the Seller. Except as expressly contemplated by this Agreement, the Ancillary Agreements (as hereinafter defined) and except for the pre-Closing transactions described in Annex IV hereto between the Seller and its Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, during the period from the date of this Agreement and continuing until the Closing Date, the Seller will cause the Company and the Company Subsidiaries to carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, and except as provided herein, the Seller will not, without the prior consent of the Buyer, cause or permit the Company and the Company Subsidiaries to:

     (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that the Company Subsidiaries may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to any Company Benefit Plan, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date hereof;

     (c) amend or propose to amend its charter or by-laws;

     (d) acquire, sell, lease, encumber, transfer or dispose of any assets other than in the ordinary course of business consistent with past practice;

     (e) make any capital expenditures which in the aggregate exceed $100,000;

     (f) create, incur or assume any long-term debt (including obligations in respect of capital leases);

     (g) except in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except that such debt or obligations which are set forth on the Seller Disclosure Schedule may be maintained and permitted to exist;

     (h) permit any of its current insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

     (i) change any of the accounting principles or practices used by it (except as required by GAAP);

     (j) except as required by law, or pursuant to the terms of any collective bargaining agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors, executive officers, or other employees, or (ii) increase in any manner the compensation or fringe benefits of any director, officer or other employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except such increases as are granted in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases);

     (k) amend or terminate any material agreements, commitments or contracts, or enter into other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements;

     (l) lend any money in excess of $100,000 to any Person other than an Affiliate or trade creditor;

     (m) merge or consolidate with or into any other Person; or

     (n) enter into any agreement with any Person for the purchase of inventory for to the Company in excess of $500,000 if such purchase would cause the Company's inventory to exceed substantially the amount of inventory required to fill outstanding contracts with customers of the Company; or

     (o) agree to take any of the foregoing actions.

     Notwithstanding the provisions of this Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller, the Company and the Company Subsidiaries from making, accepting or settling intercompany advances to, from or with one another, or engaging in any other transaction incidental to their normal cash management procedures, including without limitation, short-term investments in time deposits, certificates of deposit and bankers acceptances made in the ordinary course of business.

     5.2 Business Covenants of the Buyer. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, the Buyer will, and will cause the Buyer Subsidiaries to, carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, and except as provided herein, the Buyer will not, and will cause the Buyer Subsidiaries not, without the prior consent of the Seller, to:

     (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) except in accordance with Buyer's Stock Plans, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date hereof;

     (c) amend or propose to amend its charter or by-laws in any manner adverse to the interests of the Seller;

     (d) make any capital expenditures which in the aggregate exceed the amounts contemplated by the Buyer's most recent annual operating budget, unless the Buyer notifies and consults with the Seller prior to taking any such action;

     (e) create, incur or assume any long-term debt (including obligations in respect of capital leases) in excess of $1,000,000;

     (f) except in connection with draws made pursuant to the Financing Agreement dated March 8, 1993 by and between The CIT Group/Business Credit, Inc. and the Buyer, among others, or otherwise in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) in excess of $1,000,000 or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except that any such debt or obligations set forth in Section 5.2(f) of the Buyer Disclosure Schedule may be maintained and permitted to exist);

     (g) lend any money in excess of $100,000, unless the Buyer notifies and consults with the Seller prior to taking any such action;

     (h) except as required by law, (i) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers, or (ii) increase in any manner the compensation or fringe benefits of any director or executive officer or pay any benefit to any director or executive officer not required by any plan or arrangement as in effect as of the date hereof;

     (i) enter into any material agreements, commitments or contracts relating to the acquisition or divestiture of any businesses;

     (j) amend or terminate any material agreements, commitments or contracts, or enter into, other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements, unless the Buyer notifies and consults with the Seller prior to taking any such action;

     (k) merge or consolidate with or into any other Person; or

     (l) agree to take any of the foregoing actions.

     5.3 Current Information. During the period from the date of this Agreement to the Closing Date, the Buyer will notify the Seller and the Seller will notify the Buyer of any material change (or any event which might reasonably be expected to cause a material change) in the normal course of business or operations of the Buyer and the Buyer Subsidiaries or of the Company and the Company Subsidiaries, as the case may be, and of any complaints, investigations or hearings by any Governmental Entity (or communications indicating that the same may be contemplated), or the institution or threat or settlement of significant litigation, in each case involving the Buyer or the Buyer Subsidiaries or the Company or the Company Subsidiaries, as the case may be, and to keep each other fully informed of such events.

     5.4  Access to Information.

     (a) Between the date of this Agreement and the Closing Date the Buyer will and will cause the Buyer Subsidiaries to, (i) give the Seller and the Company and their authorized representatives reasonable access to all books, records, plants, offices, warehouses and other facilities and properties of the Buyer and the Buyer Subsidiaries, (ii) permit the Seller and the Company and their authorized representatives to make such inspections thereof, during regular business hours, as they may reasonably request, and (iii) cause their officers to furnish the Seller and the Company and their authorized representatives with such financial and operating data and other information with respect to the business, operations and properties of the Buyer and the Buyer Subsidiaries as the Seller and the Company may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Buyer and the Buyer Subsidiaries.

     (b) Between the date of this Agreement and the Closing Date the Seller will and will cause the Company and the Company Subsidiaries to, (i) give the Buyer and the Buyer Subsidiaries and their authorized representatives reasonable access to all books, records, plants, offices, warehouses and other facilities and properties of the Company, the Company Subsidiaries and the Business, and to reasonably permit the Buyer to make copies of such books and records, (ii) permit the Buyer and the Buyer Subsidiaries and their authorized representatives to make such inspections thereof, during regular business hours, as they may reasonably request, and (iii) cause its officers to furnish the Buyer and the Buyer Subsidiaries and their authorized representatives with the monthly financial reporting package of the Company that is prepared for the Seller in its ordinary practice and with such other financial and operating data and other information with respect to the business, operations and properties of the Company, the Company Subsidiaries and the Business as the Buyer and the Buyer Subsidiaries may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Seller, the Company and the Company Subsidiaries.

     (c) Notwithstanding (a) and (b) above, the Buyer, the Buyer Subsidiaries, the Seller, the Seller Subsidiaries, the Company and the Company Subsidiaries shall not be obligated to furnish information if, in the opinion of counsel, such furnishing of information would be reasonably likely to violate the law.

     (d) Between the date of this Agreement and the Closing Date (or, if this Agreement terminates pursuant to Section 7.1 or otherwise, for three years from the date hereof), the Buyer will hold and will cause the Buyer Subsidiaries and their respective officers, directors, employees, representatives, consultants and advisors to hold and the Seller will hold and will cause the Seller Subsidiaries, the Company and the Company Subsidiaries and their respective officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, dated January 29, 1992, between the Buyer and the Seller (the "Confidentiality Agreement"), all documents and information furnished to each other and their representatives, consultants or advisors in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer shall not be required hereunder to hold in strict confidence such documents and information that relate solely to the operation of the Company, the Company Subsidiaries or the Business. The Confidentiality Agreement will terminate on the Closing Date.

     5.5 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Buyer agrees to use its reasonable best efforts to, as promptly as practicable, (a) prepare and file with the SEC the Proxy Statement, respond to the comments (if any) of the staff of the SEC with respect thereto, and mail to the shareholders of the Buyer the definitive Proxy Statement, which Proxy Statement shall contain the recommendation of the Board of Directors of the Buyer to the Buyer's shareholders regarding the transactions contemplated by this Agreement, and (b) take such actions as may be required to cause, prior to the Closing Date, the Equity Consideration to be received by the Seller pursuant to this Agreement to be eligible for quotation on the NASDAQ National Market System (subject to official notice of issuance). The Seller shall use its reasonable best efforts (i) to provide to the Buyer all information about the Seller, the Seller Subsidiaries, the Company or the Company Subsidiaries (including without limitation the Company Financial Statements and any other financial statements of the Company and the Company Subsidiaries) required to be included or incorporated by reference in the Proxy Statement and (ii) otherwise to cooperate with the Buyer in taking the actions described in the preceding sentence.

     5.6  Consents; Filings.

     (a) Each of the parties hereto will use its reasonable best efforts to obtain consents of all Persons necessary for the consummation of the transactions contemplated by this Agreement.

     (b) Each of the parties hereto will use its reasonable best efforts to file expeditiously the appropriate German pre-merger filings. The Buyer and the Seller will make all such other filings, notifications and requests for consent, approval or permission that may be required by statute, regulation or judicial decree in connection with the transactions contemplated by this Agreement and will cooperate in providing each other or their respective outside counsel any information, including reasonable access to knowledgeable individuals, necessary in connection therewith. The Buyer and the Seller shall, upon the request of any Governmental Entity, supply such agency with any additional requested information as expeditiously as is reasonably possible, and shall use their reasonable best efforts to cause the satisfaction or termination of the applicable waiting period under German pre-merger notification laws. The Buyer and the Seller shall use their reasonable best efforts to resolve as promptly as practicable any concern on the part of any Governmental Entity regarding the legality of the transactions contemplated hereby, but shall not be required to divest any assets, significantly change the conduct of the business currently conducted by the Buyer, the Seller or the Company or otherwise materially restrict the future business activities of the Buyer, the Seller or the Company.

     5.7 Shareholder Meeting. The Buyer shall duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (including, without limitation, adopting and approving (i) an amendment to the Buyer's Articles of Organization providing that the number of authorized shares of Buyer Common Stock be increased to 70,000,000 (the "Authorized Shares Amendment"), (ii) the issuance of the Equity Consideration, and (iii) the Fair Price Charter Amendment and for such other purposes as may be necessary or desirable to effectuate the transactions contemplated by this Agreement. The Buyer shall use its reasonable best efforts to obtain the agreement of its Affiliates to vote all shares of Buyer Common Stock beneficially owned by each such Affiliate in favor of the matters presented to the Buyer's shareholders in connection with the transactions contemplated by this Agreement.

     5.8 Amendment to Articles of Organization and By-Laws. As promptly as practicable following adoption of the Authorized Shares Amendment and the Fair Price Charter Amendment by the requisite affirmative vote of the Buyer's shareholders but prior to Closing, the Buyer shall file with the Secretary of the Commonwealth of Massachusetts articles of amendment, duly signed in accordance with the Massachusetts Business Corporation Law setting forth the Authorized Shares Amendment, the Fair Price Charter Amendment, and the due adoption thereof. Prior to Closing, the Board of Directors shall adopt and approve the amendment to the Buyer's By-laws in the form attached hereto as Annex VI (the "Control Share Acquisitions Amendment").

     5.9 Rights Agreement.. As promptly as practicable following the approval and adoption of the Amended and Restated Rights Agreement in the form attached hereto as Annex VII (the "Rights Agreement") by the Buyer's Board of Directors but prior to the Closing, the Buyer shall execute and deliver the Rights Agreement.

     5.10 Brokers or Finders. Each of the Buyer and the Seller represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Shearson Lehman Brothers, Inc. ("Shearson"), whose fees and expenses, if any, will be paid by the Buyer in accordance with the Buyer's agreement with DLJ or Shearson, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and The First Boston Corporation ("First Boston"), whose fees and expenses, if any, will be paid by the Seller in accordance with the Seller's agreement with Merrill Lynch or First Boston; and the Buyer and the Seller each agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by or on behalf of such party.

     5.11 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that in no event shall such expenses be paid by the Company or the Company Subsidiaries.

     5.12  Employee Benefits.

     (a) The following terms, as used in this Agreement, have the following meanings:

     "Buyer Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation benefits that (i) is not a Buyer Employee Plan, (ii) is entered into or maintained, as the case may be, by the Buyer or any of its Affiliates, and (iii) covers any individual employed or formerly employed, as the case may be, by the Buyer or a subsidiary or Affiliate of the Buyer.

     "Buyer Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Buyer or any of its Affiliates, and (iii) covers any individual employed or formerly employed by the Buyer or a subsidiary or Affiliate of the Buyer.

     "Buyer International Plan" means any employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty days without liability of the Buyer or any of its Affiliates), or any plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation or benefits that (i) is not a Buyer Employee Plan or a Buyer Benefit Arrangement,
(ii) is maintained or contributed to by the Buyer or any of its Affiliates, and
(iii) covers any individual employed or formerly employed or by the Buyer or a subsidiary or Affiliate of the Buyer outside the United States.

     "COBRA" means Part 6 of Title I of ERISA and Section 4980B of the Code.

     "Company Domestic Retirement and Savings Plans" shall mean the Seller Employee Plans which are included in the definition of "employee pension benefit plan" as defined in Section 3(2) of ERISA.

     "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code,
(iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code and (v) corresponding or similar provisions of foreign laws or regulations.

     "Employee" means any individual who, on the Closing Date, is employed in the Business in any active or inactive status and whose current employment in the Business has not been terminated and, if applicable, any beneficiary thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

     "Former Employee" means any individual employed in the Business by the Seller or any of its Affiliates and whose employment has been terminated prior to the Closing Date (and, if applicable, any beneficiary thereof), excluding any individuals subsequently employed by the Seller or any of its Affiliates outside of the Business.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "Related Person" of any Person means any other Person which, together with such Person, would or at any time has been treated as a single employer with either the Buyer or the Seller (as appropriate), the Company or any Affiliate under Section 414 of the Code.

     "Seller Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation benefits that (i) is not a Seller Employee Plan, (ii) is entered into or maintained, as the case may be, by the Seller or any of its Affiliates, and (iii) covers any individual employed or formerly employed, as the case may be, in the Business in the United States.

     "Seller Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Seller or any of its Affiliates, and (iii) covers any individual employed or formerly employed in the Business.

     "Seller International Plan" means any employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty days without liability of the Seller or any of its Affiliates), or any plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation or benefits that (i) is not a Seller Employee Plan or a Seller Benefit Arrangement,
(ii) is maintained or contributed to by the Seller or any of its Affiliates and
(iii) covers any individual employed or formerly employed outside the United States in the Business.

     "Seller U.K. Pension Plan" shall mean the Cameron Iron Works Retirement Benefits Scheme (1974).

     "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

     (b) As of the Closing Date each Employee will continue as an employee of the Company in the same status and at the same salary or wage and benefit levels as provided to such Employee on the Closing Date by the Company; provided that, nothing herein shall prevent the Buyer from altering such salary, wage and benefit levels or terminating the employment of any Employee after the Closing Date.

     (c) Prior to the Closing Date, the Buyer shall establish a plan or plans which are substantially similar in all material respects to the Company Domestic Retirement and Savings Plans. The Buyer reserves the right to amend or terminate such plans at any time after the Closing Date. Such plan or plans shall provide credit for the service earned in each of the Company Domestic Retirement and Savings Plans for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Such plan or plans shall also provide credit for benefit accrual purposes from the Closing Date forward. Benefit accruals shall cease under the Company Domestic Retirement and Savings Plans as of the Closing Date for all Employees. Service on and after the Closing Date with the Buyer or any Affiliate, subsidiary or successor of the Buyer shall be credited under each Company Domestic Retirement and Savings Plan which is not a Section 401(k) plan solely for the purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Employees shall not be considered terminated or retired by the Seller under the Domestic Retirement and Savings Plans until they are no longer being credited with service for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. The Seller shall take all necessary steps to remove the Company as sponsoring employer or a participating employer of the Domestic Retirement and Savings Plans as of the Closing Date. The Seller shall retain all assets and liabilities associated with each Domestic Retirement and Savings Plan which is not a Section 401(k) plan. As soon as practicable after the Closing Date, Seller shall cause the trustee of each of the Domestic Retirement and Savings Plans which are Section 401 (k) plans (each, a "401 (k) Plan") to segregate or otherwise identify the assets of such 401 (k) plan and related trust agreements and make any and all filings and submissions to the appropriate governmental agencies arising in connection with the transfer of assets as described below. The manner in which the account balances of Employees under each 401 (k) Plan are invested shall not be affected by such segregation or identification of assets. As soon as practicable after the Closing Date, Buyer shall establish or designate profit sharing plans with a salary reduction 401 (k) feature for the benefit of Employees (such Buyer plans, the "Successor Individual Account Plans"), shall take all necessary action, if any, to qualify the Successor Individual Account Plans under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. The successor Individual Account Plans shall include loan and in-service withdrawal provisions substantially similar to those of such 401 (k) Plans. As soon as practicable after the Closing Date, but not earlier than (i) thirty (30) days after the filing of all necessary governmental forms and (ii) the receipt of a favorable determination letter with respect to the qualification of each of the Successor Individual Account Plans or the receipt of an opinion of counsel acceptable to the Buyer and the Seller regarding such qualified status, Seller shall cause the transfer of the entire account balance (which account balances will have been credited with any employer contribution for the current Plan year to which the applicable Employee is entitled under the terms of such 401 (k)
Plan) to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Individual Account Plans. The assets to be transferred shall be in the form of cash, common stock of the Seller or preferred stock of the Seller, as determined by Seller. The transfer of assets to the Successor Individual Account Plans described herein shall each satisfy the requirements of the Code. In consideration for the transfer of assets described herein, Buyer shall, effective as of the date of transfer described herein, assume all of the obligations of Seller and any of its Affiliates in respect of the transferred account balances for the Employees under the 401 (k) Plans (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein). Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the 401 (k) Plans. The Buyer, the Company and their Affiliates shall indemnify and hold the Seller and its Affiliates harmless against all obligations and liabilities arising out of or relating to the maintenance of any plan it establishes pursuant to the provisions of this Section 5.12(c). Notwithstanding any other provision contained in this Agreement to the contrary, in the event the Buyer, the Company, or their Affiliates modify or terminate any plan it establishes pursuant to the provisions of this Section 5.12(c), the Buyer, the Company and their Affiliates indemnify and shall hold the Seller and its Affiliates harmless against any increase in the obligations or liabilities of the Seller and its Affiliates that arise out of or relating to such modification or termination.

     (d) The Buyer shall procure (or shall procure that the U.K. Sub procures) that:

          (i) on or before the Closing Date it establishes a retirement benefit scheme which is approved or is capable of exempt approval under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 ("the New Plan") for the benefit of the employees of the U.K. Sub and that such employees are offered membership of the New Plan with effect from the Closing Date;

          (ii) the benefits to be provided by the New Plan for the employees of the U.K. Sub shall be substantially similar in all material respects to those provided under the Seller U.K. Pension Plan (details of which have been disclosed) as of the Closing Date (for purposes of this paragraph 5.12(d)(ii), "substantially similar" shall mean that any differences between the New Plan and the Seller U.K. Pension Plan shall not constitute a change to any Employee's contract of employment); and

          (iii) for the purpose of vesting benefits in the New Plan in respect of those employees of the U.K. Sub who have not at the Closing Date qualified for preserved benefits under the Seller U.K. Pension Plan, the New Plan will recognize the period of pensionable service such employees have accrued under the Seller U.K. Pension Plan to the intent that they shall qualify for preserved benefits on the date that they would have done had their pensionable service under the Seller U.K. Pension Plan not ceased as a consequence of this Agreement. In the case of those employees of the U.K. Sub who already qualify for preserved benefits under the Seller U.K. Pension Plan the New Plan shall contain provisions which immediately vest the accrual of their benefits after the Closing Date in the New Plan. Buyer reserves the right to modify or terminate the New Plan at any time or from time to time after Closing Date.

     (e) The Seller shall procure that in respect of those employees of the U.K. Sub who have not at the Closing Date qualified for preserved benefits under the Seller's UK pension Plan such persons will each be offered the opportunity of electing for a deferred vested benefit in accordance with the provisions of Rules 12(b) of the Consolidating Trust Deed and rules of the Seller's UK Pension Plan dated 13 December 1993 (therein described "Discretionary award of Short Service Benefit in relation to Non Qualifying Members") as an alternative to receiving a refund of member contributions to which he or she may be entitled under the terms of the Seller UK Pension Plan as at the Closing Date.

     (f) Except for liabilities or obligations arising under the Company Domestic Retirement and Savings Plans (but not including liabilities or obligations transferred to plans designated by Buyer in accordance with paragraph 5.12(c)), the Seller U.K. Pension Plan, the 1993 ESPP and any Seller Benefit Arrangement providing for the issuance of Seller Stock ("Seller Stock Plans") as of the Closing Date the Company shall retain, or the Buyer shall assume, all liabilities or other obligations associated with the Seller Employee Plans, the Seller Benefit Arrangements and the Seller International Plan for or attributable to any Employee or Former Employee.

     (g) Except for liabilities or obligations arising under the Company Domestic Retirement and Savings Plans, the Seller U.K. Pension Plan, the 1993 ESPP and the Seller Stock Plans (i) the Buyer, the Company and their Affiliates shall indemnify and hold the Seller and its Affiliates harmless against liabilities or obligations arising under the Seller Employee Plans, Seller Benefit Arrangements and Seller International Plans in respect of any Employee or Former Employee (including any beneficiary or dependent thereof) and all obligations and liabilities arising out of or relating to the employment of any Employee or Former Employee by the Company before or after the Closing other than obligations and liabilities expressly retained by the Seller pursuant to this Section 5.12 and (ii) without limiting the generality of the foregoing, the Company, the Buyer and their Affiliates shall assume, be solely responsible for, and shall hold the Seller and its Affiliates harmless against, any claims for workers compensation, medical benefits, life insurance, or other insured or uninsured welfare benefits of any kind incurred by any Employee or Former Employee or beneficiary thereof. The Company shall, as of the Closing Date, assume and retain, and hold the Seller and its Affiliates harmless against, all obligations and liabilities of the Company and its Affiliates to provide post-retirement health benefits to any Employee or Former Employee. Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) incurred or suffered by Buyer or any of its Affiliates (including the Company) as a result of, arising out of or relating to (I) the imposition of any Controlled Group Liability with respect to any employee benefit plan (as that term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA)) or arrangement currently or previously maintained or contributed to by Seller, the Company or any ERISA Affiliate of Seller or the Company at any time or to which Seller or any Related Person had or has an obligation to contribute at any time, other than any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan to the extent maintained for the benefit of Employees or Former Employees of the Company and its Subsidiaries or (II) the Company Domestic Retirement and Savings Plans and the Seller U.K. Pension Plan.

     (h) The Company shall be responsible for continuation coverage requirements under Section 4980B of the Code for "qualifying events" (within the meaning of 4980B(f)(3) of the Code) with respect to any Employee or Former Employee.

     (i) After the Closing, the Buyer shall cause the Company and the Company Subsidiaries to comply with their collective bargaining obligations.

     (j) Certain Employees as of July 1, 1993 (including certain Former Employees who became so since July 1, 1993) are participating in the 1993 Offering to the Seller's employees ("ESPP Participants") under the Seller's Employee Stock Purchase Plan (the "1993 ESPP"), a payroll deduction stock purchase plan under which options were granted on July 1, 1993, to purchase shares of Seller common stock on September 8, 1995, and the related payroll administration is being conducted by the Company in accordance with the Seller's 1993 ESPP standard administration manual. On or before the Closing Date, the Seller will cause the 1993 ESPP to be continued subsequent to the Closing Date for all ESPP Participants who become employed by the Buyer on the Closing Date and the Seller undertakes to cause shares to be issued, and to pay interest on payroll deposits from and after the Closing Date, all in accordance with the 1993 ESPP, to the ESPP Participants who continue in the 1993 ESPP. The Buyer agrees to continue, or cause to be continued, the payroll administration related to such continued participation in the 1993 ESPP, promptly forwarding all cash withholdings to the Seller with appropriate records. The Seller has the right to refrain from issuing any of the shares under the 1993 ESPP to any then-participating ESPP Participant until the Buyer has remitted to the Seller the amount of any payroll deduction due on behalf of such participant. Except as provided in this Section , the Buyer shall not have any obligation to continue the 1993 ESPP after the Closing Date and shall have no obligation to offer any other stock purchase plan to Employees. Except for any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) which is the result of, arises from or relates to the gross negligence or willful misconduct of Buyer or the Company, or their affiliates and subsidiaries, with respect to their compliance with the provisions of this Section 5.12(j), Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) incurred or suffered by Buyer or any of its Affiliates (including the Company) as a result of, arising out of or relating to the 1993 ESPP and the Seller Stock Plans.

     5.13 Public Announcements. Neither the Buyer nor the Seller will issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the other party's prior consent, except as required by law or stock exchange or NASDAQ rules or regulations.

     5.14  Use of the Company Name.

     (a) Except as provided in this Section 5.14, no interest in or right to use the "Cameron" name is being conveyed pursuant to this Agreement, and following the Closing Date the Buyer, the Company and the Company Subsidiaries shall not use the "Cameron" name in any manner in connection with their businesses or operations, provided, however, the Buyer, the Company and the Company Subsidiaries shall have the right (i) to use the name "Cameron Forged Products" in conjunction with the name "Wyman-Gordon Company" for three years following the Closing Date, and (ii) to dispose of or consume existing inventory, stationery, promotional or advertising literature, labels, office forms and packaging materials (other than that which relates to oil field equipment forgings) which may be labeled with the "Cameron" name for up to six months following the Closing Date.

     (b) Immediately following the Closing, the Buyer shall cause the Company to file with the office of the Secretary of State of the State of Delaware all documents necessary to change the name of the Company to a name reasonably satisfactory to the Seller. Pending the effectiveness of the Company's name change, the Buyer shall file all necessary documentation with the appropriate Governmental Entities to evidence its doing business as an entity using a name other than "Cameron Forged Products Company". The Buyer shall take the equivalent action with respect to such name in any other jurisdiction where it has been or is used.

     5.15 Company Books and Records. For a period of eight years after the Closing Date, the Buyer shall, or shall cause the Company, the Company Subsidiaries and their successors and assigns, to (i) retain and, as reasonably requested, permit the Seller and its employees or agents to inspect and copy all books and records of the Company or any Company Subsidiary which relate to the period

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

prior to the Closing Date and (ii) cooperate in arranging discussions with (and the calling as witnesses) officers, directors, employees and agents of the Company, the Company Subsidiaries and their successors and assigns, on matters which relate to the Company or the Company Subsidiaries with respect to the period prior to the Closing Date.

     5.16 Disclosure Supplements. Prior to the Closing Date, the Buyer will, by giving written notice to the Seller, supplement or amend the Buyer Disclosure Schedule with respect to any matters hereinafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Buyer Disclosure Schedule or which is necessary to correct any information in the Buyer Disclosure Schedule or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. Prior to the Closing Date, the Seller will, by giving written notice to the Buyer, supplement or amend the Seller Disclosure Schedule with respect to any matters hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule or in any representation and warranty of the Seller which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in
Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.2 and 6.3 , respectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     5.17  Ancillary Agreements.

     (a) As promptly as practicable after the date hereof, the Buyer and the Seller will negotiate in good faith the terms of the following agreements (collectively the "Ancillary Agreements"):

          (i) a lease agreement pursuant to which the Buyer or the U.K. Sub will lease space and certain oil tool equipment to the Seller or an Affiliate of the Seller at the Livingston, Scotland facility;

          (ii) a lease agreement pursuant to which the Seller or a Seller Subsidiary will lease space and certain equipment to the Company or an Affiliate of the Buyer at the Katy Road Site;

          (iii) a supply agreement pursuant to which the Buyer will cause the Company to supply forgings to the Seller or an Affiliate of the Seller;

          (iv) a license agreement pursuant to which the Seller will grant to the Company a non-exclusive license to make and sell certain products covered by the Seller's hot isostatic pressing patents;

          (v) a license agreement pursuant to which the Seller will grant to the Company a non-exclusive license to make and sell to RMI Titanium Company certain forgings to be used in a titanium riser covered by the Seller's patent therefor;

          (vi) a computer services agreement pursuant to which the Seller will permit the Company to continue to use the Seller's Cooper Oil Tool computer; and

          (vii) an agreement providing for the Seller to factor the Company's receivables (the "Factoring Agreement").

     (b) The Ancillary Agreements will include the terms set forth in the term sheets appearing as Annex VIII hereto, and such other terms to which the parties may agree in writing.

     5.18 WARN Act. The Buyer agrees to indemnify, defend and hold harmless the Seller, its present or former officers and directors, agents and Affiliates, against any claims, damages, wages, fines, penalties and expenses, including attorneys' fees, arising from the failure to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") arising from or relating to a "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) by the Company occurring on or after the Closing Date.

     5.19  Taxes.

     (a) With respect to Seller's sale of the Company Common Stock hereunder, if Seller gives Buyer written notice within 30 days after the Closing Date ("Seller's Notice"), Seller and Buyer shall jointly make each available Section 338(h)(10) Election in accordance with applicable Tax Laws and as set forth herein, provided that Seller does not own, and is not deemed to own, and as a result of the transactions contemplated by this Agreement will not own and will not be deemed to own, fifty percent (50%) or more of Buyer's issued and outstanding common stock. If the Section 338(h)(10) Election is to be made, Seller and Buyer will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Buyer or Seller or their respective representatives to or with the Internal Revenue Service relating to such election. Buyer and Seller agree to report the transfers under this Agreement consistent with such Section 338(h)(10) Election, and shall take no position or action contrary thereto (unless required to do so by applicable Tax Laws or an administrative settlement with Tax Authorities), including but not limited to any dissolution, merger, consolidation, or liquidation of the Company into the Buyer for a period of two years following the Closing Date without the prior written consent of the Seller, which consent may be withheld in its sole discretion. If the Section 338(h)(10) Election is to be made, Seller agrees to cause the Company and the Company Subsidiaries to recognize the gain, and to pay all tax on such gain, with respect to any intangible asset deemed sold pursuant to such election to the extent necessary to enable Buyer, the Company and the Company Subsidiaries to amortize such intangible asset pursuant to the provisions of Section 197 of the Code.

     (b) Buyer and Seller shall be jointly responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement, and each party shall deliver to the other party such Forms and related documents at least 30 days prior to the date such Section 338 Forms as are required to be filed under applicable Tax Laws.

     (c) The parties hereby agree that, for purposes of the allocation of the Aggregate Deemed Sale Price ("ADSP") (as defined under applicable Treasury Regulations), the fair market value of the machinery and equipment, dies, land and buildings of the U.K. Sub is $24,415,000, and the fair market value of the remaining assets of the U.K. Sub is at net book value.

     (d) Seller shall be liable for, shall pay and shall indemnify and hold Buyer and the Company and the Company Subsidiaries harmless against all Taxes of the Company and the Company Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, including, without limitation, any Taxes resulting from the making of the Section 338(h)(10) Election and any liability for Taxes pursuant to Treasury Regulation sec. 1.1502-6. All liabilities and obligations between the Company and the Company Subsidiaries on the one hand, and the Seller and any of Seller's Affiliates on the other hand, under any tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than this Agreement or as set forth herein) shall cease to exist as of the date hereof.

     (e) Buyer shall be liable for, shall pay and shall indemnify and hold Seller harmless against, any and all Taxes of the Company and the Company Subsidiaries for any taxable year or taxable period commencing after the Closing Date.

     (f) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (the "Straddle Period") with respect to the Company or any Company Subsidiary shall be apportioned between Seller and Buyer based on the actual operations of the Company or the Company Subsidiary, as the case may be, during the portion of such period ending on the Closing Date (the "Pre-Closing Straddle Period") and the portion of such period beginning on the date following the Closing Date, and for purposes of Sections 5.19(d) and 5.19(e), each portion of such period shall be deemed to be a taxable period. With respect to any Taxes for the Straddle Period, at least thirty days prior to the due date for the payment of such Taxes, Buyer shall present Seller with a schedule detailing the computation of the Pre-Closing Straddle Period Tax; and within ten days after Buyer presents Seller with such schedule, Seller shall pay the Company the amount of the Pre-Closing Straddle Period Tax as computed by Buyer. In the event Seller disputes Buyer's computation of the Pre-Closing Straddle Period Tax, Seller shall not be relieved of its obligation to pay, in the first instance, any such disputed amount. Whether any such disputed amount was in fact due from Seller shall be resolved in accordance with Section 5.19(m). If upon such resolution it is determined that any of such disputed amount was not payable to Buyer and such amount has been paid to Buyer, then Buyer shall refund to Seller such amount, plus interest at the rate required to be paid under Section 6621 of the Code.

     (g) Seller shall (x) prepare and file all Federal income Tax and unitary state Tax returns for the Company and the Company Subsidiaries with respect to all periods, or partial periods, ending on or prior to the Closing Date (including all tax returns, reports and forms relating thereto which are due after the Closing Date) and (y) prepare and file or cause the Company and the Company Subsidiaries to prepare and file all other Tax returns, reports and forms for the Company which are due prior to the Closing Date, and shall pay all Taxes with respect to clause (x) and at the time of such filing shall pay or shall cause the Company or the Company Subsidiaries to pay all Taxes with respect to clause (y). To the extent requested by Seller, the Company and the Company Subsidiaries shall participate in the filing of and shall file any required Tax returns with respect to any period ending on or prior to the Closing Date. Buyer shall prepare or cause to be prepared the schedules in respect of the Company and the Company Subsidiaries containing the information necessary for Seller to prepare any consolidated or combined returns.

     (h) Buyer or the Company and the Company Subsidiaries shall prepare and file all state and local Tax returns, forms and reports, other than returns with respect to unitary state Taxes, for the Company and the Company Subsidiaries with respect to any tax period for which such return, form or report is due after the Closing Date, and shall remit all Taxes with respect thereto and shall be free to make, or cause to be made, any tax elections in respect of such Taxes and to claim any deductions or credits, in connection therewith; provided that all returns filed by Buyer or the Company and the Company Subsidiaries for any period beginning prior to the Closing Date shall be prepared by Buyer, or the Company and the Company Subsidiaries, in a manner consistent with the Company's and the Company's Subsidiaries prior practices, except for changes necessary to comply with changes in Law.

     (i) Seller shall have exclusive control over any dispute relating to any Tax liability or return of Seller or any Affiliate of Seller (including the Company and the Company Subsidiaries for periods prior to the Closing Date) filed by Seller for or with respect to any period, or partial period, ending on or prior to the Closing Date, provided that Seller shall keep Buyer currently informed of the progress of any such dispute. In the event that the Section 338(h)(10) Election is not made, Buyer shall be entitled to participate in any such dispute at its own expense to the extent the same relate to the Company or any Company Subsidiary; and Seller, with the consent of Buyer, which will not be unreasonably withheld, may settle any or all such disputes, accept any determination as final, pay any Tax claim or take such other action to contest or concede any Tax claimed. If Buyer shall withhold its consent to any action desired to be taken by Seller in connection with any such dispute, (x) Buyer shall be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against, any Taxes required to be paid by Seller in connection therewith in excess of the amount which Seller would otherwise have paid if Buyer's consent had not been so withheld, (y) Buyer shall thereafter control the content of all submissions made by Seller to any administrative or judicial authority to the extent they relate to the Company and (z) (i) if such dispute involves issues other than those relating solely to the Company or the Company Subsidiaries, Seller shall control all other aspects of such dispute, or (ii) if such dispute involves only issues relating solely to the Company or the Company Subsidiaries, Buyer shall thereafter control such dispute. Buyer shall cooperate and shall cause its Affiliates to cooperate with Seller and its Affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Seller reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of the Company and the Company Subsidiaries to the extent relating to such dispute.

     (j) Buyer and the Company shall have exclusive control over any dispute relating to any Tax liability or return of Buyer or the Company or any Company Subsidiary filed for or with respect to any tax period for which a return is due after the Closing Date (other than Federal income Taxes and unitary state Taxes relating to periods or partial periods ending on or prior to the Closing Date). Seller and its Affiliates shall cooperate with Buyer and its Affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Buyer, the Company and the Company Subsidiaries reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Seller and its Affiliates to the extent relating to such dispute.

     (k) Buyer shall cause the Company and the Company Subsidiaries to elect, where permitted by law, to carryforward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election (collectively, "Carrybacks"), be carried back to a taxable period of the Company or the Company Subsidiaries ending on or before the Closing Date in which the Company or the Company Subsidiaries filed a consolidated, combined or unitary tax return with Seller or any of Seller's Affiliates. Buyer, on its own behalf and on behalf of its tax Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of the Company for any tax year ending on any date following the Closing Date to part or all of the period prior to the Closing Date.

     (l) As soon as practicable, but in any event within 15 days after Seller's or Buyer's request, as the case may be, Buyer shall deliver to Seller, or Seller shall deliver to Buyer, as the case may be, such information and other data relating to the Tax returns and Taxes of the Company and shall make available such knowledgeable employees of Seller, Buyer, the Company or any of their Affiliates, as the case may be, as Seller or Buyer, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or Buyer, as the case may be, to cause the completion and filing of all Tax returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authority with respect to any Tax returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or Buyer, as the case may be, to satisfy its accounting or tax requirements.

     (m) If Seller and Buyer disagree as to the amount of Taxes for which either of them is liable to the other under this Section 5.19, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days of the date of consultation, Seller and Buyer shall within ten days after such 15-day period jointly select a firm of nationally recognized independent public accountants who has not represented either Buyer or Seller for three years prior to the date of the dispute (the "Neutral Auditors") to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of the Neutral Auditors within such ten-day period, then such Neutral Auditors shall be selected by the American Arbitration Association. All fees and expenses relating to the work performed by the arbitrator in accordance with this Section 5.19(m) shall be borne equally by Seller and Buyer.

     (n) Seller and Buyer shall (x) each give the other prompt written notice of the receipt of any claim by any taxing authority that, if successful, may result in an indemnity payment pursuant to this Section 5.19 and (y) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this Section 5.19.

     (o) Seller will not allow the Company or any Company Subsidiary to elect to be excluded from any consolidated federal income tax return of the Seller and its Affiliates with respect to which it is otherwise includible on account of any taxable period, whether of 30 days or less or otherwise.

     (p) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Code" means the Internal Revenue Code of 1986, as amended.

          (ii) "Returns" means any and all returns, declarations, reports, statements and other documents required to be filed in respect of any Tax.

          (iii) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any Federal, state, county, or other local Taxing Authority in connection with a Code Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to relevant Treasury Regulations and any substantially similar forms under a state or local statute corresponding to Federal laws.

          (iv) "Section 338(h)(10) Election" means an election described in
     Section 338(h)(10) of the Code with respect to Seller's sale of the Company Common Stock to Buyer pursuant to this Agreement. "Section 338(h)(10) Election" shall also include any substantially similar election under a state or local statute corresponding to Federal laws.

          (v) "Tax" means any of the Taxes.

          (vi) "Taxes" means all federal, state, local and foreign income, profits, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including taxes under Section 59A of the Code), disability, registration, alternative, add-on, minimum, estimated, sales, goods and services, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such additions to tax and penalties);

          (vii) "Tax Laws" means the Code, Federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          (viii) "Taxing Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

     5.20 Existing Insurance Coverage. As of the Closing Date, the Seller or its Affiliates will cancel insurance coverage applicable to the Company or the Company Subsidiaries for occurrences (with respect to any "occurrence" policies) or claims made (with respect to any "claims-made" policies) after the Closing Date (other than insurance policies in the name of the Company Subsidiaries); provided, however, that the remaining insurance coverage shall be available to the Buyer, the Company and the Company Subsidiaries with respect to insured occurrences or series of occurrences relating to the Company, the Company Subsidiaries or the Business on or prior to the Closing Date, if and only to the extent that the Buyer or the Company has assumed or paid the loss or liability attributed to such occurrences. If after the Closing, the Seller actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were asserted on or prior to the Closing Date, then such cash proceeds shall be paid to the Buyer net of any deductible, co-payment, retro fees, self-insured premiums, defense costs or other charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which the Seller (or any of its Affiliates) is liable, to the extent that the Buyer or the Company has assumed or paid the loss or liability attributed to such occurrence or series of occurrences. The Buyer shall reimburse the Seller for any administrative costs, retro fees, premiums, self-insured or deductible loss costs or other expenses that the Seller is charged after the Closing by such insurance carrier relating to insurance coverage applicable to the Company or the Company Subsidiaries prior to Closing.

     5.21 Certain Obligations. "Seller's Company Obligations" shall mean any obligation, commitment, liability or responsibility of the Seller, its Affiliates or their Predecessors (whether or not also an obligation, commitment, liability, or responsibility of or claim against, in whole or in part, the Company, the U.K. Sub or the Pipeline Sub), arising, undertaken or created before the Closing Date in connection with, on behalf of or for the benefit of any Cameron Entity, or arising from the conduct of the Business, including without limitation (i) any consulting, employment or severance agreements, guarantees, letters of credit, performance bonds, or indemnities, or obligations or indemnities to officers or directors of any Cameron Entity, (ii) any agreements with any transferors to the Seller, its Affiliates, or their Predecessors, of any assets of any Cameron Entity or of the Business, (iii) any labor or collective bargaining agreements relating to any Cameron Entity, (iv) any contracts with any Governmental Entity relating to any Cameron Entity, (v) any sales or purchase agreements relating to any Cameron Entity, (vi) any leases of real or personal property relating to any Cameron Entity, and (vii) any other agreements or commitments relating to any Cameron Entity under which the Seller, its Affiliates or Predecessors will have any liability after the Closing Date; provided, however, that the Seller's Company Obligations shall exclude the matters that the Seller is required to indemnify pursuant to Section 5.22(b) or
Section 5.22(f). The Company expressly agrees that it shall assume the Seller's Company Obligations, effective on the Closing Date, and shall thereafter discharge the same in accordance with their terms.

     5.22  Survival; Indemnification.

     (a) Survival of Representations, Warranties and Covenants. Except for the representation and warranty of the Seller in Section 3.23 hereof and the Buyer in Section 4.16 hereof which will survive the Closing and remain in full force and effect thereafter until 18 months after the Closing, the representations and warranties of the parties contained in this Agreement shall expire with, and be terminated and extinguished by, the Closing of the transactions contemplated hereby and shall not survive the Closing Date. Any claim for indemnification with respect to the representation and warranty of the Seller in Section 3.23 hereof and the Buyer in Section 4.16 hereof that is not asserted by notice given as herein provided within the 18-month period may not be pursued and hereby is irrevocably waived and released after such time. Subject to the preceding 18-month limitation on the indemnity with respect to Sections 3.23 and 4.16, the covenants of the parties in Article V hereof (including without limitation the indemnities contained therein) will survive the Closing and remain in full force and effect thereafter without limitation as to time, except in connection with
(i) any applicable statute of limitations or (ii) any such covenant that, by its terms, is otherwise limited with respect to time.

     (b) Cross Indemnity. Subject to the terms and conditions of this Section 5.22, the Seller hereby agrees to indemnify and hold the Buyer, its Affiliates, and their directors, officers or employees (collectively, "Buyer's Group") harmless from and against all demands, claims, causes of action, assessments, losses, damages (including without limitation fines, penalties and punitive damages), liabilities and costs and expenses, including without limitation attorneys' fees and any expenses incident to the enforcement of this Section
5.22 (collectively, "Losses"), which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from (i) any inaccuracy in the representation or warranty of the Seller contained in Section 3.23 of this Agreement, or (ii) any breach of any covenant by the Seller in Article V of this Agreement. Subject to the terms and conditions of this Section 5.22, the Buyer hereby agrees to indemnify and hold the Seller, its Affiliates, and their directors, officers or employees (collectively, "Seller's Group") harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (i) any inaccuracy in the representation or warranty of the Buyer contained in Section 4.16 of this Agreement, (ii) any breach of any covenant by the Buyer in Article V of this Agreement, or (iii) the Seller's Company Obligations. The party seeking indemnification pursuant to this Section 5.22 is hereinafter referred to as an "Indemnified Party" and the party from whom indemnification is sought is hereinafter referred to as an "Indemnifying Party."

     (c) Limitation of Indemnification. Notwithstanding any contrary provision, no claim by either party against the other for indemnification arising under this Article V shall be valid and assertible unless the aggregate amount of Losses associated with such claim shall exceed $100,000. Further, any claims by the Indemnified Party against the Indemnifying Party shall be determined net of any tax benefit actually recognized and utilized to offset or reduce the tax liability of the Indemnified Party or the other members of its group. All payments pursuant to this Section 5.22 shall be treated as adjustments to the purchase price of the Company Common Stock.

     (d) Sole Remedy. Other than the rights, obligations, and remedies provided for in Article I, Article V, Article VII and Article VIII hereof, the Buyer and the Seller agree that the rights to indemnification provided in this Section
5.22 and elsewhere in this Article V will be the exclusive rights, obligations and remedies with respect to all provisions of this Agreement. Each party, on behalf of itself and its Affiliates, irrevocably waives any claim, cause of action or theory of liability it might otherwise be entitled to assert in respect of such provisions except for the right to seek indemnification on the terms and subject to the conditions set forth in this Section 5.22 and elsewhere in this Article V.

     (e) Additional Indemnification by the Buyer. Subject to the terms and conditions of this Section 5.22 and in addition to the indemnification provided for in Section 5.22(b), the Buyer agrees, other than the Losses that the Seller is required to indemnify pursuant to Section 5.22(b) or Section 5.22(f), the employee benefit matters addressed in Section 5.12 and the tax matters addressed in Section 5.19, to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business on, before or after the Closing Date, including without limitation (i) to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from any Product Liability Claims arising out of or resulting from Products sold or furnished by the Seller, any of its Affiliates or any Cameron Entity (including without limitation any product liability assumed in connection with the acquisition of any business or product line) on, before or after the Closing Date; (ii) to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (A) any noncompliance of the operations, properties or business activities of any Cameron Entity or the Business with any Environmental Law on, before or after the Closing Date or (B) any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business based upon any Environmental Law, or arising from the disposal of any Regulated Materials, on, before, or after the Closing Date; and (iii) to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (A) any workers' compensation claim filed against any Cameron Entity on, before or after the Closing Date, and (B) any employment or severance agreements entered into by the Seller or the Company relating to employees of the Company on, before or after the Closing Date, other than severance payments under the Employment Agreement listed on Section 5.22(e) of the Seller Disclosure Schedule. It is the intention of the parties that the indemnity provided herein shall survive the Closing and shall, with respect to environmental claims under CERCLA, be an agreement expressly not barred by 42 U.S.C.sec.9607(e)(1).

     (f) Additional Indemnification by the Seller. Subject to the terms and provisions of this Section 5.22 and in addition to the indemnification provided for in Section 5.22(b), the Seller agrees, other than the Losses that the Buyer is required to indemnify pursuant to Section 5.22(b), the employee benefit matters addressed in Section 5.12 and the tax matters addressed in Section 5.19,
(i) to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from any liabilities or obligations of or relating to, or claims against, the Seller or the Seller Subsidiaries on, before or after the Closing Date to the extent that such liabilities, obligations or claims (x) do not relate to the Business and (y) arise from the activity of (a) any Cameron Entity (other than the Company or the Pipeline Sub) before the Closing Date, or (b) the Seller or any of the Seller's subsidiaries (other than the Cameron Entities),
(ii) except
to the extent the actions of the Buyer, the Company or their Affiliates may cause or increase any such Losses after the Closing Date, to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from any Regulated Materials disposed of on, or discharged into the environment at, the Katy Road Site or the Gulf Metals Site on or before the Closing Date; and (iii) to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from severance payments under the Employment Agreement listed on
Section 5.22(e) of the Seller Disclosure Schedule. It is the intention of the parties that the indemnity provided herein shall survive the Closing and shall, with respect to environmental claims under CERCLA, be an agreement expressly not barred by 42 U.S.C.sec.9607(e)(1).

     (g) Conditions of Indemnification of Third Party Claims. The obligations and liabilities of the parties under this Article V with respect to claims of Losses resulting from the assertion of liability by third parties ("Third-Party Claim") shall be subject to the following terms and conditions:

          (i) The Indemnified Party shall give written notice to the Indemnifying Party of any such Claim promptly after the Indemnified Party receives notice thereof, which written notice shall state the nature and basis of such Claim and, if determinable, the amount thereof, provided that failure to so notify the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement unless the Indemnifying Party shall actually be prejudiced by such failure and then only to the extent of such actual prejudice. Upon receipt of notice of any such Claim from the Indemnified Party, the Indemnifying Party will undertake the defense thereof by representatives of its own choosing.

          (ii) In the event that the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend the same, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

          (iii) Anything in this Section 5.22 to the contrary notwithstanding, the Indemnifying Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of such Claim. The Indemnified Party shall have the right at its own expense to participate in the defense of the Claim.

     (h) Certain Definitions.  As used in this Agreement:

          (i) "Product Liability Claim" means any claim or cause of action, regardless of form and whether absolute, accrued, contingent or otherwise, arising out of injury to persons or damage to property, relating to the design or manufacture of or the introduction into commerce by sale, exchange or assignment of the Products.

          (ii) "Business" means research, development, engineering, melting, refining, remelting, forging, extrusion, machining, manufacturing, distribution, sales, marketing, service or repair operations associated with the Products.

          (iii) "Products" means closed die forgings (including rotating parts for aircraft engines or industrial turbines, aircraft landing gear, structural airframe parts, ordnances and related parts, military and power plant nuclear forgings, valves, heavy wall pipe and fittings, power generation forgings and oilfield equipment forgings), extrusions (including for aircraft engines, pipe, oilfield equipment, bar stock and ordnances), super alloy powder products, thermal rail products for steel support member in push slab furnaces and custom-shaped insulators, other forged products, skid rail reheat systems, and high velocity burners.

          (iv) "Cameron Entities" means (x) the Company, (y) the Pipeline Sub and (z) that portion of each of the following companies to the extent that it presently conducts or previously conducted all or part of the Business:
     (i) the U.K. Sub, (ii) the forged products division of Cameron Iron Works, Inc., (iii) the forged products division of Cameron Iron Works USA, Inc.,
     (iv) Cameron Forge Company, (v) the forged products division of Cameron Iron Works Limited, (vi) Cooper Industries, Inc., (vii) Cooper (Great Britain) Ltd., (viii) Cameron Iron Works, Inc., (ix) Cameron Iron Works USA, Inc., and (x) Cameron Iron Works Limited, and (xi) any direct or indirect Predecessor or successor to any of the foregoing that conducted or conducts all or part of the Business.

          (v) "Predecessor" means an entity which has previously held an interest to which the entity to whom the reference is made has succeeded, including without limitation an entity which conveyed, transferred or assigned all or substantially all of its assets to the entity to whom the reference is made or an entity which was merged or amalgamated into or consolidated with the entity to whom the reference is made.

          (vi) "Katy Road Site" means the former Cameron Iron Works, Katy Road Facility located at 1000 Silber Road, Houston (Harris County), Texas.

          (vii) "Gulf Metals Site" means the Gulf Metals State Superfund Site in Houston (Harris County), Texas, located northeast of the intersection of Mykawa Road and Almeda-Genoa Road.

          (viii) "Affiliate" shall mean any person or entity that directly or indirectly controls or is controlled by or is under the common control of the party referred to.

     5.23 Repurchase of Receivables. Pursuant to the Factoring Agreement, the Company has agreed to assign to the Seller prior to Closing its trade and notes receivables (the "Receivables"). The Buyer agrees to purchase from the Seller all Receivables that are outstanding 90 days after the Closing Date. Within five business days following the 90th day after the Closing Date, the Seller will prepare a statement listing the balance of the outstanding Receivables on such date, deducting the same reserve amount previously deducted in determining the Receivables Purchase Price. Within five business days after receipt of such statement, subject to the terms of the Factoring Agreement, the Company shall pay to the Seller such amount at its bank account designated in this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Transactions Contemplated by this Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Each of the Seller and the Buyer shall have executed and delivered the Investment Agreement.

     (b) The transactions contemplated by this Agreement shall have been approved by the requisite affirmative vote of the holders of the Buyer Common Stock and the requisite consent to the transactions contemplated by this Agreement shall have been obtained from the holders of the 10 3/4% Senior Notes due 2003 issued pursuant to the Indenture, dated as of March 16, 1993, by and among the Company, certain subsidiaries of the Company and State Street Bank and Trust Company, as Trustee, and by The CIT Group/Business Credit, Inc.

     (c) Articles of amendment, signed in accordance with the Massachusetts Business Corporation Law and setting forth the Authorized Shares Amendment, the Fair Price Charter Amendment, and the due adoption thereof, shall have been filed with the Secretary of the Commonwealth of Massachusetts and shall be in full force and effect.

     (d) The Buyer's Board of Directors shall have adopted and approved the Control Share Acquisitions Amendment and it shall be in full force and effect.

     (e) The Rights Agreement shall have been executed and delivered by the Buyer and the other party thereto and shall be in full force and effect.

     (f) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced, and no action, suit or proceeding shall be pending or threatened, by any Governmental Entity of competent jurisdiction which prohibits or challenges the consummation of the transactions contemplated by this Agreement, or conditions such consummation on the matters referred to in the last sentence of Section 5.6(b) hereof, and is in effect.

     (g) The Ancillary Agreements shall have been negotiated on terms mutually satisfactory to the Buyer and the Seller and executed and delivered by each of the parties thereto.

     6.2 Conditions of Obligations of the Seller to Effect the Transactions Contemplated by this Agreement. The obligations of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of the Buyer set forth in this Agreement and qualified as to materiality or Material Adverse Effects shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), the Buyer shall have delivered the documents and other items to be delivered pursuant to Section 2.3, and the Buyer shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

     6.3 Conditions of Obligations of the Buyer to Effect the Transactions Contemplated by this Agreement. The obligations of the Buyer to effect the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of the Seller set forth in this Agreement and qualified as to materiality or Material Adverse Effects shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement (except to the extent that the transactions set forth on Annex IV have not been consummated as of such date) and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), the Seller shall have delivered the documents and other items to be delivered pursuant to Section 2.2, and the Seller shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Buyer of the transactions contemplated by this Agreement:

     (a) by mutual consent of the parties hereto;

     (b) by the Seller or the Buyer, if the transactions contemplated by this Agreement shall not have been consummated before June 30, 1994 (unless the failure to consummate the transactions contemplated by this Agreement by such date shall be due to the breach of this Agreement by the party seeking to terminate this Agreement);

     (c) by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller;

     (d) by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer; or

     (e) by either of the parties hereto if this Agreement and the transactions contemplated hereby are not duly approved by the shareholders of the Buyer at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose.

     7.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

     (a) upon request therefor, each party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same or will destroy such documents;

     (b) all information received by the Seller and the Company with respect to the business of the Buyer or by the Buyer with respect to the business of the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) shall not at any time be used for the advantage of the Person receiving the information or to the detriment of the Person furnishing such information; and each of the Seller and the Buyer will use its reasonable best efforts to prevent the disclosure thereof to third Persons except as may be required by law;

     (c) neither party hereto shall have any liability or further obligation to the other party hereto pursuant to this Agreement except as stated in this
Section 7.2 and in Sections 5.4(d), 5.10 and 5.11; and

     (d) all filings, applications and other submissions made pursuant to Sections 5.6, 5.7 and 5.8 shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

     8.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2

     8.3 Investigations; Survival Upon Termination. Subject to Section 5.22(a), the respective representations and warranties of the parties contained herein or in any certificates, schedules, exhibits or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the termination of this Agreement pursuant to

Section 8.1 or otherwise; and thereafter none of the parties hereto or any of their respective officers or directors shall be under any liability whatsoever with respect to any such representations or warranties. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     8.4 Notices. All notices and other communications hereunder shall be validly given, made or served, if in writing and delivered personally, sent by facsimile transmission (receipt of which is confirmed) or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (a) if to Seller or the Company, to:

         Cooper Industries, Inc.
         First City Tower, Suite 4000
         1001 Fannin Street
         Houston, Texas 77002
         Attention: General Counsel
         Facsimile No.: 713-739-5882

     (b) if to the Buyer, to:

         Wyman-Gordon Company
         244 Worcester Street
         Box 8001
         North Grafton, Massachusetts 01536-8001
         Attention: Wallace F. Whitney, Jr., Esq.
         Facsimile No.: (508) 839-7500

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention: Adam O. Emmerich, Esq.
         Facsimile No.: (212) 403-2000

     Notice given by facsimile shall be deemed delivered on the business day after it is sent to the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the same is mailed.

     8.5 Annexes, Schedules and Exhibits. All annexes, schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All references to "this Agreement" shall be deemed to include all annexes, schedules and exhibits to this Agreement. Information set forth in any section to the Seller Disclosure Schedule or the Buyer Disclosure Schedule is deemed set forth in all other sections of such Disclosure Schedule. Disclosure of any fact or item in any annex, schedule or exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears. Disclosure of any fact or item in any annex, schedule or exhibit hereto shall not necessarily mean that such item or fact individually is material to (i) the Seller or the Company individually or the Seller and the Company taken as a whole or (ii) the Buyer or its subsidiaries individually or the Buyer and its subsidiaries taken as a whole.

     8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

     8.8 Entire Agreement; Assignment. The Confidentiality Agreement, the Investment Agreement, this Agreement, including the annexes, schedules and exhibits hereto and thereto, and the other instruments, agreements, documents, schedules and certificates referred to herein and therein, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

     8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

     8.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     8.11  Alternative Dispute Resolution.

     (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claims as provided in Section 8.11(c).

     (b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     (c) If negotiation fails within the time limits provided in Section 8.11(a), either party may initiate a mediation proceeding by a request in writing to the other party. Thereupon, both parties will be obligated to engage in a mediation. The proceeding will be conducted in accordance with the presently effective CPR Model Procedure for Mediation of Business Disputes, with the following exceptions;

          (i) The mediator shall be an attorney experienced in mediating large commercial disputes, who shall be compensated at his normal hourly or per diem rates for all time spent by him in connection with the proceedings, and whose fees shall be borne equally by the parties. If the parties have not agreed within 30 days of the request for mediation on the selection of a mediator willing to serve, the Center for Public Resources, upon the request of either party, shall appoint a member of the CPR Panels of Neutrals who meets the above qualifications as the mediator.

          (ii) Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (a) a written settlement is reached, (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) after making a good faith effort to mediate, either party or both parties assert in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding. Thereafter, if a settlement has not been reached, the parties shall be free to pursue such rights and remedies, at law or in a equity, as may be available to them.

     (d) The parties regard the obligations in this Section 8.11 as an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof. This Section 8.11 shall in no way affect the arbitration procedures set forth in Article I or Article V of this Agreement.

     8.12  Non-Competition.

     (a) The Seller agrees that, until the later to occur of (i) the Seller's ceasing to own at least 10% of the outstanding shares of Buyer Common Stock and
(ii) the expiration of a period of three years commencing on the Closing Date, the Seller will not, and the Seller will not permit any of its subsidiaries (regardless of whether such Person is a subsidiary of the Seller on the date hereof) to, engage in the manufacturing or marketing of the Products currently manufactured or marketed by the Company or the U.K. Sub in competition with the Buyer or any subsidiary of the Buyer (a "Competing Business"); provided, however, that (i) the Seller or any Affiliate of the Seller (other than the Company and the Company Subsidiaries) may continue any existing non-aerospace forging operations and may make any reasonable maintenance, improvements and refinements thereto; and (ii) the Seller or any Affiliate of the Seller may acquire any business which includes ancillary forging operations in support of its main business; provided further that this covenant shall not prevent the Seller or its Affiliates from acquiring shares in or the business or assets of any company, business or entity (the "Target") having a Competing Business (i) if no more than $10,000,000 of the Target's sales revenue (as recorded in the then latest available audited accounts) arises from the Competing Business or
(ii) if the sales revenue of the Competing Business is greater than $10,000,000 of the Target's sales revenue, if the Seller uses its reasonable commercial efforts to dispose of the Competing Business within a two-year period from the date of acquisition of the Target. If the Seller cannot dispose of the Competing Business on terms reasonably acceptable to it during such two-year period, then the Seller shall be free to retain and operate the Competing Business without any restriction of this Agreement. The Seller acknowledges and agrees that the foregoing restrictions are reasonably designed to protect the Buyer's substantial investment and are reasonable with respect to duration, geographical area and scope.

     (b) In the event of breach by the Seller or any subsidiary of the Seller of any of the provisions of Section 8.12(a), the Buyer may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of Section 8.12(a).

     8.13 Further Assurances. Each party shall execute and deliver both before and after the Closing such instruments, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than the Buyer's Group and the Seller's Group in connection with Section 5.22, any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to (or to confer any right of subrogation or action over against) any party to this Agreement.

     8.15 Remedies; Waiver. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     8.16 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect, provided that the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          COOPER INDUSTRIES, INC.

                                                    H. JOHN RILEY, JR.
                                          By:__________________________________
                                                    H. John Riley, Jr.

                                          President and Chief
                                          Operating Officer

                                          WYMAN-GORDON COMPANY

                                                      JOHN M. NELSON
                                          By:__________________________________
                                                      John M. Nelson

                                          Chairman and Chief
                                          Executive Officer

                                                                         ANNEX B
- - --------------------------------------------------------------------------------

                                                                  EXECUTION COPY

                              INVESTMENT AGREEMENT

                                    BETWEEN

                            COOPER INDUSTRIES, INC.

                                      AND

                              WYMAN-GORDON COMPANY

                      ------------------------------------

                          DATED AS OF JANUARY 10, 1994

- - --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 SECTION                                                                               PAGE
- - ----------                                                                             ----
Parties..............................................................................   B-1
Preambles............................................................................   B-1
ARTICLE I    CERTAIN COVENANTS.......................................................   B-1
Section 1.1  Restrictions on Resale or Other Dispositions............................   B-1
Section 1.2  Distribution of Shares..................................................   B-2
Section 1.3  Undertaking to File Reports and Cooperate in Rule 144 Transactions......   B-2
Section 1.4  Delivery of Financial Statements........................................   B-2
Section 1.5  Amendments to the Company's Articles of Organization and By-Laws........   B-3
ARTICLE II   VOTING, OWNERSHIP AND OTHER RESTRICTIONS................................   B-3
Section 2.1  Obligation to be Counted for Quorum.....................................   B-3
Section 2.2  Voting by Cooper........................................................   B-3
Section 2.3  Cooper Standstill Agreements............................................   B-3
Section 2.4  Legend and Stop Transfer Order..........................................   B-4
ARTICLE III  REGISTRATION RIGHTS.....................................................   B-5
Section 3.1  Certain Definitions.....................................................   B-5
Section 3.2  Demand Registration.....................................................   B-5
Section 3.3  Piggyback Registration..................................................   B-7
Section 3.4  Expenses................................................................   B-8
Section 3.5  Registration and Qualification..........................................   B-8
Section 3.6  Conversion of other Securities, etc.....................................  B-10
Section 3.7  Underwriting; Due Diligence.............................................  B-10
Section 3.8  Restrictions on Public Sale; Inconsistent Agreements....................  B-10
Section 3.9  Indemnification and Contribution........................................  B-11
ARTICLE IV   TERM AND EFFECTIVENESS OF AGREEMENT.....................................  B-13
Section 4.1  Effectiveness of Agreement..............................................  B-13
Section 4.2  Term of Agreement.......................................................  B-13
Section 4.3  Certain Provisions Regarding Termination................................  B-13
ARTICLE V    ELECTION OF DIRECTORS...................................................  B-15
Section 5.1  ........................................................................  B-15
ARTICLE VI   GENERAL.................................................................  B-16
Section 6.1  Specific Enforcement; Other Remedies....................................  B-16
Section 6.2  Severability............................................................  B-16
Section 6.3  Definitions.............................................................  B-16
Section 6.4  Amendment and Modifications.............................................  B-16
Section 6.5  Descriptive Headings....................................................  B-16
Section 6.6  Counterparts............................................................  B-16
Section 6.7  Successors and Assigns..................................................  B-16
Section 6.8  Accounting Matters......................................................  B-17
Section 6.9  Notices.................................................................  B-17
Section 6.10 Governing Law...........................................................  B-18
SIGNATURES...........................................................................  B-18

                              INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT, dated as of January 10, 1994 (the "Agreement"), between Cooper Industries, Inc., an Ohio corporation ("Cooper"), and Wyman-Gordon Company, a Massachusetts corporation (the "Company").

W I T N E S S E T H:

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Cooper and the Company are entering into the Stock Purchase Agreement, dated as of the date hereof (the "Acquisition Agreement"); and

     WHEREAS, the Acquisition Agreement provides, among other things, for the sale by Cooper of all of the outstanding shares of stock of Cameron Forged Products Company to the Company (the "Sale Transaction"); and

     WHEREAS, pursuant to the Acquisition Agreement, as consideration for the sale of the stock of Cameron Forged Products Company, Cooper will receive $5 million, payable as provided in the Acquisition Agreement, and 16,500,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"); and

     WHEREAS, the Shares will represent approximately 48% of the total number of shares of Company Common Stock that will be outstanding following consummation of the Sale Transaction; and

     WHEREAS, Cooper and the Company wish to provide certain arrangements with respect to their relationship following consummation of the Sale Transaction and each of them requires that the other enter into this Agreement as an inducement to its entering into the Acquisition Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN COVENANTS

     Section 1.1 Restrictions on Resale or Other Dispositions. So long as this Agreement remains in effect, Cooper covenants and agrees that it will not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of or encumber any Company Voting Securities (as hereinafter defined); provided, that Cooper or any of its wholly-owned subsidiaries which hold Company Voting Securities may sell, transfer, pledge, hypothecate or otherwise dispose of or encumber Company Voting Securities:

     (a) to any direct or indirect wholly-owned subsidiary of Cooper which agrees to be bound by this Agreement; provided, that such subsidiary shall remain a direct or indirect wholly-owned subsidiary of Cooper for so long as it holds any Company Voting Securities or any beneficial interest therein; or

     (b) pursuant to a bona fide underwritten offering or other distribution of such Company Voting Securities registered under the Securities Act of 1933, as amended (the "Securities Act"); or

     (c) pursuant to a bona fide underwritten offering or other distribution of securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities registered under the Securities Act; or

     (d) pursuant to Rule 144 of the General Rules and Regulations under the Securities Act, or any successor rule of similar effect ("Rule 144"); provided, that Cooper shall notify the Company at least two days prior to the date of entering any sale or transfer order or agreement with respect to Company Voting Securities pursuant to Rule 144; provided, further that, if the Company shall thereupon notify

Cooper of the pendency of a sale under any public offering by it of Company Common Stock or any other Company Voting Securities, neither Cooper nor any of its affiliates shall effect any sales under Rule 144 within 10 days prior to the commencement of or during such offering; or

     (e) pursuant to a tender offer or exchange offer if the Board of Directors of the Company has (i) recommended that shareholders of the Company accept such offer and such recommendation has not been withdrawn or (ii) expressed no opinion and remains neutral toward such offer; or

     (f) pursuant to a merger or consolidation in which the Company is acquired, or a sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the Board of Directors of the Company.

     For purposes of this Agreement, "Company Voting Securities" shall mean (i) the Company Common Stock, (ii) any other Company securities entitled to vote generally for the election of directors of the Company, or (iii) any securities of the Company convertible into or exchangeable for or exercisable for Company Common Stock or any other Company securities entitled to vote generally for the election of directors of the Company.

     Section 1.2 Distribution of Shares. In any transaction or transactions described in Section 1.1(b), 1.1(c) or 1.1(d), the seller of Company Voting Securities or securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities will use its reasonable best efforts to effect the sale or transfer of such securities in a manner which will effect the broadest possible distribution and such seller of Company Voting Securities will use its reasonable best efforts to make no sales or transfers of such Company Voting Securities to any one person or group within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which after such transfer shall own Company Voting Securities representing more than 4% of the voting power for the election of directors represented by all of the then-outstanding Company Voting Securities (whether directly or indirectly). Such seller shall use its reasonable best efforts to cause any underwriters with respect to any transaction or transactions described in Section 1.1(b) or 1.1(c) to comply with the distribution restrictions set forth in the preceding sentence.

     Section 1.3 Undertaking to File Reports and Cooperate in Rule 144 Transactions. The Company shall file, on a timely basis, all annual, quarterly and other reports required to be filed under Sections 13 and 15(d) of the Exchange Act, and the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, as amended from time to time. In the event of any proposed sale of Company Voting Securities by Cooper or its affiliates pursuant to Section 1.1(d) above, the Company shall cooperate with Cooper so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of the Company's transfer agent, and the reasonable requirements of the broker, if any, through which the sales are proposed to be executed, and shall, upon request, furnish unlegended certificates representing Company Voting Securities in such numbers and denominations as Cooper shall reasonably require for delivery pursuant to such sales.

     Section 1.4  Delivery of Financial Statements.  The Company will deliver to
Cooper:

     (a) the quarterly consolidated financial statements of the Company, including any notes thereto, for the first three quarterly periods of each fiscal year, as soon as available but no later than the date such quarterly financial information is filed with the Commission;

     (b) the audited year-end consolidated financial statements of the Company, including any notes thereto and the report of the Company's independent certified public accountants thereon, as soon as available but no later than the date such audited financial statements are filed with the Commission; and

     (c) a written statement of the Consolidated Net Worth (as hereinafter defined and calculated in accordance with Section 4.3(a)(iv) hereof) of the Company (the "Net Worth Statement") each time that financial statements are delivered to Cooper pursuant to Section 1.4(a) or 1.4(b). The principal financial officer of the Company shall certify that the Net Worth Statement was prepared by him or under his direction and that it shows the Consolidated Net Worth of the Company as of immediately following the consummation of the Sale Transaction and the Consolidated Net Worth of the Company as of the end of the most recent fiscal quarter or fiscal year, as the case may be, based on the financial statements of the Company then being delivered to Cooper.

     Section 1.5 Amendments to the Company's Articles of Organization and By-Laws. The Company shall not amend, alter or otherwise modify (i) Article 6 of the Company's Articles of Organization in any manner which adversely affects Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of this Agreement; (ii) Article VI, Section 14 of the Company's By-Laws pursuant to which the Company shall have opted-out of Chapter 110D of the Massachusetts General Laws; and (iii) the Amended and Restated Rights Agreement in the form attached as an Annex to the Acquisition Agreement (the "Amended and Restated Rights Agreement") and the Company shall not adopt any other rights or similar agreement; provided, however, following prior consultation with Cooper, the Company may amend the Amended and Restated Rights Agreement in accordance with the terms thereof provided such amendment does not adversely affect Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of this Agreement.

                                   ARTICLE II

                    VOTING, OWNERSHIP AND OTHER RESTRICTIONS

     Section 2.1 Obligation to be Counted for Quorum. Cooper agrees to cause all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause all Company Voting Securities known by Cooper to be beneficially owned by "affiliates" (as defined in Rule 12b-2 promulgated under the Exchange Act) of Cooper over which Cooper has control, to be present at all shareholder meetings of the Company at which the vote of common shareholders is sought so that they may be counted for the purpose of determining the presence of a quorum at such meetings.

     Section 2.2 Voting by Cooper. Cooper agrees to vote or cause to be voted all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause to be voted all Company Voting Securities known by Cooper to be beneficially owned by its affiliates over which it has control on all matters (including the election of directors) either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company. Notwithstanding the foregoing, Cooper, such wholly-owned subsidiaries of Cooper and such affiliates of Cooper over which it has control will not be obligated to vote as provided in this Section 2.2 if the matter being voted on by the shareholders of the Company would, if approved, result in a breach of this Agreement.

     Section 2.3 Cooper Standstill Agreements. So long as this Agreement remains in effect, Cooper and its controlled affiliates shall not, directly or indirectly, acting alone or in concert with others, unless specifically requested or approved in advance by the Board of Directors of the Company:

     (a) in any manner acquire or agree, attempt, seek or propose to acquire (or make any request for permission with respect thereto), by purchase, merger, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
Act) of any of the assets or businesses of the Company or any securities issued by the Company (the "Company Securities"), or any rights or options to acquire such ownership (including from a third party), except (i) as expressly permitted by this Agreement or the Acquisition Agreement, or (ii) pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business, or (iii) in the case of Company Securities, in connection with (A) a stock split or reverse stock split or other reclassification affecting outstanding Company Securities, or (B) a stock dividend or other pro rata distribution by the Company to holders of outstanding Company Securities;

     (b) make or cause to be made any proposal for the acquisition of the Company or any assets or businesses of the Company or Company Securities or for any other extraordinary transaction involving the Company, including, without limitation, any merger, or other business combination, restructuring, recapitalization, liquidation or similar transaction, except (i) as expressly permitted by this Agreement or the Acquisition Agreement or (ii) proposals pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business;

     (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Securities;

     (d) make, or in any way cause or participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the Company, or communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of, any Company Securities, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to the Company, or execute any written consent with respect to the Company;

     (e) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any shareholder proposal, or (except as expressly permitted by this Agreement) seek election to or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company;

     (f) in any manner, agree, attempt, seek or propose (or make any request for permission with respect thereto) to deposit any Company Securities, directly or indirectly, in any voting trust or similar arrangement or to subject any Company Voting Securities to any other voting or proxy agreement, arrangement or understanding;

     (g) disclose any intention, plan or arrangement, or make any public announcement (or request permission to make any such announcement), or induce any third party to take any action, inconsistent with the foregoing;

     (h) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

     (i) advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the foregoing.

     Section 2.4 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, Cooper hereby consents:

     (a) to the placement, if appropriate, of the following legend on all certificates representing the Company Voting Securities beneficially owned by it until such shares have been sold, transferred or disposed of:

          The securities represented by this certificate are subject to the provisions of an Agreement between Cooper Industries, Inc. and the issuer of such securities, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. A copy of such Agreement is on file at the office of the clerk of the issuer.

     (b) to the entry of a stop transfer order with the transfer agent or agents of Company Voting Securities against the transfer of the Company Voting Securities held by Cooper except in compliance with the requirements of this Agreement, or if the Company is its own transfer agent with respect to any Company Voting Securities, to the refusal by the Company to transfer any such securities except in compliance with the requirements of this Agreement.

                                  ARTICLE III

                              REGISTRATION RIGHTS

     Section 3.1 Certain Definitions. As used in this Article III the following capitalized terms shall have the following meanings:

     (a) "Holder" means Cooper and any permitted transferee pursuant to Section 1.1(a).

     (b) "Registrable Securities" means the Shares and any securities issued in respect of or in exchange for any of the Shares, including, without limitation, by way of any stock split or reverse stock split or other reclassification or any stock dividend or other pro rata distribution; provided, that any such Shares or other securities shall not be Registrable Securities with respect to a proposed offer or sale thereof when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement.

     (c) "Registration Expenses" means all expenses in connection with any registration of securities pursuant to this Agreement including, without limitation, the following: (i) the reasonable fees, disbursements and expenses of the Company's and Cooper's counsel(s) (United States and foreign) and accountants in connection with the registration of the Registrable Securities to be disposed of under the Securities Act; (ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s), and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of the Registrable Securities to be disposed of; (iv) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the Holders of Registrable Securities in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Registrable Securities to be disposed of; (vi) transfer agents', depositaries' and registrars' fees and the fees of any other agent appointed in connection with such offering; (vii) all security engraving and security printing expenses; and (viii) all fees and expenses payable in connection with the listing of the Registrable Securities on each securities exchange or inter-dealer quotation system on which any class of Company Voting Securities is then listed.

     Section 3.2 Demand Registration. (a) Upon written notice from a Holder of Registrable Securities in the manner set forth in Section 6.9 hereof requesting that the Company effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall state that the Holder has a bona fide intent to dispose of such Registrable Securities and shall specify the intended method or methods of disposition, the Company will use its reasonable best efforts to effect (at the earliest possible date) the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request (but not including any offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act); provided, that:

          (i) if, upon receipt of a registration request pursuant to this
     Section 3.2(a), the Company and the Holder(s) requesting registration are advised by a nationally recognized investment banking firm selected by the Company that, in such firm's opinion, a registration at the time and on the terms requested would materially and adversely affect any immediately planned underwritten public offering by the Company of its equity securities or debt securities which are convertible into equity securities of the Company, which offering had been contemplated by the Company prior to receipt of notice requesting registration pursuant to this Section 3.2(a) (a "Transaction Blackout"), the Company, upon giving written notice of a Transaction Blackout to such Holder(s), shall not be required to effect a registration pursuant to this Section 3.2(a) until the earliest of (A) the abandonment of such financing, (B) 90 days after the completion of such financing, (C) the termination of any "hold back" period obtained by the underwriter(s) from any person in connection with such financing, and (D) 60 days after receipt by the Holder(s) of written notice from the Company of such Transaction Blackout if by such 60th day the Company shall not have filed a registration statement relating to such financing with the Commission;

          (ii) if, while a registration request is pending pursuant to this
     Section 3.2(a), the general counsel of the Company has determined in good faith that (A) the filing of a registration statement would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential or (B) the Company is unable to comply with the Commission's registration requirements, the Company, upon giving written notice of any such event to the Holder(s) requesting registration, shall not be required to effect a registration pursuant to this Section 3.2(a) until the earlier of (1) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with the Commission's requirements, as the case may be, and (2) 30 days after the general counsel of the Company makes such good faith determination; and

          (iii) a Holder shall have the right to exercise registration rights pursuant to this Section 3.2 an unlimited number of times; provided, each demand will be subject to the following conditions: (A) each registration will include a minimum of 10% of the Company Voting Securities initially issued to Cooper in the Sale Transaction (except that this minimum condition will not be applicable to the Holders' last demand to sell all remaining Registrable Securities held by the Holders); and (B) the Holders will not demand more than two registrations in any twelve-month period and there will be at least 120 days between the effective date of a prior registration statement of the Company and the Holders' demand for a subsequent registration.

     (b) Notwithstanding any other provision of this Agreement to the contrary, a registration requested by a Holder of Registrable Securities pursuant to this
Section 3.2 shall not be deemed to have been effected (and, therefore, not requested for purposes of subsection 3.2(a)), (i) if it is not declared effective by order of the Commission for any reason other than a misrepresentation or an omission by such Holder, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by such Holder.

     (c) Notwithstanding clause (i) of subsection 3.2(a), the Company may not impose a Transaction Blackout during any offering of Registrable Securities requested by a Holder pursuant to this Section 3.2.

     (d) In the event that any registration pursuant to this Section 3.2 shall involve, in whole or in part, an underwritten offering, (i) the Company shall have the right to designate one nationally recognized investment banking firm, reasonably satisfactory to Cooper and the Holder(s) requesting registration, as the lead managing underwriter of such underwritten offering, (ii) the Holder(s) requesting registration shall have the right to designate one nationally recognized investment banking firm, reasonably satisfactory to the Company, as co-managing underwriter of such underwritten offering and (iii) any other co-managing underwriters of such underwritten offering shall be designated jointly by the Company and the Holder(s) requesting registration.

     (e) The Company shall have the right to cause the registration of additional securities for sale for the account of any person in any registration of Registrable Securities requested by a Holder pursuant to this Section 3.2; provided, that the Company shall not have the right to cause the registration of such additional securities if such Holder and the Company are advised by a nationally recognized investment banking firm selected by such Holder that, in such firm's opinion, registration of such additional securities would materially and adversely affect the offering and sale of the Registrable Securities then contemplated by such Holder. In the event that any such registration shall involve, in whole or in part, an underwritten offering, the Holder may require that any such additional securities be included in the offering proposed by such Holder on the same terms and conditions as the Registrable Securities are included therein.

     Section 3.3 Piggyback Registration. If the Company at any time proposes to register any of its Common Stock or any other of its common equity securities (collectively, "Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice to the Holders of its intention to do so and of the rights of the Holders under this Section 3.3 at least 45 days (or, in the case of a registration on Form S-3 or any successor or similar form, 10 days) prior to the anticipated filing date of the registration statement relating to such registration (such notice shall also specify the anticipated filing date of such registration statement). Upon the written request of any Holder made within 15 days (or, in the case of a registration on Form S-3 or any successor or similar form, 5 days) after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect, in connection with such registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered; provided, that:

     (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 3.4 hereof), without prejudice, however, to the rights of the Holders immediately to request that such registration be effected as a registration under Section 3.2 hereof;

     (b) (i) if the registration referred to in the first sentence of this
Section 3.3 is to be an underwritten primary registration on behalf of the Company, and the managing underwriter(s) advise(s) the Company in writing that in their good faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, the Company shall include in such registration: (1) first, all securities the Company proposes to sell for its own account ("Company Registrable Securities"), (2) second, up to the full number of Registrable Securities held by the Holders and requested to be included in such registration in excess of the number or amount of Company Registrable Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering, and (3) third, the number or amount of other securities, if any, requested to be included therein in excess of the number or amount of Company Registrable Securities and such Registrable Securities which, in the opinion of such underwriter(s), can be sold without materially and adversely affecting such offering; and (ii) if the registration referred to in the first sentence of this Section 3.3 is to be an underwritten secondary registration on behalf of holders of securities(other than Registrable Securities) of the Company (the "Other Holders"), and the managing underwriter(s) advise(s) the Company in writing that in their good faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, the Company shall include in such registration: (1) first, all securities the Other Holders propose to sell for their own account (the "Secondary Securities") and
(2) second, up to the full number of Registrable Securities held by Holders and requested to be included in such registration in excess of the number or amount of

Secondary Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering and (3) third, the number or amount of other securities, if any, requested to be included therein in excess of the number or amount of Secondary Securities and such Registrable Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering; and

     (c) no registration of Registrable Securities effected under this Section
3.3 shall relieve the Company of its obligation to effect a registration of Registrable Securities pursuant to Section 3.2 hereof.

     Section 3.4 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Agreement, except that after the third demand registration pursuant to Section 3.2, the Holders will pay all Registration Expenses in connection with each demand registration of Registrable Securities held by the Holders. The Holders shall pay all underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders.

     Section 3.5 Registration and Qualification. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3.2 or
3.3 hereof, the Company will as promptly as is practicable:

     (a) prepare, file and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act relating to the Registrable Securities to be offered;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (A) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) the expiration of 90 days after such registration statement becomes effective; provided, that such 90-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by Section 3.5(f) hereof is given by the Company to (y) the date on which the Company delivers to the Holders the supplement or amendment contemplated by Section 3.5(f) hereof; and provided, further, if such registration is in connection with an offering by the Holders, pursuant to
Section 3.6 hereof, such registration statement shall be kept effective until the earlier of (A) above or (B) the expiration of the exercise, exchange or conversion period;

     (c) furnish to the Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as the Holders or such underwriter may reasonably request, and a copy of any and all transmittal letters or other correspondence to, or received from, the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

     (d) use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions (domestic or foreign) as the Holders or any underwriter of such Registrable Securities shall reasonably request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided, that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; provided, further, that, in the case of any such registration or qualification in any non-United States jurisdiction, (i) the Company shall have no obligation to use its reasonable best efforts to so register or qualify Registrable Securities if in the good faith opinion of the general counsel of the Company such registration or qualification shall impose on the Company an on-going material compliance obligation and (ii) the Company shall not be obligated to keep any such registration or qualification in effect except for so long as is necessary or appropriate in order to dispose of Registrable Securities in such jurisdiction;

     (e) furnish to the Holders included in such registration (i) on the date that the Registrable Securities are delivered to any underwriters for sale pursuant to such registration statement, an opinion of counsel representing the Company dated as of such date for the purposes of such registration, addressed to the underwriters and to the Holders, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness hereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations thereunder (except that such counsel need express no opinion as to the financial statements or any other financial or statistical data or any engineering report contained or incorporated therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by the Holders or their counsel, and (ii) on the effective date of the registration statement, the date that the Registrable Securities are delivered to any underwriters for sale pursuant to such registration statement and on the effective date of each post-effective amendment to the registration statement, a "comfort" letter dated such date from the regular independent public accountants retained by the Company, addressed to the underwriters and to the Holders registering Registrable Securities thereunder, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included or incorporated by reference in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) included in the registration statement in respect of which such letter is being given as the underwriters or the Holders registering Registrable Securities thereunder may reasonably request;

     (f) immediately notify the Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 3.2 or 3.3 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or (ii) at the request of any Holder prepare and furnish to such Holder a reasonable number of copies of an amendment of or a supplement to such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (g) if requested by the underwriters of any underwritten offering of Registrable Securities, use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and inter-dealer quotation system (in each case, domestic or foreign) on which a class of Company Voting Securities is then listed, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to effect such listing; and

     (h) furnish unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Holders registering Registrable Securities thereunder or the underwriters.

     Section 3.6 Conversion of Other Securities, etc. If Cooper offers any options, rights, warrants or other securities issued by it that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities underlying such options, rights, warrants or other securities shall be eligible for registration pursuant to Section 3.2 and Section 3.3 of this Agreement.

     Section 3.7 Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 3.9 hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 3.5(e) hereof. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of the Holders on whose behalf the Registrable Securities are to be distributed by such underwriters.

     (b) In the event that any registration pursuant to Section 3.3 shall involve, in whole or in part, an underwritten offering, the Company may require the Registrable Securities requested to be registered pursuant to Section 3.3 to be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. If requested by the underwriters for any underwritten offering requested under this Agreement, the Holders on whose behalf the Registrable Securities are to be distributed by such underwriters will enter into an underwriting agreement with such underwriters, such agreement to contain such representations and warranties by such Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section
3.9 thereof. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, such Holders to and for the benefit of such underwriters, shall also be made to and for the benefit of the Company.

     (c) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified the Company's financial statements as shall be necessary, in the reasonable opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     Section 3.8 Restrictions on Public Sale; Inconsistent Agreements. (a) If any registration of Registrable Securities pursuant to Section 3.2 shall be in connection with an underwritten public offering, the Company agrees and agrees to cause any controlled affiliates of the Company not to effect any public sale or distribution of any of its securities of the same class or series as such Registrable Securities or any securities convertible into or exchangeable or exercisable for any securities of the same class or series as such Registrable Securities (other than any such sale or distribution of such securities in connection with any exchange offer, merger or consolidation by the Company or a subsidiary of the Company or in connection with the purchase of all or substantially all the assets of any other person or in connection with an employee stock option plan, employee stock ownership plan or other benefit plan) during the 30-day period prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), or for such shorter period acceptable to the underwriters of such offering.

     (b) The Company agrees that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any equity securities or any securities convertible into or ex changeable or exercisable for any equity securities of the Company which will be privately placed shall contain (i) a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the period referred to in Section 3.8(a), including any sale pursuant to Rule 144 under the Securities Act (except as part of such registration, if permitted) and (ii) no terms or provisions inconsistent with any term or provision of this Agreement.

     Section 3.9 Indemnification and Contribution. (a) In the case of each offering of Registrable Securities made pursuant to this Agreement (whether pursuant to Section 3.2 or Section 3.3), the Company agrees to indemnify and hold harmless the Holders of Registrable Securities, its officers and directors, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or shall arise out of or be based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action or inaction required of the Company in connection with such offering; provided, that the Company shall not be liable to any Holder of Registrable Securities in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to the Company in writing by or on behalf of such Holder specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders of Registrable Securities and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Holders of Registrable Securities, its officers and directors, underwriters of the Registrable Securities, or any controlling person of the foregoing; provided, further, that, in the case of an offering with respect to which any Holder has designated the lead managing underwriter(s), this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

     (b) In the case of each offering made pursuant to this Agreement (whether pursuant to Section 3.2 or Section 3.3), each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless the Company, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (and if requested by the underwriters, each underwriter who participates in the offering and each person, if any, who controls any such underwriter within the meaning of the Securities Act), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Holder furnished in writing to the Company by or on behalf of such Holder specifically for use in the preparation of such registration statement (or any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. The foregoing indemnity is in addition to any liability which such Holder may otherwise have to the Company, or any of its directors, officers or controlling persons; provided, that, in the case of an offering with respect to which the Company has designated the lead managing underwriter(s), this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

     (c) Procedure for Indemnification. Each party indemnified under paragraph
(a) or (b) of this Section 3.9 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 3.9, unless the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 3.9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, that the indemnified parties, shall have the right, as a group, to employ one law firm as separate counsel to represent them if, in the reasonable judgment of the indemnified parties, it is advisable for them to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party. If the indemnified parties employ such separate counsel they will not agree to any settlement of any such claim or action without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified parties, without the prior written consent of the indemnified parties, such consent not to be unreasonably withheld. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which the indemnified parties agree, irrespective of whether the indemnifying party consents thereto. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

     If the indemnification provided for in this Section 3.9 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not solely by reference to any indemnified party's stock ownership in the Company. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE IV

                      TERM AND EFFECTIVENESS OF AGREEMENT

     Section 4.1 Effectiveness of Agreement. This Agreement shall be effective only upon consummation of the Sale Transaction contemplated by the Acquisition Agreement. Neither party shall have any obligation to the other pursuant to this Agreement until such consummation has occurred, and this Agreement shall terminate simultaneously with any termination of the Acquisition Agreement in accordance with its terms.

     Section 4.2 Term of Agreement. Except as otherwise provided in Section 4.3, the respective covenants and agreements of Cooper and the Company contained in Article I and Article II of this Agreement will continue in full force and effect from the date of effectiveness of this Agreement pursuant to Section 4.1 until the earlier of (i) the tenth anniversary of such date, and (ii) the first date on which Cooper beneficially owns less than 5% of the outstanding Company Voting Securities.

     Section 4.3 Certain Provisions Regarding Termination. (a) The limitations on Cooper and its affiliates set forth in Articles I and II will terminate immediately and be of no further force and effect on the date that a "Trigger Event" shall have occurred. For these purposes, "Trigger Event" shall mean the occurrence of one or more of the following events, without Cooper's prior written consent:

          (i) in connection with the issuance of Company Voting Securities (other than (x) issuances pursuant to the Company's current employee benefit plans or other customary employee benefit plans of the Company or
     (y) issuances in connection with bona fide capital raising programs pursuant to which the securities are sold for fair value, as approved by the Board of Directors of the Company, and the proceeds of which are invested in the businesses in which the Company or one or more of its subsidiaries are then engaged or (z) issuances for fair value, as determined by the

     Board of Directors of the Company, in connection with acquisitions by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses (as hereinafter defined)) the failure to provide Cooper with the right to purchase, at the same price as the Company Voting Securities are being issued, that number or amount of Company Voting Securities which would enable Cooper to maintain its proportionate interest in the Company following such issuance;

          (ii) a "Change in Control" of the Company (as hereinafter defined);

          (iii) a material acquisition or investment by the Company or one of its subsidiaries, other than an acquisition or investment by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses;

          (iv) a decline of at least 35% in the "Consolidated Net Worth" of the Company from the Consolidated Net Worth of the Company immediately following the consummation of the Sale Transaction after giving effect to the Sale Transaction (including the issuance of the Shares to Cooper), but not taking into account (A) any reduction in the Company's Consolidated Net Worth attributable to or taken in connection with or as a result of the Sale Transaction or the combination of the business acquired from Cooper with the Company's business and recorded in the Company's financial statements for any period ending on (and including) the end of the first full fiscal year of the Company after the consummation of the Sale Transaction or (B) any adjustments following the date of consummation of the Sale Transaction as a result of any changes in generally accepted accounting principles ("GAAP") (including the implementation of Statement of Financial Accounting Standards ("SFAS") No. 106) or any other regulatory changes or requirements applicable to the Company or its financial statements or (C) any adjustment resulting from any liability arising from or growing out of any matter or circumstance existing as of the time of the consummation of the Sale Transaction and relating to the business or assets acquired by the Company from Cooper but not reflected on the balance sheet of such business and assets or (D) any change in the translation component of shareholders' equity or (E) adjustments as a result of sales of the Company's accounts receivables pursuant to a bona fide receivables securitization program pursuant to which fair value is received for receivables so sold (as determined by the Company's Board of Directors, taking into account, among other things, any discount or credit enhancement features required by any securities rating agency) or (F) any adjustment resulting from a SFAS No. 109 valuation allowance recorded or reserved by the Company with respect to deferred tax assets that were included in or excluded from the Company's final Accounting Practice Bulletin No. 16 acquisition date balance sheet;

          (v) any default or defaults by the Company or one of its subsidiaries under any indebtedness of the Company or its subsidiaries for money borrowed with a principal amount then outstanding, individually or in the aggregate, in excess of $5 million, which default shall constitute a failure to pay any portion of the principal of each indebtedness at final maturity or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 30 days after maturity or acceleration;

          (vi) an "Event of Bankruptcy" (as hereinafter defined); or

          (vii) the failure of the Board of Directors of the Company to nominate at least two of Cooper's representatives for election to the Company's Board of Directors.

     Notwithstanding clause (i) above, the Company may not issue any securities having more than one vote per share (other than pursuant to the Amended and Restated Rights Agreement) without the prior written consent of Cooper.

     (b) For purposes of this Section 4.3:

          (i) A "Change in Control" shall mean a merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, in each case except for a transaction in which the Company's shareholders receive at least 50% of the stock of the surviving, resulting or acquiring corporation; the acquisition by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company's shareholders) of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast on matters submitted to the shareholders of the Company; or a change in a majority of the members of any class of the Company's Board of Directors in connection with an "election contest" (as used in Rule 14a-11 under the Exchange Act).

          (ii) "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated shareholders' equity of the Company and those of its subsidiaries that would be accounted for as consolidated subsidiaries in the Company's financial statements in accordance with GAAP (as in effect from time to time), as determined on a consolidated basis in accordance with GAAP (as in effect from time to time); provided, that the Consolidated Net Worth of the Company immediately following the consummation of the Sale Transaction shall include 60% of the "LIFO reserve" as of that date, and thereafter for purposes of calculating Consolidated Net Worth the earnings or loss of the Company shall be computed utilizing the FIFO (first-in, first-out) method of accounting for inventory.

          (iii) An "Event of Bankruptcy" shall mean (A) the commencement by the Company of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the admission by the Company in writing of its inability to pay its debts generally as they become due; or (B) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable law, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days.

          (iv) "Similar Businesses" shall mean businesses in which the Company or one or more of its subsidiaries are engaged and any businesses involving products related to or complementary to the products of the Company or one or more of its subsidiaries or any similar businesses providing customers of the Company or one or more of its subsidiaries with products or services similar to those provided by the Company or one or more of its subsidiaries.

                                   ARTICLE V

                             ELECTION OF DIRECTORS

     Section 5.1 (a) The Company agrees that it will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the Board of Directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. In the event that any such designee shall cease to serve as a director for any reason, the Company will use its best efforts to cause such vacancy resulting thereby to be filled by a designee of Cooper reasonably acceptable to the Company. In order to effect the purposes and intent of this Section 5.1, the Company, among other things, shall vote all shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies.

     (b) The Company agrees that any designees of Cooper who are elected to serve on the Company's Board of Directors shall be furnished with all information generally provided to the Company's Board of Directors and shall have access to information regarding the Company on a basis equal to that of the other outside or its inside directors. The Company agrees that Cooper's designees serving on the Company's Board of Directors shall, in connection with the performance of their duties as directors of the Company, be (i) compensated at a level commensurate with the compensation of the Company's other outside directors, (ii) reimbursed for all out-of-pocket charges and expenses incurred,
(iii) entitled to the benefit of insurance policies of the Company which provide coverage to its other outside directors and (iv) furnished with and entitled to the same perquisites as the Company's other outside directors.

                                   ARTICLE VI

                                    GENERAL

     Section 6.1 Specific Enforcement; Other Remedies. (a) Cooper acknowledges and agrees that the Company would be irreparably damaged in the event any of the provisions of this Agreement were not performed by Cooper in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Company may be entitled at law or equity.

     (b) The Company acknowledges and agrees that Cooper would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Cooper shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or seek recovery of money damages in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which Cooper may be entitled at law or equity.

     Section 6.2 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     Section 6.3 Definitions. As used herein the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and the term "person" shall mean any individual, partnership, joint venture, corporation, trust or other entity.

     Section 6.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by both of the parties hereto.

     Section 6.5 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     Section 6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, Cooper may assign its rights under this Agreement to any of its direct or indirect wholly-owned subsidiaries as long as such subsidiary remains a direct or indirect wholly-owned subsidiary of Cooper, but no such assignment shall relieve Cooper of its obligations hereunder.

     Section 6.8 Accounting Matters. The Company will furnish to Cooper all information that is required by GAAP to enable Cooper to account for its investment in the Company in whatever manner it shall deem appropriate. To the extent reasonably requested by Cooper, the Company will, and will cause its employees, independent public accountants and other representatives to provide information regarding the Company to, and otherwise cooperate with, Cooper so as to enable Cooper to prepare financial statements in accordance with generally accepted accounting principles and to comply with its reporting requirements and other disclosure obligations under applicable United States securities laws and regulations.

     Section 6.9 Notices. All notices and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by facsimile transmission (receipt of which is confirmed) or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (i)   if to Cooper or a Holder of Registrable Securities, to

           Cooper Industries, Inc.
           First City Tower, Suite 4000
           1001 Fannin
           Houston, Texas 77002
           Attention: General Counsel
           Telephone No.: (713) 739-5902
           Facsimile No.: (713) 735-5882

     (ii)  if to the Company, to

           Wyman-Gordon Company
           224 Worcester Street
           Box 8001
           Grafton, Massachusetts 01536
           Attention: Wallace F. Whitney, Jr.
           Telephone No.: (508) 839-4441
           Facsimile No.: (508) 839-7500

           with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Adam O. Emmerich
           Telephone No.: (212) 403-1000
           Facsimile No.: (212) 403-2000

     (iii) if to a Holder of Registrable Securities, to the name and address as the same appear in the security transfer books of the Company.

Notice given by facsimile shall be deemed delivered on the business day after it is sent to the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.

     Section 6.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

     IN WITNESS WHEREOF, Cooper and the Company have caused this Agreement to be duly executed by their respective officers, each of whom is duly and validly authorized and empowered, all as of the day and year first above written.
                                          COOPER INDUSTRIES, INC.

                                          By:         H. JOHN RILEY, JR.
                                              ----------------------------------
                                              Name: H. John Riley, Jr.
                                              Title: President and Chief
                                              Operating Officer

                                          WYMAN-GORDON COMPANY

                                          By:           JOHN M. NELSON
                                              ----------------------------------
                                              Name: John M. Nelson
                                              Title: Chairman and Chief
                                              Executive Officer

                                                                         ANNEX C

        [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION LETTERHEAD]

                                                   January 10, 1994

Board of Directors
Wyman-Gordon Company
244 Worcester Street
Box 8001
North Grafton, MA 01536

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to Wyman-Gordon Company (the "Company") of the consideration to be paid by the Company for Cameron Forged Products Company ("Cameron"), a subsidiary of Cooper Industries, Inc. ("Cooper"), pursuant to the terms of the Stock Purchase Agreement dated as of January 10, 1994, between the Company and Cooper (the "Agreement").

     Pursuant to the Agreement, the Company will issue to Cooper 16,500,000 shares of the Company's common stock, $1.00 par value per share plus pay Cooper
(i) $400,000 of cash at closing and (ii) a promissory note for $4.6 million payable in annual installments beginning in 1997 equal to the least of (a) $2.3 million, (b) 25% of free cash flow or (c) the unpaid principal balance of such promissory note as consideration for all the outstanding shares of stock of Cameron (the "Transaction").

     In arriving at our opinion, we have reviewed the Agreement, the Investment Agreement, dated as of January 10, 1994, between the Company and Cooper and the Company's Proxy Statement for Special Meeting of Shareholders dated April 5, 1994. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Cameron including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company, certain financial projections of Cameron prepared by the Company in conjunction with the management of Cameron and certain financial projections of the Company and Cameron on a combined basis prepared by the Company. In addition, we have compared certain financial and securities data of the Company and Cameron with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Cameron and Cooper and their respective representatives, or that was otherwise reviewed by us. In particular, we have relied, without independent investigation, upon the estimates of the managements of the Company and Cameron of the operating synergies achievable as a result of the Transaction and upon our discussion of such synergies with the managements of the Company and Cameron. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Cameron as to the future operating and financial performance of the Company and Cameron. We did not make any independent evaluation of assets or liabilities of the Company or Cameron nor did we verify any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has received customary compensation for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company for Cameron pursuant to the Agreement is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

   PRELIMINARY PROXY MATERIAL FOR INFORMATION OF THE SECURITIES AND EXCHANGE
                                COMMISSION ONLY

                              WYMAN-GORDON COMPANY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1994

The undersigned hereby authorizes and appoints John M. Nelson, David P. Gruber, Wallace F. Whitney, Jr. and Luis E. Leon, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $1.00 per share ("Shares"), of Wyman-Gordon Company (the "Company") held of record on March 28, 1994 by the undersigned at the Special Meeting in Lieu of Annual Meeting of Shareholders (the "Meeting") to be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on Tuesday, May 24, 1994 at 10:00 a.m., local time and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

This proxy when properly executed will be voted (i) as directed on the reverse side, or in the absence of such direction, this proxy will be voted FOR Proposal 1, FOR each of the nominees named in Proposal 2 and FOR Proposal 3 and (ii) in accordance with the best judgment of the persons voting such proxies.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROPOSAL 1 -- Approval of a single, integrated proposal that contains three elements: (a) approval of the issuance of 16,500,000 Shares pursuant to a Stock Purchase Agreement, dated as of January 10, 1994, between Cooper Industries, Inc., an Ohio corporation ("Cooper"), and the Company, providing for the purchase by the Company of all of the outstanding shares of common stock, par value $.208 1/3 per share, of Cameron Forged Products Company, a Delaware corporation, and in connection therewith, (b) approval of an amendment to the Articles of Organization of the Company increasing the number of authorized Shares from 35,000,000 to 70,000,000 and (c) approval of a further amendment to the Articles of Organization of the Company exempting Cooper from the fair price provisions of the Company's Articles of Organization.

                      / / FOR   / / AGAINST   / / ABSTAIN

The Board of Directors recommends a vote FOR Proposal 1.

PROPOSAL 2 -- Election of each of the following four persons to the Board of Directors, each for a three-year term expiring in 1997 and until his or her successor is elected and qualified:

Robert G. Foster      / / FOR    / / WITHHOLD AUTHORITY                     Jon C. Strauss    / / FOR
Judith S. King        / / FOR    / / WITHHOLD AUTHORITY                  Charles A. Zraket    / / FOR

Robert G. Foster                 / / WITHHOLD AUTHORITY
Judith S. King                   / / WITHHOLD AUTHORITY

The Board of Directors recommends a vote FOR each of the nominees named in Proposal 2.

PROPOSAL 3 -- Approval of the selection of Ernst & Young as independent auditors for the Company for the year 1994.

                      / / FOR   / / AGAINST   / / ABSTAIN

The Board of Directors recommends a vote FOR Proposal 3.

Signature(s) must correspond exactly with the name(s) as shown above. Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.), give your full title as such.

Execution of this proxy by a shareholder will revoke any and all prior proxies given by such shareholder with respect to the Meeting.

                                                  Dated:

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)